As filed with the Securities and Exchange Commission on January 25, 2006
Registration No. 333–128762

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TMSF REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	6162	87-0642252
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or	Classification Code Number)	Identification Number)
organization)
707 Wilshire Boulevard
Los Angeles CA 90017
(213) 234-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond Eshaghian
Chairman of the Board, Chief Executive Officer, President and Secretary
TMSF REIT, Inc.
707 Wilshire Boulevard
Los Angeles CA 90017
(213) 234-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Thomas J. Poletti, Esq.
Phillip J. Kardis II, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, CA 90067
(310) 552-5001

     Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	unit(2)	price(2)	registration fee(3)
Common Stock, par value $0.01 per share	3,376,500	$14.75	$49,803,375	$5,328.96

(1)	Includes the maximum number of shares of common stock, par value $0.01 per share, of TMSF REIT, Inc., a Maryland corporation, that may be issuable pursuant to the acquisition of the outstanding shares of The Mortgage Store Financial, Inc. described in the information statement/prospectus that forms a part of this registration statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act.

(3)	$5,966.02 was previously paid in connection with this registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TMSF HOLDINGS, INC.
707 Wilshire Boulevard
Los Angeles CA 90017
, 2006
Dear Stockholder:
     On September 23, 2005, we announced that, after careful consideration, our board of directors unanimously approved a plan to restructure our business operations to allow us to qualify and elect to be taxed as a real estate investment trust, or a REIT, for federal income tax purposes. We will accomplish this restructuring by:
•	transferring all of the outstanding shares of common stock of our operating subsidiary, The Mortgage Store Financial, Inc., referred to as The Mortgage Store, to TMSF REIT, Inc., a Maryland corporation, referred to as TMSF REIT, which we recently formed for this transaction, in exchange for 3,000,000 shares of the common stock of TMSF REIT,

•	distributing of all of the shares of the common stock of TMSF REIT received by us to our stockholders, and

•	subsequently dissolving and terminating.
     We refer to the transfer of the shares of The Mortgage Store and the restructuring as the reorganization. Please carefully read the enclosed information statement/prospectus for information about the reorganization.
     We are a Delaware corporation subject to the General Corporation Law of the State of Delaware, which requires that the holders of a majority of the voting power of all of the shares of our common stock outstanding to adopt the asset acquisition agreement and plan of dissolution before the reorganization can be completed. On January 18, 2006, holders of approximately 84.9% of the voting power of all of the shares of our common stock outstanding acted by written consent to approve the transactions constituting the reorganization. Accordingly, no action on your part is required and we will not ask you to vote on the reorganization. The enclosed information statement/prospectus constitutes the notice we are required to provide you under Section 228(e) of the General Corporation Law of the State of Delaware.
     We expect to complete the reorganization before the end of our 2006 first fiscal quarter. Under the rules of the Securities and Exchange Commission, the reorganization may not be completed until 20 business days after the mailing of the enclosed information statement/prospectus to our stockholders.
     We look forward to the successful completion of the reorganization and to your continued support as a stockholder of TMSF REIT.
Very truly yours,
Raymond Eshaghian
Chairman of the Board, Chief Executive Officer,
President and Secretary

     The information in this information statement/prospectus is not complete and may be changed. TMSF REIT may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 25, 2006
INFORMATION STATEMENT/PROSPECTUS
     This information statement/prospectus relates to the issuance of 3,376,500 shares of the common stock of TMSF REIT, Inc., a Maryland corporation, in connection with the acquisition by TMSF REIT from TMSF Holdings, Inc., a Delaware corporation, of all of the outstanding common stock of The Mortgage Store Financial, Inc., a California corporation, pursuant to an asset acquisition agreement dated as of  January 18, 2006. The shares of the common stock of TMSF REIT, to which this information statement/prospectus relates consist of:
•	3,000,000 shares to be issued to TMSF Holdings, at the closing of the acquisition of The Mortgage Store common stock, which will then be distributed to the holders of the outstanding shares of common stock of TMSF Holdings; and

•	376,500 shares reserved for issuance upon the exercise of outstanding options to purchase shares of the common stock of TMSF Holdings that are or will become exercisable before the completion of the reorganization and that will be assumed by TMSF REIT in connection with the reorganization.

     The shares of common stock of TMSF REIT are not listed on any national securities exchange or the Nasdaq Stock Market.
TMSF Holdings is not asking you for a proxy and you are requested not to send TMSF Holdings a proxy.

     You should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 18.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF COMMON STOCK TO BE ISSUED BY TMSF REIT UNDER THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this information statement/prospectus is      , 2006.

i

ii

iii

SUMMARY
     This summary highlights selected information from this information statement/prospectus and does not contain all of the information that is important to you. To understand the reorganization fully and for a more complete description of the legal terms of the transfer to us of the stock of The Mortgage Store Financial, Inc., or The Mortgage Store, and the other transactions constituting the reorganization, you should read carefully this entire information statement/prospectus, including the section entitled “Risk Factors” and the documents to which we refer or incorporate by reference. The asset acquisition agreement is attached as Annex A to this information statement/prospectus and is incorporated herein by reference.
     The information contained in this information statement/prospectus, unless otherwise indicated, assumes the reorganization and all the transactions related to the reorganization have occurred, including the transfer of the stock of The Mortgage Store and the real estate investment trust- election. When used in this information statement/prospectus, unless the context requires otherwise, the terms “we,” “our” and “us” refer to TMSF REIT and its subsidiaries, including The Mortgage Store, and “TMSF Holdings” refers to TMSF Holdings, Inc. and its subsidiaries.
Our Business
     General
     We are a Maryland corporation headquartered in Los Angeles, California that was recently formed to acquire The Mortgage Store, a mortgage banking company that originates, purchases, and sells primarily non-conforming residential mortgage loans. Historically, The Mortgage Store sold all of its mortgage loans including the right to service such loans, often referred to as selling loans on a servicing-released basis, for cash to non-affiliated buyers. Following our reorganization, we intend to retain, on our balance sheet, a substantial portion of the mortgage loans we originate. We expect to finance this mortgage loan portfolio over the long-term by issuing mortgage-backed securities through securitization transactions that are treated as financings for tax and accounting purposes. We believe that retaining the mortgage loans we originate rather than acquiring mortgage loans through secondary market purchases from unrelated parties will provide us with greater certainty regarding the expected performance of our mortgage loan portfolio.
     We expect to qualify and intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our taxable year in which we complete the reorganization. If we qualify as a REIT, we generally will not be subject to federal corporate taxes on income produced by our investment portfolio or other REIT taxable income to the extent we distribute that income to our stockholders. Our organizational structure will allow us the flexibility to continue originating and selling mortgage loans through our subsidiary, The Mortgage Store, which we will elect to treat as a taxable REIT subsidiary, to help us grow our capital base and operations. The Mortgage Store, as a taxable REIT subsidiary, will continue to be subject to federal, state, and local corporate taxes on its income.
     Mortgage Loan Production
     We primarily originate non-conforming mortgage loans, which we refer to as Alt-A loans and subprime loans. Alt-A loans accounted for nearly 93.3% of our total loan production during the first nine months of 2005. Our Alt-A mortgage loans are principally secured by first-lien and second-lien mortgages and are made to borrowers whose credit profile meets the credit history and debt-to-income ratio guidelines of the Federal National Mortgage Association, or Fannie Mae, and Federal Home Loan Mortgage Corporation, or Freddie Mac, but have other loan characteristics that make them non-conforming under the guidelines of Fannie Mae or Freddie Mac. For instance, our Alt-A mortgages may not have certain documentation or verifications that are required by the Fannie Mae or Freddie Mac guidelines or the loan size exceeds these guidelines. We also include our home equity line of credit, or HELOC, program in our Alt-A loan designation. We believe that our Alt-A mortgage loans provide attractive risk-adjusted net earnings because they typically produce higher yields when compared to conforming mortgage loans. Our subprime loans are considered non-conforming because the borrower’s credit profile and, in some cases, documentation or verifications do not meet the Fannie Mae and Freddie Mac guidelines. We distinguish our subprime borrowers from our Alt-A borrowers primarily by credit score and payment history. In addition, we also offer a wide range of conforming and other non-conforming mortgage products.
     While we originate some fixed rate mortgage loans, or FRMs, a substantial portion of our loans are adjustable rate mortgages, or ARMs, which we divide into floating ARMs and hybrid ARMs. Our floating ARMs are indexed to the one-to-six month LIBOR or the one month Moving Treasury Average, or MTA, to match the interest rate adjustment period of the loan. For hybrid ARMs, however, the initial interest rate is fixed for a one-to-seven year period and then adjusts thereafter similar to our floating ARMs. During the first nine months of 2005, 65.8% of our mortgage loan production was interest rate only ARMs, compared to 46.5% in the first nine months of 2004. In September, 2004, we began to originate optional payment ARMs, or Pay Option ARMs, which allow our borrowers to vary their monthly payment, within certain parameters, to match their personal cash flow. These Pay Option ARMs entail a potentially higher rate of borrower default than our other ARM products because Pay Option ARMs allow deferred interest to be added to the principal balance, or negative amortization, up to a cap at which point the loan converts to a fully amortizing loan with larger monthly payments than the borrower had been making. For the nine months ended September 30, 2005, approximately 8.4% of the loans we originated were Pay Option ARMs. In addition, most of our mortgage loans have prepayment penalties if the loan is prepaid in full during an initial period. Some of our loans with prepayment penalties have an exception to that penalty if the loan is prepaid in full because of the sale of the related real estate. For the nine months ended September 30, 2005, approximately 77.9% of the loans we originated had prepayment penalties as compared with 56.6% for the year ended December 31, 2004.
     Mortgage loans enter our integrated team origination process through our wholesale channel, which solicits business from mortgage brokers, and our retail channel, which markets directly to the general public. Our wholesale channel currently has over 2,000 approved brokers of which approximately 500 actively conduct business with us. In the future, we intend to enter into loan purchase and sale agreements with mortgage bankers, banks, thrifts, and credit unions to sell residential mortgage loans to us through our wholesale channel. Unlike our mortgage brokers, these sellers, or correspondent lenders, will close their loans through their own financing. Our retail channel has over 30 loan officers that operate from our headquarters and four branch offices throughout California. For the nine months ended September 30, 2005 and the year ended December 31, 2004, we originated approximately $1.3 billion and $1.0 billion of mortgage loans, respectively, of which approximately 88.2% and 81.5%, respectively, were generated through our wholesale channel and approximately 11.8% and 18.5%, respectively were generated through our retail channel. Over the past five calendar years our originations have grown at a compound annual rate of 80.0%.
     During the nine months ended September 30, 2005 and the year ended December 31, 2004, we originated mortgage loans in 40 and 37 states, respectively. Loans originated in California constituted approximately 63.5% and 71.4%, respectively, of our total mortgage loan originations during those periods, down from approximately 74.2% of total mortgage loan originations during nine months ended September 30, 2004. Even though our loan origination in California increased approximately 63.1% for the nine months ended September 30, 2005 compared to the same period ended September 30, 2004, our loan originations in other states increased at higher percentage rates.
     The table below details our mortgage loan originations during the nine months ended September 30, 2005 and year ended December 31, 2004 by general product type of loan.

	For the		For the
	Nine Months Ended September 30, 2005		Year Ended December 31, 2004
	Funded	Percentage of Total	Funded	Percentage of
Product Type	Balance	Originations(1)	Balance	Total Originations(1):
	(dollar in thousands)		(dollars in thousands)
Alt-A Loans
Documentation(2):
Full Documentation	$113,875		$79,323
Stated Income Documentation/Verified Assets	837,819		660,651
Stated Income Documentation/Stated Assets	59,401		67,941
12 Months Bank Statements	8,092		—
No Income Documentation/Verified Assets	142,928		8,146
No Income Documentation/Stated Assets	—		—
No Income/No Assets/No Employment	46,553		35,929
HELOC	13,872		12,610

Total Alt-A Loans	1,222,540	93.3%	864,600	83.9%
Other Nonconforming Loans	1,721	0.1%	6,517	0.6%
Subprime Loans(3)	31,563	2.4%	35,904	3.5%

Total Nonconforming Loans	1,255,824	95.8%	907,021	88.0%

Conforming Loans	55,180	4.2%	123,403	12.0%

Total Production	$1,311,004	100.0%	$1,030,424	100.0%

(1)	Percentages may not sum because of rounding.

(2)	These loan document programs and our related underwriting guidelines are described in this information statement/prospectus under the headings “Business-Underwriting Income Documentation – Alt-A Loan Documentation Programs” and “Business-Underwriting – Alt-A Underwriting Guidelines.”

(2)	We define subprime loans as loans made to borrowers with a weighted average credit score generally of 620 or less or have had more than one delinquent mortgage payment during the preceding 12 months.

*	Less than 0.5%.
     The table below details information relating to our mortgage loan originations for the nine months ended September 30, 2005 and year ended December 31, 2004.

	Nine Months Ended	Year Ended
Origination Data(1)	September 30, 2005	December 31, 2004
	(dollars in thousands)
Total Production	$1,311,004	$1,030,424
Number of Originations	6,632	5,448
Average Principal Balance	$198	$189
Weighted Average loan-to-value, or LTV (2)(3)	70.8%	72.2%
Weighted Average combined loan-to-value, or CLTV (2)	89.7%	85.8%
Weighted Average Credit Score(4)	694	691
Percentage First Lien Owner Occupied	63.4%	68.5%
Percentage with Prepayment Penalty	77.9%	68.3%
Percentage First Lien	87.8%	89.5%
Average Balance – First Liens	$278	$252
Percentage Second Lien	12.2%	10.5%
Average Balance – Second Liens	64	60
Percentage of FRMs	15.3%	18.3%
Percentage of ARMs/Hybrid ARMs	84.7%	81.7%
Percentage of Pay Option ARMs	8.4%	0.9%
Percentage of Interest Only Loans	69.6%	54.7%
Weighted Average Interest Rate:
FRMs	8.9%	7.7%
ARMs	5.8%	5.9%

(1)	Percentages may not sum because of rounding.

(2)	A loan-to-value ratio, or LTV, is calculated by using the first-lien loan principal balance as the numerator and, in the case of a purchase, the lower of the home’s sales price and appraised value as the denominator and in the case of a refinance, the home’s appraised value as the denominator. A combined loan-to-value ratio, or CLTV is calculated the same way as the LTV except it includes not only the balance of first lien loan, but also the balance of all other liens on the same mortgaged property in the numerator.

(3)	Percentages are of total production by loan amount.

(4)	Credit score is determined based on the median of Equifax, TransUnion, and Experian credit scores.
     We process our loan applications utilizing integrated teams of underwriting and quality control personnel. Our teams are organized around geographic areas and process loan applications generated by both our wholesale and retail channels within their respective geographic area. Periodically, we rotate teams through different geographic areas and rotate personnel on each team. We believe that this integrated team approach, handling both wholesale and retail originations and containing both underwriting and quality control personnel, ensures consistency in our underwriting and quality control process.
     The underwriters on our loan processing teams underwrite each loan under our established underwriting guidelines. Our underwriting guidelines are designed to help us evaluate a borrower’s credit history and capacity to repay the loan. Our underwriters determine the adequacy of the property that will secure the loan as collateral and review credit scores derived from the application of one or more nationally recognized credit-scoring models. Based on their analysis of these factors, our underwriters will determine loan terms, including the interest rate and maximum CLTV, ratio. We generally offer loans with higher interest rates and lower CLTVs to borrowers that have less favorable credit histories.
     Our loan quality control process is designed to help us ensure sound lending practices and compliance with our underwriting guidelines. As of September 30, 2005, we had 23 employees performing quality control and pre-funding and post-funding audits. Before funding a loan, the quality control personnel on the loan processing team will perform a “pre-funding quality control audit,” which consists of the verification of a borrower’s credit profile and, in the case of loans originated under our full documentation program, employment utilizing automated services and verbal verification. One of the services we use is an automated data integrity search and scoring system, which helps us identify discrepancies between the information provided by the borrower on their loan application and the information retained by national credit reporting agencies. Properties underlying our mortgage loans are typically appraised by an appraiser that is nationally recognized and selected by the submitting broker. We assign all original appraisals for review to a nationally recognized independent appraisal review company, which will perform either a desk or a field review of the subject property, depending on the size of the mortgage loan, to confirm the adequacy of the property as collateral prior to funding. In addition to the quality control personnel assigned to our integrated loan processing teams, we have two additional and separate groups of quality control personnel. One quality control group conducts post-funding audits on each loan and the other performs a random audit on approximately 10% of the number of our funded loans. The post-funding audit on each loan is a review to ensure that every document required by the underwriters for that loan is in the loan file. We do not release fees owed the broker until this audit has been completed. The random audit verifies that each document required by the underwriters is in the loan file and verifies occupancy if the audited loan is secured by owner-occupied real estate.
     Financing, Revenues, and Interest Rate Management
     Historically, our business model relied primarily on our ability to originate mortgage loans and sell those loans on a servicing-released basis in the secondary mortgage market at prices that resulted in a competitive operating margin. Our primary components of revenue have been gain from the sale of loans, which is the excess of the sale price of the loan over its outstanding principal balance reduced by the direct costs of originating the loan, and loan origination fees.
     Following our reorganization, we intend to retain, on our balance sheet, a substantial portion of the mortgage loans we originate. We expect to finance this mortgage loan portfolio over the long-term by issuing mortgage-backed securities through securitization transactions that are treated as financings for tax and accounting purposes, and therefore, do not expect to recognize gain or loss at the time of securitization. Accumulating mortgage loans on our balance sheet is an important aspect of our REIT compliance strategy. Under the REIT rules, we will need to accumulate sufficient REIT qualifying assets so that the value of our taxable REIT subsidiaries, which will initially be The Mortgage Store, will constitute no more than 20% of our total assets at the close of each calendar quarter. Additionally, at least 75% of our assets must consist of real estate assets such a real property or loans secured by real property at the close of each calendar quarter. Initially, we will meet these asset tests by acquiring mortgage-backed certificates and over the long term by having a sufficiently large on-balance sheet portfolio of mortgage loans. Finally, we will need to grow our on-balance sheet portfolio to a size sufficient to generate sufficient gross income so that we meet the annual requirement that 75% of our income is real estate related income such as rents from real property and interest on obligations secured by mortgages on real property.
     Initially, the source of the mortgage loans that we will retain in our portfolio will be the closed loans we purchase from The Mortgage Store. In the future we may provide The Mortgage Store with funds to close loans on our behalf in which case we will pay The Mortgage Store a fee for originating and processing the loans it closes on our behalf. While we have not determined the amount of any fees we may, in the future, pay The Mortgage Store, such fees will be set at an “arms-length rate” to comply with the tax rules applicable to REITs as well as comply with any other legal or regulatory requirements applicable to us. In addition, if, in the future, we either originate our own mortgage loans rather than purchasing closed loans from The Mortgage Store or we provide loan closing funds to The Mortgage Store, we may pay The Mortgage Store a fee, at the then current market rate, for any interim servicing it provides us. Although we intend to retain a substantial portion of our and The Mortgage Store’s mortgage loan production, The Mortgage Store will continue to sell a portion of the loans it originates through either loan sales or through securitizations structured as sales for tax and accounting purposes and to generate origination fees, enabling us to increase our capital by retaining the after tax income in The Mortgage Store, which will help us maintain the financial ratio covenants contained in our warehouse facilities. We do not expect, however, that The Mortgage Store will sell loans until we have built our on-balance sheet portfolio to a sufficient size to allow us to comply with the REIT rules, other than those loans we are unable to securitize. Since retaining after tax income increases the value of The Mortgage Store, we will need to monitor the value of The Mortgage Store to ensure that it does not exceed 20% of our total assets.
     We expect to fund our mortgage loans on a short-term basis directly through our revolving warehouse lines of credit and repurchase agreements, which we refer to as our warehouse facilities. As a condition to the closing of the asset purchase agreement, The Mortgage Store will need to obtain consents from the warehouse lenders and those warehouse facilities may also need to be amended as to financial covenants, commitment amount, and other terms. Additionally, we will need to enter into our own warehouse facilities or become a co-borrower on The Mortgage Store’s warehouse facilities to purchase and fund loans from The Mortgage Store. We have begun to discuss obtaining the necessary consents and amendments with our warehouse lenders and expect to obtain such consents and amendments prior to consummating this reorganization. Those negotiations are currently underway and should be finalized in the first quarter of 2006. We cannot, however, assure you that we will be able to obtain the consents and amendments we need to the existing warehouse facilities or to obtain new warehouse facilities at the REIT level.
     Our REIT compliance strategy will significantly affect our balance sheet. After the reorganization, we expect that our principal elements of revenues will be interest income generated from our mortgage loan portfolio, rather than gains on sale from the sale of loans, and loan origination fees, all initially expected to be generated at The Mortgage Store. Our primary components of expenses are expected to be interest expense on and costs associated with our warehouse facilities and securitizations and general and administrative expenses and payroll and related expenses arising from our origination business.
     To the extent consistent with our qualification as a REIT, we expect to follow an interest rate risk management program intended to protect our portfolio of mortgage loans and related debt against the effects of major interest rate changes. We expect to primarily use securitization transactions to manage our long-term interest rate risk. We believe securitizations are an attractive source of long-term funding because the aggregate weighted average life of the securities issued in such transactions approximates the weighted average life of the securitized mortgage loans and the payments due on the securities generally match the cash-flow from such mortgage loans. Our interest rate management program will be formulated with the intent to offset, to some extent, the potential adverse effects resulting from the differences between interest rate adjustment indices and interest rate adjustment periods of our ARMs and related borrowings. In the future we may also hedge the debt we issue or anticipate issuing in our securitization transactions with hedging transactions, which may include swaps, interest rate caps and floors and other derivatives. The nature and quantity of hedging will be determined by our management based on various factors, including market conditions and the expected volume of mortgage loan originations. We cannot assure you that any such hedging transaction will offset the risks of changes in the interest rates, and it is possible that there will be periods during which we may incur losses after accounting for our hedging activities.
Our Operating Strategy (see page 102)
     After the reorganization, our primary goal will be to produce stable net interest income and distributions to our stockholders by growing an on-balance sheet portfolio of mortgage loans that we originate. We believe we can achieve this goal through the implementation of our operating strategy, which includes:
•	increasing our mortgage loan production volume across our wholesale and retail channels through the adoption of new technologies and by strategically increasing the number of our wholesale account executives and retail loan officers, as well as expanding the geographic coverage of our loan originations;

•	securitizing our mortgage loans in transactions that are treated as financings for tax and accounting purposes;

•	continuing to offer a wide range of mortgage products to help insulate us against the risk of over dependence on any single product type;

•	continuing to provide timely and high quality service and to assist brokers in offering quality programs and quick closings to their clients; and

•	continuing to invest in quality control processes to further enhance our lending practices and compliance with our underwriting guidelines and other policies and procedures.
Reasons for the Reorganization and REIT Election (see page 58)
     We believe that the proposed reorganization will allow us to elect to be taxed a REIT which will, among other things:

•	enable us, in a more tax efficient manner, to increase the proportion of our revenues represented by interest income on loans held for investment and decrease the proportion of our revenues represented by gain on sale income;

•	allow us to hold our loan portfolio in a more tax-efficient manner, thereby providing the prospect of a generally higher total return to our stockholders than if were to be taxed as a “C” corporation; and

•	enable us to make distributions to our stockholders in the tax-efficient manner permitted by the rules and regulations governing REITs, while retaining the flexibility to increase our capital by retaining some or all of the after-tax earnings of our taxable REIT subsidiaries.
Summary Risk Factors
     There are a number of risks relating to our reorganization and election to be taxed as REIT including the following:
•	our management’s lack of experience managing our business as a REIT, securitizing loans and a operating history with respect to our proposed portfolio strategy which limits your ability to evaluate key components of our business strategy and our growth prospects and increases your investment risk;

•	our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed;

•	if we do not obtain and maintain the appropriate state licenses we will not be allowed to originate or purchase mortgage loans in some states, which would adversely affect our operations;

•	our ability to generate net interest income, when compared to our current strategy of generating primarily cash gain on sale income, from our additional securitizations is dependent upon the success of our securitization strategy, which subjects us to risks associated with us holding our mortgage loans pending the receipt of revenue from the securitization of such loans by assuming significantly more interest rate, loan default, and prepayment risk. In addition, we will also become subject to risks associated with the volatility in the market for securitized mortgage loans after our origination or acquisition of a mortgage loan and prior to our securitization of such loan;

•	our investment and leverage strategy could reduce our net income and the amount available for distributions and cause us to suffer substantial losses;

•	the amount of indebtedness we may incur under our leverage strategy is not limited by any of our internal policies and may cause us to suffer substantial losses;

•	the residential mortgage origination business is a cyclical industry and has recently been at its highest levels ever and may decline, which could reduce the number of mortgage loans we originate in the future and adversely impact our business;

•	in a period of rising interest rates, our interest expense could increase faster than the interest we earn on our assets due to our strategy of financing hybrid/adjustable-rate or fixed rate assets with floating-rate liabilities; and

•	if we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution to our stockholders. In addition, we would no longer be required to make distributions to our stockholders.

     For more information regarding the risks associated with our reorganization and election to be taxed as a REIT, see “Risk Factors” beginning on page 18.
Structure of the Reorganization (see page 61)
     The Companies
     TMSF Holdings, Inc., a Delaware corporation, is a holding company that owns all of the outstanding shares of the common stock of The Mortgage Store.
     TMSF REIT is a Maryland corporation recently formed to become the new holding company of The Mortgage Store. Upon the completion of the reorganization, TMSF REIT will, if it qualifies, make an election to be taxed as a REIT for federal income tax purposes. TMSF REIT has conducted no business to date other than that incident to facilitating the reorganization.
     TMSF Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of TMSF REIT. TMSF Acquisition Corporation was recently formed solely to hold the common stock of The Mortgage Store following the reorganization. TMSF Acquisition Corporation has conducted no business to date other than that incident to facilitating the reorganization.
     Reorganization Steps
1.	Pursuant to an asset acquisition agreement, TMSF Holdings will transfer all of the outstanding shares of common stock of The Mortgage Store to us in exchange for 3,000,000 shares of our common stock and the assumption of all outstanding options to purchase shares of TMSF Holdings common stock.
2.	Immediately upon completion of the first step, (a) TMSF Holdings will distribute shares of our common stock to TMSF Holdings’s stockholders pro rata based on the number of shares of TMSF Holdings common stock held by each stockholder and will distribute cash in lieu of fractional shares, and (b) we will contribute the shares of common stock of The Mortgage Store to TMSF Acquisition Corporation.
3.	TMSF Holdings will then dissolve and terminate its corporate existence in accordance with its certificate of incorporation, bylaws, and Delaware law as soon as is practicable.
     The following diagram summarizes TMSF Holdings corporate structure before and our structure after the reorganization:

Conditions to the Reorganization (see page 62)
     We and TMSF Holdings will complete the reorganization only if the conditions specified in the asset acquisition agreement are either satisfied or waived, which include the following:
•	the registration statement registering the shares of its common stock to be issued in the reorganization, of which this information statement/prospectus forms a part, must be effective, no stop order suspending its effectiveness may be in effect, and no proceeding for suspending its effectiveness may be pending or threatened by the Securities and Exchange Commission, or Commission;

•	our board of directors shall have determined that we will be able to raise sufficient capital to allow us to meet the REIT requirements and effect our business strategy;

•	legal opinions with respect to reorganization must be received; and

•	all necessary consents and approvals required for the completion of the reorganization must have been obtained, including those related to the warehouse facilities and licenses required for us to engage in our business. See “Business – Licensing” and below under “Licensing”.

Additional Equity Requirement (see page 94)
     We cannot qualify as an REIT and will not make the REIT election unless we can (A) acquire sufficient REIT qualifying assets, which include interests in real property, interests in mortgages on real property and mortgage-backed securities that represent ownership interests in pools of mortgage loans, such that the value of our taxable REIT subsidiaries constitutes no more than 20% of our total assets and (B) satisfy the condition that not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. After the reorganization, Raymond Eshaghian, Aaron Yashouafar, Solyman Yashouafar, and H. Joseph Nourmand are expected to beneficially own approximately 62.1%, 13.4%, 11.9%, and 7.3%, respectively, and collectively, are expected to beneficially own approximately 92.3% of the value of our outstanding stock, calculated in accordance with the applicable REIT ownership rules. As such, we will need to raise sufficient capital to acquire REIT qualifying assets and dilute the ownership of our principal stockholders to qualify as an REIT.
      Furthermore, to grow our on-balance sheet loan portfolio of REIT qualifying assets, we will need to increase our mortgage loan production. We will need to finance this increased mortgage loan production by increasing our borrowing capacity under our warehouse facilities. These warehouse facilities, however, contain covenants that require that we maintain a ratio of our debt (including borrowings under these warehouse facilities) to equity not in excess of certain thresholds. Therefore, to increase our warehouse borrowings we will need to raise additional capital.
      Our current plan is to raise the additional capital in one or more offerings of equity securities or a combination of equity and debt securities registered, or exempt from registration, under the Securities Act of 1933, as amended, or the Securities Act. We would expect to raise this capital within a timeframe that would allow us to qualify to be taxed as a REIT commencing with tax year in which we complete the reorganization. We currently expect that the reorganization will be completed in 2006, which means that we would need to complete the offerings during 2006 with sufficient time before year-end to deploy the capital in a manner consistent with the proposed REIT election.
      In addition, in order to increase the mortgage loan production of The Mortgage Store, and due to the uncertainty of the timing of the reorganization, we, TMSF Holdings or The Mortgage Store may seek to raise capital before the consummation of the reorganization through the offering of securities exempt from registration under the Securities Act. Any such securities may be convertible or exchangeable into securities of TMSF REIT upon consummation of the reorganization. Accordingly, our capitalization could change between the date of this information statement/prospectus and the date of the completion of our reorganization as a result of our financing activities.
      While our board has not yet determined the amount of capital to be raised in any such offerings, the factors our board will consider include the amounts needed to meet expanding mortgage loan production requirements, the REIT assets tests, ownership tests and distribution requirements and working capital requirements. Our board of directors currently believes that the minimum amount of capital we need to raise, whether before or after the reorganization, is approximately $80 million.
      If the capital raise is a private offering of our capital stock or securities convertible into our capital stock, we expect that the investors will require that such shares be registered under the Securities Act for resale, requiring the filing of a registration statement with the Securities and Exchange Commission to register the resale of those shares within 30 to 120 days after the closing of any private offering. This registration statement, of which this information statement/prospectus forms a part, is not an offer of any securities other than those being issued in connection with TMSF REIT’s acquisition of The Mortgage Store, and does not constitute an offer of sale of any securities in such private offering.
Interests of Certain Persons in the Reorganization (see page 63)
     As of January 24, 2006, Raymond Eshaghian, Chairman of the Board, Chief Executive Officer, President and Secretary of TMSF Holdings, M. Aaron Yashouafar, a director of TMSF Holdings and Solyman Yashouafar, a stockholder of TMSF Holdings and M. Aaron Yashouafar’s brother, respectively, own approximately 60.8%, 12.2%, and 11.9% of the issued and outstanding shares of TMSF Holdings common stock, respectively, which means that they collectively own approximately 84.9 % of the voting power of TMSF Holdings’s common stock. Accordingly, these individuals have the power to approve the transactions constituting the reorganization by written consent as described below under the heading “Majority Stockholders Consent; No Votes Required.” Immediately after the reorganization, each of Messrs. Eshaghian, Yashouafar, and Yashouafar will own the same percentage of issued and outstanding shares of our common stock as they currently own of TMSF Holdings common stock.
     In addition, we will assume all obligations to deliver securities under TMSF Holdings’s existing 2003 Stock Option, Deferred Stock and Restricted Stock Plan that are not exercised on or before the date of the acquisition of The Mortgage Store by us. As of January 24, 2006, Mr. Eshaghian, M. Aaron Yashouafar, Wayne Snavely, a director of TMSF Holdings, and Masoud Najand, Chief Financial Officer of TMSF Holdings, respectively, had options to purchase 500,000, 210,000, 750,000, and 100,000 shares of TMSF Holdings common stock at a weighted average exercise price of $1.18. These options represent in the aggregate 9.4% of the outstanding shares of TMSF Holdings’s common stock and will represent an equal percentage of our outstanding shares of common stock immediately following the reorganization.
     Moreover, we expect to enter into employment agreements with Messrs. Eshaghian and Najand. Neither Mr. Eshaghian nor Mr. Najand currently has an employment agreement with TMSF Holdings. We expect that the employment agreement for Mr. Eshaghian will provide for a two-year term that will be renewable for one year annually at the sole discretion of the board of directors. We expect the terms of the employment agreement to provide that Mr. Eshaghian will be entitled to an annual base salary of $750,000 and that he will also receive an auto allowance of $2,000 per month. We expect the terms of the employment agreement to provide that Mr. Eshaghian will be eligible to receive an annual bonus equal to up to 50% of base salary upon achieving annual goals established by our board of directors. In determining the annual bonus of Mr. Eshaghian, the compensation committee of our board of directors will consider quantitative and qualitative factors such as our overall profitability and growth and progress in achieving other pre-established goals including, for example, expansion of our business in certain geographical areas; securitizations and enhancement of the sales of our mortgage loans; and development of the organization, management team, and succession plans to ensure our continued growth. We expect that the employment agreement will further provide that if Mr. Eshaghian is terminated without cause and/or resigns “for good reason” he would be entitled to two times his base salary and the average of the past two years bonuses. We expect the terms of the employment agreement to provide that if he is terminated within two years of a change of control he would be entitled to 2.5 times his base salary and the average of the last two years bonuses payments.
     We expect the terms of the employment agreement of Mr. Najand to provide for an indefinite term and that the employment agreement may be terminated by either party at any time, with or without cause. We expect the terms of the employment agreement to provide that Mr. Najand will be entitled to an annual base salary of $175,000 and that he will be eligible to receive an annual bonus of up to $125,000, based on his overall performance and productivity as determined by the board of directors.
     These employment agreements are more fully described below under the heading “Management-Executive Compensation – Employment Contracts and Employment Change-In-Control Arrangements.” We also expect to enter into a new indemnification agreement with each of our directors and officers.
     Mr. Eshaghian is currently a guarantor under each of The Mortgage Store’s warehouse facilities. As a result of the reorganization and any subsequent capital raise, we will request that our warehouse lenders release, and our warehouse lenders may release, Mr. Eshaghian from his guaranties under our warehouse facilities. As a result of these interests, certain of our officers and directors may be more likely to approve the asset acquisition agreement than stockholders generally.
Majority Stockholders; No Votes Required (see page 64)
     As described above, on January 18, 2006, stockholders holding 84.9% of the outstanding TMSF Holdings common stock approved the asset acquisition agreement and the plan of dissolution. As a result, no vote by the stockholders of TMSF Holdings will be taken because these actions have already been approved by the written consent of the holders of a majority of the outstanding shares of TMSF Holdings as allowed by Section 228 of the General Corporation Law of the State of Delaware and Section 2115 of the California Corporation Code.
No Dissenters’ Rights (see page 64)
     You are not entitled to any dissenters’ or appraisal rights in connection with the reorganization, under any applicable law.
Restrictions on Transfer and Ownership of Our Common Stock (see pages 64 and 149)
     Subject to the transfer and ownership restrictions contained in our charter and as described below, the shares of our common stock distributed to stockholders of TMSF Holdings pursuant to the reorganization will be freely transferable, except for shares received by persons deemed to be “affiliates” of TMSF Holdings or us under the Securities Act. To help maintain our REIT status, our charter contains various transfer and ownership restrictions on the shares of our capital stock including prohibiting:

•	Any person, including a corporation, from acquiring or holding, directly or indirectly, in excess of 4.9% in value of the outstanding shares of our capital stock or 4.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock. By subjecting entities, such as corporations, to the ownership limitation, our charter is more restrictive than the requirements of the federal tax laws applicable to REITs, and thereby serves the dual purpose of helping us maintain our REIT status and protecting us from an unwanted takeover. Our board of directors may, in its sole discretion, waive the ownership limits and establish higher ownership limits with respect to a particular stockholder if the board receives satisfactory evidence that such stockholder’s ownership of our shares will not then or in the future jeopardize our status as a REIT. Our board of directors has exercised its waiver power with respect to Raymond Eshaghian, the Chairman of our board of directors, Chief Executive Officer, President and Secretary, M. Aaron Yashouafar, one of our directors, Solyman Yashouafar, a stockholder and Mr. M. Aaron Yashouafar’s brother, and Mr. H. Joseph Nourmand, a stockholder. Messrs. Eshaghian, Yashouafar, Yashouafar, and Nourmand will not be permitted to own more than 62.1%, 13.4%, 11.9%, and 7.3%, respectively, in value or number of shares, whichever is more restrictive, calculated in accordance with the applicable REIT ownership rules, of our outstanding shares of common stock or more than 62.1%, 13.4%, 11.9%, and 7.3%, respectively, in value of all of our capital stock. Our board of directors may increase or decrease any of these waivers in the future. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest. Because we cannot make the REIT election if more than 50% of the value of our outstanding stock is owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year, we will need to raise sufficient capital to dilute their collective ownership to qualify as a REIT. Once we raise sufficient capital and make the REIT election, our board of directors will make the appropriate adjustments to the ownership waivers for Messrs. Eshaghian, Yashouafar, Yashouafar, and Nourmand to ensure that we will satisfy the ownership test. In addition, to the extent the ownership waivers for Messrs. Eshaghian, Yashouafar, Yashouafar, and Nourmand are reduced in the future, our board intends, as permitted by our charter, to increase the ownership limit above the 4.9% limit to the extent consistent with maintaining an ownership structure that is in compliance with the REIT rules. The ownership limit will not, however, exceed 9.8% in our charter subject to waiver by our board of directors.

•	Any transfer of shares of our capital stock (a) whether direct or indirect that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or (b) would result in our capital stock being owned by fewer than 100 persons for purposes of applying Section 856(a)(5) of the Internal Revenue Code.

•	Entities that are disqualified organizations within the meaning of Section 860E(e)(5) of the Internal Revenue Code, such as governmental entities and instrumentalities and tax-exempt organizations that are exempt from the unrelated business income tax, from owning our capital stock.
Federal Income Tax Consequences of the Reorganization and Our REIT Election (see pages 176 and 177)
     The Reorganization. We intend to accomplish the reorganization in a tax-free transaction, as we explain under the heading “Material Federal Income Tax Consequences – Federal Income Tax Consequences of the Reorganization,” so that no party to the reorganization will recognize gain or loss and so that you will not recognize gain or loss as a result of the transaction except to the extent you receive cash in lieu of fractional shares of our common stock.
     Immediately after the reorganization transaction, we will hold 100% of the stock of TMSF Acquisition, which will, in turn, hold 100% of the stock of The Mortgage Store. We intend, and will elect to treat, TMSF Acquisition Corporation and The Mortgage Store as taxable REIT subsidiaries.

     REITs Generally. A REIT is a company that is classified for federal income tax purposes as a domestic corporation, that satisfies certain organizational requirements, quarterly asset tests, annual gross income tests, and annual distribution requirements, and that elects to be treated as a REIT by filing a federal income tax return using IRS Form 1120-REIT. Generally, a REIT is subject to the same tax rules that apply to ordinary business corporations, which are sometimes referred to as “C” corporations, except that, unlike a “C” corporation, a REIT is allowed a deduction for dividends that it pays to its stockholders. As a result, most REITs have no federal income tax liability because they distribute dividends to their stockholders each year in an amount equal to their REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain).
     Although, as a REIT, our activities will be constrained to the extent required to comply with the various tests set out in the tax law, we will be allowed to conduct operations through one or more taxable REIT subsidiaries, which are not subject to the stringent REIT requirements. A taxable REIT subsidiary is a corporation in which we own stock and with which we jointly file an election with the IRS to have the corporation treated as a taxable REIT subsidiary. In addition, subsidiaries of such an electing taxable REIT subsidiary will also be considered to be taxable REIT subsidiaries. See “Material Federal Income Tax Consequences – REIT Qualification – Quarterly Asset Tests.” Taxable REIT subsidiaries, as the name implies, are subject to federal income tax on their earnings and, unlike a REIT, they do not get a deduction for dividends paid. We can, however, conduct activities and earn income, such as fee income, in our taxable REIT subsidiaries that we could not conduct and earn at the REIT level without running afoul of the REIT qualification tests. Moreover, because taxable REIT subsidiaries are not required to distribute their earnings, we can accumulate earnings in our taxable REIT subsidiaries to grow our business. We are, however subject to a limitation under which the securities that we hold in one or more taxable REIT subsidiaries cannot, at the close of any calendar quarter, represent more than 20 percent of our total assets.
Dividend Policy and Distributions (see page 177)
     Historically, TMSF Holdings has not declared or paid any cash dividends on its common stock. A REIT must annually distribute to its stockholders at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income, as so determined, to our common stockholders out of legally available assets. We anticipate that our taxable REIT subsidiaries will retain some or all of their after-tax income, and may, from time to time, distribute a portion of their after-tax income to us, and we may distribute those amounts to our stockholders, depending on, among other factors, then current market conditions and our reinvestment opportunities. Any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations and liquidity. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest income we receive from the mortgage loans we retain in our investment portfolio, distributions we receive from our taxable REIT subsidiaries, our operating expenses and other expenditures. See “Federal Income Tax Consequences of the Reorganization and Our REIT Election” above.
Comparative Stockholder Rights (see page 160)
     Some important differences exist between your rights as a TMSF Holdings stockholder and your rights as a stockholder of us upon completion of the reorganization. The major difference between the TMSF Holdings charter and our charter are:
•	our charter is governed by Maryland law while TMSF Holdings’s charter is governed by Delaware law; and

•	our charter contains restrictions on the transfer and ownership of our capital stock to assist us in maintaining our REIT qualification.
Application of California Law (see page 160)
     Even though TMSF Holdings is a Delaware corporation and we are a Maryland corporation, because more than half of the stockholders of each company are located in California, more than half of each company’s property, payroll, and sales are in California, and neither company’s securities are listed on a national exchange, some rights of our stockholders may be governed by California law in accordance with Section 2115 of the California General Corporation Law.
     Section 2115 of the California General Corporation Law may impose California law (i) requiring annual stockholders’ meetings and remedies if meetings are not held timely, (ii) regarding the annual election of directors and stockholders’ right to cumulate votes at any election of directors, (iii) removal of directors without cause and removal of directors by court proceeding in that directors may be removed without cause if approved by a majority of the outstanding shares entitled to vote, except that no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election of which the same total number of votes were cast and the entire number of directors authorized at the time of the most recent election were then being elected, (iv) providing that the superior court of the proper county may, at the request of shareholders holding at least 10% of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion concerning the corporation and may bar from reelection any director so removed for a period prescribed by the court, (v) regarding filling of director vacancies where less than a majority in office have been elected by stockholders in that the California General Corporation Law provides that any stockholder of 5% or more of the total outstanding shares having the rights to vote or, upon the request of such a stockholder the superior court of California, may call a special meeting to elect the entire board of directors, (vi) regarding directors’ standard of care in that a director must serve in good faith, in a manner that the director believe to be in the best interests of the corporation and its stockholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances, (vii) regarding indemnification of directors, officers, and others, (viii) preventing distributions to a corporation’s stockholders unless: (1) the amount of the retained earnings of the corporation immediately before the distribution equals or exceeds the amount of the proposed distribution or (2) immediately after the distribution, the sum of the assets of the corporation (excluding certain items) is at least equal to 1.25 times its liabilities; and the current assets of the corporation is at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities, and (ix) regarding supermajority vote requirements, limitations on sale of assets, limitations on mergers, limitations on conversions, requirements of conversions, reorganizations, and dissenters’ rights.
Licensing (see page 134)
     The Mortgage Store is currently licensed, or exempt from any requirement to be licensed, to originate, fund, and purchase residential mortgage loans in each of the 40 states in which it conducts its business and the District of Columbia. The acquisition of The Mortgage Store by us constitutes a change-in-control in Arkansas, Delaware, Florida, Illinois, Louisiana, Maryland, Michigan, North Carolina, North Dakota, Rhode Island, and Texas and may require us to file either applications for approval of a change-in-control or for new lender licenses or a waiver of such requirements. Other states may only require us to provide change-in-control notifications after the reorganization has been consummated. We and TMSF Holdings are currently in the process of making those filings as well as appropriate notices and other filings with the Department of Housing and Development and the Federal Housing Administration. After the reorganization, The Mortgage Store will not be able to conduct its business in those states in which the change-in-control filings and notices have not been made and accepted. We may consummate the reorganization even if all of the change-in-control filings and notices have not been made and accepted if a failure to operate in the states in which we have not made such filing or notice or failed to receive approval would not constitute a material impairment to our business. We are not required to have filings or notices with respect to a change-in-control made or accepted in jurisdictions that constitute over 87.7% of our total loan production for the nine months ended September 30, 2005, including the State of California which constitutes approximately 63.5% of our total loan production for the nine months ended September 30, 2005. In the aggregate, the states where change-in-control filings and notices have not been made and accepted constitute 12.3% of our loan production for the nine months ended September 30, 2005 and no single state represents more than 5% of our loan production for the nine months ended September 30, 2005. In those states where the change-in-control filings and notices have not been made and accepted, we will suspend originating mortgage loans until such change-in-control filings and notices have been made and accepted.

     In addition, we are in the process of obtaining all of the necessary licenses so that we will be able to either originate or purchase the mortgage loans that we intend to hold in our portfolio and will pay The Mortgage Store a fee for the origination, processing, and servicing functions provided. Initially, we plan to either purchase closed loans from The Mortgage Store or provide The Mortgage Store with the funding needed to close its loans. Until we are licensed to fund and acquire loans originated by The Mortgage Store in a state, we expect that The Mortgage Store will solely sell loans originated in that state. Once we are fully licensed to fund, hold, and originate mortgage loans in each of the states in which The Mortgage Store is licensed, we expect that we will originate and fund substantially all of the mortgage loans that we intend to retain in our investment portfolio. We will be licensed, or exempt from any requirement to be licensed, to fund and hold loans in all of the states in which The Mortgage Store presently originates loans as soon as reasonably practicable after the reorganization, but in any event, this is not likely to occur before the end of our first fiscal quarter in 2006.
Principal Office
     The address and telephone number for each of TMSF Holdings, us, TMSF Acquisition Corporation, and The Mortgage Store is 707 Wilshire Boulevard, Los Angeles, California 90017, (213) 234-2400.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
     The following selected consolidated historical financial data for TMSF Holdings for the years ended and as of December 31, 2004, 2003, 2002, 2001, and 2000 have been derived from the consolidated financial statements of TMSF Holdings that have been audited by Singer, Lewak Greenbaum & Goldstein, LLP, our independent auditors, and are included elsewhere in this information statement/prospectus. The following selected consolidated historical financial data for TMSF Holdings for the nine-month periods ended and as of September 30, 2005 and 2004 have been derived from the unaudited consolidated financial statements of TMSF Holdings that are included elsewhere in this information statement/prospectus.
     In addition, historically, TMSF Holdings sold substantially all of its mortgage loans to third party buyers on a servicing released basis, with a corresponding one-time recognition of gain or loss under GAAP. See “Business – Loan Sales.” Following the reorganization, we intend to securitize substantially all of our mortgage loans in transactions that are treated as financings for tax and accounting purposes. This may significantly impact our future results of operations compared to the historical results of TMSF Holdings. Therefore, the historical information for TMSF Holdings contained in the following table may not be indicative of the results of our operations in the future.
     You should read the information below along with all other financial information and analysis presented in this information statement/prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TMSF Holdings’s consolidated financial statements and related notes included elsewhere in this information statement/prospectus.

	Nine Months Ended
	September 30,		Years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(dollars in thousands, except per share amounts)
Operating Data:
Total revenues	$62,641	$34,711	$51,994	$27,035	$13,659	$6,999	$2,107
Total operating expenses	19,234	9,599	14,922	9,304	5,052	2,627	682
Cost of Loan Origination and Sales	28,224	14,952	22,732	14,256	7,557	4,239	1,258

Income before income taxes	15,293	10,333	14,372	3,485	1,012	101	178
Income taxes	6,118	4,127	5,737	1,312	424	40	66

Net income	$9,175	$6,206	$8,635	$2,173	$588	$61	$112

Dividends on preferred stock, accrued and unpaid	0	0	0	0	195	20	5

Net income attributable to common stockholders	$9,175	$6,206	$8,635	$2,173	$393	$41	$107

Net income per share
Basic	$0.61	$0.41	$0.58	$0.15	$0.04	$0.00	$0.01
Diluted	$0.57	$0.41	$0.56	$0.15	$0.04	$0.00	$0.01
Weighted average shares outstanding, basic	15,000,000	15,000,000	15,000,000	14,984,309	9,569,913	14,210,959	19,000,000
Weighted average shares outstanding, diluted	16,138,889	15,003,957	15,298,198	14,984,309	9,569,913	14,210,959	19,000,000

	September 30,		December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(dollars in thousands, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$10,824	$2,552	$8,565	$2,843	$732	$1,249	$111
Restricted cash	469	1,389	1,356	489	1,521	158	118
Mortgage loans held for sale, net	75,183	107,043	121,116	45,398	83,082	14,917	11,433
Mortgage loans to be repurchased, net	5,352	3,128	3,842	—	—	—	—
Warehouse receivables	7,794	3,865	3,126	—	—	—	—
Other assets	3,567	1,270	1,350	1,267	970	—	—

Total assets	$103,189	$119,247	$139,355	$49,997	$86,305	$16,598	$12,131

Warehouse credit lines payable	$68,984	$98,801	$115,554	$42,357	$81,261	—	—
Obligation to repurchase mortgage loans	6,126	3,584	4,318	—		—	—
Accounts payable, accrued expenses and other liabilities	4,594	4,981	5,173	2,002	1,587	—	—
Total liabilities	79,704	107,366	125,046	44,359	82,848	14,909	11,531

Total stockholders’ equity	23,485	11,881	14,310	5,638	3,457	1,690	600

Total liabilities and stockholders’ equity	$103,189	$119,247	$139,355	$49,997	$86,305	$16,599	$12,131

RISK FACTORS
     As a result of the reorganization, current TMSF Holdings stockholders will become our stockholders. The reorganization and our new business strategy involve significant risks. You should carefully consider all of the information included in this information statement/prospectus and its annexes. In addition, you should carefully consider the following risk factors relating to the proposed reorganization and our business strategy. If any of the risks discussed in this information statement/prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. The risk factors set forth below reflect all of the material risks known to us but may not be the only risks to which we are subject. Additional risks and uncertainties not presently known to us may also materially affect our business, financial condition, liquidity and results of operations. You may lose all or part of your investment as a result of these risk factors. Some statements in this information statement/prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Information Regarding Forward-Looking Statements.”
Risks Related to Our Business
     Our management has no experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.
     We have never operated as a REIT and our management has no experience in complying with the income, asset, and other limitations imposed by the REIT provisions of the Internal Revenue Code. The REIT provisions of the Internal Revenue Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.
     We may not be able to successfully qualify as a REIT.
     To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter. Upon consummation of the reorganization, the securities of The Mortgage Store will constitute substantially all of our assets. We may be unable to accumulate sufficient REIT qualifying assets such that the value of our investment in The Mortgage Store is not more than 20% of the value of our total assets at the close of our first taxable quarter following the reorganization. For example:
•	we may not have enough capital, including net proceeds from any future private offering and borrowings under our warehouse facilities, to acquire REIT qualifying assets;

•	the value of The Mortgage Store may be greater than our current expectations; or

•	there may be insufficient REIT qualifying assets available for purchase on reasonable terms.
     In addition, to qualify as a REIT we must satisfy the condition that not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. After the reorganization, Raymond Eshaghian, Aaron Yashouafar, Solyman Yashouafar, and H. Joseph Nourmand are expected to beneficially own approximately 62.1%, 13.4%, 11.9%, and 7.3%, respectively, and collectively, are expected to beneficially own approximately 92.3% of the value of our outstanding stock, calculated in accordance with the applicable REIT ownership rules. As such, we will need to raise sufficient capital to acquire REIT qualifying assets and dilute the ownership of our principal stockholder to qualify as an REIT. We cannot assure you that we will be able to raise such capital on reasonable terms or at all. In addition, our capitalization could change between the date of this information statement/prospectus and the date of the completion of our reorganization as a result of our financing activities.
     If we fail to qualify as a REIT for our taxable year in which we complete the reorganization, we would be subject to federal income tax at regular corporate rates. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make distributions to our stockholders. See also “Federal Income Tax Risks Related to Our Qualification as a REIT – Actions we take to satisfy the requirements applicable to REITs, or our failure to satisfy such requirements, could have an adverse effect on our financial condition.”

     Our business plan as a REIT differs from our historical plan and we may not be able to successfully execute our new plan.
     Historically, our business consisted primarily of the sale of mortgage loans within 30 to 60 days after origination. After our reorganization, we intend to retain a substantial portion of the mortgage loans we originate on a long-term basis. Therefore, TMSF Holdings’s historical financial results may not be indicative of our future financial performance. By retaining a substantial portion of our mortgage loans, we will be assuming significantly more interest rate, loan default, and prepayment risk than we were subject to under its business plan where it sold loans quickly.
     To finance the mortgage loans we retain in our portfolio, we intend to begin a securitization program in addition to our warehouse facilities. We have no experience in securitizing mortgage loans. Securitizations are complex financing transactions. If we are not successful in our efforts to develop a securitization program and have to rely on warehouse facilities, we will likely have less cash available to fund our operations or to distribute to our stockholders than would be the case had we been able to undertake securitizations. In addition, the cost of borrowings under our financing facilities corresponds to a referenced interest rate plus or minus a margin. The margin varies depending on factors such as the nature and liquidity of the underlying collateral and the availability of financing in the market. We will experience net interest losses if the returns on our assets financed with borrowed funds fail to cover the cost of our borrowings.
     We may not be able to obtain the cash required to execute our business plan and qualify as a REIT.
     Execution of our business plan. We require a significant amount of cash to fund our mortgage loan originations, to pay our mortgage loan origination expenses and to hold our mortgage loans pending securitization or sale. We also need cash to meet our working capital requirements, minimum REIT distribution requirements, debt repayment obligations and other cash needs. We may also require cash to meet margin calls under the terms of our warehouse facilities if there is a decline in the market value of the mortgage loans that collateralize our indebtedness under our warehouse facilities. In addition, if our minimum REIT distribution requirements increase relative to our cash flow as a result of our income as calculated for tax purposes exceeding our cash flow from operations, then we may be required to borrow funds, sell some of our mortgage loans or raise capital to maintain our REIT status and we may not be able to take these actions on reasonable terms or at all, and such distributions may include a return of capital to our stockholders.
     We expect that our primary sources of cash to fund our operations will consist of:
•	our warehouse facilities;

•	repurchase agreements;

•	the issuance of asset-backed securities in connection with the securitization of our mortgage loans;

•	the net interest income we receive from our mortgage loan portfolio;

•	our operating profits;

•	the proceeds from the sale or repayment of our mortgage loans; and

•	the net proceeds from any offerings of our equity or other debt securities.
     We cannot assure you that we will be able to generate the amount of cash required to successfully execute our business plan. Our inability to access the capital markets could have a negative impact on our growth of taxable income and also our ability to pay dividends. In addition, our capitalization could change between the date of this information statement/prospectus and the date of the completion of our reorganization as a result of our financing activities.
     Qualification as a REIT. We cannot assure you that we will have access to funds to meet the minimum distribution and other REIT qualification requirements. We have to borrow funds from a third party on a short-term basis or liquidate investments to meet the minimum distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so, or otherwise. If we cannot generate sufficient cash, we may be unable to comply with the asset, income, organizational, and stockholder ownership requirements for REIT qualification. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also would be subject to the federal alternative minimum tax. Therefore, if we fail to qualify as a REIT, the funds available for distribution to stockholders would be reduced substantially for each year involved. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. Therefore, failure to qualify as a REIT could adversely affect the value of our securities and our ability to make distributions to our stockholders.
     If our new portfolio of mortgage loans does not generate sufficient cash flows to cover our operating expenses, we may be forced to seek sources of funds, which may not be available on reasonable terms, if at all.
     We expect to retain a substantial portion of the mortgage loans that we originate on a long-term basis to build our mortgage loan portfolio, rather than selling these loans for a gain shortly following their origination. Consequently, our operating cash for the period immediately following the completion of the reorganization will come from net interest on the mortgage loans we hold in our portfolio. Some of the mortgage-backed securities that we intend to issue to finance our investment portfolio of mortgage loans may require us, in the early years after issuance of the mortgage-backed securities, to “lock out,” or receive less than our pro-rata share of cash flows from principal payments to build overcollateralization to support the senior securities. In addition, if the credit performance of the mortgage loans pledged to collateralize the mortgage-backed securities is worse than the thresholds set forth in the securitization documents, then the net interest income we might otherwise receive may be used to pay down principal on the senior securities or to provide additional credit enhancements for the senior securities still outstanding at that time. Therefore, for some period of time, our new investment portfolio of mortgage loans may not generate sufficient cash flow to cover our operating expenses. If our investment portfolio cannot generate sufficient cash for us to fund our operations, which it may never do, then we may have to seek additional sources of funds, which, if available at all, could require us to do one or more of the following:
•	restructure the mortgage-backed securities;

•	sell additional shares of capital stock or debt securities;

•	reduce our origination business; and

•	sell a higher portion of the mortgage loans we originate.
We cannot assure you that we will be able to sell our mortgage loans, mortgage-backed securities or additional securities on reasonable terms or at all. We may also owe taxes relative to any gains we achieve by selling our loans.
     We depend on our warehouse facilities to execute our business plan and our inability to access funding could have a material adverse effect on our results of operations, financial condition, and business.
     Our ability to fund our mortgage loans depends to a large extent upon our ability to secure warehouse financing on acceptable terms. The Mortgage Store currently funds the mortgage loans it originates through warehouse facilities under which it is the borrower. Following the reorganization and REIT election, we intend to establish warehouse facilities at the REIT in addition to those at The Mortgage Store. We can provide no assurance that we will be successful in establishing sufficient warehouse facilities either by increasing the amounts available under existing warehouse facilities or by the addition of new warehouse facilities. Pending the securitization of a pool of mortgage loans, if any, or other sale thereof, we will fund the origination of our mortgage loans through borrowings from warehouse facilities. The majority of The Mortgage Store’s current warehouse facilities contain a sub-limit for “wet” funding, which is the funding of loans for which the collateral custodian has not yet received the related loans documents. Substantially all of our mortgage loans are initially “wet” funded. As of September 30, 2005, the aggregate limit on the “wet” funded loans under the warehouse facilities was $136.0 million.
     As of September 30, 2005, we financed substantially all of our existing loans through four separate warehouse facilities with three financial institutions. Each of our existing warehouse facilities is renewable for one-year terms. Because our warehouse facilities are short-term commitments of capital, the lenders may respond to market conditions, which may favor an alternative investment strategy for them, making it more difficult for us to secure continued financing. If we are not able to renew our existing warehouse facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we will have to curtail our mortgage loan origination activities. This would result in decreased revenues and profits from mortgage loan sales and our portfolio of mortgage loans.

     It is possible that the lenders that provide us with financing, either under our existing warehouse facilities or under any new warehouse facilities, could experience changes in their ability to advance funds to us, independent of our performance or the performance of our mortgage loans. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the warehouse facilities that they provide to us. Our lenders also may revise their eligibility requirements for the types of residential mortgage loans they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Financing of equity based lending, for example, may become more difficult in the future. Moreover, the amount of financing we receive under our mortgage loan warehouse facilities is directly related to the lender’s valuation of the mortgage loans that secure the outstanding borrowings. Our current mortgage loan warehouse facilities grant the respective lender the absolute right to reevaluate the market value of the mortgage loans that secure our outstanding borrowings at any time. In the event a lender determines that the value of the mortgage loans has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional mortgage loans to such lender without any advance of funds from the lender for such transfer of mortgage loans or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, and business.
     In July 2004, we entered into an early purchase facility with Washington Mutual where qualifying loans are purchased by Washington Mutual immediately upon funding, provided that we retain the right to service and resell the loans to a takeout buyer for a period of 90 days. Loan originations under provisions of this facility are recognized as sales of loans and are not reflected on our balance sheet. For loans that we originate through this facility, we recognize the origination fee and other lender fees at the time of funding and all corresponding commissions and fees to be paid are recognized immediately. If a loan is not purchased by a takeout buyer within 90 days of the sale under the early purchase facility, we are required to repurchase those loans and the loans are put back on our balance sheet. If we were to breach the takeout buyer requirement and did not have sufficient funds to repurchase the related loans under this facility, that breach might trigger cross-defaults in our other warehouse facilities and have a material adverse effect on our business. In addition, if loan originations under provisions of this facility are not recognized as sales of loans and are required to be reflected on our balance sheet, we may breach financial covenants triggering defaults under our warehouse facilities which may have a material adverse effect on our business. Moreover, failure to obtain sales treatment under this facility may require us to restate our prior financial statements which may have a material adverse effect on our business.
     Our investment and leverage strategy could reduce our net income and the amount available for distributions and cause us to suffer substantial losses.
     After the reorganization, we generally expect to borrow in excess of 10 to 15 times the amount of our consolidated equity capital, although at times our borrowings may be above or below our expectation. We intend to incur this indebtedness by borrowing against a substantial portion of the market value of the mortgage loans held in our portfolio. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and each of our warehouse lenders’ estimates of the stability of our investment portfolio’s cash flow. We may not be able to meet our debt service obligations from our income and, to the extent we cannot, we may be required to liquidate our mortgage loans at disadvantageous prices or raise capital, which may not be available on reasonable terms or at all, each of which could have a material adverse effect on our results of operations, financial condition and business. Our use of leverage could also amplify the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:
•	most of our borrowings will be secured by the mortgage loans held in our investment portfolio. A decline in the market value of the mortgage loans used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage loans under adverse market conditions to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage loans, we would experience losses; and

•	to the extent we are compelled to liquidate qualifying REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which could jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and adversely affect our results of operations and distributions to our stockholders.
     We have not established a limit on the amount of leverage we may incur.
     We have not established a limit on the amount of indebtedness we may incur. It is our intention to utilize the maximum available leverage ratio, defined as our total liabilities divided by our stockholders’ equity, for our warehouse financing. If we become more highly leveraged, then the resulting increase in debt service would reduce the cash available for distribution to our stockholders.
     Our existing warehouse facilities contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.
     Our existing warehouse facilities contain extensive restrictions, covenants, and representations and warranties that, among other things, require us to satisfy specified financial, asset quality, loan eligibility, and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Our existing agreements also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.
     The covenants and restrictions in our warehouse facilities may restrict our ability to, among other things:
•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	make distributions on or repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	finance mortgage loans with certain attributes;

•	reduce liquidity below certain levels;

•	grant liens, incur operating losses for more than a specified period

•	enter into transactions with affiliates; and

•	hold mortgage loans for longer than established time periods.
     These restrictions may interfere with our ability to obtain financing, including the financing needed to qualify as a REIT, or to engage in other business activities, which may significantly harm our business, financial condition, liquidity and results of operations.
     Our inability to obtain third-party consents and authorizations in connection with the reorganization may have a material adverse effect on our results of operations, financial condition, and business.
     We must obtain numerous third-party consents and authorizations to consummate the reorganization, including the amendment or renewal of The Mortgage Store’s warehouse facilities. The Mortgage Store has five principal warehouse facilities that it uses to finance its mortgage loan origination activities on a short-term basis. We will need the approval of each of the lenders with respect to each of these warehouse facilities before we consummate the reorganization. Our inability to obtain one or more such consents could cause a default under such facility, resulting in a cross-default of the other warehouse facilities. We also need to amend each of The Mortgage Store’s warehouse facilities in connection with the reorganization, among other things, to replace TMSF Holdings as the guarantor with us, to add us as a co-borrower, and to increase the amounts of borrowing capacity. We have commenced negotiations with our lenders regarding such amendments. It is possible that we may not be successful in negotiating these amendments, or even if we reach an agreement with each amendment to the warehouse facilities could contain terms that are not favorable to us. Our inability to obtain third party consents or amend our warehouse facilities may have an adverse impact on our business, financial condition, or results of operations.

     If we do not obtain the necessary state licenses and approvals we will not be allowed to acquire, fund, or originate mortgage loans in some states, which would adversely affect our operations and may result in our inability to qualify as a REIT.
     Most states in which we do business require that we be licensed to conduct our business. We will be required to obtain various new licenses and approvals under existing licenses in connection with our reorganization and conversion to a REIT. We cannot assure you that we will be able to obtain all the necessary licenses and approvals in a timely manner or at all. For example, The Mortgage Store is currently licensed, or exempt from any requirement to be licensed, to originate, fund, and purchase residential mortgage loans in the states in which it conducts its business. The acquisition of The Mortgage Store by us constitutes a change-in-control in some of these states. Accordingly, The Mortgage Store may need to make notice and other filings in those states. After the reorganization, The Mortgage Store will not be able to conduct its business in those states in which the filings and notices have not been made and accepted. We and TMSF Holdings are currently in the process of making those filings.
     Our initial strategy is for The Mortgage Store to originate the mortgage loans that we intend to hold in our mortgage loan portfolio. We intend to obtain origination licenses or approvals at the REIT level in all of the states in which The Mortgage Store currently originates loans before we begin originating loans or acquiring any mortgage loans from The Mortgage Store. Pending receipt of all of these licenses or approvals at the REIT level, The Mortgage Store will continue to originate and sell loans to third-party buyers rather than to us to hold in our investment portfolio.
     If we do not receive all of the necessary licenses of approvals, we will not be able to originate its own mortgage loans and may be limited in the amount of mortgage loans it can fund or acquire from third parties, including The Mortgage Store. Furthermore, to qualify as a REIT, no more than 20% of the value of our assets can be represented by the securities of one or more of our taxable REIT subsidiaries, including The Mortgage Store, at the close of any calendar quarter. If we cannot fund its own mortgage loans or acquire a sufficient amount of mortgage loans originated and funded by The Mortgage Store, we may not be able to meet this asset test. We cannot assure you that we will be able to obtain all of the licenses or approvals necessary to acquire, fund and originate mortgage loans. Failure to obtain and maintain these licenses and approvals would limit, delay and disrupt our ability to increase REIT qualifying assets and income and our operations in certain geographical regions, and perhaps nationwide, and could have a material adverse effect on our results of operations, financial condition, and business.
     We expect to depend upon securitizations of our mortgage loans to generate stable cash flow which may not be successful.
     We expect to rely on securitizations of our mortgage loans to generate cash proceeds for repayment of our warehouse facilities, to originate additional mortgage loans and to make distributions to our stockholders. We, however, have no experience in securitizing mortgage loans. Accordingly, we cannot assure you that we will be successful in securitizing a substantial portion of the mortgage loans we originate. In addition, even if we are successful in launching a securitization program, we cannot assure you that the securitization market will continue to be available to us on favorable terms. Also, many of our loan buyers purchase our mortgage loans intending to securitize them. The securitization market is dependent upon a number of factors, including economic conditions in the securities markets generally and more specifically, conditions in the asset-backed securities market. A decline in the securitization market or a change in the market’s demand for our loans could harm our results of operations, financial condition, and business. If it is not possible or economical for us to complete the securitization of a substantial portion of our mortgage loans, we may be unable or limited in our ability to pay down our warehouse facilities and originate future mortgage loans and may need to liquidate mortgage loans under adverse circumstances, which would have a material adverse effect on our results of operations, financial condition, liquidity, and business.

     Once we begin our securitization program, poor performance of the mortgage loans in our securitization pools may impact our ability to market future pools.
     Once we begin our securitization program, the poor performance of mortgage loans we have sold or securitized could limit our ability to sell or securitize mortgage loans in the future. In addition, the historical performance of the mortgage loans we originate may impact the perceived value of any future securities we may attempt to issue, and if such historical performance is poor, could adversely affect the ratings of our securities. If rating agencies issue unfavorable ratings or lower their rating relating to our securities, the costs of our future securitizations could increase and we may be limited in our ability to securitize our mortgage loans, which could have a material adverse effect on our business, financial condition, liquidity, and results of operations. Furthermore, the rating agencies could require us to increase the overcollateralization level for our securitizations. Increases in our overcollateralization levels would have a negative impact on the value of our retained interests in our securitizations and could require additional capital to fund the overcollateralization, which may not be available on reasonable terms, or at all, and which could have a material adverse effect on our business, financial condition, liquidity, and results of operations.
     The lack of specific loan performance data on the mortgage loans we have originated and sold previously makes it difficult to predict the performance of loans we intend to retain and any revenues from those loans.
     Historically, we have sold substantially all of the mortgage loans that we originate on a servicing-released basis and until recently we have not received loan performance data on these loans from the third-party servicers. As a result, we have been unable to track the delinquency, loss, and prepayment experience of our mortgage loans. Consequently, we do not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating future delinquency, loss, and prepayment experience of the mortgage loans we will originate after the reorganization. In view of our lack of historical loan performance data, it is extremely difficult to validate our loss or prepayment assumptions used to calculate assumed net interest income in future securitizations of our loans, which could cause us to receive less favorable pricing terms on the mortgage-backed securities we issue compared to more seasoned issuers with proven performance records. Differences between our assumptions and actual performance may have a material adverse effect on the pricing, interest rates and over-collateralization levels of our mortgage-backed securities and could have a material adverse effect on the timing and receipt of our future revenues and our cash flow.
     We may not be able to successfully execute our credit enhancement strategies, which could restrict our access to financing and adversely affect our business.
     In connection with our securitizations, we may provide credit enhancement for a portion of the securities that we sell, called “senior securities,” to improve the price at which we will sell them. When we securitize our mortgage loans, we currently expect that the credit enhancement for the senior securities will primarily be in the form of excess interest to create and maintain overcollateralization, which refers to the extent to which the mortgage loan balance in our securitizations exceeds the balance of the issued debt securities, designating another portion of the securities we issue as ‘‘subordinate securities’’ (which have a lower payment priority and on which the credit risk from the mortgage loans is concentrated), paying for financial guaranty insurance policies for the loans, or a combination of the foregoing. There are no direct financial costs to the use of overcollateralization. By applying excess cash flow (mortgage interest income net of interest on the asset-backed securities, losses, and servicing fees) to pay down the asset-backed securities of the trust faster than the underlying mortgages, we are able to create and maintain any required overcollateralization. If we use financial guaranty insurance policies and the expense of these insurance policies increases, the net interest income we receive will be reduced. We cannot assure you that credit enhancement features will allow us to achieve desirable levels of net interest income from the securitizations of our mortgage loans.
     The market for the subordinate securities we retain from our securitization may be illiquid and we may not be able sell subordinate securities at their stated value.
     Depending on market conditions, we may be required is issue a large amount of subordinate securities in a securitization to improve the price of our senior securities. We have not issued any subordinate securities in a securitization. Accordingly, we cannot assure you that we can sell all of the subordinate securities we issue, which means we may be required to retain a portion of the subordinate securities. These securities have a lower payment priority, and thus the subordinate securities are the first to bear the credit risk from the mortgage loans and thus have the greatest risk of loss. In addition, an active trading market for our subordinate securities may never develop. As a result, the market for any subordinate securities we issue could become temporarily illiquid or trade at steep discounts, thereby reducing the cash we would receive from a sale of our mortgage securities. This illiquidity could have a material adverse effect on our operations.
     Our delinquency ratios, our performance, and financial condition may be adversely affected by the performance of third parties who service our mortgages.
     Historically, The Mortgage Store sold its mortgage loans on a servicing released basis. After the reorganization, we will not have significant servicing operations and we will need to contract with a servicer to service our mortgage loans. We cannot assure you that we will be able to contract with a suitable servicer or if we do so that the servicer will continue servicing our mortgage loans. If we are unable to engage a servicer, in addition to providing the servicing of the mortgage loans, we could be required to make advances for delinquent payments and other servicing related costs, which could have a negative effect on our results of operations and financial condition.
     We may retain the right to service our loans. If we are a servicer in a securitization, relevant agreements will permit us to be terminated as servicer or master servicer under specific conditions described in these agreements. If, as a result of a servicer or sub-servicer’s failure to perform adequately, we were terminated as master servicer of a securitization, the value of any master servicing rights held by us would be adversely affected.
     In addition, our operations are subject to risks associated with inadequate or untimely servicing. Poor performance by a servicer may result in greater than expected delinquencies and losses on our mortgages. A substantial increase in our delinquency or foreclosure rate could adversely affect our ability to access the capital and secondary markets for our financing needs. Also, with respect to mortgages subject to a securitization, greater delinquencies would adversely impact the value of our equity interest, if any, we hold in connection with that securitization.
     Representations and warranties and protections against early payment default made by us in our loan sales and in our future securitizations may subject us to liability.
     We transfer and intend to transfer mortgages acquired and originated by us to the third parties or into a trust in exchange for cash in connection with our loan sales to third parties and our planned securitizations. The purchaser or trustee will have recourse against us with respect to the breach of the standard representations and warranties made by us at the time such mortgages are transferred. While we generally have recourse against our customers for any such breaches, there can be no assurance of our customers’ abilities to honor their respective obligations. Also, we engage in loan sales pursuant to agreements that generally provide for recourse by the purchaser against us in the event of a breach of one of our representations or warranties, any fraud or misrepresentation during the mortgage origination process, or upon early default on such mortgage. We generally limit the potential remedies of such purchasers to the potential remedies we receive from the customers from whom we acquired or originated the mortgages. In some cases, however, the remedies available to a purchaser of mortgages from us may be broader than those available to us against the sellers of the mortgages and should a purchaser enforce its remedies against us, we may not always be able to enforce whatever remedies we have against our customers. Furthermore, if we discover, prior to the sale or transfer of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then we may not be able to sell the mortgage or we may have to sell the mortgage at a discount.
     In the ordinary course of our business, we are subject to claims made against us by borrowers and trustees in our securitizations arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees, officers and agents (including our appraisers), incomplete documentation and our failure to comply with various laws and regulations applicable to our business. Any claims asserted against us may result in legal expenses or liabilities that could have a material adverse effect on our results of operations or financial condition.

     Our planned investment in mortgage-backed securities may subject us to losses.
     Our investment guidelines provide that we may invest our assets in mortgage-backed securities. Until we can build our portfolio of mortgage loans to a size sufficient for us to meet the REIT asset and income tests, we intend to invest primarily in investment grade mortgage-backed securities to meet those tests. While investment grade mortgage-backed securities are generally subject to a lower risk of default than lower credit quality mortgage-backed securities and may benefit from third-party credit enhancements such as insurance or corporate guarantees, there is no assurance that such mortgage-backed securities will not be subject to credit losses. Furthermore, ratings are subject to change over time as a result of a number of factors, including greater than expected delinquencies, defaults or credit losses or a deterioration in the financial strength of corporate guarantors, any of which may reduce the market value of such securities. Furthermore, ratings do not take into account the reasonableness of the issue price, interest risks, prepayment risks, extension risks or other risks associated with such mortgage-backed securities. As a result, while we attempt to mitigate our exposure to credit risk on a relative basis by focusing on highly-rated mortgage-backed securities, we cannot eliminate such credit risks and remain subject to other risks to our investment portfolio and may suffer losses, which may harm the market price of our common stock. While all mortgage-backed securities are subject to a risk of default, that risk is greater with non-investment grade mortgage-backed securities. If we acquire non-investment-grade mortgage-backed securities, which may include residual mortgage-backed securities, we are more likely to incur losses than investment grade securities. Also, the rating agencies are more likely to downgrade the credit quality of those securities, which would reduce the value of those securities.
     Our hedging activities are expected to increase after the reorganization and our hedging strategies may be limited by REIT requirements and may not be successful in mitigating the risks associated with changes in interest rates and could result in losses.
     TMSF Holdings’s experience in the use of hedging strategies has been very limited and the hedging strategies and the derivatives we may use in the future may differ from those used by TMSF Holdings. In the future, we expect to retain a substantial portion of the mortgage loans we originate, which will increase the amount of our borrowings and require us to use hedging instruments to a greater extent.
     We intend to conduct our hedging activities in a manner consistent with our election to qualify as a REIT. Our hedging strategy will be intended to lessen the effects of interest rate changes and to enable us to earn net interest income in periods of generally rising, as well as declining or static, interest rates. Specifically, our hedging program will likely be formulated with the intent to offset some of the potential adverse effects of changes in interest rate levels relative to the differences between the interest rate adjustment indices and maturity or reset periods of our mortgage loans and our borrowings. In managing our hedging instruments, we will consider the effect of the expected hedging income on the REIT qualification tests that limit the amount of gross income that a REIT may receive from hedging. To the extent we can do so consistently with the accounting principles applicable to hedging, and with our overall hedging strategy, we may from time to time identify hedging instruments among the various hedged liabilities so as to satisfy the REIT gross income tests. We will need to carefully monitor, and may have to limit, our asset/liability management program to assure that we do not realize hedging income, or hold hedges having a value, in excess of the amounts permitted by the REIT gross income and asset tests.
     Moreover, the treatment of hedging transactions under the tax rules applicable to REIT qualification is not entirely clear. The tax law provides that income and gain derived from transactions entered into by a REIT to hedge interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, such as mortgage loans, is excluded from gross income for purposes of the 95% gross income test but is treated as nonqualifying income for purposes of the 75% gross income test. See “Material Federal Income Tax Consequences – Federal Income Taxation of TMSF REIT Following the REIT Election” and “Material Federal Income Tax Consequences – REIT Qualification–Gross Income Tests.” The treatment of hedging transactions entered into for the purposes of hedging risks other than interest rate risk, or of hedging assets rather than indebtedness, is not clear. In addition, the treatment of hedging transactions under the quarterly asset tests is not clear. We may find that in certain instances we must hedge risks incurred by us through transactions entered into by a taxable REIT subsidiary. Hedging our risk through a taxable REIT subsidiary would be inefficient on an after-tax basis because of the tax liability imposed on the taxable REIT subsidiary.

     Moreover, no hedging strategy can protect us completely. When rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of the debt related to the financing of our mortgage loan portfolio. We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. There may be periods during which we will incur losses on our derivative financial instruments under our required accounting rules that will not be fully offset by gains on the debt related to the financing of our mortgage loan portfolio. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk, as well as our losses. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.
     Hedging strategies also involve transaction and other costs. Because we intend to use derivative financial instruments to a greater extent than TMSF Holdings did in the past, the aggregate costs to us of entering into contracts for these instruments are likely to be significantly higher than the historical aggregate costs reflected in our financial statements. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses or have a material effect on our results of operations, financial condition, and business.
     A prolonged economic downturn or recession would likely result in a reduction of our mortgage origination activity which could adversely affect our financial results.
     The United States economy has undergone in the past and may undergo in the future, a period of economic slowdown, which some observers view as a recession. An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition. For example, a reduction in new mortgages may adversely affect our ability to maintain or expand our long-term mortgage portfolio, our principal means of generating earnings. In the case of our mortgage operations, a decline in mortgage activity may result in fewer loans that meet the criteria for purchase and securitization or sale, thus resulting in a reduction in interest income and fees and gain on sale of loans. We may also experience larger than previously reported losses on our long-term mortgage portfolio due to a higher level of defaults or foreclosures or higher loss rates on our mortgages should there be a period of economic slowdown.
     Concentration of our mortgage loan originations in certain geographic areas, such as California, increases our exposure to the economic and natural hazard risks associated with those areas and could have a material adverse effect on our business, financial condition, and results of operations. Our business may be significantly harmed by a slowdown in the economy of California, where we conduct a significant amount of business.
     Since inception, a significant portion of the mortgage loans we have originated have been secured by property in California. For the years ended December 31, 2004, 2003, and 2002 approximately 71.4%, 91.4%, and 91.1% respectively, of the loans we originated were collateralized by property located in California. For the nine months ended September 30, 2005 and September 30, 2004, approximately 63.5% and 74.2%, respectively, of the loans we originated were collateralized by property located in California. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster that is not covered by standard homeowners’ insurance policies, such as an earthquake or wildfire, in California could decrease the value of mortgaged properties in California. This, in turn, would increase the risk of delinquency, default or foreclosure on mortgage loans in our portfolio or that we have sold to others. This could restrict our ability to originate or sell mortgage loans or cause losses in our investment portfolio, and significantly harm our business, financial condition, liquidity and results of operations.
     The residential mortgage origination business is a cyclical industry, is currently at a relatively high level and is expected to decline in subsequent years, which could reduce our current levels of loan origination and our ability to generate net income in the future.
     The residential mortgage origination business historically has been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The residential mortgage industry has experienced rapid growth over the past three years largely due to historically low interest rates. During periods of rising interest rates, rate and term refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. Our historical performance may not be indicative of results in a rising interest rate environment, and our results of operations may be materially adversely affected if interest rates rise. In addition, our recent and rapid growth may distort some of our ratios and financial statistics and may make period-to-period comparisons difficult. In light of this growth and our change in business strategy, among other factors, our historical performance and operating and origination data may be of little relevance in predicting our future performance.
     We face intense competition that could adversely impact our market share and our revenues.
     We face intense competition from finance, investment banking and mortgage banking companies, other mortgage REITs, internet based lending companies with relatively low entry barriers and, to a growing extent, from traditional bank and thrift lenders that have entered the non-conforming mortgage industry. As we seek to expand our business further, we will face a significant number of additional competitors, many of whom will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do, and have far greater financial and other resources.
     We also compete with federally chartered institutions and their operating subsidiaries that operate in a multi-state market environment. Federal statutes and rules governing federally chartered banks and thrifts allow those entities to engage in mortgage lending in multiple states on a substantially uniform basis and without the need to comply with state licensing and other laws including state and local “anti-predatory lending” laws affecting mortgage lenders. Federal regulators have expressed their position that these preemption provisions benefit mortgage subsidiaries of federally chartered institutions, as well. In January 2004, the Comptroller of the Currency finalized preemption rules that confirm and expand the scope of this federal preemption for national banks and their operating subsidiaries. Such federal preemption rules and interpretations generally have been upheld in the courts. In addition, such federally chartered institutions and their operating subsidiaries have defenses under federal law to allegations of noncompliance with such state and local laws that are unavailable to us. Moreover, at least one national rating agency has announced that, in recognition of the benefits of federal preemption, it will not require additional credit enhancement by federal institutions when they issue securities backed by mortgages from a state with predatory lending laws. As a non-federal entity, we will continue to be subject to such rating agency requirements arising from state or local lending-related laws or regulations. Accordingly, as a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders (such as the Fair Credit Reporting Act, Real Estate Settlement Procedures Act or Truth in Lending Act), unlike those competitors, we are generally subject to all state and local laws applicable to mortgage lenders in each jurisdiction where we lend, including new laws directed at nonconforming mortgage lending, as described below under “Business—Government Regulation.” This disparity may have the effect of giving those federal entities legal and competitive advantages.
     The government-sponsored entities Fannie Mae and Freddie Mac have a size and cost-of-funds advantage that allows them to purchase mortgage loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including non-conforming mortgage loans, they do have the authority to buy mortgage loans. A material expansion of their involvement in the market to purchase non-conforming mortgage loans could change the dynamics of the industry because of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, should these government-sponsored entities experience significantly higher-than-expected losses, such experience could adversely affect the overall investor perception of the non-conforming mortgage industry.
     The intense competition in the non-conforming mortgage sector has also led to rapid technological developments, evolving industry standards, and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail and wholesale structure and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could significantly harm our business, financial condition, liquidity, and results of operations.

     Competition in the industry can take many forms, including interest rates and costs of a mortgage loan, less stringent underwriting standards, convenience in obtaining a mortgage loan, type of mortgage loans, customer service, amount and term of a mortgage loan and marketing and distribution channels. Increased competition could have the effect of:
•	lowering gains that may be realized on our mortgage loan sales or securitizations;

•	lowering the interest rates, origination points and fees we are able to charge borrowers or otherwise affecting mortgage loan terms;

•	reducing the volume of our mortgage loan originations and securitizations;

•	lowering the value of our mortgage loans held for sale or retained in our mortgage loan portfolio;

•	increasing our costs of originating, securitizing and selling mortgage loans;

•	increasing our costs in connection with providing customer service and marketing;

•	increasing the demand for our experienced personnel and, therefore, the possibility that our personnel may be recruited by our competitors; and

•	lowering the industry standard for non-conforming underwriting guidelines by for example, providing for less stringent loan-to-value ratio requirements as competitors attempt to increase or maintain market share in the face of increased competition.
     The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition in the non-conforming mortgage industries. Any increase in these pricing and underwriting pressures could reduce the volume of our mortgage loan originations and sales and significantly harm our business, financial condition, liquidity, and results of operations.
     The expected cyclical decline in the mortgage industry’s overall level of originations following 2005 may lead to increased competition for the remaining loans. We cannot assure you that we will be able to continue to compete effectively in the markets we serve and our results of operations, financial condition, and business could also be materially adversely affected to the extent our competitors significantly expand their activities in our markets.
     If we do not manage our growth effectively, our financial performance could be harmed.
     In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational, and financial infrastructure. As of December 31, 2004 and September 30, 2005, we had 170 and 255 salaried employees, respectively, in addition to 83 and 122 commission-based employees, respectively. Many of our current employees have very limited experience with us and a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality mortgage loans and that we service them effectively. We will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls. We also intend to continue to grow our business in the future, which could require capital, systems development and human resources beyond what we currently have. As a result of these pressures, we cannot assure you that we will be able to:
•	meet our capital needs;

•	achieve our desired leverage level;

•	expand our systems effectively;

•	allocate our human resources optimally;

•	identify and hire qualified employees;

•	successfully securitize our mortgage loans;

•	satisfactorily perform our servicing obligations; or

•	incorporate effectively the components of any businesses that we may acquire in our effort to achieve growth.
     The failure to manage growth effectively would significantly harm our business, financial condition, liquidity, and results of operations.

     The inability to attract and retain qualified employees could significantly harm our business.
     We depend upon our wholesale account executives and retail mortgage loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers, and others. We believe that these relationships lead to repeat and referral business. The market for skilled executive officers, account executives, and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager leaves our company there is an increased likelihood that other members of his or her team will follow. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. We cannot guarantee that we will be able to attract or retain qualified personnel at reasonable costs or at all. If we are unable to attract or retain a sufficient number of skilled executive officers, account executives, or loan officers, we will be unable to effectuate our business strategy.
     If we are unable to maintain and expand our network of independent brokers, our loan origination business will decrease.
     A significant majority of our originations of mortgage loans come from independent brokers. For the quarter ended September 30, 2005, approximately 500 brokers, from a list of over 2,000 approved brokers, submitted loans to us and no broker represented more than 5% of our loan originations. Our brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and actively compete with us in our efforts to expand our broker networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker networks, the failure of which could significantly harm our business, financial condition, liquidity, and results of operations.
     An interruption in or breach of our information systems may result in lost business.
     We rely heavily upon communications and information systems to conduct our business. As we implement our growth strategy and increase our volume of mortgage loan origination, that reliance will increase. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer mortgage loan applications being received as well as slower processing of applications we do receive. While we have not experienced material failures or interruptions in the past, we cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any such failures or interruptions could significantly harm our business.
     The success and growth of our business will depend upon our ability to adapt to and implement technological changes.
     Our mortgage loan origination business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to effectively and efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures, and provide process status updates instantly, as well as, other customer-expected conveniences that are cost-efficient to our process. Implementing and maintaining this new technology and becoming proficient with it may also require significant capital expenditures. In August 2005, we purchased mortgage industry specific software for loan origination and automation underwriting. We cannot assure that our implementation of this new software will be successful or that it will result in the expected loan production productivity gains. As these requirements increase in the future, we will have to fully develop these technological capabilities to remain competitive or our business will be significantly harmed.
     Our mortgage products expose us to greater credit risks.
     We are an originator of Alt-A mortgages, and to a lesser extent, subprime mortgages. These are mortgages that do not qualify for purchase by government-sponsored agencies such as Fannie Mae and Freddie Mac and are not considered “conforming loans”. Our operations may be negatively affected by any investments at our REIT in these mortgages. Credit risks associated with these mortgages are greater than those associated with conforming mortgages. The interest rates we charge on these mortgages are often higher than those charged for conforming loans to compensate for the higher risk and lower liquidity. Lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans that we otherwise would not hold, thereby, assuming the potential risk of increased delinquency rates or credit losses as well as interest rate risk. Additionally, the combination of underwriting criteria that differ from those applicable to conforming loans and higher rates of interest leads to greater risk, including higher prepayment rates and higher delinquency rates or credit losses.
     There is increasing public policy debate focused on the rapid increase in the use of nontraditional mortgage loan products that require no or reduced amortization of principal for a protracted period or loans with potential negative amortization features, such as our interest-only or Pay Option ARMs. Federal Reserve Board Chairman Allan Greenspan has recently expressed particular concern that some households may be using these loans to purchase homes that would otherwise be unaffordable, which may leave some mortgagors vulnerable to adverse events. On December 29, 2005, several federal banking agencies, or collectively, the Agencies, published in the Federal Register for public comment a draft of the proposed “Interagency Guidance on Nontraditional Mortgage Products,” or the Guidance, to address certain concerns that the Agencies had about the proliferation of “nontraditional mortgage products.” Joining in the Guidance were the Federal Deposit Insurance Corporation, or FDIC, the Office of Thrift Supervision, or OTS, the Office of the Comptroller of the Currency, or OCC, the Board of Governors of the Federal Reserve System, or FRB, and the National Credit Union Administration, or NCUA. The Guidance is not a proposed regulation, which means that it will not establish rigid rules that financial institutions supervised by the Agencies will be required to follow. Rather, it provides the Agencies’ sense of the risks associated with nontraditional mortgage products, and outlines the kinds of practices of which the Agencies’ examiners will take a dim view. For the nine months ended September 30, 2005, approximately 78.0% of the loans we originated were interest only-loans and Pay Option ARMs.
     While recognizing that nontraditional mortgage loans offer payment flexibility and are an effective and beneficial financial management tool for some borrowers, the Guidance notes that financial institutions are increasingly combining these loans with other practices, such as making simultaneous second-lien mortgages and allowing reduced documentation in evaluating the applicant’s creditworthiness. The Guidance acknowledges that innovations in mortgage lending can benefit some consumers, but that these layering practices can present unique risks that institutions must appropriately measure, monitor and control. It recognizes that many of the risks associated with nontraditional mortgage loans exist in other adjustable-rate mortgage products, but the Agencies share an elevated concern with nontraditional products due to the lack of principal amortization and potential accumulation of negative amortization. The Agencies are also concerned that these products and practices are being offered to a wider spectrum of borrowers, including some who may not otherwise qualify for traditional fixed-rate or other adjustable-rate mortgage loans, and who may not fully understand the associated risks.
     The Guidance would direct financial institutions to evaluate the unique or heightened risks associated with nontraditional mortgage products, and implement risk management policies and procedures that are appropriately tailored to nontraditional mortgage products. Among other actions, financial institutions are directed to take three specific steps. First, the Guidance directs financial institutions to consider the effect of payment shock in underwriting by evaluating whether the borrower will be able to make the higher monthly payments once the loan begins amortizing. At the very least, underwriting criteria must include an “include an evaluation of [the borrower’s] ability to repay the debt by final maturity at the fully indexed rate, assuming a fully amortizing repayment schedule.” Lenders would be directed to “avoid the use of loan terms and underwriting practices that may result in the borrower having to rely on the sale or refinancing of the property once amortization begins.” Second, the Guidance noted that lenders often underwrite nontraditional mortgage products with less stringent or no income and asset verification requirements as compared to traditional “full” underwriting. Although it did not outright prohibit reduced income or asset verification programs in connection with nontraditional mortgages, the Guidance cautioned lenders against “over-reliance on credit scores as a substitute for income verification in the underwriting process” in connection with these products. The Guidance expressed the greatest concern about risk layering in connection with nontraditional mortgage programs “that target subprime borrowers through tailored marketing, underwriting standards, and risk selection[.]” Third, nontraditional mortgage products, the Guidance warned, are “untested in a stressed environment.” These loans require “higher levels of monitoring and loss mitigation.”

     While these guidelines may not be directly applicable to us because we are not an affiliate of a depository institution subject to supervision by a federal banking agency, they may reflect heightened regulatory scrutiny for non-amortizing or negative amortization loan products for certain types of borrowers.
     Originations of loans under our programs using limited or no documentation to verify income or assets may expose us to a higher risk of delinquencies, foreclosures, and losses.
     We have experienced a rapid increase in our originations of loans under our programs using limited or no documentation to verify income or assets as we have focused on marketing these new products. In making loans under our programs using limited or no documentation to verify income or assets we generally place the most significant emphasis on the value of the property relative to the amount of the loan, rather than on a determination of the borrower’s ability to repay the loan from salary or savings. While the risk of losing one’s home is a powerful incentive to make scheduled mortgage payments, it is possible that a borrower simply does not have enough money to meet loan obligations and the lack of verification may thus make it more likely that a borrower will default on the loan. In this regard, the Mortgage Bankers Association of America, or MBAA, issued “Housing and Mortgage Markets: An Analysis” on August 23, 2005 in which it raised the issue of the relationship between borrower default and lack of verification of a borrower’s ability to repay a loan. It referenced other studies finding an increasing volume of stated income and no income lending in the Alt-A market. The MBAA suggested that this could indicate that these lending practices are extending beyond the intended creditworthy clientele and noted anecdotal evidence that some brokers or lenders are using the stated income programs to qualify borrowers who would not qualify under standard underwriting. When layered with other risk factors, the report comments that such lending practices are a risk factor that could lead to increases in default and loss rates in certain areas if unfavorable economic circumstances occur.
     Lending to our type of borrowers based on our underwriting guidelines may expose us to a higher risk of delinquencies, foreclosures, and losses.
     The vast majority of loans we originate are underwritten generally in accordance with standards designed for non-conforming residential mortgages. Our market includes borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Mortgages made to such borrowers based on these underwriting standards generally entail a higher risk of delinquency and higher potential losses than mortgages made to borrowers who qualify for conventional mortgage sources. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on mortgages made to our borrowers based on our underwriting guidelines could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general.
     Many of the mortgage loans we make are underwritten under a “limited” or no documentation program, which generally places the most significant emphasis on the loan-to-value ratio based on the full value of the property and not on a determination of a borrower’s ability to repay the loan. On May 16, 2005, the Agencies jointly issued “Credit Risk Management Guidance for Home Equity Lending.” The guidance promotes sound credit risk management practices for institutions engaged in home equity lending both home equity lines of credit and closed-end home equity loans. Among other risk factors, the guidance cautions lenders to consider all relevant risk factors when establishing product offerings and underwriting guidelines, including a borrower’s income and debt levels, credit score (if obtained), and credit history, as well as the loan size, collateral value, lien position, and property type and location. It stresses that prudently underwritten home equity loans should include an evaluation of a borrower’s capacity to adequately service the debt, and that reliance on a credit score is insufficient because it relies on historical financial performance rather than present capacity to pay. While not specifically applicable to loans originated by us, the guidance is instructive of the regulatory climate covering low and no documentation loans, such as certain of our loan products.
     Further, any material decline in real estate values increases the LTV ratios of mortgages previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Any sustained period of increased delinquencies, foreclosures or losses after the mortgages are sold could adversely affect the pricing of our future loan sales and our ability to sell or securitize our mortgages in the future. In the past, certain of these factors have caused revenues and net earnings of many participants in the mortgage industry, including us, to fluctuate from quarter to quarter.

     We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.
     When we originate mortgage loans, we rely heavily upon information supplied by third parties including the information contained in the mortgage loan application, property appraisal, title information, and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to mortgage loan funding, the value of the mortgage loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party, or one of our own employees, we generally bear the risk of loss associated with the misrepresentation. A mortgage loan subject to a material misrepresentation is typically not sellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The persons and entities that make such material misrepresentation are often difficult to locate and it is often difficult to collect any monetary losses that we have suffered from them.
     We cannot assure you that our controls and processes that are designed to help us identify misrepresented information in our loan operations will detect all misrepresented information in our loan originations. We are subject to losses due to fraudulent and negligent acts in other parts of our operations. If we experience a significant number of such fraudulent or negligent acts, our business, financial condition, liquidity, and results of operations would be significantly harmed.
     We are exposed to environmental liabilities, with respect to properties that we take title to upon foreclosure, that could increase our costs of doing business and harm our results of operations.
     In the course of our activities, we may foreclose and take title to residential properties and become subject to environmental liabilities with respect to those properties. The laws and regulations related to environmental contamination often impose liability without regard to responsibility for the contamination. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. Moreover, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based upon damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations would be significantly harmed.
     Interest rate fluctuations may adversely affect our operating results, the market values of our mortgage loans held for sale, our retained interests in mortgage loan securitizations.
     Our Operations. Our operations, as a mortgage loan originator, and after the reorganization as an investor in mortgage loans, may be adversely affected by rising and falling interest rates. Interest rates have been low over the past few years; however increases in interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. These effects could decrease the amount of mortgages available to be acquired or originated by our mortgage operations which could adversely affect our operating results. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgages at lower long-term fixed interest rates. Increased loan prepayments could lead to a reduction in the number of loans in our long-term mortgage portfolio and reduce our net interest income. Rising interest rates may also increase delinquencies, foreclosures and losses on our adjustable rate mortgages.
     We are subject to the risk of rising mortgage interest rates between the time we commit to purchase mortgages at a fixed price through the issuance of individual or other rate-locks and the time we sell or securitize those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that we have committed to purchase at a fixed price, but have not been sold or securitized or have not been properly hedged. As a result, we may record a smaller gain, or even a loss, upon the sale of those mortgages or reduced income from our securitized portfolio of mortgage loans.

     The market values of our mortgage loans held for sale, our retained interests in mortgage loan securitizations and any mortgage-backed securities in which we may invest. Increases in interest rates might cause the fair market value of our mortgage loans, any retained interests in mortgage loan securitizations and any mortgage-backed securities in which we may invest, to decline. Our fixed-rate mortgage loans generally will be more negatively affected by increases in interest rates than will our adjustable-rate mortgage loans. In accordance with GAAP, we will be required to reduce the carrying value of our mortgage loans held for sale at the taxable REIT subsidiary, retained interests in mortgage loan securitizations and any mortgage-backed securities by the amount of any decrease in the fair value of such assets compared to amortized cost. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholder’s equity without immediately affecting current earnings, depending on how we classify the mortgage loans, retained interests or mortgage-backed securities under GAAP. In each case, our net book value will decrease to the extent of any realized or unrealized losses in fair value, and could have a material adverse effect on our results of operations, financial condition, and business.
     Net interest income. The interest payable on the floating-rate mortgage-backed securities we will issue in securitizations generally will adjust monthly and will be based on shorter term floating interest rates, while the interest income we receive from our mortgage loans generally will either be fixed, adjust less frequently than monthly or be subject to caps on the rates the borrowers pay. Accordingly, when interest rates rise, the interest rates that we pay to finance our mortgage loan originations may rise faster than the interest rates on our mortgage loans, which could cause the net interest income to be generated by our mortgage loan portfolio to decrease.
     We may experience reduced net earnings or losses if our liabilities re-price at different rates than our assets.
     We expect that our principal source of revenue after the reorganization will be net interest income or net interest spread from our long-term mortgage portfolio, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net earnings or a loss because the interest rates on our borrowings could increase faster than the interest rates on our assets, if the increased borrowing costs are not offset by reduced cash payments on derivatives recorded in other non-interest income. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.
     Additionally, the rates paid on our borrowings and the rates received on our assets may be based upon different indices. Our long-term mortgage portfolio will include mortgages that are six-month LIBOR and one-to-seven year LIBOR hybrid ARMs. These are mortgages with fixed interest rates for an initial period of time, after which they begin bearing interest based upon short-term interest rate indices and adjust periodically. We generally fund mortgages with adjustable interest rate borrowings having interest rates that are indexed to short-term interest rates and adjust periodically at various intervals. To the extent that there is an increase in the interest rate index used to determine our adjustable interest rate borrowings and that increase is not offset by a corresponding increase in the rates at which interest accrues on our assets or by various cash payments on interest rate derivatives that we have in place at any given time, our net earnings will decrease or become a loss.
     ARMs typically have interest rate caps, which limit interest rates charged to the borrower during any given period. Our borrowings are not subject to similar restrictions. As a result, in a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our ARMs would be capped. If this occurs, our net interest spread could be significantly reduced or we could suffer a net interest loss if not offset by a decrease in the cash payments on interest rate derivatives that we have in place at any given time.
     The potential for negative amortization in the Pay Option ARM product could have an adverse effect on our credit.
     The Pay Option ARM loan is a unique adjustable-rate mortgage that can provide the borrower with up to four payment options each month and an introductory rate of interest, or start rate, that is usually much lower than the loan’s fully-indexed interest rate and will last from one month to five years, depending on the type of Pay Option

ARM selected by the borrower. The minimum monthly payment is a fully amortizing payment based on the start rate and is the lowest payment that the borrower may select, which means that any other payment option, such as interest only, will not be available in any month that it is less than the minimum payment. After an initial introductory period, the interest rate can adjust monthly based on movements in the index. The minimum monthly payment, however, adjusts no more frequently than annually and each annual payment adjustment cannot exceed, in amount, a specified percentage of the previous year’s minimum monthly payment. As a result, depending on how the interest rate adjusts, the minimum monthly payment may not be sufficient to pay all the interest that accrued during the previous month. When this occurs and the borrower selects the minimum payment option, the unpaid interest is added to the principal balance. This is called negative amortization. Holding mortgage loans with negative amortization creates risks for our business through the increased amounts of debt owed on a borrower’s mortgage loan without any corresponding determination that the borrower is capable of paying such increased amount. The increased amount of debt may make it more likely that a borrower may be delinquent or default in payments after payment caps are no longer in effect because the increased principal amount of the mortgage loan and corresponding interest payment due on such amounts may be larger than a borrower’s ability to repay such amounts. In addition, unless the value of the property increases in an amount at least equal to the amount of the negative amortization, the increased debt owed may insufficient to satisfy the original LTV or CLTV ratios for such property and, following a foreclosure, the value we realize upon a sale of such a property may not be sufficient to satisfy the increased debt owed to us as a result of negative amortization. If credit risks associated with the Pay Option ARM were to increase in severity, our earnings could be adversely affected.
     Increased levels of early prepayments of mortgages may accelerate our expenses and decrease our net income.
     Mortgage prepayments generally increase on our ARMs when fixed mortgage interest rates fall below the then-current interest rates on outstanding ARMs. Prepayments on mortgages are also affected by the terms and credit grades of the mortgages, conditions in the financial markets, housing appreciation and general economic conditions. If we were to acquire mortgages at a premium and they are subsequently repaid, we would have to expense the unamortized premium at the time of the prepayment. We could possibly lose the opportunity to earn interest at a higher rate over the expected life of the mortgage. Also, if prepayments on mortgages increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepayments in mortgage assets bearing comparable net interest margins. If prepayment rates differ from our projections, we may experience a change in net earnings due to a change in the ratio of derivatives to loans being interest rate risk managed. This change in net earnings may result in a reduction of cash flows from our mortgage loans net of financing costs as we have a higher percentage of derivatives costs related to these loans than originally projected.
     If the prepayment rates for our mortgage loans are higher than expected, our results of operations may be significantly harmed. When a borrower pays off a mortgage loan prior to the loan’s scheduled maturity, the impact on us depends upon when such payoff or “prepayment” occurs. Our prepayment losses generally occur after we sell (or securitize in the future) our mortgage loans and the extent of our losses depends on when the prepayment occurs. If the prepayment occurs within 12 to 18 months following a whole mortgage loan sale, we may have to reimburse the purchaser for all or a portion of the premium paid by the purchaser for the mortgage loan, again resulting in a loss of our profit on the mortgage loan. In addition, once we begin our securitization program, the net interest we receive from the securitizations will be reduced if there are prepayments, especially if the prepayments occur with respect to loans with interest rates high relative to the rest of the mortgage loan pool.
     Prepayment rates on mortgage loans vary from time to time and tend to increase during periods of declining interest rates. We seek to minimize our prepayment risk through a variety of means, including originating a significant portion of mortgage loans with prepayment penalties with terms of two to five years. No strategy, however, can completely insulate us from prepayment risks, whether arising from the effects of interest rate changes or otherwise. See “Regulatory and Legal Risks” below for a discussion of statutes related to prepayment penalties.
     We may be subject to losses on mortgages for which we do not obtain credit enhancements.
     We do not obtain credit enhancements such as mortgage pool or special hazard insurance for all of our mortgages and investments. Generally, we require mortgage insurance on any mortgage with an LTV ratio greater than 80%. During the time we hold mortgages for investment, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance. If a borrower defaults on a mortgage that we hold, we bear the risk of loss of principal to the extent there is any deficiency between the value of the related mortgaged property and the amount owing on the mortgage loan and any insurance proceeds available to us through the mortgage insurer. In addition, since defaulted mortgages, which under our financing arrangements are mortgages that are generally 60 to 90 days delinquent in payments, may be considered negligible collateral under our borrowing arrangements, we could bear the risk of being required to own these loans without the use of borrowed funds until they are ultimately liquidated or possibly sold at a loss.
     Declining real estate values could harm our operations.
     We believe the risks associated with our business will be more acute during periods of declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing homes to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. Furthermore, declining real estate values will likely reduce our volume of cash-out refinancings and debt consolidation loans as the level of home equity available to secure such loans will be reduced. A cash-out refinancing occurs when a borrower obtains a new mortgage loan in an amount that exceeds the existing balance on the current mortgage to refinance the original mortgage and receive additional cash for other uses such as paying down or off consumer debt with a higher interest rate than on the mortgage loan. For the nine months ended September 30, 2005, approximately 27.7% of our loan originations were cash-out refinancings loans and for the year ended December 31, 2004 approximately 24.5% of our loan originations were cash-out refinancing loans. In addition, declining real estate values significantly increase the likelihood that we will incur increased foreclosures and losses on our loans in the event of default. Therefore, any sustained period of declining real estate values could adversely affect both our net interest income from loans in our portfolio, as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.
     Our use of second mortgages exposes us to greater credit risks.
     Our security interest in the property securing second mortgages is subordinated to the interest of the first mortgage holder. Second mortgages also have a higher combined LTV ratio than the first mortgage. If the value of the property is equal to or less than the amount needed to repay the borrower’s obligation to the first mortgage holder upon foreclosure, our second mortgage loan will not be repaid.
     We may change our policies in ways that harm our financial condition or results of operations.
     Our investment and financing policies with respect to other activities, including our growth, debt, capitalization, distributions, REIT status and operating policies are determined by our board of directors. Our board of directors may change these policies at any time without a vote of our stockholders. A change in these policies might harm our financial condition, results of operations or business prospects.
     We are exposed to potential risks from deficient internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.
     While we believe that we currently have adequate internal control procedures in place, we are evaluating our internal control systems to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. During this process, we will identify what might be deemed to be potential control deficiencies and will establish a process to investigate and, as appropriate, remediate such matters before the required deadline. We like all other public companies are incurring additional expenses and taking significant amounts of management’s time in an effort to comply with Section 404. Although we have made this project a top priority, we cannot assure you that all potential control deficiencies will be remediated before the mandated deadline or that we will receive an unqualified opinion from our external auditors regarding our internal controls over financial reporting.
     For example, in April 2005, TMSF Holdings provided a loan for purchase of a multi-family property to its primary stockholder at existing market rates. The funds were wired to a licensed escrow company for the purchase of real estate. Upon review and advice of TMSF Holdings’s outside counsel, it was determined that this loan potentially constituted a control deficiency as defined by Auditing Standard No. 2 of the Public Company Accounting Oversight Board as defined under Sarbanes-Oxley Act of 2002, because TMSF Holdings, while engaged in the business of extending loans for real estate purchases, is not in the business of extending loans for multi-family properties. Thus, the loan was immediately recalled, and funds were returned to TMSF Holdings.
     TMSF Holdings now has policy, which we will also adopt, of not making loans to directors, officers or stockholders beneficially owning 3% or more of our outstanding stock, major stockholder, that do not fall within its ordinary course of business of making loans secured by residential (properties with four or fewer units) real estate. Thus, it will be our policy not to extend funds or make loans of any type other than residential real estate loans to our officers, directors, or major stockholders, which loans include but are not limited to personal loans, loans secured by multi-family properties, and loans secured by commercial real estate.
     Compliance with proposed and recently enacted changes in securities laws and regulations are likely to increase our costs and until shares of our stock are listed on a national securities exchange you may not get the full protections afforded by the Sarbanes-Oxley Act of 2002.
     The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Commission and the national securities exchanges have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. We believe that these rules and regulations will make it more costly for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of management and our board of directors, particularly to serve on our audit committee.
     Because shares of our common stock are not listed on any national securities exchange, we currently are not subject to the rules such exchanges have adopted in connection with the Sarbanes-Oxley Act of 2002. Accordingly, you may not get the full protection afforded shareholders by those rules, such as the independence requirements for members of our board’s audit committee.
Risks Related to Our Organizational Structure
     Our Chief Executive Officer and President will own a significant amount of our outstanding common stock upon completion of the reorganization and may significantly influence the management and policies of our company, in ways with which you may disagree.
     Upon completion of the reorganization, Raymond Eshaghian, our Chief Executive Officer, President, Secretary and Chairman of our board of directors, is expected to, directly and indirectly through others, beneficially own or control over 62.1% of our outstanding shares of common stock, assuming the exercise of all options and warrants currently outstanding. We will be managed, controlled, and substantially owned by Mr. Eshaghian and he will be permitted to hold up to 62.1% in value or number of shares, whichever is more restrictive calculated in accordance with the applicable REIT ownership rules, through actual or constructive ownership of our outstanding shares of common stock. As a result, and given that absent a waiver from our board of directors no other individual or entity, other than M. Aaron Yashouafar, one of our directors, Solyman Yashouafar, a stockholder and Mr. M. Aaron Yashouafar’s brother, and Mr. H. Joseph Nourmand for whom our board of directors have been granted waivers to own up to 13.4%, 11.9%, and 7.3% respectively, will be permitted to own in excess of 4.9% in value of our outstanding shares of capital stock or 4.9% in value or number of shares, whichever is more restrictive, of our outstanding common stock. Mr. Eshaghian will be able to exercise significant influence over the election of our directors, and therefore, our management and policies, through his voting power. He may vote his or cause his affiliations to vote its shares of our common stock in ways with which you may disagree or which may be adverse to your interests as a stockholder, and this voting concentration may discourage, delay or prevent a change in control or acquisition of our company, even one that you believe is beneficial to you as a stockholder.

     Our governing documents and governing Maryland law impose limitations on the acquisition of our common stock and changes in control that could make it more difficult for a third party to acquire us.
     Following the reorganization, you will be a stockholder of us. Our charter and bylaws, and Maryland corporate law contain a number of provisions as further described under “Certain Provisions of Maryland Law and TMSF REIT Charter and Bylaws” and “Comparison of Rights of Stockholders of TMSF Holdings and TMSF REIT” that could delay, defer, or prevent a transaction or a change of control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests by increasing the associated costs and timeframe necessary to make an acquisition, making the process for acquiring a sufficient number of shares of our capital stock to effectuate accomplish such a change of control longer and more costly. In addition, investors may refrain from attempting to cause a change in control because of the difficulty associated with such a venture because of the limitations. The limitations, including the following, are each discussed further beginning on page 154:

•	Ownership Limit. No person, including a corporation, may own more than 4.9% in value of our outstanding shares of any class or series of our capital stock, or more than 4.9% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock, unless our board of directors grants a waiver to such person. By subjecting entities, such as corporations, to the ownership limitation, our charter is more restrictive than the requirements of the federal tax laws applicable to REITs, and thereby serves the dual purpose of helping us maintain our REIT status and protecting us from an unwanted takeover. Our board of directors may, in its sole discretion, waive the ownership limits and establish higher ownership limits with respect to a particular stockholder if the board determines that such stockholder’s ownership of our shares is not likely then or in the future to jeopardize our status as a REIT;

•	Removal of board of directors. No director may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors;

•	Preferred stock; classification or reclassification of unissued shares of capital stock. The board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock;

•	Maryland Business Combination Act. If we become subject to the Maryland Business Combination Act, certain “business combinations” between us and any “interested stockholder,” generally a stockholder that owns 10% or more of the outstanding voting stock, or an affiliate of the interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder and, thereafter, must be recommended by the board of directors and approved by the affirmative vote of at least 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder who will (or whose affiliate) will be a party to the business combination or by any affiliate or associate of the interested stockholder, voting together as a single voting group;

•	Maryland Control Share Acquisition Act. Under Maryland corporate law, “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquired by officers or directors who are employees of the corporation. Control shares are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power;

•	Advance notice of director nominations and new business. Our bylaws provide that with respect to an annual meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to a notice of meeting from us, (ii) by or at the direction of our board of directors and upon the recommendation of our Nominating and Corporate Governance Committee, or (iii) by a stockholder in accordance with our bylaws and our corporate governance policies and, with respect to nominations of directors, provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder in accordance with the our bylaws and our corporate governance policies;

•	Meetings of stockholders; call of special meetings; stockholder action in lieu of meeting by unanimous consent. Meetings of stockholders may be called by a written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting or by the holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation in the manner specified in articles supplementary filed as part of our charter. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may be effected by a written consent only if such consent is unanimous;

•	Acquisition, consolidation, share exchange, and transfer of our assets. Subject to the terms of any class or series of stock outstanding at the time, we may merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer its assets within the meaning of Maryland corporate law, but any such acquisition, consolidation, share exchange, or transfer of assets must be approved by the board of directors in the manner provided in Maryland corporate law. Our charter generally provides for stockholder approval of such transactions by a majority of all the votes entitled to be cast on the matter; and

•	Amendments to our charter and bylaws. To amend our charter, the board of directors first must adopt a resolution setting forth the proposed amendment, declare its advisability and direct that the proposed amendment be submitted to stockholders for their consideration. Thereafter, the proposed amendment must be approved by stockholders at a meeting thereof. Matters relating to the removal of directors and amendment of the charter provisions relating to the removal of directors contained in our charter must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Other amendments to our charter generally may also be effected by the requisite board action and approval by stockholders holding not less than a majority of the votes entitled to be cast on the matter.
     Loss of Messrs. Eshaghian or Najand could result in a material adverse effect on our business.
     Our future success depends to a significant extent on the continued services of Messrs. Eshaghian and Najand. The loss of the services of Messrs. Eshaghian or Najand could have a material adverse effect on our results of operations, financial condition, and business.
     Our operational structure may limit the benefits of the REIT election.
     We may in the future, but may not initially, have the ability to originate loans in our REIT or in qualified REIT subsidiaries. Initially, we will not originate mortgage loans at the REIT level because we are not licensed in the various states where we would need to be licensed to originate mortgage loans. Although we have the ability to conduct loan origination activity in our taxable REIT subsidiaries, or TRSs, and the loans that we elect to hold in our portfolio will be sold to the REIT, our inability to perform these functions in our REIT may prevent us from realizing the full benefits of our REIT status. For example, we will need to sell to the REIT loans originated by a TRS on an arm’s length basis. The sale to will be treated as a sale of the loan by the TRS and the TRS will have to recognize and pay tax on any built-in gain upon such sale. By originating mortgage loans at the REIT, we could eliminate recognition of such taxable gain. If we are unable to realize these benefits, our stock price may be adversely affected.
     You may be liable for certain claims after the dissolution of TMSF Holdings.
     The reorganization calls for the dissolution and termination of TMSF Holdings as soon as practicable and, in any event, not more than one year after the transactions provided for in the asset acquisition are completed.

     Following TMSF Holdings’s dissolution, it is possible that some claims, such as tax obligations, may still exist that could be asserted against TMSF Holdings. Delaware law provides that, if the assets of a corporation are distributed in connection with the dissolution of a corporation, a stockholder may be liable for claims against the corporation for an indefinite period of time following the dissolution. Your potential liability for any such claim against TMSF Holdings would be limited to the lesser of: (1) your pro rata share of such claim; or (2) the actual amount previously distributed to you in connection with the dissolution. In the context of the reorganization and dissolution and termination of TMSF Holdings, your aggregate liability for any claims against TMSF Holdings, after TMSF Holdings is dissolved, will not exceed the value of any our stock distributed to you in connection with the reorganization.
Regulatory and Legal Risks
     The nationwide scope of our mortgage origination and servicing operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.
     The mortgage banking industry is a highly regulated industry. Our origination business is subject to extensive federal and state laws and regulations, as well as judicial and administrative decisions of all jurisdictions. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual cities and counties have begun to enact laws that restrict subprime mortgage loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations. At the federal level, these laws and regulations include:
•	the Equal Credit Opportunity Act and Regulation D;

•	the Federal Truth in Lending Act and Regulation Z;

•	the Home Ownership and Equity Protection Act;

•	the Real Estate Settlement Procedures Act and Regulation X;

•	the Fair Credit Reporting Act;

•	the Fair Debt Collection Practices Act;

•	the Home Mortgage Disclosure Act and Regulation C;

•	the Fair Housing Act;

•	the Telemarketing and Consumer Fraud and Abuse Prevention Act;

•	the Telephone Consumer Protection Act;

•	the Gramm-Leach-Bliley Act;

•	the Soldiers and Sailors Civil Relief Act;

•	the USA Patriot Act;

•	the Fair and Accurate Credit Transactions Act; and

•	the CAN-SPAM Act.
     These laws and regulations among other things:
•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges, and other fees that we may charge;

•	prohibit discrimination both in the extension of credit and in the terms and conditions on which credit is extended;

•	prohibit the payment of kickbacks for the referral of business incident to a real estate settlement service;

•	impose underwriting requirements;

•	mandate various disclosures and notices to consumers, as well as disclosures to governmental entities;

•	mandate the collection and reporting of statistical data regarding our customers;

•	require us to safeguard non-public information about our customers;

•	regulate our collection practices;

•	require us to avoid doing business with suspected terrorists;

•	in some cases, impose assignee liability on the entities that purchase our mortgage loans or on us for loans we purchase.
     Our failure to comply with these laws can lead, among other things, to:
•	civil and criminal liability, including potential monetary damages;

•	loss of lending licenses or approved status required for continued lending operations;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	inability to sell our loans; and

•	inability to obtain credit to fund our operations.
     Although we have systems and procedures directed to comply with these legal requirements we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive manner, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to regulatory investigations, governmental enforcement actions, private causes of action, such as class action lawsuits, discomfort by our mortgage buyers or warehouse lenders with respect to our compliance with applicable laws and regulations.
     The increasing number of federal, state and local “anti-predatory lending” laws may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.
     Several federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate so-called “predatory” lending practices. The federal Home Ownership and Equity Protection Act, or HOEPA, identifies a category of mortgage loans and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, which is based on the interest rate and certain finance charges, or APR, exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the purchasers of our loans as well.
     Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels, including in California, that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds. The restrictions include prohibitions on “steering” borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, “flipping” or repeatedly refinancing loans, and making loans without a reasonable expectation that the borrowers will be able to repay the loans without regard to the value of the underlying property.
     Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten and impact the way in which a loan is underwritten. The remedies for violations of these laws are not based solely on actual harm to the consumer and can result in damages that exceed the loan balance. Liability for violations of HOEPA, as well as violations of many of the state and local equivalents, could extend not only to us, but to our secured warehouse lenders, institutional loan purchasers and securitization trusts that hold our loans and other assignees, regardless of whether such assignee knew of or participated in the violation.

     Local anti-predatory lending ordinances were passed in the cities of Oakland and Los Angeles California in 2001 and 2002, respectively. Each of these ordinances imposes additional limitations and requirements that go significantly beyond those imposed under HOEPA and California’s anti-predatory lending statutes. The American Financial Services Association, or AFSA, brought an action against the City of Oakland, alleging that the Oakland ordinance is preempted by California’s law. Both the trial court and the appellate court held for the City of Oakland. The matter was appealed to the California Supreme Court, which heard arguments on November 4, 2004 and reversed the lower court’s decision. The City of Los Angeles repealed its ordinance effective May 23, 2005. However, many other jurisdictions have indicated their intent to enact similar ordinances. It is possible that these ordinances might impair our ability or willingness to make loans in those jurisdictions, which in turn might result in a significant reduction in the value or volume of loans we make in those jurisdictions.
     It is our policy not to originate loans that are subject to HOEPA or these state and local high cost loan laws, because the companies that buy our loans or provide financing for our loan origination operations generally do not want to buy or finance such loans. If we miscalculate the numerical thresholds described above, however, we may mistakenly originate or purchase such loans and bear the related marketplace and legal risks and consequences. These thresholds below which we try to originate loans create artificial barriers to production and limit the price at which we can offer loans to borrowers and our ability to underwrite, originate, sell and finance mortgage loans. We may cease doing business in jurisdictions in the future where we, or our counterparties, make similar determinations with respect to anti-predatory lending laws. In California, for example, a proposed amendment to its state anti-predatory lending law substantially could broaden the trigger test for loans subject to its restrictions. To the extent we do have financing and purchasers for such loans, we may, on a limited basis, make loans which exceed the APR or “points and fees” thresholds of these laws, rules and regulations.
     The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for subprime loans, making it difficult to fund, sell or securitize any of our loans. If we decide to originate or buy loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with such laws, rules and regulations, including demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. If nothing else, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.
     Some of our competitors that are national banks or federally chartered thrifts and their operating subsidiaries may not be subject to these laws because of federal preemptions and may as a consequence be able to capture market share from us and other lenders. As a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders, we may be subject to state legal requirements and legal risks under state laws to which these federally regulated competitors are not subject, and this disparity may have the effect of giving those federal entities legal and competitive advantages. Passage of additional laws in other jurisdictions could increase compliance costs, lower fee income and lower origination volume, all of which would have a material adverse effect on our business, results of operations and financial condition.
     HOEPA and state and local high cost loan laws are not the only regulatory restrictions on lending based solely on the value of the mortgaged property without regard to a borrower’s ability to repay. The Office of the Comptroller of the Currency, the regulator of national banks, issued a final regulation last year that prescribed an explicit anti-predatory lending standard without regard to a trigger test based on the cost of the loan, which prohibits a national bank from, among other restrictions, making a loan based predominately on the foreclosure value of the borrower’s home, rather than the borrower’s repayment ability, including current and expected income, current obligations, employment status and relevant financial resources. On May 16, 2005, the Agencies issued guidelines cautioning lenders to consider all relevant risk factors when establishing product offerings and underwriting guidelines, including a borrower’s income and debt levels, credit score (if obtained), and credit history, as well as the loan size, collateral value, lien position, and property type and location. It stresses that prudently underwritten home equity loans should include an evaluation of a borrower’s capacity to adequately service the debt, and that reliance on a credit score is insufficient because it relies on historical financial performance rather than present capacity to pay. Similarly, the Interagency Guidelines Establishing Standards for Safety and Soundness, which are applicable to federally chartered and certain other types of depository institutions, call for documenting the source of repayment and assessing ability of the borrower to repay the debt in a timely manner. This restriction would prevent national banks and their operating subsidiaries from purchasing the variation of our loans where no assessment is made of the borrower’s ability to repay the loan.
     Similarly, on December 29, 2005, the Agencies published in the Federal Register for public comment a draft of the proposed Guidance to address certain concerns that the Agencies had about the proliferation of “nontraditional mortgage products,” loosely defined as any mortgage where the borrower is able to defer repayment of principal for a period of time—in other words, interest only-loans and Pay Option ARMs. The Guidance notes that financial institutions are increasingly combining these loans with other practices, such as making simultaneous second-lien mortgages and allowing reduced documentation in evaluating the applicant’s creditworthiness. The Guidance acknowledges that innovations in mortgage lending can benefit some consumers, but that these layering practices can present unique risks that institutions must appropriately measure, monitor and control. It recognizes that many of the risks associated with nontraditional mortgage loans exist in other adjustable-rate mortgage products, but the Agencies share an elevated concern with nontraditional products due to the lack of principal amortization and potential accumulation of negative amortization. The Agencies are also concerned that these products and practices are being offered to a wider spectrum of borrowers, including some who may not otherwise qualify for traditional fixed-rate or other adjustable-rate mortgage loans, and who may not fully understand the associated risks.
     The Guidance directs financial institutions to consider the effect of payment shock in underwriting by evaluating whether the borrower will be able to make the higher monthly payments once the loan begins amortizing. At the very least, underwriting criteria must include an “include an evaluation of [the borrower’s] ability to repay the debt by final maturity at the fully indexed rate, assuming a fully amortizing repayment schedule.” Lenders would be directed to “avoid the use of loan terms and underwriting practices that may result in the borrower having to rely on the sale or refinancing of the property once amortization begins.” In addition, the Guidance noted that lenders often underwrite nontraditional mortgage products with less stringent or no income and asset verification requirements as compared to traditional “full” underwriting. Although it did not outright prohibit reduced income or asset verification programs in connection with nontraditional mortgages, the Guidance cautioned lenders against “over-reliance on credit scores as a substitute for income verification in the underwriting process” in connection with these products. The Guidance expressed the greatest concern about risk layering in connection with nontraditional mortgage programs “that target subprime borrowers through tailored marketing, underwriting standards, and risk selection[.]”
     While not specifically applicable to loans originated by us, the guidance and related banking regulations are instructive of the regulatory climate relating to low and no documentation loans, such as the stated income and no documentation loan products, and nontraditional mortgage products, such as interest-only and Payment Option ARMs, made by us. Our ability to finance the origination of our alternative documentation or no documentation loans and nontraditional mortgage loans and sell such loans to or the related securities to third parties could be impaired if our financing sources or mortgage buyers are required or choose to incorporate prohibitions or requirements from certain anti-predatory lending practices into their eligibility criteria, even if the laws do not specifically apply to us.
     The United States Congress is also considering legislation, such as the Ney-Lucas Responsible Lending Act introduced in 2003, which, among other provisions, would limit fees that a lender is permitted to charge, including prepayment fees, restrict the terms lenders are permitted to include in their loan agreements and increase the amount of disclosure required to be given to potential borrowers. Similar legislation was been introduced in 2005 in Congress. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are evaluating the potential impact of these initiatives, if enacted, on our lending practices and results of operations. As a result of these and other initiatives, we are unable to predict whether federal, state or local authorities will require changes in our lending practices in the future, including reimbursement of fees charged to borrowers, or will impose fines. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in California or any other state where we originate a significant portion of our mortgage loans.

     State Attorneys General are working collectively to seek to use state deceptive and unfair trade practices laws and other laws to attack lending practices that are not otherwise known to be unlawful.
     In addition to complying with the myriad of federal, state and local consumer credit laws regulating mortgage lending practices, lenders have to be vigilant of efforts by state attorneys general to create new lending restrictions through enforcement actions. State attorneys general announce their application of state unfair and deceptive trade practices acts to mortgage lending through the filing of both complaints against individual companies identifying the allegedly illegal conduct and the corresponding consent order detailing the prospective practices the defendant has agreed to implement in connection with the settlement of the complaint. In 2002, several state attorneys general settled a case with a large subprime lender pursuant to which the lender agreed to implement practices that the related mortgage lending laws did not explicitly require. These practices included a limitation on lender fees of five percent of the original loan amount, a disclosure to potential borrowers of the interest rates available to such borrowers and the corresponding discount points available to buy down the interest rate, a prohibition on the imposition of a prepayment penalty term greater than 24 months from the date of loan origination, a determination that each loan provide a net tangible benefit to the borrower, and a prohibition on lender fees in connection with the refinancing of an existing mortgage loan owned by the lender or a lending subsidiary of the lender that was originated or refinanced within 12 months of the current refinancing. In many cases, the particular requirements are more restrictive than existing consumer credit laws that address the same topics. By its terms, the settlement applied only to the lender that executed the settlement agreement.
     On July 18, 2005, the New Mexico Attorney General wrote a form letter to 160 lenders, which we were not among, asking each lender to furnish information regarding its lending practices pertaining to those that were the subject of the 2002 settlement. In the accompanying press release, the New Mexico Attorney General expressed disappointment that the subprime lending industry has not adopted the consumer protection standards purportedly established for the industry as a whole within the settlement agreement involving a single lender. She further noted in the press release that the requested information will help her office determine if the other members of the subprime lending industry are following these consumer protection standards. Like most companies in the industry, we have not adopted the terms of the 2002 settlement, and New Mexico Attorney General’s recent letter suggests that there may be an increased effort by state attorneys general to leverage settlements with individual companies into industry wide restrictions, even if the related mortgage banking laws addressing the same issues are less restrictive that the terms of the settlement agreements.
     In this regard, a prospectus supplement filed with the Securities Exchange Commission on July 29, 2005 by an affiliate of a non-prime lender, states that the lender’s holding company was taking a financial charge to reflect estimated liability in connection with concerns raised by regulatory agencies and attorneys general in 30 states. A final settlement has not yet been reported, and the state attorneys general have not filed a complaint or a consent order. Presumably, the parties continue to negotiate prospective, injunctive relief provisions relating to the various matters at issue in the investigation. The prospectus supplement states that one of these issues involves stated income loans. Whether and how the issue of stated loans will be addressed in any final settlement in either a complaint or consent order will not be publicly known unless and until a final settlement is reached and announced. It is possible that the terms of a settlement, if any, resulting from this matter may reflect an interpretation of the law by the state regulatory agencies and attorneys general involved that raises questions as to the appropriateness of making stated income loans in general, rather than with respect to particular practices in which the lender may have engaged. In such event, the legal and business risks posed by certain of the types of loans made or acquired by us might be materially increased, and new legal considerations may become applicable to our business.
     New regulatory laws affecting the mortgage industry may increase our costs and decrease our mortgage origination and acquisition.
     The regulatory environments in which we operate have an impact on the activities in which we may engage, how the activities may be carried out, and the profitability of those activities. Therefore, changes to laws, regulations or regulatory policies can affect whether and to what extent we are able to operate profitably. For example, recently enacted and proposed local, state and federal privacy laws and laws prohibiting or limiting marketing by telephone, facsimile, email and the Internet may limit our ability to market and our ability to access potential loan applicants. The Can Spam Act of 2003 establishes the first national standards for the sending of commercial email allowing, among other things, unsolicited commercial email provided it contains certain information and an opt-out mechanism. Similarly, the federal Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act statutes, designed to restrict unsolicited advertising using the telephone and facsimile machine, regulate unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines.
     Our marketing operations, including the activities of brokers who originate loans for us, may be restricted by the development of various federal and state laws, including “do not call” list requirements and “do not fax” requirements. In 2003, The Federal Communications Commission, or the FCC and the United States Federal Trade Commission, or FTC, amended its rules to establish a national “do not call” registry. Generally, vendors are prohibited from calling anyone on that registry unless the consumer has initiated the contact or given prior consent. These rules generally have survived legal challenge. In view of the public concern with privacy, we cannot provide any assurance that the proposed laws, rules and regulations, or other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans.
     In addition, we will be subject to greater costs and potential liability under new “do not fax” rules adopted by the FCC that became effective on January 9, 2006. These rules make it unlawful for any person to send an unsolicited facsimile to another machine that contains any material advertising the commercial availability or quality of any property, good, or service, unless the recipient has expressly permitted the sending of such a facsimile in a signed written statement. In addition, the FCC’s rules require that each facsimile advertisement must contain the identity and telephone number of the business on whose behalf the facsimile is being sent, whether sent directly by that business or through a third-party service provider. Recipients of unwanted facsimiles thus will receive information allowing them to seek redress. Violators of these rules may be subject not only to enforcement actions by government agencies, but also to private suits by affected persons. Implementation of these rules and compliance therewith may increase our costs and increase our legal risks as well as reduce the overall size of the customer base from which we may solicit.
     Moreover, on October 7, 2005, the State of California adopted a statute addressing unsolicited advertising faxes that became effective January 1, 2006. The statute makes it unlawful for a person located in California, or if the recipient is located in California, to use any device to send, or cause any person to send, an unsolicited advertisement to a telephone fax machine. The recipient of such a fax may bring an action for injunctive relief, seek actual damages or statutory damages in the amount of $500 per violation, whichever is greater, or both injunctive relief and damages. Where the violation is willful, a court may impose treble damages. The statute also makes it a crime for a person located in California, or if the recipient is located in California, to send a fax using a machine that does not provide specified identification or does not provide clearly marked identification information in the message. Implementation of these rules and compliance therewith may increase our costs and increase our legal risks as well as reduce the overall size of the customer base from which we may solicit.
     We make “yield spread premium” payments to mortgage brokers on many of our loans, and the uncertainty of the federal judicial interpretation of the legality of these payments may increase our exposure to litigation, related defense expenses and adverse judgments.
     A substantial portion of our mortgage loans are originated through independent mortgage brokers. Mortgage brokers provide valuable services in the loan origination process and are compensated for their services by receiving fees on loans. Brokers may be paid by the borrower, the lender or both. If a borrower cannot or does not want to pay the mortgage broker’s fees directly, the loan can be structured so that the mortgage broker’s fees are paid from the proceeds of the loan, or the loan can provide for a higher interest rate or higher fees to the lender thereby reducing or eliminating the loan fees paid by the borrowers. This form of compensation is often referred to as a “yield spread premium.” Regardless of its label or method of calculation, the payment is intended to compensate the broker for the services performed.
     Competitive forces currently demand that we pay mortgage brokers yield spread premiums on many of the loans we originate. The federal Real Estate Settlement Procedures Act, or RESPA, prohibits the payment of fees for the mere referral of real estate settlement service business. This law does permit the payment of reasonable value for services actually performed and facilities actually provided unrelated to the referral. There have been many lawsuits over the years questioning whether mortgage broker compensation paid by lenders constitutes illegal referral fees or permissible fees for services actually performed. Appellate court decisions have held, and the Department of Housing and Urban Development has issued a policy statement taking the position, that lender payments to mortgage brokers, including yield spread premiums, are not per se illegal. Nevertheless, if other circuit courts that have not yet reviewed this issue disagree, there could be a substantial increase in litigation regarding lender payments to brokers and in the potential costs of defending these types of claims and in paying any judgments that might result.
     Brokers are subject to separate regulation, and we may be subject to fines or other penalties based upon the conduct of our independent brokers.
     The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability. For example, the FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its mortgage loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a subprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers.
     If financial institutions face exposure stemming from legal violations committed by the companies to which they provide financing or underwriting services, this could increase our borrowing costs and negatively affect the market for loan sales and mortgage-backed securities.
     In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held it liable for 10% of the plaintiff’s damages. This instance of liability is the first case we know of in which an investment bank was held partly responsible for violations committed by a mortgage lender customer. Shortly after the announcement of the jury verdict in the California case, the Florida Attorney General filed suit against the same financial institution, seeking an injunction to prevent it from financing mortgage loans within Florida, as well as damages and civil penalties, based on theories of unfair and deceptive trade practices and fraud. The suit claims that this financial institution aided and abetted the same lender involved in the California case in its commission of fraudulent representations in Florida. As of the date of this information statement/prospectus, there has been no ruling in this case. If other courts or regulators adopt this “aiding and abetting” theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may charge more for warehouse lending and reduce the prices they pay for loans to build in the costs of this potential litigation or exit the business entirely, thereby increasing our cost of borrowing. Any such increases could, in turn, have a material adverse effect on our results of operations, financial condition, and business prospects.
     We are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, and we may be unable to compete effectively with financial institutions that are exempt from such restrictions.
     The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature to obtain value on the loans we originate.
     Certain state laws restrict or prohibit prepayment penalties on mortgage loans, and we have relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules issued in the past by the OTS to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, other than federally chartered depository institutions, the federal preemption which federally chartered depository institutions enjoy with respect to alternative mortgage transactions, such as adjustable-rate mortgage loans. However, on July 1, 2003, a new OTS rule took effect that reduced the scope of the Parity Act preemption and, as a result, we are no longer able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The elimination of this federal preemption requires us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty on first mortgages or second mortgages in several states, and restrict the amount or duration of prepayment penalties that we may impose in several states, as well. State laws regulating prepayment fees vary widely from state to state. Generally speaking, these laws fall into the following four categories: (a) prohibiting prepayment fees for all mortgage loans or certain mortgage loans; (b) authorizing prepayment fees subject to certain conditions, such as the creditor being licensed for certain loans, or pursuant to a certain formula for a certain period of time; (c) prohibiting or restricting prepayment fees for mortgage loans covered under the state’s anti-predatory lending law, but not for other mortgage loans; and (d) including prepayment fees in the calculation of points and fees for purposes of determining whether a loan is covered by an anti-predatory lending law. Also, even where prepayment fees are not prohibited or limited under state consumer credit laws, state attorneys general also have been questioning such fees under state laws outlawing unfair and deceptive acts or practices.
     Losing our pre-empted status with respect to state restrictions on prepayment penalties may place us at a competitive disadvantage relative to financial institutions such as national banks and federally-chartered thrifts that will continue to enjoy federal preemption of such state restrictions. Such institutions generally will be able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer.
     Our business could be harmed if courts rule that the OTS exceeded its statutory authority in adopting regulations in 1996 that allowed lenders such as us to rely on the Parity Act to preempt state restrictions on prepayment penalties for adjustable-rate mortgages.
     As discussed, prior to July 2003 we were able to rely on the Parity Act to preempt state restrictions on prepayment penalties. However, a New Jersey state appellate court departed from prior decisions in other jurisdictions to hold that the OTS did not have the authority to adopt regulations in 1996 that allowed lenders like us to rely on the Parity Act to preempt state limitations on prepayment penalties with respect to adjustable-rate mortgages. Although the New Jersey Supreme Court reversed the appellate court decision in May 2004, that reversal could be appealed, and if it were appealed successfully or if courts in other jurisdictions reach similar conclusions to those reached by the New Jersey state appellate court, we could face litigation regarding the enforceability of prepayment penalties on our outstanding adjustable-rate loans originated prior to July 1, 2003. We could also be subject to similar litigation relating to charges that were imposed on our customers who paid prepayment penalties in connection with prepayments of loans prior to July 1, 2003. We could also face contractual claims from our institutional loan purchasers stemming from representations we made regarding the enforceability of our prepayment penalties. Such litigation and claims could have a material adverse effect on our business, results of operations and financial condition.
     Our failure or the failure of our subsidiaries to obtain and maintain licenses in the jurisdictions in which we do business could have a material adverse effect on our results of operations, financial condition, and business.
     We operate in a highly regulated industry, and we and our subsidiaries are subject to licensing requirements in the various states where we do business. We may be required to obtain certain new licenses and approvals under existing licenses before the commencement of certain business activities related to our formation and necessary to carry out our business strategy. In addition, if we decide to increase REIT qualifying assets and income such as originating and servicing loans at the REIT level, we will be required to obtain certain new licenses and approvals.

     We cannot assure you that we will be able to obtain all the necessary licenses and approvals in a timely manner or at all. Failure to obtain and maintain these licenses and approvals would limit, delay and disrupt (1) our ability to increase REIT qualifying assets and income, and (2) our operations in certain geographical regions, and perhaps nationwide, and could have a material adverse effect on our business, financial condition, liquidity, and results of operations.
     Because the reorganization constitutes a change in control of TMSF Holdings, we must seek consent, approval or authorization of the change in control for all licenses and permits held by TMSF Holdings from various governmental agencies in the jurisdictions in which we do business to transfer those licenses and permits to us or our affiliates upon the closing of the reorganization. In some cases, we or our affiliates may be required to obtain new licenses or permits from those governmental agencies. In addition, we must seek consent for the change in control under our financing facilities. We cannot assure you that we will be able to obtain all required consents, approvals and authorizations. Our failure to properly transfer our licenses and permits to us or our affiliates or otherwise to obtain necessary licenses, permits, consents, approvals and authorizations could limit our ability to continue our business operations after the reorganization or otherwise have a material adverse effect on our business, financial condition, liquidity, and results of operations.
     We may be subject to various legal actions, which if decided adversely, could have a material adverse effect on us.
     Because the non-conforming mortgage lending and servicing business, by its nature, involves the collection of numerous accounts, the validity of liens and compliance with local, state and federal lending laws, mortgage lenders and servicers are subject to, and we may become subject to, numerous claims and legal actions in the ordinary course of business. These legal actions include lawsuits brought as class actions that allege violations of various federal, state and local consumer protection laws. While we cannot predict the ultimate legal and financial liability with respect to legal actions brought against us, an adverse judgment in one or more legal actions could have a material adverse effect on our financial condition. In addition, in recent years, both state and federal regulators have subjected the practices of non-conforming mortgage lenders to particularly intense regulatory scrutiny, which has resulted in a number of well-publicized governmental and other investigations of other mortgage lenders in our industry. Lawsuits can be very expensive, harm a company’s reputation and otherwise disrupt operations. We cannot assure you that we will not be the subject of legal actions that could materially and adversely affect our financial condition. Any such investigation of us could have a material adverse effect on our business, results of operations, liquidity, and financial condition.
     If many of our borrowers become subject to Servicemembers Civil Relief Act of 2003, our cash flows and interest income may be adversely affected.
     Under the Servicemembers Civil Relief Act, which re-enacted in 2003 the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of his or her mortgage loan generally may not be required to pay interest above an annual rate of 6%, and the lender is restricted from exercising certain enforcement remedies, during the period of the borrower’s active duty status. This act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. The recent significant mobilization by the U.S. Armed Forces could increase the number of our borrowers who are subject to this Act, thereby reducing our cash flow and the interest payments collected from those borrowers, and in the event of default, delaying or preventing it from exercising the remedies for default that otherwise would be available to us.
     We are subject to significant legal and reputational risks and expenses under federal and state laws concerning privacy, use and security of customer information.
     The federal Gramm-Leach Bliley financial reform legislation imposes significant privacy obligations on us in connection with the collection, use and security of financial and other nonpublic information provided to us by applicants and borrowers. In addition, California and Vermont, among other states, have enacted, and several other states are considering enacting, even more stringent privacy or customer-information-security legislation, as permitted under federal law. Because laws and rules concerning the use and protection of customer information are continuing to develop at the federal and state levels, we expect to incur increased costs in our effort to be and remain in full compliance with these requirements. Nevertheless, despite our efforts we will be subject to legal and reputational risks in connection with our collection and use of customer information, and we cannot assure you that we will not be subject to lawsuits or compliance actions under such state or federal privacy requirements. To the extent that a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could substantially increase.
     Our operations may be adversely affected if we are subject to the Investment Company Act.
     We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act of 1940. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.
     To qualify for this exemption we must maintain at least 55% of our assets directly in mortgages, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.
     Recent cases may limit our ability to foreclose on a defaulted loan in Florida if the loan is registered on the Mortgage Electronic Registration System
     Mortgage Electronic Registration Systems, Inc., or MERS, operates a national electronic registration system, or MERS System for mortgages and related instruments. As a subscriber to the MERS System, we designate MERS as our nominee or the mortgagee of record for the purpose of recording mortgages and related instruments, or MERS Instruments, in the county where the subject real property is located. The MERS Instruments are registered in a central database, which tracks all future transfers of the beneficial ownership interests and servicing rights among MERS members.
     Two recent Florida cases raise a question whether MERS may bring a foreclosure action on our behalf. Circuit courts in the sixth and eleventh judicial districts in Florida, have recently held that MERS does not have standing to bring a foreclosure action against a borrower in default in Florida. Unless these cases are overturned on appeal, we will have to assign defaulted loans in Florida to someone other than MERS. Assigning default loans to third parties in Florida will result in increased costs. If a substantial number of our loans in Florida become defaulted, or if other states follow the decisions of the Florida courts, the resulting increased costs of foreclosure may have a materially adverse effect on our results of operation, business, or financial condition. For the nine months ended September 30, 2005, 4.9% of our total originated loans were secured by properties in Florida for which we have designated MERS as our nominee or the mortgagee of record.
Federal Income Tax Risks Related to Our Qualification as a REIT
     Actions we take to satisfy the requirements applicable to REITs, or our failure to satisfy such requirements, could have an adverse effect on our financial condition.
     We intend to operate so as to qualify as a REIT under the federal tax laws effective for our taxable year in which we complete the reorganization. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. A REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders as long as it distributes currently at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). The determination that we are a REIT, however, requires an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Accordingly, no assurance can be provided, that we will so qualify or be able to remain so qualified or that new legislation, Department of Treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification. In this regard, we will receive an opinion of McKee Nelson LLP to the effect that we, effective for our taxable year in which we complete the reorganization, will be organized in conformity with the requirements for qualification as a REIT under the federal tax laws, and that our proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT. This opinion will be conditioned upon certain factual representations to be made by us as to matters relating to our organization and operation. In addition, this opinion will be based upon our factual representations concerning our business and properties as set forth in this information statement/prospectus and assumes that the actions described in this information statement/prospectus are completed in a timely fashion. In particular, our ability to qualify as a REIT at the close of the first calendar quarter following the reorganization will depend on our ability to acquire REIT qualifying assets, which will, in turn, depend on our ability to raise new capital. Moreover, an opinion of counsel does not bind the Internal Revenue Service, or the IRS, or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.
•	Required distributions and payments. To qualify as a REIT, generally we will be required each year to distribute to our stockholders at least 90% of our REIT taxable income determined without regard to the dividends paid deduction and by excluding any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions we make with respect to the calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income for that year, and (iii) any undistributed taxable income from prior periods. We intend to make distributions to our stockholders to comply with the minimum 90% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between taxable income and cash available for distribution could require us to borrow funds or to issue additional equity to meet the minimum 90% distribution requirement and therefore to maintain our REIT status and to avoid the nondeductible excise tax. In addition, our inability to retain earnings at the REIT level resulting from the minimum 90% distribution requirement will generally require us to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet our distribution and tax obligations.

•	Consequences of failure to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to federal income tax including any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. If we fail to qualify as a REIT, we will not be required to distribute to our stockholders at least 90% of our REIT taxable income each year. The additional tax could be substantial and could significantly reduce the cash available for distribution by us to our stockholders. Our failure to qualify as a REIT could also reduce materially the value of our common stock. See “Material Federal Income Tax Consequences—Federal Income Taxation of TMSF REIT Following the REIT Election” and “Material Federal Income Tax Consequences—REIT Qualification—Failure to Qualify.” Our failure to qualify and maintain qualification as a REIT also would result in a default under the new warehouse facilities.
     Complying with REIT requirements may cause us to forego otherwise attractive opportunities.
     To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-related assets and other assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
     Complying with REIT requirements may limit our ability to hedge effectively.
     The REIT provisions of the Code may substantially limit our ability to hedge mortgage-related assets and related borrowings by requiring us to limit our income in each year from qualifying and non-qualifying hedges, together with any other income not generated from qualified sources, to 25% of our gross income. In addition, we must limit our aggregate income from non-qualifying hedging, fees and certain other non-qualifying sources to 5% of our annual gross income. As a result, we may in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect and other requirements are met, we could lose our REIT status for federal income tax purposes. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability even if we do not lose our REIT status.
     Complying with the REIT requirements may force us to borrow to make distributions to our stockholders.
     As a REIT, we must distribute 90% of our annual REIT taxable income (subject to certain adjustments) to our stockholders. From time to time, our REIT taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our REIT taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our mortgage-related assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in mortgage-related assets.
     Dividends we will pay to most domestic noncorporate stockholders following the REIT election, unlike dividends TMSF Holdings may pay, will generally not be eligible for taxation at capital gains rates, which may adversely affect the price of our common stock.
     Dividends paid to most domestic non-corporate stockholders by a C corporation, such as TMSF Holdings, are generally eligible to be taxed at rates applicable to net capital gains, currently subject to a maximum federal income tax rate of 15%, rather than at rates applicable to ordinary income, currently subject to a maximum federal income tax rate of 35%. This reduced rate of tax, however, generally will not apply to dividends paid by a REIT on its stock. As a result, if we qualify as a REIT, our dividends paid to most domestic non-corporate stockholders will generally be taxed at ordinary income rates. This could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the price of our common stock.
     Recognition of excess inclusion income by us could have adverse tax consequences to us or our stockholders.
     We may recognize excess inclusion income and our stockholders may be required to treat a portion of the dividends they receive as excess inclusion income. Excess inclusion income may not be offset with net operating losses, will represent unrelated business taxable income in the hands of an otherwise tax-exempt stockholder, and will be subject to withholding tax, without regard to otherwise applicable exemptions or rate reductions, to the extent such income is allocable to a stockholder who is not a U.S. person.
     Generally, excess inclusion income is the income allocable to a residual interest in a real estate mortgage investment conduit, or REMIC, in excess of the income that would have been allocable to such interest if it were a bond having a yield to maturity equal to 120% of the long-term applicable federal rate, which is a rate based on the weighted average yields of treasury securities and is published monthly by the IRS for use in various tax calculations. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage loans or mortgage-backed securities securing those debt obligations.
     Although we plan to structure our securitization transactions to qualify as non-REMIC financing transactions for federal income tax purposes, we may recognize excess inclusion income attributable to the equity interests we retain in those securitization transactions. In short, if a REIT holds 100% of the sole class of equity interest in a non-REMIC multi-class mortgage-backed securities offering that qualifies as a borrowing for federal income tax purposes, the equity interest retained by the REIT, under regulations that have not yet been issued, will be subject to rules similar to those applicable to a REMIC residual interest. Thus, because we intend to undertake non-REMIC multi-class mortgage backed securities transactions after the reorganization, we will recognize excess inclusion income.
     If we recognize excess inclusion income, we will, under regulations that have not yet been issued, have to allocate the excess inclusion income to the dividends we distribute to our stockholders to the extent our REIT taxable income taking into account the dividends paid deduction is less than the sum of our excess inclusions for the taxable year. If a portion of the dividends we distribute to you were characterized as excess inclusion income, then you will be taxed with respect to that excess inclusion income in the same manner that you would be taxed if you held a REMIC residual interest directly. See “Material Federal Income Tax Consequences—Taxable Mortgage Pools—Excess Inclusion Income.”
     If we were to invest more than 20% of our total assets in stock or securities of TMSF Acquisition Corporation and other taxable REIT subsidiaries, we would violate the requirement that a REIT cannot invest more than 20% of our total assets in the stock or securities of one or more taxable REIT subsidiaries, which would result in the loss of our REIT status.
     At the close of any calendar quarter, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.
     After the reorganization and REIT election, we will elect to treat TMSF Acquisition Corporation and The Mortgage Store as our taxable REIT subsidiaries. Upon the closing of the reorganization, the sole taxable REIT subsidiary in which we will directly own stock or securities will be TMSF Acquisition Corporation. At that time, the stock and securities of TMSF Acquisition Corporation, the value of which includes The Mortgage Store, held by us is expected to represent more than 20% of the value of our total assets.
     If we are to qualify as a REIT for our taxable year in which we complete the reorganization, then by that date we cannot have more than 20% of the value of our total assets invested in the stock or securities of one or more taxable REIT subsidiaries. Thus, to satisfy this requirement, we must (i) raise significant amounts of new capital between the time we close the reorganization and the end of the calendar year and (ii) be able to readily deploy that new capital to make leveraged investments in real estate assets. We intend to raise capital and make leveraged investments in pools of mortgage loans through one or more securitization transactions. Moreover, if necessary to satisfy the requirements for REIT qualification we may acquire leveraged interests in mortgage-backed securities solely to satisfy one or more of the quarterly assets tests applicable to REIT qualification. We can offer no assurance that we will be able to raise the capital needed to qualify as a REIT. See “Material Federal Income Tax Consequences – REIT Qualification.”
     The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.
     A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale for federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through a taxable REIT subsidiary, and may limit the structures we utilize for our securitization transaction even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our investment portfolio of mortgage-related assets from time to time even if we believe that it would be in our best interest to do so.
     Because taxable REIT subsidiaries are subject to tax at the regular corporate rates, we may not be able to fully realize the tax benefits we anticipate as a result of the REIT election.
     A taxable REIT subsidiary must pay income tax at regular corporate rates on any income that it earns. Following the reorganization and REIT election, many of our historic business activities will be conducted through our taxable REIT subsidiaries. Our taxable REIT subsidiaries will pay corporate income tax on their taxable income, and their after-tax net income will be available for distribution to us. Such income, however, is not required to be distributed to the extent it is retained to fund operations or business growth.
     The primary benefit that we will derive as a result of the REIT election is the ability to avoid corporate income tax on our earnings by distributing such earnings as dividends to our stockholders. Certain business activities, such as servicing loans owned by third parties, must, however, be conducted through a taxable REIT subsidiary if we are to maintain our compliance with requirements for qualification as a REIT. Consequently, our ability to achieve the primary benefit of the REIT election – the avoidance of corporate income tax on our earnings – will be limited to the extent we must conduct our business activities through taxable REIT subsidiaries.
     We may endanger our REIT status if the dividends we receive from our taxable REIT subsidiaries exceed applicable REIT gross income tests.
     The annual gross income tests that must be satisfied to ensure REIT qualification may limit the amount of dividends that we can receive from our taxable REIT subsidiaries and still maintain our REIT status. Generally, not more than 25% of our gross income can be derived from non-real estate related sources, such as dividends from a taxable REIT subsidiary. If, for any taxable year, the dividends we received from TMSF Acquisition Corporation, when added to our other items of non-real estate related income, represented more than 25% of our total gross income for the year, we could be denied REIT status, unless we were able to demonstrate, among other things, that our failure of the gross income test was due to reasonable cause and not willful neglect.
     We may be subject to a penalty tax if interest on indebtedness owed to us by our taxable REIT subsidiaries accrues at a rate in excess of a commercially reasonable rate or if transactions between us and our taxable REIT subsidiaries are entered into on other than arm’s-length terms.
     If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT, the REIT is subject to tax at a rate of 100% on the excess of (1) interest payments made by a taxable REIT subsidiary to its parent REIT over (2) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm’s-length terms. We will scrutinize all of our transactions with our taxable REIT subsidiaries in an effort to ensure that we do not become subject to these taxes. We cannot assure you, however, that we will be able to avoid application of these taxes.
     To qualify as a REIT, five or fewer individuals cannot own more than 50% of the value of our outstanding stock at any time during the last half of any taxable year.
     Generally, we will not qualify as a REIT if five or fewer individuals and certain entities treated as individuals for purposes of this test own more than 50% of the value of our outstanding stock during the last half of any taxable year. See “Material Federal Income Tax Consequences – REIT Qualification.” This requirement does not apply, however, for the first year for which REIT status is sought, and thus, it will not apply to us for our taxable year in which we complete the reorganization. Immediately after the reorganization, we will not satisfy the five-or-fewer requirement because ownership of our stock will be concentrated in the hands of fewer than five individual stockholders. To achieve sufficient diversification of stockholder ownership so as to satisfy the five-or-fewer requirement we will have to raise significant amounts of new capital from investors. We can offer no assurance that we will be able to attract such new capital.
     Notwithstanding our qualification as a REIT, we may be subject to certain REIT level taxes.
     Although we can generally avoid federal income taxation at the REIT level by distributing dividends to our shareholders each year in an amount equal to our REIT taxable income computed without regard to the deduction for dividends paid, there are certain circumstances in which we could, nevertheless, be subject to tax at the REIT level. See “Material Federal Income Tax Consequences – REIT Taxation Generally.” For instance, if we were to engage at the REIT level in sales of real estate assets, including mortgage loans or mortgage-backed securities to customers in the ordinary course of a trade or business, any gain we would realize on such sales would be subject to a prohibited transactions tax at a rate of 100%. As a result, we will endeavor to have all regular and recurring sales activity take place at our taxable REIT subsidiaries.
     Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities could result in a failure to comply with REIT gross income or asset tests.
     When purchasing mortgage-backed securities and government securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate level tax.
Risks of Ownership of Our Common Stock
     TMSF Holdings’s common stock price is not necessarily indicative of the price of our common stock following the reorganization and REIT election.
     TMSF Holdings’s current stock price is not necessarily indicative of how the market will value our common stock following the conversion to a REIT. TMSF Holdings’s current stock price reflects the current market valuation of its current business and assets, general market conditions, and does not necessarily take into account the changes that will occur in connection with the reorganization and the change in our organization from a “C” corporation to a REIT.
     Because there historically has been a limited amount of trading in the TMSF Holdings common stock, there can be no assurance that our stock price will not decline.
     Lack of trading market. Although the TMSF Holdings common stock trades on the OTC Bulletin Board, the public market for our common stock historically has not been very liquid and a regular trading market for the securities may not be sustained in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.
     Our common stock is considered a “penny stock”. The TMSF Holdings common stock is considered to be a “penny stock” because it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than five dollars ($5.00) per share; (ii) the stock is not traded on a “recognized” national exchange; (iii) the stock is not quoted on the NASDAQ Stock Market, or even if so, has a price less than five dollars ($5.00) per share; or (iv) the stock is issued by a company with net tangible assets less than $2,000,000, if in business more than a continuous three years, or with average revenues of less than $6,000,000 for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock and must trade it on an unsolicited basis.

     Broker-dealer requirements may affect trading and liquidity. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.
     Shares of our common stock available for future sale could have an adverse effect on our stock price.
     Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. In connection with our qualification as a REIT, we will seek to raise additional equity capital before and after completion of the reorganization. The amount of such additional equity capital is currently unknown. The issuance of additional shares of our common stock may be available for sale in the public markets. In addition, a substantial number of shares of our common stock may, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including common stock reserved for issuance pursuant to options granted before the completion of the reorganization, and these shares of common stock may be available for sale in the public markets from time to time. Immediately following the consummation of the reorganization, we expect to have 308,400 shares of our common stock subject to options that will be immediately exercisable and an additional 68,100 shares subject to options that will vest over the next five years. We cannot predict the effect that future sales of shares of our common stock will have on the market price of our common stock.
     The market price and trading volume of our common stock may be volatile following the reorganization.
     The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly compared to the market price of TMSF Holdings’s common stock before the reorganization, you may be unable to resell your shares at or above the current market price of TMSF Holdings common stock. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:
•	market reaction to our conversion to a REIT;

•	issuance of new equity securities pursuant to a future offering;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us, if any, or the real estate industry;

•	changes in market interest rates;

•	changes in market valuations of similar companies;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, regulations, strategic partnerships, joint ventures or capital commitments;

•	changes in tax laws affecting REITs;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	depth and liquidity of the market for our common stock;

•	speculation in the press or investment community; and

•	general market and economic conditions.
     Since we are a Maryland corporation, a Maryland court may not recognize your rights under Section 2115 of the California Corporation Code.
     As a Maryland corporation, your rights as a stockholder of us are generally governed by the Maryland General Corporation Law. Under Section 2115 of the California Corporations Code, however, we are, and will be after the reorganization, subject to various sections of the California Corporations Code because more than one half of our outstanding voting securities are held by California residents, our principal business operations are located in California, we do not have at least 800 beneficial holders of our equity securities, and we do not have outstanding securities listed on the New York Stock Exchange or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ. Accordingly, until we no longer meet the requirements, your rights as stockholders will be altered by the effect of Section 2115 of the California Corporations Code. Although such provisions are designed to enhance the rights of stockholders, they may benefit some stockholders at the expense of others, limit management’s ability to operate the company and, in instances where Maryland and applicable California law conflict, cause confusion about what laws govern. It should be noted that certain key jurisdictions, such as Delaware, have refused to recognize the applicability of Section 2115 of the California Corporations Code to corporations organized outside of California.
     Section 2115 of the California General Corporation Law may impose California law (i) requiring annual stockholders’ meetings and remedies if meetings are not held timely, (ii) regarding the annual election of directors and stockholders’ right to cumulate votes at any election of directors, (iii) removal of directors without cause and removal of directors by court proceeding in that directors may be removed without cause if approved by a majority of the outstanding shares entitled to vote, except that no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election of which the same total number of votes were cast and the entire number of directors authorized at the time of the most recent election were then being elected, (iv) providing that the superior court of the proper county may, at the request of shareholders holding at least 10% of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion concerning the corporation and may bar from reelection any director so removed for a period prescribed by the court, (v) regarding filling of director vacancies where less than a majority in office have been elected by stockholders in that the California General Corporation Law provides that any stockholder of 5% or more of the total outstanding shares having the rights to vote or, upon the request of such a stockholder the superior court of California, may call a special meeting to elect the entire board of directors, (vi) regarding directors’ standard of care in that a director must serve in good faith, in a manner that the director believe to be in the best interests of the corporation and its stockholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances, (vii) regarding indemnification of directors, officers, and others, (viii) preventing distributions to a corporation’s stockholders unless: (1) the amount of the retained earnings of the corporation immediately before the distribution equals or exceeds the amount of the proposed distribution or (2) immediately after the distribution, the sum of the assets of the corporation (excluding certain items) is at least equal to 1.25 times its liabilities; and the current assets of the corporation is at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times its current liabilities, and (ix) regarding supermajority vote requirements, limitations on sale of assets, limitations on mergers, limitations on conversions, requirements of conversions, reorganizations, and dissenters’ rights.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
     Some of the statements under “Summary,” “Risk Factors,” “Dividend Policy and Distributions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this information statement/prospectus constitute forward-looking statements. These forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account information currently available to us. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Statements regarding the following subjects, among others, are forward-looking by their nature:
•	our business strategy;

•	our projected operating results;

•	our ability to obtain future warehouse facilities and other financing arrangements;

•	estimates relating to, and our ability to make, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	projected capital and operating expenditures; and

•	the impact of technology on our operations and business.
     Our beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. By their nature, all forward-looking statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons. Factors which might cause actual results to differ from our plans and expectations and which could have a material adverse affect on our operations and future prospects include, but are not limited to:
•	the factors referenced in this information statement/prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”;

•	changes in our business strategy;

•	increased rates of default or prepayment of our mortgage loans;

•	changes in our industry, applicable laws and regulations, interest rates, or the general economy;

•	availability of financing and the state of the securitization market;

•	availability, terms, and development of capital;

•	availability of qualified personnel;

•	general volatility of the capital markets and the lack of a public market for our common stock;

•	the degree and nature of our competition; and

•	the demand for Alt-A mortgage loans.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this information statement/prospectus. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

REORGANIZATION
     This section of this information statement/prospectus describes the principal aspects of the proposed reorganization, including the acquisition of all of the outstanding shares of the common stock of The Mortgage Store by us. While we believe that this description covers the material terms of the reorganization and the related transactions, this summary may not contain all of the information that is important to you.
Background
     TMSF Holdings’s board of directors and management constantly evaluate the basic elements of TMSF Holdings’s business to improve profitability while maintaining a prudent risk profile. Accordingly, when the Federal Reserve Bank began raising interest rates in 2004 causing higher rates on mortgage loans and on The Mortgage Store’s warehouse facilities, TMSF Holdings’s board determined that an increase the volume of loan originations was needed to offset any reduction in profit margins or a general slowdown in the mortgage origination market caused by the rising interest rate environment.
     During TMSF Holdings’s board held a meeting on October 1, 2004, the directors discussed the impact of rising interest rates and the need to increase loan originations. Increasing loan originations would necessitate increasing The Mortgage Store’s borrowing capacity under its existing warehouse facilities or obtaining new facilities. The issue confronting TMSF Holdings’s board at the meeting was that The Mortgage Store was already at the limit of its leverage ratios under its existing warehouse facilities. Therefore, The Mortgage Store would not be able to increase its borrowing without either getting the warehouse lenders to agree to increase the amount of leverage permitted under the warehouse facilities or raising equity capital. Given the amount of additional borrowing The Mortgage Store would need under its warehouse facilities, TMSF Holdings’s board concluded that additional capital would most likely be required even if the leverage ratios could be increased. TMSF Holdings’s board was concerned that selling additional equity would be prohibitively costly or impracticable because of TMSF Holdings’s low stock price and the limited amount of liquidity in the market for its stock. As a result, the discussion turned to the possibility of raising alternative forms of capital, such as subordinated debt, which would be treated as “equity” in calculating the leverage ratio in The Mortgage Store’s warehouse facilities. TMSF Holdings’s board asked management to explore the feasibility of TMSF Holdings issuing subordinated debt.
     Following the October 1, 2004 board meeting, TMSF Holdings’s management team and specifically Masoud Najand, Chief Financial Officer, met with and received term sheets from several investment firms regarding the issuance of subordinate debt by TMSF Holdings in the range of $10 million to $25 million. Throughout these discussions, TMSF Holdings’s business continued to grow rapidly and the need for additional capital increased.
     At a meeting held on November 15, 2004, TMSF Holdings’s board revisited the possibility of issuing equity capital to fund growth and reviewed the initial proposals from the investment banks. The board noted that the term sheets were very preliminary and much work would need to be done before any preliminary agreement could be reached with the investment banks. Accordingly, the board reviewed TMSF Holdings’s capital needs to ensure that $10 to $25 million would be reasonably sufficient before authorizing the company to begin the process of trying to reach an agreement with an investment bank. The board noted that interest rates were continuing to increase, which, based on the board’s past experience, meant that in addition to the decline in mortgage loan originations, profit margins on loan sales would also decline. Therefore, the board discussed that to remain competitive in an increasing interest rate environment, TMSF Holdings would not only need to increase mortgage loan originations as discussed during the October 1, 2004 meeting but would also need to employ more profitable methods of selling the mortgage loans. The primary alternative method to disposing of mortgage loans other than loan sales is securitization. The larger the pool of residential mortgage loans, the more efficient and profitable the securitization. Therefore, adopting a securitization strategy would require TMSF Holdings to further increase its loan originations beyond the board’s original expectations. In addition, securitizing the mortgage loans would mean that TMSF Holdings would probably have to retain a least a portion of the subordinate securities from the securitizations, which would further increase TMSF Holdings’s capital needs. The board determined that $10 to $25 million would not be reasonably sufficient for TMSF Holdings to obtain its growth and securitization goals. The board revised its capital requirement estimate to the $80 million range, but with TMSF Holdings’s low stock price, raising $80 million would require a new share issuance representing a significant percentage of TMSF Holdings’s outstanding shares. Without an active market or large float in TMSF Holdings’s stock, the board, based on its experience, determined that such a large market sale was not practicable. Given the size of TMSF Holdings and restrictive leverage covenants as part of its warehouse agreements, the board felt that a subordinated debt capital raise in the amount it felt was necessary would also not be practical. Therefore, the board believed that TMSF Holdings’s limited resources were best used looking for a new approach, perhaps one that involved reorganizing TMSF Holdings’s business operations, rather than pursuing preliminary terms sheets for an insufficient amount of capital.
     Management had, from time to time, considered the possibility of converting to a REIT. Management noted that REIT conversion transactions had been completed by several other mortgage banking companies during 2004 as a means to access the public equity markets. As part of the analysis of a potential REIT conversion, TMSF Holdings’s board and management reviewed the experience of other mortgage companies that had converted to REITs over the past year as well as other market research. In addition, one member of the board, H. Wayne Snavely, had founded two public mortgage REITs and had served as chairman of the board of both companies. Mr. Snavely reviewed his extensive experience with REITs with the other members of the board. Based on this internal diligence, TMSF Holdings’s board asked Mr. Snavely to work with management to determine if converting to a REIT was a viable option. Mr. Snavely contacted several investment banking firms that he had conducted business with in the past to discuss the desirability of a REIT conversion. Mr. Snavely also spoke with former executive officers of REITs and REIT subsidiaries about their experiences conducting business as a REIT. In addition, TMSF Holdings’s management and board continued to conduct market research and observed that additional mortgage companies were converting to REITs.
     At the board meeting held on April 8, 2005, TMSF Holdings’s board discussed the advantages and disadvantages associated with a REIT conversion. Management had previously met with an investment banking firm who had suggested to management that an attractive way to raise capital was to convert to REIT status. In meeting with the investment bank, TMSF Holdings’s board discussed REITs in general, as well as the general market environment for public REIT companies and their securities, a broad overview of the REIT conversion process and the various historical market valuations accorded to other public REIT companies. No materials were presented to TMSF Holdings by the investment bank other than publicly available information about REITs and market conditions that were primarily educational in nature. In addition to considering the recent performance history of REITs in general, TMSF Holdings’s board took into account the due diligence Mr. Snavely conducted, his past experience in the formation of REITs, as well as the trend in the industry of mortgage banking companies electing to be taxed as REITs. TMSF Holdings’s board also reviewed other tax minimization strategies such as the possibly investing TMSF Holdings’s profits in real estate properties that would provide depreciation deductions to offset profits. The board rejected such a strategy in part because it would have involved a drastic change TMSF Holdings’s business and such a strategy, even if adopted, would probably be better suited for a REIT. Following this discussion, TMSF Holdings’s board unanimously directed management to continue to explore the possible REIT conversion, subject to stockholder and final approval by TMSF Holdings’s board.
     Management began exploring various reorganization structures that would effectuate the REIT conversion. After conducting extensive diligence through coordination with Mr. Snavely’s activities detailed above, further discussions with corporate and tax counsel and reviewing several alternatives, management determined that the most efficient reorganization structure involved forming a Maryland corporation as a subsidiary and having TMSF Holdings transfer The Mortgage Store common stock to the new subsidiary in exchange for that subsidiary’s common stock. TMSF Holdings would then immediately liquidate and distribute the subsidiary’s common stock to TMSF Holdings’s stockholders. Management presented these findings to TMSF Holdings’s board at a meeting held on July 15, 2005.
     On August 26,2005, the TMSF Holdings’s board discussed the need for additional capital to support the growth of the business and the possibility of undertaking the reorganization. During an extensive discussion, TMSF Holdings’s board weighed the advantages against the potential risks of the reorganization, including the following potentially positive factors:
•	the ability to make distributions to our stockholders in the tax-efficient manner permitted by the rules and regulations governing taxation of REITs, while retaining the flexibility to increase our capital by retaining some or all of the after-tax earnings in our taxable REIT subsidiaries;

•	the expectation that the REIT structure would likely allow for capital to be raised at a higher stock price than as a C corporation; and

•	the expectation that the additional liquidity afforded by a larger initial capital raise may protect us against potential market disruptions.
     TMSF Holdings’s board of directors also considered, among others, the following potentially negative factors:
•	the limitations imposed on our activities under the REIT structure;

•	the need to comply with the complicated REIT qualification provisions;

•	the requirement to pay dividends to comply with the REIT tax rules;

•	the increased credit risk as a result of a larger portfolio of mortgage loans held for investment;

•	an increased dependence on the capital markets to fund our liquidity requirements under the REIT tax rules; and

•	concerns regarding investor perception and the potential of significant changes to our stockholder base.
     In addition, our board of directors considered the potential risks discussed in “Risk Factors” beginning on page 18. The foregoing discussion includes all of the information and factors which were materially related to the decision of our board of directors regarding the reorganization. Our board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.
     On September 23, 2005, TMSF Holdings’s board, by unanimous written consent, determined that the acquisition agreement, the plan of dissolution, and the other steps constituting the reorganization were advisable and in the best interests of TMSF Holdings’s stockholders and approved and adopted the asset acquisition agreement and plan of dissolution.
     In reaching its determination, the TMSF Holdings’s board of directors considered various factors including those discussed above. TMSF Holdings’s board of directors did not quantify or otherwise assign relative weights to the particular factors it considered, but conducted an overall analysis of the information explained to and considered by it in reaching its determination. As a result, TMSF Holdings’s board concluded that, among other things, the proposed reorganization and REIT election will, among other things, support efforts to diversify revenues by enabling an increase in the proportion of revenues represented by interest income on loans held for investment in a more tax-efficient manner and a decrease in the proportion of revenues represented by gain on sale income, thereby providing the prospect of a generally higher total return to stockholders than remaining a “C” corporation. In addition, the board believes that the reorganization will enable distributions to stockholders in the tax-efficient manner permitted by the rules and regulations governing taxation of REITs, while retaining the flexibility to increase capital by retaining some or all of the after-tax earnings of the taxable REIT subsidiaries.
     The attendees at each of the October 1, 2004, November 15, 2004, April 8, 2005, July 15, 2005, August 26, 2005, and September 23, 2005 board meetings included all members of the board of directors, TMSF Holdings’s Chief Financial Officer, TMSF Holdings’s General Counsel and one or more outside legal counsels.

Steps in the Transaction
     Organizational Actions
          Formation of TMSF REIT
     TMSF Holdings’s board determined that we should be organized as a Maryland corporation because it believes that Maryland law is generally favorable to organizing and conducting business as a REIT. As discussed below, Maryland law facilitates qualification as a REIT by authorizing the charter of a Maryland corporation to provide for restrictions on ownership and transferability designed to permit a corporation to qualify as a REIT under the Internal Revenue Code or for any other purpose. In addition, unlike Delaware, Maryland does not presently impose a franchise tax on corporations, which will result in cost savings to us in annual franchise tax payments and related fees of approximately $150,000. Maryland’s status as a jurisdiction favorable to REITs is evidenced by the large number of publicly-traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust.
     To satisfy certain requirements that are applicable to REITs in general, many REITs impose ownership limits and transfer restrictions, similar to the ownership limits in our charter, in their charters. Under Delaware law, such restrictions would not be binding with respect to securities issued before adoption of the restriction unless holders of such securities agree to or vote for such restriction. Under Maryland law and because of the reorganization, however, all shares of our common stock issued in the reorganization and thereafter would be subject to the ownership limits in our charter. See “Description of TMSF REIT Common Stock – Restrictions on Ownership and Transfer.”
          Formation of TMSF Acquisition Corporation
     We formed TMSF Acquisition Corporation, a Delaware corporation, for the sole purpose of effectuating the reorganization by holding all of the common stock of The Mortgage Store.
     Acquisition of The Mortgage Store Stock
     Pursuant to the asset acquisition agreement, we will acquire all the outstanding shares of the common stock of The Mortgage Store from TMSF Holdings in exchange for 3,000,000 shares of our common stock.
     Assumptions of Options
     As part of the reorganization, we will assume all of the options to purchase shares of TMSF Holdings common stock that are outstanding as of the date of the closing of the asset acquisition agreement. Each option to purchase TMSF Holdings common stock will become exercisable for the number of shares of our common stock and at an exercise price per share based on the exchange ratio of one share of our stock for every five shares of TMSF Holdings stock, in accordance with the applicable option agreement. As of January 24, 2006, there were options outstanding to purchase 1,882,500 shares of common stock of TMSF Holdings, which we estimate will be converted into options to purchase 376,500 shares of our common stock.
     Transfer of Stock to TMSF Acquisition Corporation
     In connection with the closing of the asset acquisition, we will transfer all of the common stock of The Mortgage Store to its wholly-owned subsidiary, TMSF Acquisition Corporation.
     Dissolution of TMSF Holdings and Distribution of Our Stock to the TMSF Stockholders
     The asset acquisition agreement provides that TMSF Holdings will dissolve and terminate its corporate existence promptly after the closing of the transactions contemplated thereby, and in any event not more than three years after filing of the certificate of dissolution. On September 23, 2005, the TMSF Holdings board of directors, by unanimous written consent, adopted a plan of dissolution and termination for TMSF Holdings, the Plan of Dissolution. TMSF Holdings stockholders owning 84.9% of the outstanding voting common stock approved the Plan of Dissolution by written consent on January 18, 2006.

     In connection with the Plan of Dissolution, TMSF Holdings will collect its assets, pay all fixed and known liabilities, and make provision for unascertained or contingent liabilities, all in accordance with applicable law and in reliance on experts and consultants as appropriate and necessary. TMSF Holdings’s board of directors will use its good faith business judgment to determine the propriety of making a final reserve for contingent, unascertained, or unliquidated claims, and may establish a liquidating trust to hold assets for the purpose or satisfying any such claims for a period of time. TMSF Holdings will then make a final distribution of its remaining assets (less the potential reserve described above to meet claims of creditors, if determined appropriate) on a pro rata basis to and among its stockholders in complete cancellation of their shares. As part of the liquidating distributions, TMSF Holdings plans to distribute, on a pro rata basis, to its stockholders the shares of our common stock immediately upon the closing of the asset acquisition. There can be no assurance that unanticipated claims will not arise or that no claims will be asserted in larger amounts than anticipated or reserved for. Although unlikely, the possibility exists that creditors could assert claims against TMSF Holdings’s stockholders to satisfy such claims, but only to the extent of the value of consideration received by such stockholders. See “Risk Factors— Risks Related to the Proposed Transaction—Subsequent Liabilities.”
Terms of the Asset Acquisition Agreement
     The following is a summary of the material terms of the asset acquisition agreement. For a complete description of all of the terms of the acquisition, you should refer to the copy of the asset acquisition agreement that is attached to this information statement/prospectus as Annex A and incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the asset acquisition agreement. You should read carefully the asset acquisition agreement in its entirety as it is the legal document that governs the acquisition.
     Acquisition and Transfer of The Mortgage Store Shares and Assumptions of TMSF Holdings Options
     Pursuant to the asset acquisition agreement, TMSF Holdings agrees to transfer to us, and we agree to acquire from TMSF Holdings, all of TMSF Holdings’s right, title and interest in all of the shares of common stock of The Mortgage Store. In exchange for the shares of The Mortgage Store common stock, we will issue to TMSF Holdings 3,000,000 shares of our common stock and will assume all of the options to purchase shares of TMSF Holdings common stock that are outstanding as of the date of the closing of the asset acquisition agreement. As of January 24, 2006, there were options outstanding to purchase 1,882,500 shares of common stock of TMSF Holdings, which we estimate will be converted into options to purchase 376,500 shares of our common stock.
     Conditions to the Closing of the Acquisition
     The parties’ respective obligations to consummate the transactions contemplated by the asset acquisition agreement are subject to the prior satisfaction or waiver of the following conditions, among others:
•	the registration statement, of which this information statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending or threatened by the Commission.

•	all governmental filings and approvals, including required licenses for us to continue to engage in our business, and third-party consents required to be obtained to consummate the proposed transaction must have been made and obtained except where the failure to obtain such approvals and consent would not have a material effect.

•	our board of directors shall have determined that we will be able to raise sufficient capital to allow us to meet the REIT requirements and to effect our business strategy.

•	We and TMSF Holdings must have received from McKee Nelson LLP, an opinion to the effect that, commencing with our taxable year in which we complete the reorganization, our organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.

•	We and TMSF Holdings must have received from McKee Nelson LLP, an opinion to the effect that the reorganization qualifies as a tax free reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code.

•	We and TMSF Holdings must have received from Kirkpatrick & Lockhart Nicholson Graham LLP, an opinion as to corporate matters.
     Termination of the Asset Acquisition Agreement
     The asset acquisition agreement can be terminated at any time before the closing by the mutual consent of TMSF Holdings and us, whether or not the proposed transaction has been approved by TMSF Holdings stockholders. Termination of the asset acquisition agreement will terminate the obligations of the parties to perform their obligations under the asset acquisition agreement.
     Neither party currently has any intention of abandoning the reorganization if the other conditions to the reorganization are satisfied or waived. TMSF Holdings, however, reserves the right to cancel or defer the reorganization even if the conditions to the completion of the reorganization are satisfied or waived if the board of directors determines that the reorganization is no longer in the best interests of TMSF Holdings and its stockholders. In making its determination of whether the reorganization is in the best interest of TMSF Holdings, the board would consider a number of factors, including the likelihood that TMSF Holdings could qualify as a REIT for the fiscal year in which the reorganization would be consummated, as well as the general outlook and market factors affecting REITs.
Interests of Directors and Executive Officers of TMSF Holdings in the Reorganization
     As of January 24, 2006, Raymond Eshaghian, Chairman of the Board, Chief Executive Officer, President and Secretary of TMSF Holdings, M. Aaron Yashouafar, a director of TMSF Holdings and Solyman Yashouafar, a stockholder of TMSF Holdings and M. Aaron Yashouafar’s brother, respectively, own approximately 60.8%, 12.2%, and 11.9% of the issued and outstanding shares of TMSF Holdings common stock, respectively, which means that they collectively own approximately 84.9 % of the voting power of TMSF Holdings’s common stock. Accordingly, these individuals have the power to approve the transactions constituting the reorganization by written consent as described below under the heading “Majority Stockholders Consent; No Votes Required.” Immediately after the reorganization, each of Messrs. Eshaghian, Yashouafar, and Yashouafar will own the same percentage of issued and outstanding shares of our common stock as they currently own of TMSF Holdings common stock.
     In addition, we will assume all obligations to deliver securities under TMSF Holdings’s existing 2003 Stock Option, Deferred Stock and Restricted Stock Plan that are not exercised on or before the date of the acquisition of The Mortgage Store by us. As of January 24, 2006, Mr. Eshaghian, M. Aaron Yashouafar, Wayne Snavely, a director of TMSF Holdings, and Masoud Najand, Chief Financial Officer of TMSF Holdings, respectively, had options to purchase 500,000, 210,000, 750,000, and 100,000 shares of TMSF Holdings common stock at a weighted average exercise price of $1.18. These options represent in the aggregate 9.4% of the outstanding shares of TMSF Holdings’s common stock and will represent an equal percentage of our outstanding shares of common stock immediately following the reorganization.
     Moreover, we expect to enter into employment agreements with Messrs. Eshaghian and Najand. Neither Mr. Eshaghian nor Mr. Najand currently has an employment agreement with TMSF Holdings. We expect that the employment agreement for Mr. Eshaghian will provide for a two-year term that will be renewable for one year annually at the sole discretion of the board of directors. We expect the terms of the employment agreement to provide that Mr. Eshaghian will be entitled to an annual base salary of $750,000 and that he will also receive an auto allowance of $2,000 per month. We expect the terms of the employment agreement to provide that Mr. Eshaghian will be eligible to receive an annual bonus equal to up to 50% of base salary upon achieving annual goals established by our board of directors. In determining the annual bonus of Mr. Eshaghian, the compensation committee of our board of directors will consider quantitative and qualitative factors such as our overall profitability and growth and progress in achieving other pre-established goals including, for example, expansion of our business in certain geographical areas; securitizations and enhancement of the sales of our mortgage loans; and development of the organization, management team, and succession plans to ensure our continued growth. We expect that the employment agreement will further provide that if Mr. Eshaghian is terminated without cause and/or resigns “for good reason” he would be entitled to two times his base salary and the average of the past two years bonuses. We expect the terms of the employment agreement to provide that if he is terminated within two years of a change of control he would be entitled to 2.5 times his base salary and the average of the last two years bonuses payments.
     We expect the terms of the employment agreement of Mr. Najand to provide for an indefinite term and that the employment agreement may be terminated by either party at any time, with or without cause. We expect the terms of the employment agreement to provide that Mr. Najand will be entitled to an annual base salary of $175,000 and that he will be eligible to receive an annual bonus of up to $125,000, based on his overall performance and productivity as determined by the board of directors.
     These employment agreements are more fully described below under the heading “Management-Executive Compensation – Employment Contracts and Employment Change-In-Control Arrangements.” We also expect to enter into a new indemnification agreement with each of our directors and officers.
     Mr. Eshaghian is currently a guarantor under each of The Mortgage Store’s warehouse facilities. As a result of the reorganization and any subsequent capital raise, we will request that our warehouse lenders release, and our warehouse lenders may release, Mr. Eshaghian from his guaranties under our warehouse facilities. As a result of these interests, certain of our officers and directors may be more likely to approve the asset acquisition agreement than stockholders generally.
Majority Stockholders; No Votes Required
     As described above, on January 18, 2006, stockholders holding 84.9% of the outstanding TMSF Holdings common stock approved the asset acquisition agreement and the plan of dissolution. As a result, no vote by the stockholders of TMSF Holdings will be taken because these actions have already been approved by the written consent of the holders of a majority of the outstanding shares of TMSF Holdings as allowed by Section 228 of the General Corporation Law of the State of Delaware and Section 2115 of the California Corporation Code.
No Dissenters’ Rights
     You are not entitled to any dissenters’ or appraisal rights in connection with the reorganization under any applicable law.
Transfer Restrictions
     Subject to the transfer and ownership restrictions contained in our charter, the shares of our common stock that will be distributed to stockholders of TMSF Holdings in connection with the reorganization will be freely transferable, except for shares received by persons deemed to be “affiliates” of TMSF Holdings or us under the Securities Act at the time of the annual meeting. Our affiliates or the affiliates of TMSF Holdings or us may not sell their shares of our common stock received in connection with the reorganization unless the sale, transfer or other disposition is:
•	made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	made pursuant to an effective registration statement under the Securities Act; or

•	otherwise exempt from registration under the Securities Act.
     Persons who may be deemed “affiliates” for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, either TMSF Holdings or us and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal stockholders. The registration statement of which this information statement/prospectus forms a part does not cover the resale of shares of our common stock to be received by affiliates in the reorganization.

     To help maintain our REIT status, our charter contains various transfer and ownership restrictions on the shares of our capital stock. See “Description of TMSF REIT Common Stock-Restrictions on Ownership and Transfer.”
Accounting Treatment
     For accounting purposes, the reorganization will be treated as a recapitalization of TMSF Holdings with us as the acquirer. The accounting basis used to initially record our consolidated assets and liabilities will be the carryover basis of TMSF Holdings.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     The following unaudited pro forma condensed consolidated financial information sets forth (a) the audited condensed consolidated statements of operations of TMSF Holdings for the year ended December 31, 2004 and the unaudited condensed consolidated statements of operations of TMSF Holdings for the nine-month period ended September 30, 2005 and its unaudited condensed consolidated balance sheet as of September 30, 2005, (b) adjustments to give effect to the reorganization, and (c) our unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and the nine-month period ended September 30, 2005 and its unaudited pro forma condensed consolidated balance sheet as of September 30, 2005. The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of TMSF Holdings and us and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included elsewhere in this information statement/prospectus.
     The unaudited pro forma condensed consolidated statements of operations of us present the effects of the reorganization as though they occurred on January 1, 2004. The unaudited pro forma condensed consolidated balance sheet is presented as if the organization of us occurred as of September 30, 2005. The pro forma information incorporates certain assumptions that are described in the related notes.
     The unaudited pro forma condensed consolidated financial information is presented for information purposes only and does not purport to represent what our financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project our financial position or results of operations at any future date or for any future period.
     In addition, historically, TMSF Holdings sold substantially all of its mortgage loans to third party buyers on a servicing released basis, with a corresponding one-time recognition of gain or loss, under GAAP. See “Business – Loan Sales.” Following the reorganization, we intend to securitize substantially all of our mortgage loans in transactions that are treated as financings for tax and accounting purposes. This may significantly impact our future results of operations compared to the historical results of TMSF Holdings. Therefore, the historical information contained in the following table may not be indicative of the results of our operations in the future.

Unaudited Pro Forma Condensed Consolidated Financial Information

	TMSF Holdings			TMSF REIT
	Historical			Pro Forma
	For the	Pro Forma		For the
	Year Ended	Reorganization		Year Ended
	December 31, 2004	Adjustments		December 31, 2004
	(dollars in thousands, except per share data)
Loan income	$51,994			$51,994
Costs of loan origination	22,732			22,732
Estimated cost of reorganization	0	$600	(1)	600
Total operating expenses	14,922	300	(2)	15,222
Other income	32			32

Income before income taxes	14,372	(900)		13,472
Income taxes	5,737	(387	)(3)	5,350

Net income	$8,635	$(513)		$8,122

Weighted average common shares of TMSF Holdings Inc outstanding — basic	15,000,000	(15,000,000)		0
Weighted average common shares of TMSF Holdings Inc outstanding — diluted	15,298,198	(15,298,189)		0
Weighted average common shares of TMSF REIT Inc outstanding — basic	0	3,000,000		3,000,000
Weighted average common shares of TMSF REIT Inc outstanding — diluted	0	3,059,637		3,059,637
Net income per share(4)
TMSF Holdings Inc Basic	$0.58			$0.00
TMSF Holdings Inc Diluted	$0.56			$0.00
TMSF REIT Inc Basic	$0.00			$2.71
TMSF REIT Inc Diluted	$0.00			$2.65

(1)	Estimated costs of the reorganization.

(2)	Change in executive salary as a result of the reorganization

(3)	Estimated decrease in income taxes resulting from the estimated costs of the reorganization utilizing a blended tax rate of 43%.

(4)	Net income is calculated as net income divided by number of shares outstanding.

	TMSF Holdings			TMSF REIT
	Historical			Pro Forma
	For the	Pro Forma		For the
	Nine Months Ended	Reorganization		Nine Months Ended
	September 30, 2005	Adjustments		September 30, 2005
	(dollars in thousands, except per share data)
Loan income	$62,641	$—		$62,641
Costs of loan origination	28,224			28,224
Total operating expenses	19,234	(225	)(1)	19,009
Other income	111			111

Income before income taxes	15,293	(225)		15,143
Income taxes	6,118	(97	)(2)	6,021

Net income	$9,175	$(128)		$9,047

Weighted average common shares of TMSF Holdings Inc outstanding — basic	15,000,000	15,000,000		0
Weighted average common shares of TMSF Holdings outstanding — diluted	16,138,889	16,129,638		0
Weighted average common shares of TMSF REIT Inc outstanding — basic	0	3,000,000		3,000,000
Weighted average common shares of TMSF REIT outstanding — diluted	0	3,225,927		3,225,927
Net income per share(3) TMSF Holdings Inc Basic	$0.61			$0.00
TMSF Holdings Inc Diluted	$0.57			$0.00
TMSF REIT Inc Basic	$0.00			$3.02
TMSF REIT Inc Diluted	$0.00			$2.80

(1)	Change in executive salary as a result of the reorganization.

(2)	Estimated decrease in income taxes resulting from the estimated costs of the reorganization utilizing a blended tax rate of 43%.

(3)	Net income is calculated as net income divided by number of shares outstanding.

Unaudited Pro Forma Condensed Consolidated Financial Information — continued

	TMSF Holdings	Pro Forma		TMSF REIT
	Historical	Reorganization		Pro Forma
	September 30, 2005	Adjustments		September 30, 2005
	(dollars in thousands)
Assets
Cash	$10,824	$(600	)(1)	$10,224
Mortgage loans held for sale(2)	75,183	0		75,183
Mortgage loans to be repurchased(3)	5,352	0		5,352
Prepaid expenses	252	0		252
Warehouse receivables	7,794	0		7,794
Prepaid income taxes	764	0		764
Other receivables and employee advances	158	0		158

Total current assets	100,328	(600)		99,728

Restricted cash	469	0		469
Property and equipment	1,370	0		1,370
Deferred tax asset	440	0		440
Real estate owned	440	0		440
Other assets	143	0		143

Total assets	$103,189	$(600)		$102,589

Liabilities and shareholders’ equity
Liabilities:
Warehouse financing	$68,984	$0		$68,984
Obligation to purchase mortgage loans	6,126	0		6,126
Accounts and other payables	3,849	—		3,849
Accrued expenses	643	0		643
Accrued income taxes	—	(258	)(4)	(258)
Deferred tax liability	103	0		103

Total liabilities	79,704	(258)		79,446

Shareholders’ equity
TMSF Holdings Inc Common stock, $0.001 par value per share, 100,000,000 shares authorized; 15,000,000 issued and outstanding (actual)	15	(15)		0
TMSF REIT Inc Common stock, $0.01 par value per share, 100,000,000 shares authorized; 3,000,000 issued and outstanding (Proforma)	—	30		30
Additional paid-in capital	3,079	(15)		3,064
Retained earnings (accumulated deficit)	20,391	(342)		20,049

Total shareholders’ equity	23,485	(342)		23,143

Total liabilities and shareholders’ equity	$103,189	$(600)		$102,589

(1)	Cash for reorganization expenses.

(2)	Net of loss reserves of $47,000.

(3)	Net of loss reserves of $393,650.

(4)	Estimated decrease in accrued income taxes resulting from the estimated costs of the reorganization utilizing a blended tax rate of 43%.

CAPITALIZATION
     The following table sets forth our capitalization as of September 30, 2005:
•	on an actual basis; and

•	on a pro forma basis, giving effect to the reorganization as if it had occurred on September 30, 2005.
     You should read the following table in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of TMSF Holdings and us and related notes included elsewhere in this information statement, prospectus.

	TMSF REIT
	September 30, 2005
	Actual	Pro Forma
	(dollars in thousands, except per share amounts)
Debt:
Warehouse financing	$0	$68,984

Total debt	$0	$68,984

Shareholders’ equity:
Common stock, $0.001 par value per share, 100,000,000 shares authorized(a); 15,000,000 shares issued and outstanding (actual) (a); Common stock, $0.01 par value per share, 100,000,000 shares authorized(b); and 3,000,000 shares issued and outstanding(b) (pro forma)	$0	$30
Additional paid-in capital	$0	$3,064
Retained earnings	$0	$20,391

Total shareholders’ equity	$0	$23,485

Total debt and capitalization	$0	$92,469

(a)	Common stock of TMSF Holdings, Inc.

(b)	Common stock of TMSF REIT, Inc.

MARKET PRICE
     TMSF Holdings’s common stock has been quoted on the OTC Bulletin Board under the symbol “TMFZ,” since April 24, 2001. There was not, however, any public market activity prior to the quarter ending December 31, 2002. The table below shows the high and low closing per share price of TMSF Holdings’s common stock for each quarter during 2005, 2004 and 2003 as reported on the OTC.

	Year Ended December 31, 2003
Period	High	Low
First Quarter	$1.25	$1.05
Second Quarter	$1.45	$0.70
Third Quarter	$1.05	$0.60
Fourth Quarter	$0.80	$0.52

	Year Ended December 31, 2004
Period	High	Low
First Quarter	$1.01	$0.60
Second Quarter	$1.20	$0.84
Third Quarter	$2.30	$0.76
Fourth Quarter	$2.85	$1.45

	Year Ended December 31, 2005
Period	High	Low
First Quarter	$3.60	$2.45
Second Quarter	$3.21	$1.90
Third Quarter	$4.00	$2.80
Fourth Quarter	$3.10	$2.64

	Year Ended December 31, 2005
Period	High	Low
First Quarter(1)	$3.35	$2.75

(1)	Through January 24, 2006.
     The table below shows the last reported per share closing price per share of TMSF Holdings’s common stock as reported on the OTC Bulletin Board and the pro forma “equivalent stock price” of our common stock at the close of the regular trading session on September 22, 2005, the last trading day prior to our public announcement of the reorganization, and on      , 2006, the most recent trading day for which such information was available prior to the mailing of this information statement/prospectus. The “equivalent stock price” of a share of our common stock represents the last reported per share closing price of TMSF Holdings’s common stock as reported on the OTC Bulletin Board as of the applicable date, multiplied by five, the expected conversion ratio, and rounded down to the nearest cent.

	Last Reported TMSF Holdings’s	TMSF REIT’s Equivalent
Date	Bid Price	Stock Price

September 22, 2005	$2.90	$14.50
, 2006	$	$

     As of January 7, 2006, there were approximately 284 holders of record of TMSF Holdings’s common stock (including holders who are nominees for an undetermined number of beneficial owners). These figures do not include beneficial owners who hold shares in nominee name.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The following discussion and analysis reflects TMSF Holdings’s consolidated historical performance under it’s business strategy prior to the completion of the reorganization and should be read in conjunction with TMSF Holdings’s consolidated financial statements and the related notes and other information included in this information statement/prospectus. Historically, TMSF Holdings sold substantially all of its mortgage loans to third-party buyers on a servicing released basis, with a corresponding one time recognition of gain or loss, under GAAP. Following the completion of the reorganization, we intend to finance our mortgage loan portfolio on a long term basis through securitizations structured as financings for tax and accounting purposes rather than as sales. This change may significantly impact our future results of operations compared to TMSF Holdings’s historical results. Therefore, the operating results of TMSF Holdings prior to the completion of the reorganization are not necessarily indicative of results that we will achieve in the future. In addition, this discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed under the heading “Risk Factors” and elsewhere in this information statement/prospectus.
General
     We are a Maryland corporation headquartered in Los Angeles, California that was recently formed to acquire The Mortgage Store Financial, Inc., or The Mortgage Store, a mortgage banking company that originates, purchases, and sells primarily non-conforming residential mortgage loans. We expect to qualify and intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our taxable year in which we complete the reorganization. The Mortgage Store is a nationwide mortgage banking company that originates primarily non-conforming residential mortgage loans. Historically, The Mortgage Store sold all of the mortgage loans it originated to non-affiliated buyers on a servicing-released basis.
     The Mortgage Store maintains revolving warehouse lines of credit and repurchase agreements, which we collectively refer to as our warehouse facilities, to finance the origination of mortgage loans prior to sale. We recognize interest income on loans held in inventory and interest expense on any associated warehouse facility throughout the period preceding the sale of the loans. Gains or losses on loan sales are recognized when we surrender control over the loans, generally on the settlement date, based upon the difference between the proceeds received from the sale and the net carrying value of the loans. The proceeds from the sales are used to repay our warehouse facilities, fund new originations, and grow our operations.
     Currently, The Mortgage Store is an interim loan servicer, meaning that it services all of its loans on a temporary basis. The Mortgage Store will typically service the loans for purchasers of its loans for a period of up to 90 days after the sale date, at which time the servicing is transferred to the buyer. Loans are typically sold to non-affiliated buyers within a period between 30 and 60 days from origination.
     Mortgage loans enter our integrated team origination process through our wholesale channel, which solicits business from mortgage brokers, and our retail channel, which markets directly to the general public. Our wholesale channel currently has over 2,000 approved brokers of which approximately 500 actively conduct business with us. In the future, we intend to enter into loan purchase and sale agreements with mortgage bankers, banks, thrifts, and credit unions to sell residential mortgage loans to us through our wholesale channel. Unlike our mortgage brokers, these sellers, or correspondent lenders, will close their loans through their own financing. Our retail channel has over 30 loan officers that operate from our headquarters and four branch offices throughout California. For the nine months ended September 30, 2005 and the year ended December 31, 2004, we originated approximately $1.3 billion and $1.0 billion of mortgage loans, respectively, of which approximately 88.2% and 81.5%, respectively, were generated through our wholesale channel and approximately 11.8% and 18.5%, respectively were generated through our retail channel. Over the past five calendar years our originations have grown at a compound annual rate of 80.0%. For a discussion of our wholesale and retail operations, see “Business.”

     Our business and profitability are sensitive to movements in interest rates. The past few years have exhibited a period of relatively low interest rates, resulting in a robust, residential loan origination market as consumers sought new mortgages and refinancings. We believe that interest rates will gradually increase over the course of the next year, but we expect that they will remain low compared to historical levels during this period.
     Conversely, we expect the current level of total origination activity in the mortgage industry at large, which includes both conforming and non-conforming mortgage loans, to decrease, as higher interest rates make home buying more costly for consumers and refinancing of existing mortgages less attractive to current borrowers. Our current business model as well as our business model after the reorganization contemplates growth, even in an increasing interest rate environment with declining originated volume for the industry, by capturing additional market share. We, however, expect that our volume growth will increase more slowly in a rising interest rate environment than in a declining interest rate environment. Our ongoing business strategy, even after the reorganization, will be to continue to grow volume. We intend to do that by expending the geographical footprint of our sales organization into new territories, and to continue to expand our sales efforts in our current markets. We will greatly expand our sales presence in Mid-America and on the East Coast, as well as other Western markets we do not currently service.
     The mortgage industry is highly competitive. As a result, we are not able to originate loans at rates higher than the market rate. Since we primarily operate in the non-conforming sector, our borrowers typically have a combination of risk characteristics for which we can charge a higher interest rate than those for conforming loans because our borrowers tend to engage more in cash-out refinances than rate or term refinances for conforming mortgage loans and borrowing activity is generally less sensitive to increases in interest rates. The Alt-A and subprime markets have historically had higher percentages of cash-out refinances because of the borrowers’ characteristics, and because borrowers are accustomed to paying a higher interest rate than is available on conforming loans. Borrowers in these categories tend to use the equity in their property to fund other consumer needs, including debt consolidation and major consumer purchases.
     Change in Business Strategy
     Before the reorganization, our business strategy relied on its ability to originate mortgage loans and to sell those loans in the secondary mortgage market at prices that result in a competitive operating margin. We calculated our operating margin as the sum of the price we receive for our loans, plus origination fees, plus the net interest income we earn for the period of time we hold the loans, less the cost to originate and fund the loans. Loans held for sale are aggregated into mortgage pools, and, generally within a period between 30 and 60 days of funding the loans, sold to third parties. We finance our mortgage loan originations on a short-term basis through our warehouse facilities. Loans are generally held through our warehouse facilities for less than 90 days and we expect that this will continue to be the case even after we begin our securitization program. Under our prior loan sale strategy, our income was generated primarily by:
•	the sale of loans at a premium to our weighted average origination costs (including overhead);

•	net interest income, which is the difference between the interest income generated by the mortgage loans and interest expense on the financing of our lending activities through our warehouse facilities during the time we hold the mortgages; and

•	origination fee income.
     Following completion of the reorganization, although we will continue to sell a portion of the loans we originate, our strategy will include retaining a substantial portion of our mortgage loans in an investment portfolio, financed on a long-term basis by securitization.
     By retaining a substantial portion of our mortgage loans in an investment portfolio, we will be assuming significantly more interest rate and loan default risk than under our existing business strategy, where we sold the mortgage loans we originated generally within 30 to 60 days of funding the loans. The securitizations we expect to undertake after the reorganization to finance our loan portfolio are intended to be structured as financings for tax and accounting purposes; therefore, we do not expect to recognize a gain or loss on sale for tax and accounting purposes. We expect to hold loans for 60 to 75 days prior to securitization. Following the securitizations, the loans will remain on our consolidated balance sheet as an asset, the securitization debt will be listed as a liability on our balance sheet, and we will record interest income generated by the mortgage loans over the life of the loan and recognize interest expense on the mortgage-backed securities over the life of the securities. We expect to generate earnings from the loans we retain primarily through:
     net interest income, which is the difference between the:
•	interest income we receive from the mortgage loans; and

•	interest we pay to the holders of the mortgage-backed securities;
     net of:
•	losses due to defaults and delinquencies on the loans;

•	servicing fees and expenses we must pay; and

•	amortization of securitization, hedging and loan acquisition costs.
     We expect our net interest income will vary based upon, among other things, the spread between the weighted average interest earned on the mortgage loans and the interest payable to holders of the mortgage-backed securities, the performance of the underlying mortgages, and the amount and timing of borrower prepayments of the underlying mortgages. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net earnings or a loss because the interest rates on our borrowings could increase faster than the interest rates on our assets, if the increased borrowing costs are not offset by reduced cash payments on derivatives recorded in other non-interest income. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.
     In addition, we expect to issue subordinate securities as part of our securitizations. An active trading market for our subordinate securities may never develop. As a result, the market for any subordinate securities we issue could become temporarily illiquid or trade at steep discounts, thereby reducing the cash we would receive from a sale of these securities. This illiquidity could have a material adverse effect on our operations.
     This change in our business strategy will significantly affect our balance sheet. Our management intends to continuously evaluate our new business strategy, taking into consideration trends in actual cash flow performance, industry and economic developments, as well as other relevant factors. As a result of our new business strategy, as discussed above, we expect the net interest income generated by our portfolio of loans to become, over time, the largest component of our revenues, rather than the net gain received by us as a result of our loan sales, which has been the largest component of our revenues up to now. Since we did not previously hold the loans we originated for an extended period of time and because we sold all of the loans we originated on a servicing-released basis, our historical results of operations and management’s discussion of those results are not likely to be indicative of our future results. We expect, however, that the accounting treatment of our securitizations will more closely match the recognition of income with the actual receipt of cash payments and is expected to decrease the volatility of our earnings, which will no longer be almost entirely dependent on the timing of loan sales.
     Forward Looking Financial Statement Effects
     As a result of the proposed changes in the way we expect to conduct our business after the reorganization, we believe it is important to describe some of the differences that a stockholder would expect to see in our financial statements. Upon implementing our new business plan, we will employ new policies related to our accounting and financing activities.
     REIT Compliance
     We expect to qualify and intend to elect to be taxed as a REIT for federal income tax purposes. U.S. Federal income tax law requires that a REIT distribute to its stockholders annually at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains).

REIT taxable income does not include the retained earnings of any taxable REIT subsidiary until such earnings are distributed to the REIT. So long as we comply with the requirements for REIT qualification, we will not be subject to U.S. Federal or state corporate income tax at the REIT level, if our dividends paid equals our REIT taxable income (determined without regard to the dividends paid deduction). We expect that we will make regular quarterly distributions of at least 90% of our REIT taxable income to holders of our common stock. Any taxable income generated by our taxable REIT subsidiaries will be subject to regular corporate income tax as will any REIT taxable income that is not distributed to our common stockholder. Therefore, we will continue to record U.S. Federal or state corporate income tax expense because of our taxable REIT subsidiaries. Our taxable REIT subsidiaries may retain any income they generate net of any tax liability they incur on that income without affecting the REIT distribution requirements (although accumulation of earnings within our taxable REIT subsidiaries may be limited by the U.S. Federal income tax rules applicable to REITs that limit the total value of a REIT’s assets that may be represented by the REIT’s interests in its taxable REIT subsidiaries). If any of our taxable REIT subsidiaries choose to pay a dividend to us, the dividend will be included in our REIT taxable income and will be included in the calculation of our required distributions. Any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations.
     As described in more detail under the heading “Material Federal Income Tax Consequences — REIT Taxation Generally,” to qualify as a REIT, we are required to meet certain asset tests at the end of each calendar quarter and certain income tests annually. These asset tests require, among other things, that at least 75% of our assets must be qualified real estate assets, government securities and cash and cash items. In addition, the securities issued by our taxable REIT subsidiaries cannot represent more than 20% of our total assets. The need to comply with the quarterly asset tests may cause us to acquire assets that are qualified real estate assets for purposes of satisfying the tests (for example, interests in our mortgage loan portfolios) but are not part of our overall business strategy and might not otherwise be the best investment alternative for us.
     The annual gross income tests require that, to maintain qualification as a REIT, we must derive directly or indirectly at least 75% of our gross income from “rents on real property,” interest on debt secured by mortgages on realty property or on interests in real property, dividends or other distributions on, and gain from the sale of, shares in other REITs, and the gain from the sale of real property or mortgage loans. In addition, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from sources described in the preceding sentence or from other types of dividends and interest, including dividends from our taxable REIT subsidiaries, gain from the sale or disposition of stock or securities, or income from qualified hedging transactions (or from a combination of the foregoing). Income derived from hedging transactions not specified in these provisions is not treated as qualifying income for purposes of the gross income tests applicable to REITs.
     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
     While generating a portfolio of loans for securitization, we have to comply with the provisions of Financial Accounting Standards Board Statement, or FASB, No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities related to each securitization. Depending on the structure of the securitization, it will either be treated as a sale or secured financing for financial statement purposes. It is our intent that our securitizations be treated as secured financings under the standards set forth in FASB Statement No. 140. Our strategy of retaining the mortgage loans in our securitization pools on our consolidated balance sheet will reduce the number of loans available for sale, and ultimately, the number of loans we sell. Therefore, we anticipate that our total gains on sale under GAAP will be lower than we have historically recognized.
     Accounting for Net Interest Income
     After the reorganization, as we grow our on-balance sheet portfolio, accounting for net interest income will become one of our critical accounting policies. Net interest income is calculated as the difference between our interest income and interest expense. Interest income on our mortgage loan portfolio is a combination of accruing interest based on the outstanding balance and contractual terms of the mortgage loans and the amortization of yield adjustments using the interest method in accordance with SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, principally the amortization of premiums, discounts, and other net capitalized fees or costs associated with originating our mortgage loans. These yield adjustments are amortized against interest income over the lives of the assets using the interest method adjusted for the effects of estimated prepayments. Because we expect to hold a large number of similar loans for which prepayments are probable, we expect to use a prepayment model to project loan prepayment activity based upon loan age, loan type, customer characteristics and remaining prepayment penalty coverage. Estimating prepayments and estimating the remaining lives of our mortgage loan portfolio requires management judgment, which involves consideration of possible future interest rate environments and an estimate of how borrowers will behave in those environments. Reasonableness tests will be performed against past history, mortgage asset pool specific events, current economic outlook and loan age to verify the overall prepayment projection. If these mortgage loans prepay at faster or slower speeds than originally projected, GAAP requires us to write down the remaining capitalized premiums at a faster or slower speed than was originally projected, which would decrease or increase our current net interest income.
     Interest expense on our warehouse and securitization financings is a combination of accruing interest based on the contractual terms of the financing arrangements and the amortization of premiums, discounts, bond issuance costs, and accumulated other comprehensive income relating to cash flow hedging using the interest method.
     Mortgage prepayments generally increase on our adjustable rate mortgages when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable rate mortgage loans. Prepayments on mortgage loans are also affected by the terms and credit grades of the loans, conditions in the housing and financial markets and general economic conditions. We will seek to minimize the effects caused by faster than anticipated prepayment rates by purchasing and originating mortgage loans with prepayment penalties and lowering premium paid to acquire loans that do not require prepayment penalties.
     Allowance for Loan Losses
     We intend to maintain a substantial portion of our mortgage loans on our balance sheet for the life of the loans, and consequently we will need to maintain an allowance for losses related to the mortgage loans held for investment. This will be a critical accounting policy because of the subjective nature of the estimation required and the potential for imprecision.
     We will periodically conduct reviews of all mortgage loans held in our portfolio to determine collectibility. In determining the adequacy of the allowance for loan losses, we will consider such factors as historical loss experience, underlying collateral values, known problem loans, assessment of economic conditions and other relevant data to identify the risks in our mortgage loan portfolio. We plan to compare actual loss performance to original loss assumptions and, if necessary, make adjustments to the provision for loan losses. We will charge losses to the allowance for loan losses when we deem the loan not fully collectible. As our portfolio of loans held for investment increases, we would expect a corresponding increase in our provision for loan losses.
     Our estimate of expected losses could increase if our actual loss experience is different than originally estimated, or if economic factors change the value we could reasonably expect to obtain from a sale of our non-performing loans, or if property values supporting our loans decrease. In particular, if actual losses increase or if values reasonably expected to be obtained from a sale of non-performing loans decrease, the provision for loan losses would increase. Any increase in the provision for loan losses relating to these factors may adversely affect our results of operations.
     Hedging
     We expect hedging will be a critical aspect of our business strategy because the value of our loans are sensitive to the fluctuation of interest rates. From time to time, we expect to use various financial instruments to hedge our exposure to changes in interest rates. The following summarizes the primary hedging instruments that, subject to limitations imposed by the REIT requirements, we expect to use to reduce interest rate risks on the loans that we hold for investment and the loans that we hold for sale.
•	Interest Rate Swap Agreements. Interest rate swap agreements allow us to exchange floating rate obligations for fixed-rate obligations effectively locking in our borrowing costs for a period of time. When we enter into a swap agreement we agree to pay a fixed-rate of interest and to receive a variable interest rate, generally based on LIBOR.
•	Interest Rate Cap Agreements. Interest rate cap agreements allow us to receive cash payments if the interest rate index specified in the cap agreement increases above contractually specified levels. Therefore, the interest rate cap agreements have the effect of capping the interest rate on a portion of our borrowings to the rate specified by the interest rate cap agreement.
     We also may use, from time to time, other derivative instruments to mitigate risk from interest rate changes.
     We presently do not intend to enter into derivative instruments, except for hedging purposes. Further, it is unlikely that we will be able to obtain hedging instruments that perfectly offset all of the risks of our assets and liabilities. No hedging strategy can completely insulate us from risk, and certain of the federal income tax requirements that we must satisfy to qualify as a REIT may limit our ability to hedge. We intend to monitor and may have to limit our hedging strategies to ensure that we do not realize excessive hedging income or hold hedging assets having excess value in relation to total assets.
     In accordance with SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, an amendment to SFAS No. 133 all derivative instruments are recorded at fair value. To qualify for hedge accounting under SFAS No. 133, we must demonstrate, on an ongoing basis, that our interest rate risk management activity is highly effective. We must also formally assess, both at inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in cash flows of hedged items. If we are unable to qualify certain of its interest rate risk management activities for hedge accounting, then the change in fair value of the associated derivative financial instruments would be reflected in current period earnings, but the change in fair value of the related asset or liability may not, thus creating a possible earnings mismatch.
     We will employ a number of risk management monitoring procedures that are designed to ensure that our hedging arrangements are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness in meeting our hedging program’s risk management and economic objectives. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value of the hedged item. Additionally, we may elect, pursuant to SFAS No. 133, to re-designate a hedging relationship during an interim period and re-designate upon the rebalancing of a hedge relationship.
     When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be recorded on the balance sheet at its fair value. Any change in the fair value of derivative no longer qualifying as an effective hedge is recognized in current period earnings. When a hedge is terminated, it is derecognized at the time of termination. For terminated hedges or hedges that no longer qualify as effective, the effective position previously recorded remains in other comprehensive income and continues to be amortized or accreted into earnings with the hedged item.
     For derivative financial instruments not designated as hedge instruments, realized and unrealized changes in fair value are recognized in the period in which the changes occur.
     Mortgage-Backed Certificates
     Following the reorganization, until we have fully developed our loan portfolio, we expect to invest in mortgage-backed securities primarily those issued by Fannie Mae and Freddie Mac, to assist us in complying with the REIT requirements. We would record any mortgage-backed certificates as trading securities and, accordingly, carry them at fair value on our consolidated balance sheet. The allocated cost of retained mortgage-backed certificates is determined by allocating the net carrying value between the assets sold and the interests retained, including equity interests, mortgage-backed certificates and servicing rights, based upon their relative fair values, on the date of sale. Unrealized gains and losses are included in gain on sale and recorded in the period of the change in fair value.

     We will determine the fair value of mortgage-backed certificates, including collateralized debt obligation securities, at origination and at each reporting period by discounting the estimated net future cash flows using assumptions that market participants would use to estimate fair value, including assumptions about interest rates, credit losses, and prepayment speeds. The range of values attributable to the factors used in determining fair value is broad. Accordingly, our estimate of fair value will be subjective and may significantly differ from the amount that could be realized in a sale.
     Our estimate of the fair value of our mortgage-backed certificates could decrease if actual cash flows from our mortgage-backed certificates are lower than originally estimated, or if economic factors or market analyses cause us to change the assumptions we use to value mortgage-backed certificates. In particular, if we increase the loss or discount rate that we apply, if we experience a substantial increase in interest rates, or if we have a significant increase in our prepayment speeds, the fair value of our mortgage-backed certificates would decrease. Any decrease in the fair value would adversely affect our results of operations and the assets we carry on our consolidated balance sheet.
Primary Components of Revenues and Expenses in the Mortgage Loan Business
     Interest Income. After the reorganization, we expect interest income to become the largest component of our revenues as we initiate our on-balance sheet securitization strategy. Interest income represents interest earned on loans, securitizations, and other interest-earning assets. Partially offsetting interest income is interest expense paid under our warehouse facilities, and other notes payable. Net interest income varies based on the outstanding amount of interest-earning assets (interest-bearing obligations), the length of time the assets (obligations) are held, and the volatility of interest rates.
     Historically, our primary interest-earning assets have been the mortgage loans that we have originated and held for sale. We earn interest from the time we originate the mortgage loan until we sell the mortgage loan in the secondary market. Under our new business strategy, we will earn interest over the life of the mortgage loans held in our portfolio. Currently, our primary interest-bearing obligations are our borrowings under our warehouse facilities, which are secured by unsold loans. Going forward, our primary interest bearing obligations will also include the debt securities issued in our securitizations. We expect that the interest rate earned on the mortgage loans will exceed the interest rate paid on the warehouse facilities resulting in a positive interest spread.
     Gain on Sale of Loans. We may continue to sell a portion of our mortgage loans through loan sales and securitization accounted for as sales. We will engage in such transactions primarily through one or more of our taxable REIT subsidiaries.
     The components of gain on sale include:
•	the premium, which is the excess cash selling price over the outstanding principal balance of the mortgage loan sold. The amount of the premium is affected by market conditions, loan type, credit quality, interest rate and other factors negotiated between us and institutional purchasers;

•	the portion of the points and fees paid by the borrower that we retain; and

•	mortgage servicing rights, MSRs, the capitalized value of which is an asset that represents the present value of future receipts, net of costs, to service the loans. We base this estimate on various assumptions, including expected cost to service and estimated prepayment rates.
     Gain on sale is reduced by the direct costs that are incurred to originate the mortgage loan, such as the premium yield adjustments or the amounts paid to brokers for brokering the loans for us, and a provision for losses from loan repurchases. Realized and unrealized gains and losses from hedging transactions that do not meet the criteria for hedge accounting under SFAS No. 149, an amendment to SFAS No. 133, are also included as a component of gain on sale.
     Expenses. Our primary components of expenses are expected to be interest expense on our warehouse facilities and debt issued in and cost of our securitizations and general and administrative expenses and payroll and related expenses arising from our origination business. As our loan production and loan portfolio increase, we would generally expect to hire additional employees and we would also expect our variable expenses to increase. Also, we may incur additional marketing and advertising expenses to achieve our production goals. We would also expect to incur higher expenses in years where we open additional retail branches, which would result in increased office rent, equipment rent and insurance costs that would be incurred. There are also increased expenses that are associated with being a public company, such as investor relations responsibilities and compliance with the requirements set forth by Sarbanes-Oxley, the Commission, and others.
Historical Critical Accounting Policies
     We established various accounting policies that apply accounting principles generally accepted in the United States of America in the preparation of its historical financial statements. Certain accounting policies require us to make significant estimates and assumptions that may have a material impact on certain assets and liabilities or our results of operations, and we consider these to be critical accounting policies in our historical operation and we expect to continue these policies after the reorganization. The estimates and assumptions we used are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities and our results of operations.
     Pursuant to our critical accounting policies the following reflect significant judgments by management:
•	Accounting for income taxes;

•	Income from sales of loans;

•	Gain on sale;

•	Provisions for losses;

•	Loans held for sale;

•	Loans held for investment;

•	Real Estate Owned; and

•	Stock-based compensation.
     Accounting for Income Taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.
     Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The net deferred tax liability and asset as of September 30, 2005 was $102,709 and $439,701, respectively.
     Income from Sales of Loans. To date our income from sales of mortgage loans has consisted primarily of cash gain that resulted from loan sales. Historically, we have sold all of our loans on a servicing released basis. In the future, however, we may decide to retain the right to service any of the loans that we sell, in which case we may also record non-cash sales related to the value of those servicing rights.
     Gain on Sale. Gains or losses resulting from our loan sales are recorded at the time of sale. At the closing of a sale, we remove the mortgage loans held for sale and related warehouse debt from our books and record the net gain or loss to our income statement. Accordingly, our financial results are significantly impacted by the timing of our loan sales. If we hold a significant pool of loans at the end of a reporting period, those loans will remain on our balance sheet, along with the related debt used to fund the loans. The revenue that we generate from those loans will not be recorded until the subsequent reporting period when we sell the loans. A number of factors influence the timing of our loan sales, including the current market demand for our loans, liquidity needs, and our strategic objectives. We have, from time to time, delayed the sale of loans to a later period, and may do so again in the future.
     Under the terms of an early purchase facility with Washington Mutual Bank, FA, or Washington Mutual, we sell certain qualifying loans to Washington Mutual immediately upon origination subject to a commitment by a takeout buyer to purchase those loans within 90 days of the sale to Washington Mutual. We retain the right to service the loans. We recognize gain or loss from this transaction to the extent of the difference between the price at which loans are acquired by Washington Mutual and the outstanding principal balance of the loans plus costs to originate the loans. We recognize additional revenue (loss) equal to the difference between takeout buyer’s price and the acquisition price by Washington Mutual at the time that it releases its interest to the takeout buyer. Although this transaction is treated as a sale and the loans are not held on our balance sheet, we may face losses due to changes in the value of servicing rights for such loans because we have retained the servicing rights.
     Provisions for Losses. We may make market valuation adjustments on certain non-performing loans, loans that we are obligated to repurchase, other loans we hold for sale, and real estate owned. These adjustments are based upon our estimate of expected losses and are based upon the value that we could reasonably expect to obtain from a sale. An allowance for losses on loans held for sale, loans sold that we are obligated to repurchase, and real estate owned is recorded in an amount sufficient to maintain adequate coverage for probable losses on such loans. As of September 30, 2005, the reserve for losses on loans held for sale, which includes previously repurchased loans, loans sold which we are obligated to repurchase, and real estate owned were $50,000, $773,550, and $19,750, respectively. Our estimate of expected losses could increase or decrease if our actual loss experience or repurchase activity is different than originally estimated, or if economic factors change the value we could reasonably expect to obtain from a sale. In particular, if actual losses increase or if values reasonably expected to be obtained from a sale decrease, the provision for losses would increase. Any increase in the provision for losses would adversely affect our results of operations.
     Loans Held for Sale. We carry mortgage loans held for sale at the lower of cost or estimated fair value, determined on an aggregate basis. We determine fair value by outstanding commitments from buyers, if any, or current buyer bids. We defer points and fees and related direct origination costs until the related loan is sold. We recognize interest income under the accrual method. We cease the accrual of interest on any loan when payment of interest is 90 days or more delinquent or earlier if the collection of interest appears doubtful.
     Our estimate of the fair value of our loans held for sale could decrease if interest rates increased. Any decrease in the fair value would adversely affect our results of operations and the assets we carry on our consolidated balance sheets.
     Loans Held for Investment. We will carry loans held for investment at their net amortized cost. Mortgage loan origination fees and related direct loan origination costs are deferred as an adjustment to the carrying value of the loans and amortized over the life of the loan using a constant yield method. These mortgage loans are tested for impairment whenever events or changed circumstances indicate carrying amounts may not be recoverable. Following completion of the reorganization, mortgage loans collateralizing on-balance sheet securitizations that will be accounted for as on-balance sheet financings will be included in this category.
     Real Estate Owned. Properties held for sale are stated at cost, not to exceed fair value. Real estate acquired in settlement of loans, or REO, generally results when property collateralizing a loan is foreclosed upon or is otherwise acquired in satisfaction of the loan and is carried at fair value less estimated costs to dispose. A property’s fair value is based on the net amount that we could reasonably expect to receive for the asset in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. Adjustments to the carrying value of real estate acquired through foreclosure are made through valuation allowances and charge-offs recognized through a charge to earnings. Recovery of the carrying value of real estate is dependent to a great extent on economic, operating, and other conditions that may be beyond our control. A decrease in real estate values may adversely affect our results of operations and the value of assets we carry on our consolidated balance sheet.
     Stock-Based Compensation. We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock

Issued to Employees, and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of our stock and the amount an employee must pay to acquire the stock. SFAS No. 123 defines a “fair value” based method of accounting for an employee stock option or similar equity investment.
Financial Highlights For 2005
     Net Income. For the nine months ended September 30, 2005 we had operating income of approximately $15.3 million before provision for income taxes. The net income after provision for income tax was approximately $9.2 million or approximately $0.61 per common share and approximately $0.57 per diluted common share.
     Loan originations. For the nine months ended September 30, 2005 we funded approximately $1.3 billion of mortgage loans compared to approximately $688.1 million for the comparable period of 2004. Purchase money mortgages accounted for approximately 68.0% of our originations during the nine months ended September 30, 2005 compared to approximately 65.9% for the comparable period in 2004. Our wholesale channel, which originates loans through independent mortgage brokers, accounted for approximately 88.2% of our origination during the nine months ended September 30, 2005 compared to approximately 81.5% for the comparable period of 2004.
     We continued to expand our geographical reach and increased origination throughout the country. During the nine months ended September 30, 2005 and the year ended December 31, 2004, we originated mortgage loans in 40 and 37 states, respectively. Loans originated in California constituted approximately 63.5% and 71.4%, respectively, of our total mortgage loan originations during those periods, down from approximately 74.2% of total mortgage loan originations during nine months ended September 30, 2004. Even though our loan origination in California increased approximately 63.1% for the nine months ended September 30, 2005 compared to the same period ended September 30, 2004, our loan originations in other states increased at higher percentage rates.
     Mortgage Loan sales — cash income from sale. For the nine months ended September 30, 2005 we sold approximately $1.2 billion of loans (excluding loans funded under our early purchase facility with Washington Mutual) compared to approximately $565.0 million during comparable period in 2004. Our revenue from sales of loans was approximately $50.1 million during the nine months ended September 30, 2005 compared to approximately $27.9 million for the comparable period of 2004. With the rising interest rates and flattening yield curve we have seen increasing compression in our loan sale premiums. The weighted average premium collected from sales of loans during the nine months ended September 30, 2005 was approximately 3.0% compared to approximately 3.5% for the same period ended September 30, 2004. During the nine months ended September 30, 2005 the rebate or yield spread premium paid to the loan originators was approximately 0.76% compared to approximately 0.74% for the same period ended September 30, 2004.
     Our cash and cash equivalents at September 30, 2005 was approximately $10.8 million compared to approximately $2.6 million at September 30, 2004.
     As of September 30, 2005, we had four warehouse facilities to fund our loan originations with three financial institutions for a total funding capacity of approximately $604 million. This included an early purchase facility with Washington Mutual with a maximum concentration amount of approximately $400 million. During the three months ended September 30, 2005 we renegotiated terms of financing for our warehouses. At September 30, 2005 the cost of borrowing on these warehouse facilities are a variable rate equal to one-month LIBOR plus a margin ranging between approximately 1.3% and approximately 2.5%.

Results of Operations
     Results of operations for the three months ended September 30, 2005 compared to the three months ended September 30, 2004
     The following table sets forth our results of operations for the three months ended September 30, 2005 and 2004:

	Three Months Ended September 30,
	2005		2004
		Percentage		Percentage
		of Total		of Total
	Amount	Revenue	Amount	Revenue
		(dollars in thousands)
Loan income:
Income from sales of loans	$16,395	76.8%	$12,898	78.9%
Mortgage interest income	4,829	22.6%	3,209	19.6%
Commission fee income	134	0.6%	234	1.4%
Escrow fee income	—	0.0%	—	0.0%

Total Revenue	21,358	100.0%	16,341	100.0%

Cost of loan origination and sale of mortgages:
Commission expense	4,384	20.5%	4,919	30.1%
Warehouse interest expense	3,455	16.2%	1,693	10.4%
Reserve for impairment of loans	403	1.9%	186	1.1%
Other closing expenses	690	3.2%	527	3.2%

Total cost of originations and loan sales	8,932	41.8%	7,325	44.8%

Gross profit	12,426	58.2%	9,016	55.2%

Operating expenses:
Salaries and wages	4,898	22.9%	2,862	17.5%
Occupancy	248	1.2%	167	1.0%
General and administrative	2,055	9.6%	893	5.5%

Total operating expenses	7,201	33.7%	3,922	24.0%

Income from operations	5,225	24.5%	5,094	31.2%
Other income	43	0.2%	74	0.5%
Income (loss) from REO	49	0.2%	—	0.0%
Total other income	92	0.4%	74	0.5%
Income before tax	5,317	24.9%	5,168	31.6%
Provision for (benefit from) income tax	2,134	10.0%	2,221	13.6%

Net Income	$3,183	14.9%	$2,947	18.0%

Loan income
     Total revenue. Total revenue increased 30.7% to $21.4 million for three months ended September 30, 2005 from $16.3 million for the three months ended September 30, 2004. This increase was due primarily to increases in income from sales of loans and mortgage interest income.
     Income from sales of loans. Income from sales of loans for the three months ended September 30, 2005 increased 27.1% to $16.4 million from $12.9 million for the same period in 2004 due primarily to higher margins and volume of loan sales. Total loan sales increased 90.8% to $502.2 million for the three months ended September 30, 2005 compared to $263.2 million for the same period in 2004. This increase was due to increased loan originations during the three months ended September 30, 2005 compared to the same period in 2004. The weighted average premium for loan sales for the three months ended September 30, 2005 was 2.6% compared to 3.5% for comparable period in 2004. The lower weighted average premium we received from sales of loans for the three months ended September 30, 2005 was due primarily to changes in market conditions and prices for residential mortgages.

     Mortgage interest income. Mortgage interest income increased 50.5% to $4.8 million for the three months ended September 30, 2005 from $3.2 million for the comparable period in 2004. The increase in interest income was due primarily to an increase in the volume of loans originated in 2005 compared to 2004.
     Commission fee income. To a lesser extent, we earn commission fees on loans that we broker out to other lenders. The mortgage origination fees earned by us for retail loans are recognized at the time of sale of those mortgage loans and are included in the income from sale of loans. Commission fee income decreased to $0.1 million for the three months ended September 30, 2005 from $0.2 million in 2004.
Cost of loan originations and sales of mortgages
     Total Cost of Loan Origination and Sale of Mortgages. Total cost of originations and loan sales increased 21.9% to $8.9 million for the three months ended September 30, 2005 from $7.3 million for the three months ended September 30, 2004. The increase was primarily due to increased loan originations. Total cost of originations and loan sales on a percentage of total revenue decreased to 41.8% for the three months ended September 30, 2005 from 44.8% for the same period ended September 30, 2004. This decrease was primarily due to spreading our fixed costs of origination over a greater origination volume.
     Commission Expense. Commission expenses for mortgage loans sold during the three months ended September 30, 2005 decreased 10.9% to $4.4 million from $4.9 million in the three months ended September 30, 2004. This decrease was due to timing of recognition of commission expense. Commission expense, which is primarily the pricing rebate we pay and origination fee deducted from borrower’s funds at origination, are recognized at the time of sale to correspond with the recognition of income from the sale of the same loan. With increased volume of origination through our Early Purchase facility, we recognize the commission expense at the time of origination when loans are also sold to Washington Mutual, as compared to commission expenses which are recognized at the time of sale to a takeout buyer for all other originations. The commissions paid for loans which are held for sale are included in the value of loans held for sale on our balance sheet. As of September 30, 2005, we had paid $0.6 million in commissions for loans held for sale.
     Warehouse interest expense. Warehouse interest expense represents the interest incurred on all financing associated with the use of our warehouse facilities during the time our loans are on the line prior to their sale. Interest expense increased 104.1% to $3.5 million for the three months ended September 30, 2005 from $1.7 million for the same period in 2004. The increase in interest expense was due primarily to the increase in our volume of borrowings offset partially by lower cost of financing. Our daily average warehouse borrowing increased 120.2% from $183.9 million during three months ended September 30, 2004 to $404.9 million during same period in 2005. The average number of days we held loans before sale was 56 and 48 days respectively for the three months ended September 30, 2005 and 2004. The interest rate for our warehouse financing is a variable rate equal 1 month LIBOR plus a margin ranging between 1.0% and 2.0%.
     Reserve for impairment of loans. At September 30, 2005, there were 34 loans with an aggregate principal balance of $6.1 million that we had been requested to repurchase as a result of early payment defaults compared to $3.5 million at September 30, 2004. For the three months ended September 30, 2005 we had made provisions for losses from repurchase obligations in the amount of $0.4 million compared to $0.2 million in the same period in 2004.
     Other closing expenses. Other closing expenses related to closing of loans, including credit check expenses, appraisal and appraisal review fees and closing expenses, increased 30.9% to $0.7 million for the three months ended September 30, 2005 from $0.5 million for the comparable period in 2004. This increase reflects the additional cost related to increased volume of loan origination offset by improved pricing for services used in loan origination.
Operating expenses
     Total expenses. Total operating expenses increased 83.6% to $7.2 million for the three months ended September 30, 2005 compared to $3.9 million for the three months ended September 30, 2004. The increase was primarily the result of higher salaries, wages, and benefits expense, and increases in other variable operating expenses associated with growth in mortgage loan volume and in the number of employees.
     Salaries and wages. Salaries and wages increased 71.1% to $4.9 million for the three months ended September 30, 2005 from $2.9 million for the three months ended September 30, 2004. The increase was due primarily to growth in the number of our employees, as well as higher commission and bonus expenses related to loan production. The total number of employees at September 30, 2005 was 377 including 122 commission based employees compared to 252 at September 30, 2004 which included 71 commission based employees.
     Occupancy. Occupancy expense increased 47.6% to $0.3 million for the three months ended September 30, 2005 from $0.2 million for the three months ended September 30, 2004. The increase resulted primarily from increased office space due to expansion and a larger number of employees.
     General and administrative. General and administrative expenses increased 130.2% to $2.1 million for the three months ended September 30, 2005 from $0.9 million for the three months ended September 30, 2004. This increase was due primarily to an increase in mortgage loan origination volume, increased marketing expenses, and an increase in the number of employees.
     Loss from real estate owned. While we sell all of our loans for a cash price with servicing rights released, under terms of our agreements with various purchasers, we make certain representations and warranties to the purchaser, which we are obligated to satisfy or correct even after completion of the sale transaction. For example we agree to repurchase loans where borrowers default on their payments within 90 days from date of transfer of servicing. During the three months ended September 30, 2005 we sold one property previously held as real estate acquired through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a mortgage loan, or REO, at no loss. Gains from sales of these properties as well as recaptured losses for a loan for which we had previously recognized losses are realized as non-operating income in our statement of operations.
     Provision for income tax. Provision for income tax decreased to $2.1 million for the three months ended September 30, 2005 from $2.2 million for the three months ended September 30, 2004. This decrease was primarily a result of the increase in our income in states other than California which have a lower tax rate. Our total income before tax increased to $5.3 million for the three months ended September 30, 2005 from $5.2 million for the three months ended September 30, 2004.
     Results of operations for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004
     The following table sets forth our results of operations for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended September 30,
	2005		2004
		Percentage		Percentage
		of Total		of Total
	Amount	Revenue	Amount	Revenue
		(dollars in thousands)
Loan income:
Income from sales of loans	$50,130	80.0%	$27,865	80.3%
Mortgage interest income	12,119	19.4%	6,158	17.8%
Commission fee income	392	0.6%	603	1.7%
Escrow fee income	—	0.0%	85	0.2%

Total Revenue	62,641	100.0%	34,711	100.0%

Cost of loan origination and sale of mortgages:
Commission expense	16,043	25.6%	9,899	28.5%
Warehouse interest expense	9,756	15.6%	3,198	9.2%
Reserve for impairment of loans	588	0.9%	638	1.8%
Other closing expenses	1,837	2.9%	1,217	3.5%

Total cost of originations and loan sales	28,224	45.0%	14,952	43.0%

Gross profit	34,417	55.0%	19,759	57.0%

Operating expenses:
Salaries and wages	13,856	22.1%	6,800	19.6%
Occupancy	736	1.2%	375	1.1%
General and administrative	4,642	7.4%	2,424	7.0%

Total operating expenses	19,234	30.7%	9,599	27.7%

Income from operations	15,183	24.3%	10,160	29.3%
Other income	101	0.2%	173	0.5%
Income (loss) from REO	9	0.0%	—	0.0%
Total other income	110	0.2%	173	0.5%
Income before tax	15,293	24.5%	10,333	29.8%
Provision for (benefit from) income tax	6,118	9.8%	4,126	11.9%

Net Income	$9,175	14.7%	$6,207	17.9%

Loan income
     Total revenue. Total revenue increased 80.5% to $62.6 million for the nine months ended September 30, 2005 from $34.7 million for the nine months ended September 30, 2004. This increase was due primarily to increases in income from sales of loans and mortgage interest income.
     Income from sales of loans. Income from sales of loans for the nine months ended September 30, 2005 increased 79.9% to $50.1 million from $27.8 million for the same period in 2004 due primarily to higher volume of loan sales. Total loan sales increased 121.7% to $1.2 billion for the nine months ended September 30, 2005 compared to $564.5 million for the same period in 2004. This increase was due primarily to increased loan originations during the nine months ended September 30, 2005 compared to the same period in 2004 offset in part by lower premium on sales of loans. The weighted average premium for loan sales for the nine months ended September 30, 2005 was 3.0% compared to 3.5% for the same period in 2004. The lower weighted average premium we received from sales of loans in the nine months ended September 30, 2005 primarily reflects the rise of short term interest rates and the narrowing of the spread between short and long term rates.
     Mortgage interest income. Mortgage interest income increased 96.8% to $12.1 million for the nine months ended September 30, 2005 from $6.2 million for the same period in 2004. The increase in interest income was due primarily to an increase in the volume of loans originated in 2005 compared to 2004 as well as higher coupon rates.
     Commission fee income. We earn commission fees on loans that we broker out to other lenders. The mortgage origination fees earned by us for retail loans that our loan officers originate are recognized at the time of sale of those mortgage loans and are included in the income from sale of loans. Commission fee income for nine months ended September 30, 2005 was $0.4 million compared to $0.6 million for the same period in 2004.
     Escrow fee income. We discontinued our escrow channel in March 2004. Income from escrow and other fees for the nine months ended September 30, 2004 was $0.1 million. There was no comparable income for the same period in 2005.
Cost of loan originations
     Total Cost of Loan Originations and Sale of Mortgages. Total cost of originations and loan sales increased 88.8% to $28.2 million for the nine months ended September 30, 2005 from $15.0 million for the nine months ended September 30, 2004. The increase was primarily due to increased loan originations. Total cost of originations and loan sales as a percentage of total revenue also increased to 45.1% for the nine months ended September 30, 2005 compared to 43.1% for the same period ended September 30, 2004. This increase was primarily due to increased warehouse interest expense and recognition of commission expenses related to loans originated through the early purchase facility.

     Commission Expense. Commission expense for mortgage loans sold during the nine months ended September 30, 2005 increased 62.1% to $16.0 million from $9.9 million in the nine months ended September 30, 2004. This increase was primarily due to an increased volume of loan originations. Commission expense, which is primarily a pricing rebate paid by us and an origination fee deducted from the borrower’s funds at origination, is recognized at the time of sale to correspond with the recognition of income from the sale of the same loan. The commissions paid for loans which are held for sale are included in the value of loans held for sale as a prepaid commission on our balance sheet. Commission expense for the nine months ended September 30, 2005 as a percentage of revenue decreased to 25.6% compared to 28.5% for the same period in 2004, primarily as a result of increased use of the early purchase facility for loan originations where commission expense is recognized at the time of origination corresponding to the initial sale of note.
     Warehouse interest expense. Interest expense for the nine months ended September 30, 2005 increased 205.1% to $9.8 million from $3.2 million for the same period in 2004. The increase in interest expense was primarily due to the increase in our volume of borrowing and higher interest rates. The weighted average number of days we held loans before sale during the nine months ended September 30, 2005 and 2004 was 56 and 46 days respectively.
     Reserve for impairment of loans. At September 30, 2005, there were 34 loans with an aggregate principal balance of $6.1 million that we had been requested to repurchase as a result of early payment defaults compared to $3.5 million at September 30, 2004. During the nine months ended September 30, 2005 we made provisions of $0.3 million for losses for impairment of loans we were obligated to repurchase, compared to $0.6 million for the same period in 2004. In addition, there were 8 loans with an aggregate principal balance of $1.4 million where the buyer had notified us of alleged deficiencies in documentation or underwriting procedures. We may be required to repurchase these loans if we are unable to cure the alleged deficiencies. As of September 30, 2005, no loss reserve has been made for these loans.
     Other closing expenses. Other closing expenses related to closing of loans, including credit check expenses, appraisal and appraisal review fees and other closing expenses, increased 50.9% to $1.8 million for the nine months ended September 30, 2005 from $1.2 million for the same period in 2004. This increase primarily reflects the additional costs related to the increased volume of loan originations offset by improved pricing for services used in loan originations.
Operating expenses
     Total expenses. Total operating expenses increased 100.4% to $19.2 million for the nine months ended September 30, 2005 compared to $9.6 million for the nine months ended September 30, 2004. The increase was primarily the result of higher salaries, wages, and benefits expense, and increases in other variable operating expenses associated with growth in mortgage loan volume and in the number of employees.
     Salaries and wages. Salaries and wages increased 103.8% to $13.9 million for the nine months ended September 30, 2005 from $6.8 million for the nine months ended September 30, 2004. The increase was due primarily to growth in the number of our employees, as well as higher commission and bonus expenses related to higher loan production.
     Occupancy. Occupancy expense increased 96.6% to $0.7 million for the nine months ended September 30, 2005 from $0.4 million for the nine months ended September 30, 2004. The increase resulted primarily from increased office space due to expansion and a larger number of employees.
     General and administrative. General and administrative expenses increased 91.5% to $4.6 million for the nine months ended September 30, 2005 from $2.4 million for the nine months ended September 30, 2004. This increase was due primarily to an increase in mortgage loan origination volume, increased marketing expenses, and an increase in the number of employees.
     Loss from real estate owned. While we sell all of our loans for a cash price with servicing rights released, under terms of our agreements with various purchasers we make certain representations and warranties to the purchaser which we are obligated to satisfy or correct even after completion of the sale transaction. For example we agree to repurchase loans where borrowers default on their payments within 90 days from date of transfer of servicing. At September 30, 2005 there were two properties classified as REO, and a $20,000 reserve was made for losses.
     Provision for income tax. Provision for income tax increased to $6.1 million for the nine months ended September 30, 2005 from $4.1 million for nine months ended September 30, 2004. This increase was primarily a result of the increase in our income before taxes of $15.3 million for the nine months ended September 30, 2005 from $10.2 million for the nine months ended September 30, 2004.
     Results of operations for the year ended December 31, 2004 compared to the year ended December 31, 2003
     The following table sets forth our results of operations for the years ended December 31, 2004 and 2003:

	For the Year Ended December 31,
	2004		2003
		Percentage		Percentage
		of Total		of Total
	Amount	Revenue	Amount	Revenue
		(dollars in thousands)
Loan income:
Income from sales of loans	$42,421	81.6%	$22,507	83.3%
Mortgage interest income	8,711	16.7%	4,182	15.5%
Commission fee income	777	1.5%	77	0.2%
Escrow fee income	85	0.2%	269	1.0%

Total Revenue	51,994	100.0%	27,035	100.0%

Cost of loan origination and sale of mortgages:
Commission expense	14,770	28.4%	9,467	35.0%
Warehouse interest expense	5,739	11.0%	3,206	11.8%
Reserve for impairment of loans	657	1.3%	—	0.0%
Other closing expenses	1,693	3.3%	1,583	5.9%

Total cost of originations and loan sales	22,859	44.0%	14,256	52.7%

Gross profit	29,135	56.0%	12,779	47.3%

Operating expenses:
Salaries and wages	9,556	18.4%	6,285	23.3%
Occupancy	413	0.8%	607	2.2%
General and administrative	4,953	9.5%	2,412	8.9%

Total operating expenses	14,922	28.7%	9,304	34.4%

Income from operations	14,213	27.3%	3,475	12.9%
Other income (losses)	33	0.1%	10	0.0%
Income (loss) from REO	126	0.2%	—	0.0%

Income (loss) before tax	14,372	27.6%	3,485	12.9%
Provision for (benefit from) income tax	5,737	11.0%	1,312	4.9%

Net income	$8,635	16.6%	$2,173	8.1%

Loan income
     Total revenue. Total revenue increased 92.3% to $52.0 million for year ended December 31, 2004 from $27.0 million for the year ended December 31, 2003. This increase was due primarily to increases in income from sales of loans and mortgage interest income.
     Income from sales of loans. Income from sales of loans for the year ended December 31, 2004 increased 88.5% to $42.4 million from $22.5 million for the same period in 2003 due primarily to higher margins and volume of loan sales. Total loan sales increased 30.1% to $863.6 million for the year ended December 31, 2004 compared to $663.6 million for the same period in 2003. This increase was due to increased loan originations during the year ended December 31, 2004 compared to the same period in 2003. The weighted average premium for loan sales for the year ended December 31, 2004 was 3.5% compared to 2.3% for comparable period in 2003. The higher weighted average premium we received from sales of loans in the year ended December 31, 2004 primarily reflect the shift in our mortgage product origination with larger volume of Alt-A type programs.
     Mortgage interest income. Mortgage interest income increased 108.3% to $8.7 million for the year ended December 31, 2004 from $4.2 million for the comparable period in 2003. The increase in interest income was due primarily to an increase in the volume of loans originated in 2004 compared to 2003.
     Commission fee income. To a lesser extent, we earn commission fees on loans that we broker out to other lenders. The mortgage origination fees earned by us for retail loans are recognized at the time of sale of those mortgage loans and are included in the income from sale of loans. Commission fee income increased to $0.8 million for year ended December 31, 2004 from $0.1 million in 2003.
     Escrow fee income. We discontinued our escrow operations in 2004. Income from escrow and other fees was $0.1 million for the year ended December 31, 2004 down from $0.3 million for the same period in 2003.
Cost of loan originations and sales of mortgages
     Total Cost of Loan Origination and Sale of Mortgages. Total cost of originations and loan sales increased 60.3% to $22.9 million for the year ended December 31, 2004 from $14.3 million for the year ended December 31, 2003. The increase was primarily due to increased loan originations. Total cost of originations and loan sales on a percentage of total revenue decreased to 44.0% for the year ended December 31, 2004 from 52.7% for the same period ended December 31, 2003. This decrease was primarily due to spreading our fixed costs of origination over a greater origination volume.
     Commission Expense. Commission expenses for mortgage loans sold during year ended December 31, 2004 increased 56.0% to $14.8 million from $9.5 million in the year ended December 31, 2003. This increase was due primarily to an increased volume of origination. Commission expense, which is primarily the pricing rebate we pay and origination fee deducted from borrower’s funds at origination, are recognized at the time of sale to correspond with the recognition of income from the sale of the same loan. The commissions paid for loans which are held for sale are included in the value of loans held for sale on our balance sheet. As of December 31, 2004, we had paid $1.5 million in commissions for loans held for sale.
     Warehouse interest expense. Warehouse interest expense represents the interest incurred on all financing associated with use of our warehouse facilities during the time our loans are on the line prior to their sale. Interest expense increased 79.0% to $5.7 million for the year ended December 31, 2004 from $3.2 million for the same period in 2003. The increase in interest expense was due primarily to the increase in our volume of borrowings offset partially by lower cost of financing. Our daily average warehouse borrowing increased 76.0% from $63.8 million in 2003 to $112.3 million in 2004. The weighted average number of days we held loans before sale was 48 and 37 days respectively. The interest rate for our warehouse financing is a variable rate equal 1 month LIBOR plus a margin ranging between 2.3% and 2.8%.
     Reserve for impairment of loans. As of December 31, 2004, we had requests to repurchase an aggregate of $4.3 million in loans previously sold due primarily to early payment defaults, while we had no such outstanding requests to repurchase loans from purchasers of our closed loans at December 31, 2003. For the year ended December 31, 2004 we had made provisions for losses from repurchase obligations in the amount of $0.7 million. We had no provision for impairment of mortgage loans during the year ended December 31, 2003.
     Other closing expenses. Other closing expenses related to closing of loans, including credit check expenses, appraisal and appraisal review fees and closing expenses, increased 6.9% to $1.7 million for the year ended December 31, 2004 from $1.6 million for the comparable period in 2003. This increase reflects the additional cost related to increased volume of loan origination offset by improved pricing for services used in loan origination.

Operating expenses
     Total expenses. Total operating expenses increased 60.4% to $14.9 million for the year ended December 31, 2004 compared to $9.3 million for the year ended December 31, 2003. The increase was primarily the result of higher salaries, wages, and benefits expense, and increases in other variable operating expenses associated with growth in mortgage loan volume and in the number of employees.
     Salaries and wages. Salaries and wages increased 52.0% to $9.6 million for the year ended December 31, 2004 from $6.3 million for the year ended December 31, 2003. The increase was due primarily to growth in the number of our employees, as well as higher commission and bonus expenses related to loan production. The total number of employees at December 31, 2004 was 255, including 83 commission based employees compared to 206 at December 31, 2003 which included 136 commission based employees.
     Occupancy. Occupancy expense decreased 32.0% to $0.4 million for the year ended December 31, 2004 from $0.6 million for the year ended December 31, 2003. The decrease resulted from a reduction in number of loan officers in our main office. The occupancy expense in 2003 also included cost of leasehold improvements for office space which we occupied on a month-to-month basis and discontinued to use when we reduced our retail sale operation after the rise in mortgage rates and lower refinancing activity in the later part of 2003.
     General and administrative. General and administrative expenses increased 105.3% to $4.9 million for the year ended December 31, 2004 from $2.4 million for the year ended December 31, 2003. This increase was due primarily to an increase in mortgage loan origination volume, increased marketing expenses, and an increase in the number of employees.
     Loss from real estate owned. While we sell all of our loans for a cash price with servicing rights released, under terms of our agreements with various purchasers, we make certain representations and warranties to the purchaser, which we are obligated to satisfy or correct even after completion of the sale transaction. For example we agree to repurchase loans where borrowers default on their payments within 90 days from date of transfer of servicing.
     During the year ended December 31, 2004 we sold all properties previously held as REO at no loss. Gains from sales of these properties as well as recaptured losses for a loan for which we had previously recognized losses are realized as non-operating income in our statement of operations.
     Provision for income tax. Provision for income tax increased to $5.7 million for the year ended December 31, 2004 from $1.3 million for year ended December 31, 2003. This increase was primarily a result of the increase in our income before taxes to $14.4 million for the year ended December 31, 2004 from $3.5 million for the year ended December 31, 2003.
     Results of operations for year ended December 31, 2003 compared to the year ended December 31, 2002
     The following table sets forth our results of operations for the years ended December 31, 2003 and 2002:

	For the Year Ended December 31,
	2003		2002
		Percentage		Percentage
		of Total		of Total
	Amount	Revenue	Amount	Revenue
	(dollars in thousands)
Loan income:
Income from sales of loans	$22,507	83.2%	$11,338	83.0%
Mortgage interest income	4,182	15.5%	2,255	16.5%
Commission fee income	77	0.3%	66	0.5%
Escrow fee income	269	1.0%	—	0.0%

Total Revenue	27,035	100.0%	13,659	100.0%

Cost of loan origination and sale of mortgages:

	For the Year Ended December 31,
	2003		2002
		Percentage		Percentage
		of Total		of Total
	Amount	Revenue	Amount	Revenue
	(dollars in thousands)
Commission expense	9,467	35.0%	5,129	37.6%
Warehouse interest expense	3,206	11.9%	1,749	12.8%
Other closing expenses	1,583	5.9%	709	5.2%

Total cost of originations and loan sales	14,256	52.8%	7,587	55.6%

Gross profit	12,779	47.2%	6,072	44.4%

Operating expenses:
Salaries and wages	6,285	23.2%	2,875	21.0%
Occupancy	607	2.2%	206	1.5%
General and administrative	2,412	8.9%	1,757	12.8%

Total operating expenses	9,304	34.3%	4,838	35.3%

Income from operations	3,475	12.9%	1,234	9.1%
Other income (losses)	10	0.1%	—	(0.0)%
Income (loss) from REO	—	0.0%	(222)	(1.6)%

Income (loss) before tax	3,485	13.0%	1,012	7.4%
Provision for (benefit from) income tax	1,312	4.9%	424	3.1%

Net income	$2,173	8.1%	$588	4.3%

Loan income
     Total revenue. Total revenue increased 97.9% to $27.0 million for the year ended December 31, 2003 from $13.7 million for year ended December 31, 2002. This increase was due primarily to increases in income from sales of loans and mortgage interest income.
     Income from sales of loans. Income from sales of loans increased 99.1% to $22.5 million for the year ended December 31, 2003 from $11.4 million for the same period in 2002 due primarily to higher volume of loan sales. Total loan sales increased 141.2% to $663.6 million for the year ended December 31, 2003 from $275.1 million for the same period in 2002. This increase was due primarily to increased loan originations during the year ended December 31, 2003 compared to the same period in 2002. The weighted average premium for loan sales was 2.3% for loans sold in the year ended December 31, 2003 compared to 2.4% for comparable period in 2002. The lower weighted average premium we received from sales of loans in the year ended December 31, 2003 primarily reflect a decline in value of loans with lower mortgage rates which were originated and held for sale prior to the sharp increase of rates in June and July 2003.
     Mortgage interest income. Mortgage interest income increased 85.4% to $4.2 million for the year ended December 31, 2003 from $2.3 million for the comparable period in 2002. The increase in interest income was due primarily to increase in the volume of loans originated in 2003 compared to 2002.
     Commission fee income. To a lesser extent, we earn commission fees on loans that we broker out to other lenders. The mortgage origination fees earned by us for retail loans are recognized at the time of sale of those mortgage loans and are included in the income from sale of loans. Commission fee income increased to $0.8 million in the year ended December 31, 2003 from $0.7 million in 2002.
     Escrow fee income. Income from our escrow operation was $0.3 million for the year ended December 31, 2003. Our escrow channel was established late in 2002 and recognized negligible income in that year.
Cost of originations and sale of mortgages
     Total Cost of Originations and Sale of Mortgages. Total costs of originations and loan sales increased 86.8% to $14.3 million for the year ended December 31, 2003 from $7.6 million for the year ended December 31, 2002. The increase was primarily due primarily to increased loan originations and sales. Total costs of originations and loan sales as a percentage of revenue decreased to 52.7% for the year ended December 31, 2003 from 55.6% for the year ended December 31, 2002. This decrease was primarily due to our fixed origination costs being spread over a larger volume of originations.

     Commission Expense. Commission expenses for mortgage loans sold during year ended December 31, 2003 increased 84.6% to $9.5 million from $5.1 million in the year ended December 31, 2002. This increase was due primarily to an increased volume of origination. Commission expense, which is primarily pricing rebate paid by us and origination fee deducted from borrower’s funds at origination, are recognized at the time of sale to correspond with the recognition of income from the sale of the same loan. The commissions paid for loans which are held for sale are included in the value of loans held for sale on our balance sheet. As of December 31, 2003, we had paid $0.9 million in commissions for loans held for sale.
     Warehouse interest expense. Warehouse interest expense represents the interest incurred on all financing associated with use of our warehouse facilities during the time our loans are on the line prior to their sale. Interest expense increased 83.3% to $3.2 million for the year ended December 31, 2003 from $1.8 million for the same period in 2002.
     Other closing expenses. Other closing expenses related to closing of loans, including credit check expenses, appraisal and appraisal review fees and closing expenses, increased 123.3% to $1.6 million for the year ended December 31, 2003 from $0.7 million for the comparable period in 2002. This increase primarily reflects the additional cost related to increased loan origination volume as well as the added cost of acquiring leads for our retail mortgage origination.
Operating expenses
     Total expenses. Total operating expenses increased 84.2% to $9.3 million for the year ended December 31, 2003 from $4.9 million for the year ended December 31, 2002. The increase was primarily the result of higher salaries, wages, and benefits expense, and increases in other variable operating expenses associated with growth in mortgage loan volume and in the number of employees.
     Salaries and wages. Salaries and wages increased 118.6% to $6.3 million for the year ended December 31, 2003 from $2.9 million for the year ended December 31, 2002. The increase was due primarily to growth in the number of our employees, as well as higher commission and bonus expenses related to loan production. The total number of our employees decreased to 206 at December 31, 2003, including 136 commission based employees from 302 at December 31, 2002. This decrease was primarily in the number of commission only sales employees.
     Occupancy. Occupancy expense increased 194.7% to $0.6 million for the year ended December 31, 2003 from $0.2 million for the year ended December 31, 2002. The occupancy expense in 2003 includes cost of leasehold improvements for office space which we occupied on a month-to-month basis and ceased using when we reduced our retail sale operation after the rise in mortgage rates and lower refinancing activity.
     General and administrative. General and administrative expenses increased 37.6% to $2.4 million for the year ended December 31, 2003 from $1.8 million for the year ended December 31, 2002. This increase was due primarily to an increase in mortgage loan origination volume, increased marketing expenses, and an increase in the number of employees.
     Loss from real estate owned. While we sell all of our loans for a cash price with servicing rights released, under terms of our agreements with various purchasers, we make certain representations and warranties to the purchaser, which we are obligated to satisfy or correct even after completion of sale transaction. For example we agree to repurchase loans where borrowers default on their payments within 90 days from date of transfer of servicing.
     As of December 31, 2003, we had not made any provision for losses from REO or loans in default. While, at December 31, 2003 we had outstanding requests from purchasers of our closed loans to repurchase 3 loans with total note amount of $0.6 million due primarily to early payment default, the management believes that our interest in each mortgage loan is sufficiently covered by owner’s equity or private mortgage insurance.

     Provision for income tax. Provision for income tax increased to $1.3 million for year ended December 31, 2003 from $0.4 million for the year ended December 31, 2002. This increase was a result of the increase in our income before taxes to $3.5 million for the year ended December 31, 2003 from $1.0 million for the year ended December 31, 2002.
Liquidity and capital resources
     As a mortgage banking company, our primary cash requirements include the funding of (1) mortgage loan originations, including principal, as well as origination costs such as commissions and broker premiums, (2) interest expense on and repayment of principal on warehouse facilities, (3) operational expenses, and (4) tax payments. We fund these cash requirements with cash received from (1) borrowings under warehouse facilities, (2) loan sales, (3) mortgage interest collections on loans held for sale, (4) points and fees collected from the origination of loans, and (5) private sales of equity and debt securities. The following table sets forth information about our cash flows for the periods indicated:

	Year Ended December 31,
	2004	2003	2002
	(dollars in millions)
Loans originated for sale	$1,030.4	$628.4	$357.1
Proceeds from sales	886.3	674.8	281.0
Net cash provided by (used in ) operations	(66.7)	40.8	(66.9)

     We use warehouse facilities to finance a significant portion of our loan originations on a short-term basis. It is our intention to utilize the maximum allowable leverage ratio, defined as our total liabilities divided by our stockholders’ equity, for our warehouse financing.
     Our liquidity strategy is to maintain sufficient and diversified warehouse facilities to finance our mortgage loan originations, to maintain strong relationships with a diverse group of loan purchasers, and to establish the ability to execute our own securitizations. We expect that this strategy will provide us with the ability to finance our growing origination operations and to maximize our realization of the value of loans we originate.
     In the past, we have financed our operations through increased warehouse borrowing, additional capitalization, and cash income generated from our operations. In the future, realization of our new business strategy will depend on our ability to secure sufficient warehouse facilities to fund larger volumes of loans and our ability to execute securitization transactions and other forms of financing to finance our mortgage investment portfolio on a long-term basis. To fund the increased loan volume necessary to establish a securitization program, we expect our future liquidity needs to exceed our historical warehouse facility capacity. Currently, we have an aggregate borrowing capacity under our warehouse facilities of $604 million, and we believe that we need to increase that borrowing capacity, either under those facilities or through the addition of new facilities, to an aggregate of $2 billion. The extent of this borrowing in turn depends on our net worth and requires certain restricted cash deposits to be maintained with the lender. In addition to cash earnings generated from our operations, we intend to increase our cash and net worth through offerings of our equity or debt securities.
     We establish target levels of liquidity and capital based on a number of factors including our loan production volume, the condition of the loan sales market for our loans, availability under our warehouse and repurchase facilities and our current balance sheet. We intend to continue to concentrate on maintaining our targeted liquidity levels and, following the reorganization include an evaluation of the market price for our securitizations. We anticipate that we will use our cash over the next 12 months to acquire mortgage loans primarily from The Mortgage Store in connection with our efforts to grow our on-balance sheet loan portfolio of REIT qualifying assets. Subject to the various uncertainties described above, and assuming that we will be able to execute our liquidity strategy successfully, we anticipate that the proceeds from offerings of our equity or debt securities, funds available from our warehouse facilities and cash flow from operations will be sufficient to fund our operations for the foreseeable future. However, there can be no assurance that we will be able to achieve these goals and operate on a cash flow-neutral or cash flow-positive basis.

     Warehouse and Repurchase Facilities
     As of September 30, 2005, we had four warehouse facilities with three financial institutions. After funding the loans, we typically sell our mortgage loans within 30 to 60 days of origination and pay off the warehouse facilities with the sale proceeds. During the three months ended September 30, 2005, we discontinued our warehouse facility with Impac Warehouse Lending Group. Three of our warehouse facilities are structured as repurchase agreements, where the financial institution will provide the funds for origination of loans and will hold (warehouse) the collateral until we repurchase the loans to sell them to a buyer. Under the terms of such agreements, the buyer of the loan would send the proceeds directly to the warehouse lender, where the principal borrowing plus accrued interest and fees are deducted before the balance is forwarded to us.
     The majority of our warehouse facilities are committed lines, meaning the financial institution, or lender, is obligated to fund up to the committed amount, subject to our meeting financial and other covenants. Certain of our warehouse facilities are discretionary, meaning the lender may fund the loans at its discretion. All of our current warehouse facilities also contain a sub-limit for “wet” funding, which is the funding of loans for which the collateral custodian has not yet received all of the related loan documents. Additionally, our current warehouse facilities contain sub-limits for particular product types, collateral types, delinquency, aging, and other limitations. Our warehouse facilities are secured by the loans we originate. Although all of our warehouse facilities mature in the next twelve months, we expect to renew and extend the maturity of our warehouse facilities in the ordinary course of business. To complete the reorganization, The Mortgage Store will need to obtain consents from the warehouse lenders to the reorganization and those warehouse facilities may also need to be amended as to financial covenants, commitment amount, and other terms. Additionally, we will either need to enter into its own warehouse facilities or become a co-borrower on The Mortgage Store warehouse facilities to purchase and fund loans from The Mortgage Store. We cannot assure you that we will be able to obtain the consents and amendments we need to the existing warehouse facilities or to obtain new warehouse facilities at the REIT level. Our warehouse facilities bear interest at a spread over one month LIBOR, which was 3.86% as of September 30, 2005. The following is a summary by lender as of September 30, 2005.

				Maximum
				Portion
			Total	Available	Outstanding
	Committed	Uncommitted	Facility	for Wet	Principal
	Amount	Amount	Amount	Funding	Balance(3)	Expiration Date
	(dollars in thousands)
Warehouse Lender
Lehman Brothers Bank, FSB	100,000	0	100,000	20,000	43,500	April 6, 2006
Washington Mutual Bank, FA(1)	4,000	0	4,000	3,500	1,600	May 6, 2006
Washington Mutual Bank, FA(2)	400,000	0	400,000	87,500	204,700	May 6, 2006
EMC Residential Mortgage Corporation	100,000	0	100,000	25,000	23,900	April 18, 2006

Total	$604,000	$0	$604,000	$136,000	$273,700

(1)	Warehousing Credit and Security Agreement

(2)	Early Purchase Facility

(3)	As of September 30, 2005
     Lehman Brothers Repurchase Facility. We have a repurchase facility with Lehman Brothers Bank, FSB. As of September 30, 2005, the repurchase facility had a maximum commitment of $100 million. This facility has a one year term. This facility has a cost of borrowing equal to the one-month LIBOR rate plus a spread between 1.0% and 1.375%. As of September 30, 2005, we had an outstanding balance of $43.5 million on this facility.
     Washington Mutual Warehouse Facility. We have a $4 million revolving credit facility with Washington Mutual. In August 2005, this facility was reduced from $10 million to $4 million. The cost of borrowing under this agreement is equal to one-month LIBOR plus a spread between 1.375% and 2.0% based on type of loan and period of time for which the loan is subject to the facility. As of September 30, 2005, we had an outstanding balance of $1.6 million on this facility.

     Washington Mutual Early Purchase Facility. We have an early purchase facility with Washington Mutual pursuant to which certain qualifying loans are acquired by Washington Mutual immediately upon origination. Under terms of this purchase agreement we retain the right to service the mortgage loans. As a condition of the acquisition of a mortgage loan by Washington Mutual, we assign to Washington Mutual the related commitment by a “takeout buyer” to purchase the mortgage loan on a servicing released basis at a specified future date within 90 days of origination. Under this facility, the purchase price for a mortgage loan is the lesser of 98% of the related takeout buyer’s purchase price or the original principal balance of the loan. Loan financings under this facility meet the criteria under FASB Statement No. 140 for the “transfer of financial assets” and therefore are accounted for as sales. Accordingly, the loans are not reflected on our balance sheet. Upon receipt of funds from a takeout buyer, Washington Mutual releases its interest in the related loan and transfers excess funds related to the servicing right to us. Loans for which a commitment from a takeout buyer is not obtained within 90 days are transferred to our other warehouse facility with Washington Mutual described above. As of September 30, 2005, this early purchase facility had a maximum revolving purchase commitment of $400 million. As of September 30, 2005, we had an outstanding balance under this facility of $204.6 million. The mortgage interest income from loans originated through this facility from the time of funding to the date of their sale to a takeout buyers was not material to the financial statements as of September 30, 2005 and therefore no asset or non-cash revenue has been recognized.
     EMC Residential Mortgage Repurchase Facility. We have a $100 million facility with EMC Residential Mortgage Corporation. The cost of borrowing under this facility is equal to the one-month LIBOR plus a spread between 1.75% and 2.00 % based on type of loan and period of time for which the loan is subject to the facility. As of September 30, 2005, we had an outstanding balance of $23.9 million on this facility.
     Our warehouse facilities contain customary covenants including minimum liquidity, profitability and net worth requirements, and limitations on other indebtedness. If we fail to comply with any of these covenants or otherwise default under a facility, the lender has the right to terminate the facility and require immediate repayment that may require sale of the collateral at less than optimal terms. As of September 30, 2005 we were in compliance with the covenants of our warehouse facilities.
     Each warehouse facility provides the lender with the right to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings.
     Our warehouse facilities are currently obligations of The Mortgage Store. We are currently negotiating amendments to the agreements governing our warehouse facilities and expect to enter into such amendments as soon as practicable following the closing of the reorganization. We may not be able to negotiate such amendments in a manner sufficient to successfully execute our business plan. Our inability to access the capital markets could have a negative impact on our growth of taxable income and also our ability to pay dividends. As part of the amendments, we expect to remove TMSF Holdings and add us as a co-borrower under some of the warehouse facilities. As a result, we will become jointly and severally liable for the obligations under the warehouse facilities with The Mortgage Store. We and The Mortgage Store are both expected to have the right to borrow the unused portion of the maximum facility amounts and the full amounts of any sub-limits. The assets of The Mortgage Store and us respectively, may secure the borrowings of both The Mortgage Store and us. We expect that financial and other covenants will be added for the consolidated entities. A default by either The Mortgage Store or us may also be deemed a default of the other. In those facilities where TMSF Holdings does not become a co-borrower with The Mortgage Store, we may guarantee the obligations of The Mortgage Store under such warehouse facilities.
     Additional Equity Requirement
     We cannot qualify as an REIT and will not make the REIT election unless we can (A) acquire sufficient REIT qualifying assets, which include interests in real property, interests in mortgages on real property and mortgage-backed securities that represent ownership interests in pools of mortgage loans, such that the value of our taxable REIT subsidiaries constitutes no more than 20% of our total assets and (B) satisfy the condition that not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. After the reorganization, Raymond Eshaghian, Aaron Yashouafar, Solyman Yashouafar, and H. Joseph Nourmand are expected to beneficially own approximately 62.1%, 13.4%, 11.9%, and 7.3%, respectively, and collectively, are expected to beneficially own approximately 92.3% of the value of our outstanding stock, calculated in accordance with the applicable REIT ownership rules. As such, we will need to raise sufficient capital to acquire REIT qualifying assets and dilute the ownership of our principal stockholders to qualify as an REIT.
     Furthermore, to grow our on-balance sheet loan portfolio of REIT qualifying assets, we will need to increase our mortgage loan production. We will need to finance this increased mortgage loan production by increasing our borrowing capacity under our warehouse facilities. These warehouse facilities, however, contain covenants that require that we maintain a ratio of our debt (including borrowings under these warehouse facilities) to equity not in excess of certain thresholds. Therefore, to increase our warehouse borrowings we will need to raise additional capital.
     Our current plan is to raise the additional capital in one or more offerings of equity securities or a combination of equity and debt securities registered, or exempt from registration, under the Securities Act of 1933, as amended, or the Securities Act. We would expect to raise this capital within a timeframe that would allow us to qualify to be taxed as a REIT commencing with tax year in which we complete the reorganization. We currently expect that the reorganization will be completed in 2006, which means that we would need to complete the offerings during 2006 with sufficient time before year-end to deploy the capital in a manner consistent with the proposed REIT election.
     In addition, in order to increase the mortgage loan production of The Mortgage Store, and due to the uncertainty of the timing of the reorganization, we, TMSF Holdings or The Mortgage Store may seek to raise capital before the consummation of the reorganization through the offering of securities exempt from registration under the Securities Act. Any such securities may be convertible or exchangeable into securities of TMSF REIT upon consummation of the reorganization. Accordingly, our capitalization could change between the date of this information statement/prospectus and the date of the completion of our reorganization as a result of our financing activities.
     While our board has not yet determined the amount of capital to be raised in any such offerings, the factors our board will consider include the amounts needed to meet expanding mortgage loan production requirements, the REIT assets tests, ownership tests and distribution requirements and working capital requirements. Our board of directors currently believes that the minimum amount of capital we need to raise, whether before or after the reorganization, is approximately $80 million.
     If the capital raise is a private offering of our capital stock or securities convertible into our capital stock, we expect that the investors will require that such shares be registered under the Securities Act for resale, requiring the filing of a registration statement with the Securities and Exchange Commission to register the resale of those shares within 30 to 120 days after the closing of any private offering. This registration statement, of which this information statement/prospectus forms a part, is not an offer of any securities other than those being issued in connection with TMSF REIT’s acquisition of The Mortgage Store, and does not constitute an offer of sale of any securities in such private offering.
Off-Balance Sheet Arrangements
     In July 2004, we entered into an early purchase facility with Washington Mutual where qualifying loans are purchased by Washington Mutual immediately upon funding, provided that we retain the right to service and resell the loans to a takeout buyer for a period of 90 days. Loan originations under provisions of this facility are recognized as sales of loans and are not reflected on our balance sheet. For loans that we originate through this facility, we recognize the origination fee and other lender fees at the time of funding and all corresponding commissions and fees to be paid are recognized immediately. If a loan is not purchased by a takeout buyer within 90 days of the sale under the early purchase facility, we are required to repurchase those loans and the loans are put back on our balance sheet. As of September 30, 2005, loans with an aggregate principal balance of $204.7 million were subject to this off-balance sheet arrangement. Based on historical experience, total mortgage loans repurchased pursuant to a breach of this takeout buyer requirement would not have a material impact to our statements of operation, and therefore have not been accrued for as a liability on our consolidated balance sheets. If we were to breach the takeout buyer requirement and did not have sufficient funds to repurchase the related loans under this facility, that breach might trigger cross-defaults in our other warehouse facilities and have a material adverse effect on our business. In addition, if loan originations under provisions of this facility are not recognized as sales of loans and are required to be reflected on our balance sheet, we may breach financial covenants triggering defaults under our warehouse facilities which may have a material adverse effect on our business. Moreover, failure to obtain sales treatment under this facility may require us to restate our prior financial statements which may have a material adverse effect on our business.
Contractual Obligations and Commitments
     The following tables summarize our contractual obligations under our financing arrangements by payment due date and commitments by expiration dates as of December 31, 2004.

Payments Due by Period
(dollars in thousands)
Contractual Obligations – As of December 31,
2004	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Warehouse facility – line of credit	$6,260,817	$6,260,817	—	—	—
Warehouse facility – repurchase agreements	109,293,330	109,293,330	—	—	—
Operating leases	483,450	483,450	—	—	—

Total contractual cash obligations	$116,037,597	$116,037,597	—	—	—
     Commitments and Contingencies
     We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our borrowers. These financial instruments primarily represent commitments to originate and sell loans. These instruments involve, to varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized on our consolidated balance sheet. We believe the credit risk is mitigated by our evaluation of the creditworthiness of potential borrowers on a case-by-case basis. Currently we do not hedge the interest rate risk on our commitments to originate loans.
     In the ordinary course of business, we provide representations and warranties to purchasers of the mortgage loans we originate. Under certain circumstances, we could become liable to repurchase loans if there has been a breach of the representations and warranties. Additionally, in some cases we may refund the premium paid by the buyers if a loan is prepaid in full within a certain amount of time from the date of sale (generally within six months). We record a reserve for potential repurchases and premium refunds, which is charged to gain on sale of loans. The reserve represents our estimate of the total losses we expect to occur and is considered by management to be adequate based upon the evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold.
     We record every repurchase demand as an obligation to repurchase. Many demands, however. are subsequently withdrawn or rescinded by the buyers once the deficiencies are cured. Typically a repurchase demand arising from early payment default that is resolved either by re-pricing the loan, where the buyer receives a discount and keeps the note without further recourse, or by indemnifying the buyers against future losses. Once a loan is re-priced or the demand is rescinded we reduce our obligation accordingly. When we can not reach an agreement on re-pricing or we believe that we could mitigate losses more efficiently, we may repurchase the loan and hold it until its disposition. In certain cases, we may agree with the buyer that their servicer continues the foreclosure process of seriously delinquent loans and we reimburse the buyer for their actual loss after sales of the property. We take loss reserves for loans that we are required to repurchase or are holding on our balance sheet:
     The following table summarizes the outstanding obligations to repurchase loans and loss reserves at respective dates.

Obligations to Repurchase Loans
(dollars in thousands)

	December 31,			September 30,
	2004	2003	2002	2005	2004
Obligation to repurchase	4,318	—	—	6,126	3,584

Loss reserve for mortgage loans to be repurchased	475	—	—	774	456
     Commitments to originate and sell loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. Also, external market forces impact the probability of commitments being exercised; therefore, total commitments outstanding do not necessarily represent future cash requirements.

Inflation
     Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors influence our performance far more than does inflation. Interest rates normally increase during periods of high inflation (or in periods when the Federal Reserve Bank attempts to prevent inflation) and decrease during periods of low inflation. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily on our net earnings as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost or fair market value without considering inflation.
Newly Issued Accounting Pronouncements
     In March 2005, the FASB issued FASB Interpretation, FIN, No. 47, Accounting for Conditional Asset Retirement Obligations. FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on our financial statements.
     In April 2005, the Securities and Exchange Commission amended the compliance dates to allow companies to implement SFAS No. 123(R) at the beginning of their next fiscal year, instead of the next reporting period that begins after June 15, 2005, or December 31, 2005 for small business issuers. As a result, we must adopt SFAS No. 123(R) by the first quarter of 2006.
     In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

QUANTITATIVE AND QUALITATIVE MARKET RISK DISCLOSURE
     Market risks generally represent the risk of loss that may result from the potential change in the value of a financial instrument due to fluctuations in interest and foreign exchange rates and in equity and commodity prices. Our market risk relates primarily to interest rate fluctuations. We may be directly affected by the level of and fluctuations in interest rates, which affects the spread between the rates of interest received on our mortgage loans and the related financing rate. Our profitability could be adversely affected during any period of unexpected or rapid changes in interest rates, by impacting the value of loans held for sale and in the future loans sold with retained interests.
     The objective of interest rate risk management is to control the effects that interest rate fluctuations have on the value of our assets and liabilities. Our management of interest rate risk is intended to mitigate the volatility of earnings associated with fluctuations in the unrealized gain (loss) on the mortgage-related securities and the market value of loans held for sale due to changes in the current market rate of interest.
     We use several tools and risk management strategies to monitor and address interest rate risk. Such tools allow us to monitor and evaluate our exposure to these risks and to manage the risk profile to our loan portfolio in response to changes in the market. We cannot assure you, however, that we will adequately offset all risks associated with our loans held for sale or committed.
     As part of our interest rate management process, we may in the future use derivative financial instruments such as financial futures and options, interest rate swaps and financial forwards. We will designate certain derivative financial instruments used to hedge our mortgage loans held for sale as hedge instruments under SFAS No. 133. At trade date these instruments and their hedge relationship will be identified, designated and documented. For derivative financial instruments designated as hedge instruments, we will evaluate the effectiveness of these hedges against the mortgage loans being hedged to ensure that there remains a highly effective correlation in the hedge relationship. Since our concern with interest rates is the potential change in fair market value of the loans, we will treat these as fair value hedges under SFAS No. 133. Once the hedge relationship is established, the realized and unrealized changes in fair value of both the hedge instruments and mortgage loans will be recognized in the consolidated statements of operations in the period in which the changes occur. Any net amount recorded in the consolidated statements of operations will be referred to as hedge ineffectiveness.
     For derivative financial instruments not designated as hedge instruments, realized and unrealized changes in fair value are recognized in the consolidated statements of operations in the period in which the changes occur or when such instruments are settled.
Interest Rate Simulation Sensitivity Analysis
     Changes in market interest rates may affect our gain (loss) from sales of mortgage loans held for sale and the fair value of our mortgage-related securities and related derivatives when we begin to securitize our mortgage loans. As of September 30, 2005 we held $185.4 million in loans that had not been committed for sale at the time. Increases in interest rate would adversely affect revenue we will realize from uncommitted loans. Likewise, any decrease in interest rates would have a positive impact on our gain from sales of the same amount of uncommitted loans.
     The following table summarizes impact of -100 basis points (bps), -50 bps, +50 bps and +100 bps change in the prevailing market rates on the pricing premiums we would collect from sales of these loans, compared to no change in prevailing rates. Since we do not recognize the revenue until loans are sold, the impact of interest rate change will be on our future income from uncommitted loans.

Change in Interest Rate (bps)	-100	-50	0	50	100
Change in Revenue from sale of Uncommitted Loans (dollars in thousands)	$4,635	$2,317	$0	$-2,317	$-4,635

     In each time period, the increases in value in the falling rate scenarios associated with the retained interests can be explained by the changes in assumptions. The decrease in interest rates widens the excess spread that is due to these securities. The increase in prepayments associated with this decline in rates significantly increases the cash flows from prepayment charges. This is especially pronounced due to the current relatively low age of the outstanding loan collateral backing these retained interests. Additionally, these falling rate scenarios assume decreases in borrower default rates and the credit losses absorbed by these securities. As these securities and the associated collateral season over time, these impacts may change significantly.
     It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels and as these securities and the associated loans season. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points or as time passes. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the changes in the fair value of our assets would likely differ from that shown above, and such differences might be material and adverse to our stockholders.
     Interest Rate Risk Management
     To the extent consistent with maintaining our REIT status, we will seek to manage our interest rate risk exposure to protect our portfolio of mortgage loans and related debt against the effects of major interest rate changes. We will generally seek to manage our interest rate risk by:
•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using swaps, caps, floors and other derivative instruments to adjust the interest rate sensitivity of our mortgage-backed securities and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our mortgage-backed securities and the interest rate indices and adjustment periods of our borrowings.
Inflation
     Inflation affects us most significantly in the area of loan originations by affecting interest rates. Interest rates normally increase during periods of high inflation (or in periods when the Federal Reserve Bank attempts to prevent inflation) and decrease during periods of low inflation.

BUSINESS
     Unless otherwise indicated, the information in this section assumes that we have acquired all of the common stock of The Mortgage Store from TMSF Holdings, the reorganization has been completed, and that we have made an election to be taxed as a REIT.
Our Business
     General
     We are a Maryland corporation headquartered in Los Angeles, California that was recently formed to acquire The Mortgage Store Financial, Inc., or The Mortgage Store, a mortgage banking company that originates, purchases, and sells primarily non-conforming residential mortgage loans. Historically, The Mortgage Store sold all of its mortgage loans including the right to service such loans, often referred to as selling loans on a servicing-released basis, for cash to non-affiliated buyers. Following our reorganization, we intend to retain on our balance sheet a substantial portion of the mortgage loans that we originate, either directly or through our subsidiary, The Mortgage Store. We expect to finance this mortgage loan portfolio over the long-term by issuing mortgage-backed securities through securitization transactions that are treated as financings for tax and accounting purposes. We believe that originating through The Mortgage Store will provide us with greater certainty regarding the expected performance of the mortgage loans than would be available through secondary market purchases from third parties.
     We expect to qualify and intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our taxable year in which we complete the reorganization. If we qualify as a REIT, we generally will not be subject to federal corporate taxes on income produced by our investment portfolio or other REIT taxable income to the extent we distribute that income to our stockholders. Our organizational structure will allow us the flexibility to continue originating and selling mortgage loans through our subsidiary, The Mortgage Store, which we will elect to treat as a taxable REIT subsidiary, to help us grow our capital base and operations. The Mortgage Store, as a taxable REIT subsidiary, will continue to be subject to federal, state, and local corporate taxes on its income.
     Mortgage Loan Production
     We primarily originate non-conforming mortgage loans, which we refer to as Alt-A loans and subprime loans. Alt-A loans accounted for nearly 93.3% of our total loan production during the first nine months of 2005. Our Alt-A mortgage loans are principally secured by first-lien and second-lien mortgages and are made to borrowers whose credit profile meets the credit history and dent to income ratio guidelines of the Federal National Mortgage Association, or Fannie Mae, and Federal Home Loan Mortgage Corporation, or Freddie Mac, but have other loan characteristics that make them non-conforming under the guidelines of those agencies. For instance, our Alt-A mortgages may not have certain documentation or verifications that are required by the Fannie Mae or Freddie Mac guidelines or the loan size exceeds these guidelines. We also include our home equity line of credit, or HELOC, program in our Alt-A loan designation. We believe that our Alt-A mortgage loans provide attractive risk-adjusted net earnings because they typically produce higher yields when compared to conforming mortgage loans. Our subprime loans are considered non-conforming because the borrower’s credit profile and, in some cases, documentation or verifications do not meet the Fannie Mae and Freddie Mac guidelines. We distinguish our subprime borrowers from our Alt-A borrowers primarily by credit score and payment history. In addition, we also offer a wide range of conforming and other non-conforming mortgage products.
     We underwrite each mortgage loan we originate, and plan to underwrite each mortgage loan we purchase prior to the origination of that mortgage loan. We base our underwriting decisions primarily on our assessment of a number of factors that may be used to offset certain areas of credit weakness, including the borrower’s willingness and ability to pay, as reflected in the borrower’s income, historical patterns of debt repayment, and amount of equity in the borrower’s property. We have developed underwriting processes and criteria that we believe generate quality borrower data and appraisals, allowing us to make informed underwriting and risk-based pricing decisions and to approve and fund loans efficiently and profitably.

     We expect to continue to use warehouse facilities to provide short-term financing for our mortgage loan originations. If we sell an originated mortgage loan through a loan sale, we will fund it through The Mortgage Store. If we hold an originated mortgage loan in our loan portfolio, we will generally fund it either at the REIT level, once those warehouse facilities are in place, or fund it through The Mortgage Store and subsequently sell it to the REIT level.
     We expect to securitize substantially all of our mortgage loans through transactions that will be structured as financings for both tax and financial accounting purposes to provide long-term financing for our loan portfolio. In a securitization, we will sell a pool of loans to a trust for cash and a certificate evidencing our residual or ownership interest in the trust. The trust raises the cash to pay us by either selling securities representing interests in loans in the trust or securities secured by loans in the trust. We do not expect to generate a gain or loss on sale from these securitization activities, and, following these securitizations, the loans will remain classified on our consolidated balance sheet as assets with the securitization debt classified as a liability. We expect that we will generate earnings from the loans in our on-balance sheet portfolio primarily through:
          net interest income, which is the difference between the:
•	interest income we receive from the mortgage loans;

•	fees from master servicing agreements, if any; and

•	interest we pay to the holders of the mortgage-backed securities that we issue in securitizations;
          net of:
•	losses due to defaults and delinquencies on the loans;

•	servicing fees and expenses we must pay; and

•	other ongoing securitization costs.
Our net interest income will vary based upon, among other things, the spread between the weighted average interest earned on the mortgage loans and the interest payable to the holders of the mortgage-backed securities, the performance of the underlying mortgages and the amount and timing of the borrowers’ prepayments of the underlying mortgages.
     The performance of our portfolio of primarily non-conforming mortgage loans will be subject to the higher delinquency and default rates characteristic of non-conforming mortgage loans as compared to conforming mortgage loans. Delinquencies interrupt the flow of projected interest income from the mortgage loans, and defaults can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan.
     Until we can retain a sufficient number of the mortgage loans we originate to meet certain REIT asset composition requirements, we anticipate purchasing mortgage-backed securities on a leveraged basis. While we have not established and do not expect to establish a limit on the amount of leverage we may incur, we generally expect to leverage our equity in excess of 10 to 15 times.
     The Mortgage Store has experience in selling loans through the loan sales market. Before the reorganization, loan sales were executed on a servicing-released basis, meaning that the loans were sold, together with the servicing rights, to the buyers of the loans. Upon completion of the reorganization, we will continue to sell a portion of our loans, primarily through our taxable REIT subsidiary, The Mortgage Store, so that we can capture any gain on the sale of these loans and thereby grow our equity capital base. The amount of loans we sell through The Mortgage Store is difficult to predict and will vary over time depending on the market prices of our loans and our need for equity as well as whether certain loans fail to meet our securitization profile and these must be sold to third-party buyers. We expect that these loans generally will be sold within 60 days of funding, and The Mortgage Store will service these loans during the period between origination and the transfer of servicing to the buyer, which is generally within 90 days after the sale of the loans. The Mortgage Store will generate income primarily from:
•	the sale of loans at a premium to our weighted average origination costs, including overhead;

•	net interest income, which is the difference between the interest income generated by the mortgage loans and our interest expense on the financing of our lending activities through our warehouse facilities during the time we hold the mortgages; and

•	origination fee income.
Industry
     The residential mortgage market is the largest consumer finance market in the United States. Nevertheless, the Mortgage Bankers Association of America, or the MBAA is predicting lenders in the United States will originate approximately $2.9 trillion in single-family mortgage loans in 2005, compared to approximately $2.6 trillion in 2004 and down from nearly $3.6 trillion in 2003. We believe that the decline is largely attributable to a reduction in refinancing of conforming loans as interest rates have risen. Although refinance activity is expected to decline, we expect purchase money mortgage activities to remain constant in 2005 and 2006. In addition, we believe Alt-A borrowers are not solely motivated by fluctuations in interest rates; thus, we do not expect the same level of decline in the non-conforming market. We anticipate that borrowers with credit card or installment debt will still be in the market for cash-out refinance loans as they strive to reduce their monthly payments by extending debt over a longer period of time to help increase their disposable income.
     Generally, the mortgage loan origination industry is segmented by the size of the mortgage loans and credit characteristics of the borrowers. Mortgage loans that conform to a government sponsored entity, such as Fannie Mae or Freddie Mac, which have guidelines for both size and credit characteristics, are called conforming mortgages. A substantial portion of our mortgage loans are considered non-conforming mortgages because of the size of the loans, documentation, or the credit profiles of the borrowers, or some combination thereof, and therefore do not meet the requirements set by Fannie Mae or Freddie Mac.
Operating Strategy
     After the reorganization, our primary goal will be to produce stable net interest income and distributions to our stockholders by growing an on-balance sheet, portfolio of mortgage loans that we originate. We believe we can achieve this goal through the implementation of our operating strategy, elements of which include:
     Increasing our mortgage loan production volume across our wholesale and retail channels through the adoption of new technologies and by strategically increasing the number of our wholesale account executives and retail loan officers, as well as expanding the geographic coverage of our loan originations.
     Recently, we purchased mortgage industry specific software to automate our loan origination and underwriting process. The new system provides a web-based portal for submission and evaluation of loans. We expect that this new system will simplify the steps required for a broker to submit, track, and receive approval of a loan application. We believe the power and convenience of on-line loan approvals is a value added service that will continue to solidify our business relationships. We expect to continue to adapt web-based technologies to enhance our one-on-one relationships with our brokers and retail borrower. Our marketing strategy is to increase our loan origination volume in both our wholesale and retail channels, and to expand the geographic coverage of our loan originations. We have a team of in-house account representatives who introduce our programs to an increasing number of brokers. We intend to expand our wholesale channel as new geographic areas are canvassed and added to our operational territories. To create a strong retail channel, we have introduced an aggressive commission structure for those loan officers who have established a strong track record of successful origination to maximize their income through association with us as a direct lender.
     Securitizing our mortgage loans in transactions that are treated as financings for tax and accounting purposes.
     Following the completion of the reorganization, we intend to finance our mortgage loan portfolio on a long term basis through securitizations structured as financings for accounting purposes rather than as sales. Securitizations that are structured as financings do not meet the qualifying special purpose entity criteria under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets

and Extinguishments of Liabilities, Replacement of FASB Statement No. 125 (SFAS No. 140) and related interpretations. Accordingly, following a securitization, the mortgage loans remain on our balance sheet, and the securitization indebtedness replaces the warehouse facility debt associated with the securitized mortgage loans. We will record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and will not recognize a gain or loss upon completion of the securitization. This accounting treatment more closely matches the recognition of income with the actual receipt of cash payments, and is expected to decrease our earnings volatility compared to those companies that structure their securitizations as sale transactions for GAAP purposes.
     Continuing to offer a wide range of mortgage products to help insulate us against the risk of over dependence on any single product type.
     We believe offering a wide range of mortgage products will create more stable loan production in varying economic cycles. We expect more stable loan production will allow us to have more consistent earnings growth.
     Continuing to provide timely and high quality service and to assist brokers in offering quality programs and quick closings to their clients.
     In the competitive environment of mortgage banking, efficiency in pricing and quality of service are important elements for continued success and growth. To provide the highest quality of service, we timely communicate and respond to the needs of our customer, which includes quick processing and closing of the loan application. Our integrated loan processing teams of underwriters and quality control personnel allow us to offer speed of service while maintaining prudent underwriting and quality control procedures.
     Continuing to invest in quality control processes to further enhance our lending practices and compliance with our underwriting guidelines and other policies and procedures.
     We utilize an integrated team approach to processing loan applications. Each loan processing team is staffed by underwriters and quality control personnel ensuring that quality control is integrated throughout the processing of the loan not simply after the loan has closed. All of our loans are subject to a pre-funding quality control audit, an automated data integrity search and scoring system and appraisal reviews during the processing of the loan application. After funding, we perform an audit on each loan to ensure required documents are in the loan file and a random audit of ten percent of the loans. As part of this audit process, deficiencies are reported to our senior management to determine trends and the need for additional training of our personnel.
Origination Channels
     Wholesale Channel
     Our wholesale channel purchases and originates conforming and non-conforming residential mortgage loans through relationships with various mortgage bankers and mortgage brokers. Our wholesale channel currently has over 2,000 approved brokers of which approximately 500 actively conduct business with us. We provide a variety of mortgage products to our brokers that allow them to better serve their customers. Mortgage brokers identify applicants, help the applicants complete the loan application paperwork, gather required information and documents, and act as our liaison with the applicant during the lending process. Since mortgage brokers generally submit a loan application to several lenders to compare rates and terms for the best offer, our policy is to provide a decision of pre-approval or denial of a loan within 24 hours after submission of the loan application. Upon receipt of a loan application, the applicant’s information and loan data are entered into the mortgage-banking database. Once the loan application is registered, it will be reviewed by a member of the pre-approval underwriting staff to determine if that the parameters of the loan applied for conform to program guidelines. The broker will then be informed of denial or pre-approval of the loan application. If the loan is pre-approved, the broker submits the loan application file including required conditions to one of our integrated loan processing teams for level one underwriting to determine conditions for full underwriting and pricing of the loan. Once the rate and terms of the loan are accepted, the level two underwriting team member reviews the pre-funding conditions and the quality control team members conduct their pre-funding verification. Once these processes have been completed, the loan is submitted for funding.
     It is possible for the broker to follow the loan application throughout this process by accessing our network via the Internet. A loan liaison agent will also be in continuous contact with the broker, providing updates on the progress of the loan application and communicating any additional conditions that may become necessary as a result of the underwriting review and quality control examinations of the loan application. By relying on brokers to market our products and assist the applicants throughout the loan application process, we believe we can increase loan volume without increasing marketing, labor, and other overhead costs incurred in connection with retail loan production.
     New brokers enter our wholesale network from various sources. Our account executives and marketing department as well as our website are the main sources for enlisting new brokers. Currently, we have a team of in-house account representatives who introduce our programs to an increasing numbers of brokers. We intend to expand our wholesale channel as new geographic areas are canvassed and added to our operational territories. Furthermore, we have a group of wholesale field representatives whom we rely on to establish personal relationships with mortgage brokers in their respective territories. Brokers must meet various requirements and must complete the broker application package, provide evidence of a state license, articles of incorporation, financial statements, resumes of key personnel, and other information as needed. The broker approval department compiles the broker files which are then reviewed by our in-house counsel to determine if the broker should be approved. When appropriate, we may use services such as MIDEX, the Mortgage Industry Data Exchange, to search for prior reports on a broker before final approval.
     After the reorganization, we intend to enter into loan purchase and sale agreements with mortgage bankers, banks, thrifts, and credit unions to sell non-conforming residential mortgage loans to us through our wholesale channel. These correspondent lenders close their loans through their own financing.
     We expect to buy most of the loans from correspondent lenders will be on an individual flow basis. We may also make bulk purchases of loans from our correspondent lenders who close the loans and hold them until they have a pool of loans ready to be sold at one time. On all loan purchases from correspondent lenders, we plan to re-underwrite each loan and review all collateral before purchasing. We prefer the “flow-delivery” method to bulk purchasing because we believe that the flow-delivery method has lower premiums, costs, and delinquencies, and as a result, is more profitable than bulk purchasing.
     New correspondent lenders become our customers from leads generated by our wholesale sales force. Our account executives, our marketing department, and our website are the main sources for new correspondent lenders. Generally, to become one of our approved correspondent lenders, a correspondent must meet various requirements, including minimum loan origination volume, and must complete the seller application package, provide evidence of a state license, bank or thrift charter, financial statements, evidence of insurance and regulatory compliance, a copy of quality control procedures, resumes of key personnel, and other information as needed. Our broker approval department compiles this information for review and final approval by our in-house counsel.
     Retail Channel
     Our retail channel has over 30 loan officers that operate from our headquarters in Los Angeles, California and 4 branch offices throughout California. We interact with our borrowers through loan officers and direct-to-the-borrower tools such as the Internet, telemarketing, or direct mailings. As part of our efforts to manage credit risk, all loan underwriting, closing, funding, and shipping is managed centrally out of our headquarters. A typical retail branch consists of a branch manager, loan officers, and loan processors who are each properly licensed, where applicable.
     To create a strong retail channel, we have introduced an aggressive commission structure for our loan officers who have established a strong track record of successful origination to maximize their income through association with us as a direct lender. We intend to develop similar networks in other states where we are licensed as a mortgage broker.

     We process loan applications that are generated by our retail channel in the same manner as we do for our wholesale channel. The loan officer submits the loan application to our pre-approval underwriting staff for pre-approval. Once the loan has been pre-approved, the loan officer submits the entire loan application file to one of our integrated loan processing teams for level one underwriting and pricing. The loan application is then moved to the level two underwriter for underwriting conditions and funding review and the quality control person on the team simultaneously begins the verification process.
Underwriting
     We process our loan applications utilizing integrated teams of underwriting and quality control personnel. The underwriters on our integrated loan processing teams underwrite loans in accordance with our established underwriting guidelines described below. Except for our conforming mortgage loan programs, which constitute a small percentage of our originations, the mortgage loans we originate and purchase generally do not meet the underwriting guidelines used by government-sponsored entities, such as Fannie Mae or Freddie Mac. As a result, the mortgage loans in our portfolio are likely to have higher delinquency and foreclosure rates than mortgage loans that meet the underwriting criteria established by Fannie Mae or Freddie Mac.
     We have two primary classifications of non-conforming loan programs. Our Alt-A loan programs are for prime and near-prime borrowers with alternative documentation or loan size in excess of the Fannie Mae or Freddie Mac guidelines. Our subprime loan programs are for borrowers with a lower credit score or with some credit blemishes. Generally, our Alt-A programs do not allow more than one isolated late mortgage payment within the last 12 months while our subprime program allows for multiple late payments depending on the borrower’s credit score. In addition, the typical minimum credit score required for an Alt-A loan program is 620 while subprime programs permit credit scores as low as 500.
     Our underwriting guidelines are designed to help us evaluate the advisability of making a particular loan. For our full documentation program a borrower’s credit history and capacity to repay the loan are evaluated under the criteria set forth in our underwriting guidelines. In addition, for all of our loan programs our underwriters determine the adequacy of the property that will secure the loan as collateral and review credit scores derived from the application of one or more nationally recognized credit-scoring models. Based on their analysis of these factors, our underwriters will determine loan terms, including the interest rate and maximum combined loan-to-value, or CLTV, ratio. We generally offer loans with higher interest rates and lower CLTVs to borrowers that have less favorable credit histories.
     A loan’s LTV is an important way for many loan originators and loan buyers to discern risk within a mortgage loan. An LTV percentage is calculated by using the first-lien loan principal balance as the numerator and, in the case of a purchase, the lower of the home’s sales price and appraised value as the denominator and in the case of a refinance, the home’s appraised value as the denominator. A loan is said to have an 80% LTV if, for example, the home was purchased for $100,000 and the first-lien loan amount is $80,000. This assumes the appraised value of the home is at least $100,000. Another important factor is the combined loan-to-value ratio, or CLTV. This measure is calculated the same way as the LTV except it includes not only the balance of first lien loan, but also the balance of all other loans on the same mortgaged property.
     Our underwriting philosophy is to analyze the overall situation of the borrower and to take into account compensating factors that may be used to offset certain areas of weakness, including:
•	mortgage payment history;

•	disposable income;

•	employment stability;

•	number of years at residence;

•	LTV and CLTV;

•	income documentation type; and

•	property type.

     Our underwriting guidelines are determined by our credit committee, which is composed of senior executives as well as underwriting and secondary marketing managers. The credit committee meets frequently to review proposed changes to underwriting guidelines. To the extent an individual loan does not qualify for a loan program or credit grade, our underwriters can and will make recommendations to the underwriting manager for an approval of the loan by “underwriting exception.”
     We underwrite every loan we originate although our underwriting guidelines for each of our loan programs are different. This means we thoroughly review the borrower’s credit history, income documents (except to the extent our stated income and limited documentation loan programs do not require income documentation), and appraisal for accuracy and completeness. All of our mortgage loan applications are subjected to an automated data integrity search and scoring system, which helps us identify discrepancies in information provided by the borrower on their loan application and the information retained by national credit reporting agencies.
     Currently, all our loans are underwritten manually by qualified personnel. We have recently acquired an Automated Underwriting System (AUS) to provide instantaneous decision making on all loan applications. Our AUS will be available through our Internet based portal to our network of approved mortgage brokers for immediate approval and pricing of loan applications. Declined loan applications may be reviewed by an underwriter. Furthermore, the AUS will assist our underwriting personnel in their evaluation of loan application by providing a summary of pertinent information and variation to the established guidelines. While we intend to expand the functionality of our automated decision system to enhance efficiencies, we will continue to use our staff to review income, transaction details, and appraisal documentation to ensure that the loan is underwritten in accordance with our guidelines.
     Our underwriting standards are applied in accordance with applicable federal and state laws and regulations, and require a qualified appraisal of the mortgaged property conforming to Fannie Mae and Freddie Mac standards or in some cases an insured automated valuation. Each appraisal is done by a nationally recognized independent appraiser and includes a market data analysis based on recent sales of comparable homes in the area and a replacement cost analysis based on the current cost of building a similar home. The appraisal may not be more than 120 days old on the day the loan is originated. In most instances, we require a second full appraisal for properties that have a value of more than $750,000.
     Income Documentation
     Alt-A Loan Documentation Programs
     We offer a variety of income documentation options within our Alt-A program, including: (a) Full Documentation, (b) Stated Income Documentation/Verified Assets, (c) Stated Income Documentation/Stated Assets, (d) No Income Documentation/Verified Assets (also known as No Ratio), (e) 12 Months Bank Statements, and (f) No Income/No Assets/No Employment. All of the programs under the Alt-A credit guidelines require verification of employment with the exception of “No Income/No Assets/No Employment”.
     Set forth below is a summary of our six Alt-A loan documentation programs:
•	Full Documentation – Under this program, an underwriter reviews the borrower’s credit report, loan application, property appraisal, and the documents that are provided to verify employment and bank deposits. This program requires documentation very similar to that required under the guidelines established by Fannie Mae and Freddie Mac, such as tax returns, W2s for the last 24 months and pay-stubs for the last 30-days.

•	Stated Income Documentation/Verified Assets – Loans under this program are generally made to self-employed borrowers. The borrower’s income as stated on the loan application must be determined to be reasonable for the related occupation, because the income is not independently verified. Verification of deposit from a bank/financial institution or 2 months of personal/business bank statements are acceptable documentation to verify the borrower’s assets.

•	Stated Income Documentation/Stated Assets – In this program, the borrower’s income as stated on the loan application must be determined to be reasonable for the related occupation, because the income is not independently verified. In addition, the borrower’s assets as stated on the loan application must be determined to be reasonable for the related occupation, because the assets are not independently verified.

•	No Income Documentation/Verified Assets – In this program, the borrower’s income is not stated on the loan application. Verification of Deposit from a bank/financial institution or 2 months of personal/business bank statements are acceptable documentation to verify the borrower’s assets.

•	12 Months Bank Statements – In this program, we require 12 months most recent personal/business bank statements. We use 75% of the average deposits for the last twelve months as a basis for income calculation.

•	No Income/No Assets/No Employment – In this program, also known as a “No Doc” loan because the loan application is left blank on income, assets and employment section, the loan is primarily extended based on the borrowers credit history and risk scores.
     On all of our documentation options within the Alt-A program, we calculate the amount of income from the sources indicated on the loan application or similar documentation, as per the requirements of each documentation type, review the credit history of the applicant, calculate the debt service-to-income ratio to determine applicant’s ability to repay the loan, review the type and use of the property being financed, and appraise the property value. The only Alt-A documentation options not requiring income to debt calculations are the “No Income/No Assets/No Employment” and “No Income/Verified Assets” options because income is not calculated or stated on the loan application on either documentation type. In determining the ability of the applicant to repay the loan, our underwriters use a qualifying rate that is equal to (i) the stated interest on fixed rate loans, (ii) the initial interest rate on loans which provide for two to seven years of fixed rate before the initial rate adjustment, or (iii) two percent above the initial interest rate on other adjustable-rate loans.
     Subprime Documentation Programs
     Our subprime underwriting guidelines include four levels of applicant documentation requirements, referred to as the “Full Documentation,” “Stated Income Documentation” and “12 Months Bank Statement” programs. Under the Full Documentation program, we review the actual income documentation such as tax returns and W2s to calculate the borrower’s income for the last 12 months (compared to 24 months on Alt-A). On the “12 Months Bank Statement” program, we use 75% of the average deposits for the last twelve months as a basis for income calculation. On Stated Documentation programs, we review the applicant’s source of income based on the amount of income borrower has stated on the loan application without any actual documentation.
     On all of our subprime documentation programs, we calculate the amount of income from sources indicated on the loan application or similar documentation, as per the requirements of each documentation type, review the credit history of the applicant, calculate the debt service-to-income ratio to determine applicant’s ability to repay the loan, review the type and use of the property being financed, and appraise the property value. The typical terms for subprime programs are 2, 3 and 30 yr fixed. However, in determining the ability of the applicant to repay the loan, our underwriters use a qualifying rate that is equal to (i) the stated interest on fixed rate loans, (ii) the initial interest rate on loans which provide for one to seven years of fixed rate before the initial rate adjustment, or (iii) two percent above the initial interest rate on other adjustable-rate loans.
     Documentation Applicable to All Loans
     Our underwriting guidelines require that our mortgage loans be underwritten in standardized procedure which complies with applicable federal and state laws and regulations and requires our underwriters to be satisfied with the value of the property being financed, as indicated by appraisal and appraisal review. Our Alt-A and subprime loan programs have a general maximum loan amount for mortgage loans originated under our programs of $1.0 million for Alt-A and $0.5 million for subprime; however, larger loans may be approved on a case-by-case basis.

     The underwriting guidelines for Full Documentation and Stated Income Documentation programs permit loans to have CLTVs at origination of up to 100% for a maximum combined loan amount of $1.0 million and $0.5 million for Alt-A and subprime loans, respectively, depending on, among other things, the borrower’s credit score, purpose of mortgage loan, repayment ability and debt service-to-income ratio, income documentation, as well as the type and use of the property.
     Under Full Documentation programs, for all of our loan products, applicants are generally required to submit two written forms of verification of stable income for at least 24 months. Under the Stated Income Documentation program an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All the foregoing programs require that with respect to salaried employees there be a telephone verification of the applicant’s employment. Verification of the source of funds required for deposit into escrow in the case of a purchase money loan where the CLTV is greater than 80% is generally required for all Full Documentation loans and Stated Income Documentation loans, with the exception of the Stated Assets program under the Alt-A guidelines.
     Alt-A Underwriting Guidelines
     Our underwriting guidelines for Alt-A loans are summarized in the chart below:

Alt-A Combo Loans (first and second	Combo Program Owner Occupied:	Combo Program Investment/2nd home:
liens)	Maximum CLTV/Loan Amt/FICO(1)	Maximum CLTV/Loan Amt/FICO(1)
Full Documentation	100% / 620+	95% / 620+; 100% / 681+
Stated Income/Verified Assets	100% / 620+	95% / 640+
Stated Income/Stated Assets	100% / 620+	95% / 640+
12 Months Bank Statements	100% / 620+	not allowed Investment/2nd home
No Income/Verified Assets	100% / 640+	95% / 640+
No Documentation	100% / 640+	95% / 640+

Mortgage History(2)	0x30 12 mos / 1x30 24 mos	0x30 12 mos / 1x30 24 mos

Credit Parameters
Bankruptcy	36 mos since discharge	36 mos since discharge
Foreclosure	36 mos since discharge	36 mos since discharge
Maximum loan amount: (3)	$1M combined(4)	$650K combined

	Owner Occupied	Investment & 2nd Home:
Alt-A (first liens only):	Maximum LTV/Loan Amt/FICO(1)	Maximum LTV/Loan Amt/FICO(1)
Full Documentation	95%/500K/620+	90%/500K/620+
Stated Income/Verified Assets	95%/500K/620+	90%/500K/660+
Stated Income/Stated Assets	95%/500K/620+	90%/500K/680+
12 months Bank Statements
No Income/Verified Assets	95%/500K/660+	90%/500K/680+
No Documentation	90%/500K/660+	80%/650K/620+

Mortgage History(3)	0x30 12 mos / 1x30 24 mos	0x30 12 mos / 1x30 24 mos

Credit Parameters
Bankruptcy	24 mos since discharge	24 mos since discharge
Foreclosure	36 mos since discharge	36 mos since discharge

(1)	FICO means a credit score developed by Fair Issac & Co.

(2)	0x30 means no late payment during the prior 12 months and 1x30 means one late payment during the prior 24 months.

(3)	Maximum amount not available for all FICOs.

(4)	First and second liens.
     Subprime Risk Categories
     Under our underwriting guidelines for sub-prime loans we have established six principal risks categories ranging from “A” to “C-” for grading the credit history of potential subprime borrowers. Generally, borrowers in lower credit grades are less likely to satisfy the repayment of obligations of a mortgage loan, and therefore, are subjected to lower LTVs and are charged higher interest rates and loan origination fees.
     The following table summarizes our underwriting guidelines for subprime loans by risk classification:

	A Credit	A- Credit	B Credit	B- Credit	C Credit	C- Credit
Amount (1)	$500,000 Full	$500,000	$500,000	$400,000	$350,000	$300,000
	Documentation

Maximum LTV/CLTV:

Full Documentation	100%(2)	100%(2)	85%	85%	75%	65%
Stated Income	90% / $400,000	80%	75%	70%	not allowed	not allowed
12 Month Bank Statement	90%	85%	80%	75%	70%	not allowed

FICO/Mortgage History (3)(4)	580/0x30	560/2x30	520/1x30	500/1x30	500/3x30	500/1x90
	600/2x30	580/3x30	540/2x30	520/3x30	520/1x60
	620/3x30	620/1x60	560/3x30	560/1x60	540/1x90
			580/1x60	620/1x90

Credit Parameters Bankruptcy (5)	36 months	24 months	18 months	12 months	12 months	12 months
Foreclosure	36 months	24 months	18 months	12 months	12 months	12 months

(1)	Maximum amount not available at all FICOs

(2)	No late mortgage payments allowed for 100% CLTV.

(3)	FICO means a credit score developed by Fair Issac Co.

(4)	0x30 means no late payments, 1x30 means maximum of one 30 day late payment, 2x30 means maximum of two 30-day late payments, 1x60 means maximum of one 60 day late payment, 1x90 means maximum of one 90-day late payment; and 2x90 means maximum of two 90-day late payments, in each case during the prior 12 months.

(5)	Bankruptcy means time from Chapter 7 discharge or from Chapter 13 filing.
     We evaluate our underwriting guidelines on an ongoing basis and periodically modify the guidelines to reflect our current assessment of various issues related to an underwriting analysis. In addition, we may adopt new underwriting guidelines, or modify existing underwriting guidelines as we deem appropriate for any new loan products that we may offer or to comply with requirements of the buyers of the securities issued in our securitizations or our loans.
Quality Control
     Our loan quality control process is designed to help us ensure sound lending practices and compliance with our underwriting guidelines. As of September 30, 2005, we had 23 employees performing quality control and pre-funding and post-funding audits. Before funding a loan, the quality control personnel on the loan processing team will perform a “pre-funding quality control audit,” which consists of the verification of a borrower’s credit profile and employment utilizing automated services and verbal verification. One of the services we use is an automated data integrity search and scoring system, which helps us identify discrepancies between the information provided by the borrower on their loan application and the information retained by national credit reporting agencies. Properties underlying our mortgage loans are typically appraised by an appraiser that is nationally recognized and selected by the submitting broker. We assign all original appraisals for review to a nationally recognized independent appraisal review company, which will perform either a desk or a field review of the subject property, depending on the size of the mortgage loan, to confirm the adequacy of the property as collateral prior to funding. In addition to the quality control personnel assigned to our integrated loan processing teams, we have two additional and separate groups of quality control personnel. One quality control group conducts post-funding audits on each loan and the other performs a random audit on approximately 10% of the number of our funded loans. The post-funding audit on each loan is a review to ensure that every document required by the underwriters for that loan is in the loan file. We do not release fees owed the broker until this audit has been completed. The random audit verifies that each document required by the underwriters is in the loan file and verifies occupancy if the audited loan is secured by owner-occupied real estate.

Our Loan Products
     While we originate some fixed rate mortgage loans, or FRMs, a substantial portion of our loans are adjustable rate mortgages, or ARMs, which we divide into floating ARMs and hybrid ARMs. Our floating ARMs are indexed to the one-to-six month LIBOR or the one month Moving Treasury Average, or MTA, to match the interest rate adjustment period of the loan. For hybrid ARMs, however, the initial interest rate is fixed for a one-to-seven year period and then adjusts thereafter similar to our floating ARMs. During the first nine months of 2005, 65.8% of our mortgage loan production was interest rate only ARMs, compared to 46.5% in the first nine months of 2004. We have recently begun to originate optional payment ARMs, or Pay Option ARMs, which allow our borrowers to vary their monthly payment, within certain parameters, to match their personal cash flow. These Pay Option ARMs entail a potentially higher rate of borrower default than our other ARM products because Pay Option ARMs allow deferred interest to be added to the principal balance, or negative amortization, up to a cap at which point the loan converts to a fully amortizing loan with larger monthly payments than the borrower had been making. For the nine months ended September 30, 2005, approximately 8.4% of the loans we originated were Pay Option ARMs. In addition, most of our mortgage loans have prepayment penalties if the loan is prepaid in full during an initial period. Some of our loans with prepayment penalties have an exception to that penalty if the loan is prepaid in full because of the sale of the related real estate. For the nine months ended September 30, 2005, approximately 77.9% of the loans we originated had prepayment penalties as compared with 56.6% for the year ended December 31, 2004.
     The interest rate on ARMs once the initial rate period has lapsed is determined by adding the “gross margin” amount to the “index” rate. The index most commonly used in our loan programs is the six-month LIBOR, however, we also offer alternative indices such as one-month LIBOR and the one-month MTA. The gross margin is a predetermined percentage that, when added to the index, gives the borrower the rate that will eventually be due. It is common in the beginning stages of an ARM loan to allow the borrower to pay a rate lower than the rate that would be determined by adding the margin to the index. Over time, the rate adjusts upward such that eventually the interest rate the borrower pays will take into account the index plus the entire margin amount.
     Our Pay Option ARM, one of our floating ARM products, allows borrowers to choose each month, subject to certain limitations, to repay their mortgage loan pursuant to one of four options:
•	(i) a “minimum monthly payment” option, whereby an annually-adjusted minimum monthly payment is set and which may lead to negative amortization, because any portion of interest not currently paid by the borrower is deferred interest and is added to the principal balance of the mortgage loan;

•	(ii) an “interest only payment” option, whereby an amount in excess of the minimum monthly payment is paid to prevent negative amortization;

•	(iii) a “fully amortized payment—30-years” option, whereby the interest rate is reset monthly and the monthly payment equals the amount of accrued interest plus an amount of principal that will cause the mortgage loan to fully amortize over a 30-year period from origination; and

•	(iv) a “fully amortized payment—15 years” option, whereby the interest rate is reset monthly and the monthly payment equals the amount of accrued interest plus an amount of principal that will cause the mortgage loan to fully amortize over a 15-year period. If the unpaid principal balance on the mortgage loan exceeds a 115%, of the original principal balance due to deferred interest, the monthly payment will be recast to amortize fully the then unpaid principal balance of the mortgage loan over its remaining term to maturity. The new monthly payment will be in an amount that will be sufficient to repay the then unpaid principal in full on the maturity date in substantially equal installments at the current interest rate. After the recast, the borrower will no longer have the four payment options and may be required to make substantially larger payments than was required during the preceding payment periods.

     There is increasing public policy debate focused on the rapid increase in the use of loans with interest-only features that require no amortization of principal for a protracted period or loans with potential negative amortization features, such as our Pay Option ARMs. Federal Reserve Board Chairman Allan Greenspan has expressed particular concern that some households may be using these loans to purchase homes that would otherwise be unaffordable, which may leave some mortgagors vulnerable to adverse events and an increased risk of default. Press reports indicate that a task force of federal regulatory agencies is preparing new underwriting and credit risk guidelines on option ARMs, such as our Pay Option ARMs, interest-only mortgages and reduced-documentation loans offered by the nation’s lenders. While these guidelines may not be directly applicable to us, they may reflect heightened regulatory scrutiny for non-amortizing or negative amortization loan products for certain types of borrowers.
     A substantial portion of our loans contain prepayment penalties if the loan is prepaid in full. Borrowers always retain the right to refinance their loan, but may have to pay a charge of up to six-month interest on 80% of the remaining principal when prepaying their loans. Some of our loans with prepayment penalties have an exception to that penalty if the loan is prepaid in full because of the sale of the related real estate. For the nine months ended September 30, 2005, approximately 77.9% of the loans we originated had prepayment penalties as compared with 56.6% for the year ended December 31, 2004.
     The table below sets forth our broad range of product types we offer to our borrowers:

Prepayment
Product	Term	Rate(1)	Penalties(2)
Hybrid/Adjustable-Rate Mortgages
6 month	30 years	Adjustable-rate after first 6 months	Yes
1/29	30 years	Adjustable-rate after first 12 months	Yes
2/28	30 years	Adjustable-rate after first 24 months	Yes
3/27	30 years	Adjustable-rate after first 36 months	Yes
5/25	30 years	Adjustable-rate after first 60 months	Yes
7/23	30 years	Adjustable-rate after first 72 months	Yes
Interest Only-Hybrid/Adjustable-Rate Mortgage
1/29	30 years	Interest only for first year,	Yes
Adjustable rate after first year
2/28	30 years	Interest only for first 24 months;	Yes
Adjustable-rate after first 24 months
3/27	30 years	Interest only for first 36 months;	Yes
Adjustable-rate after first 36 months
5/25	30 years	Interest only for first 60 months;	Yes
Adjustable after first 60 months
7/23	30 years	Interest only for first 84 months;	Yes
Adjustable after first 84 months

Pay Option ARM	30 years	Monthly payment varies based on	Yes
borrower’s option subject to a
negative amortization cap.

Fixed-Rate Mortgages
15 Year(3)	15 years	Fixed	Yes
20 Year	20 years	Fixed	Yes
30 Year(4)	30 years	Fixed	Yes

(1)	For our hybrid/adjustable-rate mortgage loans, the rate is calculated every six months after the initial rate adjustment period.

(2)	Certain prepayment penalties apply within the first three years subject to state imposed limitations. We typically offer rate options that do not include prepayment penalties on all loan products.

(3)	We also offer 15 year fixed-rate mortgages with interest-only payment for the first 60 months.

(4)	We also offer 30 year fixed-rate mortgage loans with interest-only payments for the first 120 months.

Mortgage Loan Production
     Overview
     We originate mortgage loans through our wholesale (which includes our correspondent production) and retail channels. Having two channels allows us to diversify our production without becoming reliant on any one particular segment of the mortgage loan market. For the nine months ended September 30, 2005 and the year ended December 31, 2004, we originated approximately $1.3 billion and $1.0 billion of mortgage loans, respectively, of which approximately 88.2% and 81.5%, respectively, were generated through our wholesale channel and approximately 11.8% and 18.5%, respectively, were generated through our retail channel. Over the past five calendar years our originations have grown at an 80.0%.
     Total Loan Production
     Our total loan production increased 90.5% during the nine month period ended September 30, 2005 compared with the same period in 2004. This increase was driven primarily by our Alt-A products, as our conforming and subprime originations all experienced declines during this period. The growth in our Alt-A originations was across all of our Alt-A product lines, but originations in our “No Income Documentation/Verified Assets” and HELOC programs experienced the largest gain as we focused on marketing these new products. We experienced an increase in our average loan size and an increase in our weighted average median credit scores during the first nine months of 2005. We believe that the increase in our average loan balance was primarily attributable to the rising sales price and appraisal value of homes for which we originated loans. We also saw a decrease in the weighted average interest rate on our adjustable rate production during the first nine months of 2005, which we believe was primarily attributable to increased volume of origination of Option ARM loans with lower starting rates. Our weighted average fixed interest rate increased to 8.9% for the nine months of 2005, from 6.1% for the first nine months of 2004, primarily due to higher interest rates in the market. The percentage of our production with prepayment penalties increased to 77.9% in the first nine months of 2005 from 65.4% in the first nine months of 2004, primarily as a result of a change in our underwriting guidelines.
     Our total loan production increased 188.6% for the year ended December 31, 2004 as compared with the year ended December 31, 2002. This increase was driven primarily by the 360.6% growth during that period in our Alt-A originations. Our “Stated Income Documentation/Verified Assets” program accounted for approximately 84.4% of the growth in our Alt-A originations and 84.9% of our total origination growth during this three-year period. We saw a decrease in the average loan size for the year ended December 31, 2004 as compared with the year ended December 31, 2002 as we continued to expand our originations outside the state of California. The percentage of loans with prepayment penalties increased from 34.0% for the year ended December 31, 2002 to 68.3% for the year ended December 31, 2004, which primarily reflects a change in our underwriting guidelines. Our weighted average interest rate on our adjustable rate mortgage loans decreased from 6.9% for the year ended December 31, 2002 to 5.9% for the year ended December 31, 2004 as a result of a declining interest rate environment and the introduction of lower initial rates on our adjustable rate products.
     The following tables set forth selected information about our total loan production and purchases for the years ended December 31, 2004, 2003, and 2002.

	For the Year Ended December 31,
	2004	2003	2002
	(dollars in thousands)
Alt-A Loans
Documentation:
Full Documentation	$79,323	$21,491	$26,971
Stated Income Documentation/Verified Assets	660,651	135,769	89,031
Stated Income Documentation/Stated Assets	67,941	22,411	46,882
12 Months Bank Statements	—	—	—
No Income Documentation/Verified Assets	8,146	4,212	4,683
No Income Documentation/Stated Assets	0	—	3,492
No Income/No Assets/No Employment	35,929	15,531	16,652
HELOC	12,610	2,085	—

Total Alt-A Loans	864,600	201,499	187,711

Other Nonconforming Loans	6,517	108,237	73,288

Subprime Loans(1)	35,904	29,314	5,230

Total Non-Conforming (Alt-A, Other, Subprime)	907,021	339,050	266,229

Conforming Loans	123,403	289,311	90,834

Total Production	$1,030,424	$628,361	$357,063

(1)	We defined subprime loans as loans made to borrowers with a weighted average credit score generally of 620 or less or have had more than one delinquent mortgage payment during the preceding 12 months.

	For the Year Ended December 31,
	2004	2003	2002
	(dollars in thousands) (1)
Loan production	$1,030,424	$628,361	$357,063
Average principal balance per loan	189	214	221
Number of loans originated	5,448	2,933	1,614
Percentage of first mortgage loans owner occupied	68.5%	85.0%	86.3%
Percentage with prepayment penalty	68.3%	27.6%	34.0%
Weighted average median credit score(2)	691	703	671
Percentage fixed rate mortgages	18.3%	57.6%	66.2%
Percentage adjustable rate mortgages	81.7%	42.4%	33.8%
Weighted average interest rate:
Fixed rate mortgages	7.7%	6.2%	7.1%
Adjustable rate mortgages	5.9%	6.2%	6.9%

(1)	Percentages may not sum because of rounding.

(2)	The credit score is determined based on the median of Equifax, TransUnion, and Experian credit scores.

	For the Year Ended December 31,
	2004	2003	2002
	(dollars in thousands)
First lien	$922,015	$604,983	$346,774
Average balance — first lien	252	243	242
Second lien	108,409	23,378	10,289
Average balance — second lien	60	52	56

Total	$1,030,424	$628,361	$357,063

Weighted average LTV	72.2%	68.9%	71.9%
Weighted average CLTV	85.8%	75.9%	76.8%
     Loan Production by Product Type
     We experienced an increase in our ARM production and a decrease in our FRM production in the first nine months of 2005, as compared to the first nine months of 2004. The increase in our ARM production was primarily attributable to the rising interest rate environment and the introduction of new products including our Pay Option ARM. During the first nine months of 2005, 65.8% of our mortgage loan production was interest rate only ARMs, compared to 46.5% in the first nine months of 2004. The rising interest rate environment is the primary factor contributing to the decrease in our fixed mortgage production period to period. As a percentage of our total loan originations, our ARMs increased to 80.6% for the year ended December 31, 2004, as compared to 41.8% and 33.8% for the years ended December 31, 2003 and 2002, respectively. We believe that the trend toward ARMs is the result of the rising interest rate environment and low introductory rates on our ARMs.
     The following table shows the composition of our loan production based on product type for the nine months ended September 30, 2005 and 2004.

	For the Nine Months Ended September 30,
	2005		2004
		Percentage of		Percentage
		Total		of Total
	Amount	Originations(1)	Amount	Originations(1)
	(dollars in thousands)
Floating adjustable rate mortgages	$22,836	1.7%	$15,218	2.2%
Floating adjustable rate mortgages — interest only	176,846	13.5%	42,732	6.2%
1 year hybrid	2,851	0.2%	4,405	0.7%
1 year hybrid interest only	90,373	6.9%	60,404	8.8%
2 year hybrids(1)	94,535	7.2%	178,194	25.9%
2 year hybrids interest only	458,157	34.9%	120,584	17.5%
3-10 year hybrids(2)	16,877	1.3%	38,053	5.5%
3-10 year hybrids interest only	137,496	10.5%	96,244	14.0%

Total	999,971	76.2%	555,834	80.8%

Pay Option ARMs	110,042	8.4%	1,365	0.2%

Fifteen year	894	0.1%	9,119	1.3%
Fifteen year interest only	12,545	1.0%	—	0.0%
Thirty year	32,795	2.5%	62,626	9.1%
Thirty year interest only	21,684	1.7%	286	0.0%
Balloons, and other fixed rate mortgages(3)	133,073	10.1%	58,843	8.6%

Total	200,991	15.4%	130,874	19.0%

Total ARM & FRM	$1,311,004	100.0%	$688,073	100.0%

(1)	Percentages may not sum because of rounding.

(2)	Hybrid loans are loans that have a fixed component for two to seven years and, after that specified time period, become adjustable rate loans.

(2)	Balloon loans are loans with payments calculated according to a 30-year amortization schedule, but which require the entire unpaid principal and accrued interest to be paid in full on a specified date that is less than 30 years after origination.
     The following table shows the composition of our loan production based on product type for the years ended December 31, 2004, 2003, and 2002.

	For the Year Ended December 31,
	2004		2003		2002
	(dollars in thousands)
		Percentage of		Percentage of		Percentage of
	Amount	Originations(1)	Amount	Originations(1)	Amount	Originations(1)
Floating adjustable rate mortgages	$34,533	3.4%	$2,653	0.4%	$1,881	0.5%
Floating adjustable rate mortgages-interest only	93,231	9.0%	—	0.0%	—	0.0%
1 year hybrid	6,786	0.7%	669	0.1%	447	0.1%
1 year hybrid interest only	162,116	15.7%	—	0.0%	—	0.0%
2 year hybrids(2)	208,336	20.2%	134,370	21.4%	58,092	16.3%
2 year hybrids interest only	169,835	16.5%	12,122	1.9%	—	0.0%
3- 5 year hybrids(2)	38,192	3.7%	82,261	13.1%	50,419	14.1%
3- 5 year hybrids interest only	111,291	10.8%	28,648	4.6%	9,746	2.8%
7- 10 year hybrids	5,215	0.5%	5,279	0.8%	—	0.0%
7- 10 year hybrids interest only	12,399	1.2%	524	0.1%	—	0.0%

Total	841,934	81.7%	266,526	42.4%	120,585	33.8%

Fifteen year	11,753	1.1%	64,083	10.2%	30,925	8.7%
Fifteen year-interest only	—	0.0%	—	0.0%	—	0.0%
Thirty year	78,038	7.6%	266,936	42.5%	195,048	54.6%
Thirty year interest only	1,556	0.2%	172	0.0%	400	0.1%
Balloons, and other fixed rate mortgages(3)	97,143	9.4%	30,644	4.9%	10,105	2.8%

Total	188,490	18.3%	361,835	57.6%	236,478	66.2%

Total ARM & FRM	$1,030,424	100.0%	$628,361	100.0%	$357,063	100.0%

(1)	Percentages may not sum because of rounding.

(2)	Hybrid loans are loans that have a fixed component for two to seven years, and after that specified time period, become adjustable rate loans.

(2)	Balloon loans are loans with payments calculated according to a 30-year amortization schedule, but which require the entire unpaid principal and accrued interest to be paid in full on a specified date that is less than 30 years after origination.
     Mortgage Loan Production by Borrower Credit Score
     Since the year ended December 31, 2002, the mix of weighted average credit score of our borrower has converged to the 620-709 range which we believe is a primarily result of the continued growth in our Alt-A product lines.

     The following table sets forth information concerning our mortgage loan production by borrower credit score for the periods shown:

			Year Ended December 31,
Credit	Nine Months Ended
Score(1)	September 30, 2005		2004		2003		2002
	(dollars in thousands)		(dollars in thousands)
		Percentage of		Percentage of		Percentage of		Percentage of
	Amount	Production(2)	Amount	Production(2)	Amount	Production(2)	Amount	Production(2)
> 709	$469,169	35.8%	$349,165	33.9%	$289,434	46.1%	$146,345	41.0%
680-709	309,005	23.6%	234,888	22.8%	124,312	19.8%	61,624	17.3%
660-679	205,744	15.7%	154,581	15.0%	71,127	11.3%	51,224	14.4%
640-659	161,641	12.3%	141,851	13.7%	61,780	9.8%	42,878	12.0%
620-639	125,012	9.5%	109,958	10.7%	50,877	8.1%	25,464	7.1%
600-619	15,275	1.2%	13,663	1.3%	10,756	1.7%	9,345	2.6%
580-599	11,791	0.9%	10,745	1.0%	8,306	1.3%	3,196	0.9%
550-579	6,814	0.5%	5,486	0.5%	7,045	1.1%	2,098	0.6%
520-549	4,163	0.3%	6,670	0.7%	3,594	0.6%	197	0.1%
500-519	2,390	0.2%	3,416	0.3%	1,130	0.2%	14,692	4.1%
< 499	0	0.0%	0	0.0%	0	0.0%	0	0.0%

	$1,311,004	100.0%	$1,030,424	100.0%	$628,361	100.0%	$357,063	100.0%

(1)	Credit score is determined based on the median of Equifax, TransUnion, and Experian credit scores.

(2)	Percentages may not sum because of rounding.
     Loan Production by Income Documentation
     We experienced significant change in our loan production by income documentation during the first nine months of 2005 as compared to the first nine months of 2004. Our loan production with full documentation declined from 17.2% of total production for the nine months ended September 30, 2004 to 10.9% of total production for the nine months ended September 30, 2005. Our limited documentation programs saw corresponding increases during the nine months ended September 30, 2005, as compared to the first nine months of 2004, especially our “No Income Documentation/Verified Assets” program which increased from approximate $4.8 million for the nine months ended September 30, 2004 to approximately $142.9 million for the nine months ended September 30, 2005. To remain competitive, we will continue to offer more limited document programs. Accordingly, we expect that the percentage of stated income will rise in future periods. The following table shows the composition of our loan production based on income documentation for the nine months ended September 30, 2005 and 2004.

	For the Nine Months Ended September 30,
	(dollars in thousands)
	2005		2004
		Percentage of		Percentage of
Income Documentation	Amount	Production(1)	Amount	Production(1)
Full Documentation	$143,320	10.9%	$118,638	17.2%
Stated Income Documentation/Verified Assets	894,197	68.2%	481,197	69.9%
Stated Income Documentation/Stated Assets	59,401	4.5%	52,573	7.6%
12 Months Bank Statements	8,802	0.7%	210	0.0%
No Income Documentation/Verified Assets	142,928	10.9%	4,794	0.7%
No Income Documentation/Stated Assets	0	0.0%	0	0.0%
No Income/No Assets/No Employment	48,483	3.7%	24,121	3.5%
HELOC	13,873	1.1%	6,540	1.0%

TOTAL	$1,311,004	100.0%	$688,073	100.00%

(1)	Percentages may not sum because of rounding.

     The following table shows the composition of our loan production based on income documentation for the years ended December 31, 2004, 2003, and 2002.

	For the Year Ended December 31,
	2004		2003		2002
	(dollars in thousands)
		Percentage of		Percentage of		Percentage of
Income documentation	Amount	Production(1)	Amount	Production(1)	Amount	Production(1)
Full Documentation	$160,849	15.6%	$413,131	65.6%	$194,044	54.3%
Stated Income Documentation/Verified Assets	743,614	72.2%	167,934	26.7%	91,073	25.5%
Stated Income Documentation/Stated Assets	67,941	6.6%	24,879	4.0%	46,883	13.1%
12 Months Bank Statements	1,335	0.1%	590	0.1%	236	0.1%
No Income Documentation/Verified Assets	8,146	0.8%	4,212	0.7%	4,683	1.3%
No Income Documentation/Stated Assets	—	0.0%	—	0.0%	3,492	1.0%
No Income/No Assets/No Employment	35,929	3.5%	15,531	2.5%	16,652	4.7%
HELOC	12,610	1.2%	2,084	0.3%	—	0.0%

TOTAL	$1,030,424	100.0%	$628,361	100.0%	$357,063	100.0%

(1)	Percentages may not sum because of rounding.
     Loan Production by Borrower Purpose
     We experienced little change in the mix of our borrower purpose within our loan production between the first nine months of 2005 and the first nine months of 2004. We did, however, experience a 226.5% increase in purchase mortgage loans for the year ended December 31, 2004 as compared to the same period ended December 31, 2003. We anticipate the percentage of our purchase mortgage loan production may increase in the future as a result of our expansion into new geographic areas and our strategically focused marketing efforts. The following table shows the composition of our loan production based on borrower purpose for the nine months ended September 30, 2005 and 2004.

	For the Nine Months Ended September 30,
	2005		2004
	(dollars in thousands)
		Percentage of		Percentage of
	Amount	Originations(1)	Amount	Originations(1)
Cash-out refinance	$363,777	27.7%	$166,821	24.2%
Purchase	891,090	68.0%	453,232	65.9%
Rate or term refinance	56,137	4.3%	68,020	9.9%

Total:	$1,311,004	100.0%	$688,073	100.0%

(1)	Percentages may not sum because of rounding.
     The following table shows the composition of our loan production based on borrower purpose for the years ended December 31, 2004, 2003, and 2002.

	For the Years Ended December 31,
	2004		2003		2002
	(dollars in thousands)
		Percentage of		Percentage of		Percentage of
	Amount	Originations(1)	Amount	Originations(1)	Amount	Originations(1)
Cash-out refinance	$252,645	24.5%	$238,461	38.0%	$121,312	34.0%
Purchase	691,991	67.2%	211,930	33.7%	134,684	37.7%
Rate or term refinance	85,788	8.3%	177,970	28.3%	101,067	28.3%

Total	$1,030,424	100.0%	$628,361	100.0%	$357,063	100.0%

(1)	Percentages may not sum because of rounding.

     Geographic Distribution
     Our production levels by region have fluctuated during the first nine months of 2005, which had fewer loans originated in California as a percentage and more loans as a percentage originated in the South and Mid-Atlantic regions than during the first nine months of 2004. We have experience similar trends over the past several years. For the year ended December 31, 2004, our loan production in California constituted 71.4% of our total loan production during that period, down from 91.4% for the year ended December 31, 2003.
     The following table sets forth the percentage of all loans originated or purchased by us by region for the nine months ended September 30, 2005 and 2004.

	For the Nine Months Ended September 30,
	2005		2004
	(dollars in thousands)
		Percentage of		Percentage of
	Amount	Originations(1)	Amount	Originations(1)
California	$833,033	63.5%	$510,884	74.2%
South(1)	219,695	16.8%	50,588	7.4%
Mid Atlantic(2)	73,631	5.6%	13,851	2.0%
Midwest(3)	24,625	1.9%	26,332	3.8%
West(4)	78,529	6.0%	44,953	6.5%
Southwest(5)	74,316	5.7%	33,392	4.9%
New England(6)	7,175	0.5%	8,073	1.2%

Total	$1,311,004	100.0%	$688,073	100.0%

(1)	Percentages may not sum because of rounding.

(2)	Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia.

(3)	D.C., Delaware, Maryland, New Jersey, and Pennsylvania.

(4)	Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Nebraska, Ohio, and Wisconsin.

(5)	Alaska, Colorado, Hawaii, Idaho, Montana, Nevada, Oregon, Utah, Washington, and Wyoming.

(6)	Arizona, New Mexico, Oklahoma, and Texas.

(7)	Connecticut, Maine, and Massachusetts.

     The following table sets forth the percentage of all loans originated or purchased by us by region for the years ended December 31, 2004, 2003, and 2002.

	For the Years Ended December 31,
	2004		2003		2002
	(dollars in thousands)
		Percentage of		Percentage of		Percentage of
	Amount	Originations(1)	Amount	Originations(1)	Amount	Originations(1)
California	$735,838	71.4%	$574,108	91.4%	$325,402	91.1%
South	103,763	10.1%	12,276	2.0%	6,575	1.8%
Mid Atlantic	29,180	2.8%	1,975	0.3%	617	0.2%
Midwest	36,098	3.5%	8,887	1.4%	1,291	0.4%
West	61,945	6.1%	23,044	3.6%	16,861	4.7%
Southwest	50,457	4.9%	6,163	1.0%	5,329	1.5%
New England	13,143	1.2%	1,908	0.3%	988	0.3%

Total	$1,030,424	100.0%	$628,361	100.0%	$357,063	100.0%

(1)	Percentages may not sum because of rounding.
Cost of production
     Our cost of production is comprised of commissions we pay to our employees, costs of origination, including appraisal expenses and all other cost related to closing of loans, salaries and wages of our operation as well as management and administrative staff, and general and administrative expenses excluding accounting, legal and consulting fees. The following table shows the average cost of production per loan and per $1 million of origination for periods indicated below. The components of cost of production are shown as a percentage of total origination for each period.

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
Net cost to produce loans
Cost per loan	$2,617	$2,712	$2,338	$2,885	$2,958
Cost per $1,000,000 origination	$13,238	$12,111	$15,134	$15,603	$13,812

Components of cost as percentage of loan origination
Sales commissions (1)	0.210%	0.127%	0.431%	0.300%	0.070%
Cost of Origination (excluding financing cost) (2)	0.118%	0.153%	0.139%	0.219%	0.166%
Provision for impairment	0.045%	0.093%	0.052%	0.000%	0.000%
Production cost (including management and administrative)	0.578%	0.449%	0.496%	0.564%	0.739%
G&A (3)	0.373%	0.389%	0.396%	0.478%	0.405%

(1)	Includes retail and wholesale commissions

(2)	Includes closing cost, appraisal and credit reports

(3)	Excludes accounting, legal, and consulting
Loan Sales
     Historically, we have followed a strategy of selling for cash substantially all of our loan originations on a servicing released basis. We have sold our loans to a variety of buyers including Bear Stearns, CBASS, DLJ Mortgage Capital, IMPAC Funding Corporation, Lehman Brothers Bank, and UBS Warburg, among others. We anticipate that after the reorganization we may continue to sell a portion of the mortgage loans we originate in substantially the same manner. We sold $863.7 million of loans during 2004 as compared to $663.6 million of loans during 2003 and $275.1 million during 2002. During the nine months ended September 30, 2005, we sold $1.3 billion million of loans as compared to $688.1 million for the nine months ended September 30, 2004. Loan sales are made on a regular basis and as optimal pool size is accumulated. We did not sell any loans through securitization during these periods.
     Cash gain on sale of mortgage loans represented 81.6% of our total revenue for 2004, as compared to 83.2% and 83.0% of our total revenue for 2003 and 2002 respectively. We maximize our cash gain on sale on mortgage loans by closely monitoring the buyer’s requirements and grouping loan types that meet each buyer’s purchase criteria for highest pricing.
     The following table sets forth the components of our loan income as a percentage of loan sales for periods indicated:

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2005	2004	2004	2003	2002
Components of loan income as percentage of loan origination
Net premium (1)	2.23%	2.80%	2.7%	1.5%	1.9%
Lender fees	0.49%	0.38%	0.9%	0.5%	0.4%
Net interest income (2)	0.19%	0.52%	0.4%	0.1%	0.2%
other fees	0.03%	0.11%	0.1%	0.0%	0.0%

(1)	Gross premium collected less fees paid to broker.

(2)	Mortgage interest income less financing cost.
          We are required to provide certain representations and warranties to buyers who purchase our loans. We may be required to repurchase or substitute a loan if certain representations or warranties are breached. Additionally, we may be required to repurchase or substitute a loan if a payment default occurs within a certain period ranging from one to three months after sales of these loans. We are also required in some cases to repurchase or substitute a loan if the loan documentation is alleged to contain fraudulent misrepresentations made by the borrower. Any claim asserted against us in the future by our loan purchasers may result in liabilities or legal expenses that could have a material adverse effect on our results of operations and financial condition.
          During the year ended December 31, 2004, we repurchased three mortgage loans with an aggregate principal loan value of $0.2 million due to early payment defaults by the borrowers. During the nine months ended September 30, 2005, we repurchased 16 mortgage loans with an aggregate principal loan value of $2.0 million due to early payment defaults by the borrowers. These mortgages are classified as loans held for sale until sold or until we foreclose at which time the asset would be reclassified as real estate held for sale. As of December 31, 2004 we had outstanding requests to repurchase loans with an aggregate value of $4.3 million, for which we have taken loss reserves of $0.5 million. As of September 30, 2005, we had requests to repurchase loans due to early payment defaults in an aggregate amount of $6.1 million compared to $3.5 million for September 30, 2004. In addition, on September 30, 2005 we had loans with an aggregate principal balance of $1.4 million where the buyer notified us of alleged deficiencies in documentation or underwriting procedures. At September 30, 2005, we had a $0.7 million reserve for impairment of mortgage loans to be repurchased and mortgage loans held for sale compared to a $0.5 million reserve in the comparable period in 2004. The increase in the reserve is the result of higher repurchase demands, which resulted primarily from the significant increase in overall loan originations since September 30, 2004.
          In some cases where the buyers request us to repurchase loans due to early payment defaults, we agree mutually with the purchaser to change the pricing for the purchased loan in lieu of repurchase. The effect of repricing loans is realized as a reduction in our gain from sale of loan during the period in which it occurs. Subsequently, we would not have any obligation to repurchase the same loan for payment default. In other cases we provide indemnification against losses to the purchaser in lieu of repurchase. We make a provision to the reserve for losses due to impairment of such assets to the extent that such losses are assessable at the close of the reporting period.
Securitizations and Financing
          Warehouse and Repurchase Facilities
          As of September 30, 2005, we had four warehouse facilities with three financial institutions for a total funding capacity of $604 million. This included an early purchase facility with Washington Mutual which had a maximum concentration amount of $400 million and a repurchase agreement with Lehman Brothers which had a maximum commitment amount of $100 million. The cost of borrowing on these lines are a variable rate equal to 1 month LIBOR plus a margin between 1.50% and 2.50%. On some of our warehouse lines, the cost of borrowing on loans that are aged more than a specified dwelling period would increase by a margin of up to 3.00%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
          Securitizations
          In a securitization, we will sell a pool of loans to a trust, established specifically for the securitization, for a cash purchase price and a certificate evidencing our residual interest ownership in the trust. The trust raises the cash portion of the purchase price by either selling securities representing interests in the loans in the trust or securities secured by the loans in the trust. Following the securitization, purchasers of securities receive the principal collected, including prepayments, on the loans in the trust. In addition, purchasers receive a portion of the interest on the loans in the trust equal to the specified interest rate on the principal balance or the stated interest on the bond. We receive the net interest income, if any, after payment of interest due to holders of the securities issued, servicing fees, net of any fees from master servicing agreements, if any, guarantor fees and other trust expenses, net of the losses due to delinquencies and defaults on the mortgage loans, and provided the specified over-collateralization requirements are met.
          We intend to structure the securitization of the loans that we retain in our mortgage loan portfolio as financings rather than sales for tax and accounting in accordance with generally accepted accounting principles in the United States, or GAAP. Securitizations that are structured as financings do not meet the qualifying special purpose entity criteria under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Replacement of FASB Statement No. 125 (SFAS No. 140) and related interpretations because after the loans are securitized, the securitization trust may acquire derivatives relating to beneficial interests retained by us. One of our qualified REIT subsidiaries, as holder of the equity certificate, may also use its commercial judgment in determining whether to sell or work out any loans securitized through the securitization trust that become troubled or whether to exercise the cleanup call and purchase the mortgage loans remaining in the securitization trust. Accordingly, following a securitization, the mortgage loans remain on our balance sheet, and the securitization indebtedness replaces the warehouse facility debt associated with the securitized mortgage loans. We will record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and do not recognize a gain or loss upon completion of the securitization. This accounting treatment more closely matches the recognition of income with the actual receipt of cash payments, and is expected to decrease our earnings volatility compared to those companies that structure their securitizations as sale transactions for GAAP purposes. The cash flow available to us will vary depending upon a number of factors, including the following:
          Interest rate spread. A substantial portion of the net interest income generated by our securitized loans will be based upon the spread between the weighted average interest earned on the mortgage loans and the interest payable to holders of the mortgage-backed securities collateralized by our loans. The income we receive from the securitizations structured as financings is subject to fluctuation from time to time. This is because, in the case of hybrid/adjustable-rate loans, the interest rate on the underlying mortgage loans is generally fixed for the first two or three years from origination, and fixed for the life of the loan in the case of fixed rate loans, while the holders of the applicable securities are generally paid based on a monthly adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans. In addition, the net interest income we receive from securitizations will be reduced according to the terms of the securitization documents if there are a significant amount of loan defaults or a large amount of loan prepayments, especially defaults on, or prepayments of, loans with interest rates that are high relative to the rest of the asset pool. We anticipate that we will attempt to mitigate at least a portion of this net interest margin variability by purchasing interest rate caps or entering into interest rate swap agreements.
          Overcollateralization. We expect that our securitizations will also be structured to provide that all or a significant portion of the excess interest generated by the pool of loans be required to be used to create over-collateralization instead of being released to us, until the over-collateralization targets established by the applicable rating agencies, or the financial guaranty insurer, in the case of certain securitization trusts, are reached. The required level of over collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies exceed defined levels. This could have the effect of reducing or even eliminating the net interest income payments distributed to us.
          We will record interest income on the mortgage loans and interest expense on the securities issued in the securitization over the life of the securitization, and will not recognize a gain or loss upon completion of the securitization for tax and GAAP purposes. This accounting treatment will more closely match the recognition of income with our actual receipt of cash payments, which we believe will report more stable results of operations compared to companies that structure their securitizations as sale transactions for both tax and GAAP purposes.
Servicing
          Loan servicing is the administration function whereby an entity collects monthly payments from a mortgage borrower and disburses those funds to the appropriate parties. The servicer has to account for all payments, maintain balances in certain accounts for each loan, maintain escrow accounts for real estate taxes, remit the correct amount of principal and interest monthly to the holder of the loan and handle foreclosures as required.

          To date, we have performed the servicing functions on the mortgage loans we originated on an interim basis before the transfer of the servicing to the purchasers of the loans, which is generally between 60 and 90 days after the origination of the loan. At September 30, 2005, we serviced approximately $301.4 million in mortgage loans on an interim basis, with a staff of 8 people, as compared with $156.9 million with a staff of 6 people at December 31, 2004.
          As we begin to accumulate loans in our portfolio we may retain the mortgage servicing rights and subcontract our servicing obligations to independent third parties pursuant to sub-servicing agreements. Retaining the servicing rights and sub-contracting the servicing obligation, however, will provide us the responsibility and opportunity to continually monitor the performance of servicers or sub-servicers through performance reviews and regular site visits. Since a substantial increase in our delinquency rate or foreclosure rate could adversely affect our ability to access the capital markets for our financing needs (including securitizations), having the ability to monitor our servicers and replace our servicers could be an effective quality control tool. Depending on our reviews, we may in the future take an ever more active role to assist servicers or sub-servicers in the servicing of our mortgages. These “master servicing rights” would also require us to perform other services including collecting loan payments from loan servicers and remitting loan payments, less master servicing fees receivable and other fees, to a trustee or other purchaser for each series of mortgage-backed securities or loans master serviced. In addition, as master servicer, we would monitor compliance with our servicing guidelines and would be required to perform, or to contract with a third party to perform, all obligations not adequately performed by any loan sub-servicer. We may also be required to advance funds to cover interest payments not received from borrowers depending on the status of their mortgages. We may also earn income on principal and interest payments we receive from our borrowers until those payments are remitted to the buyers in those mortgages. Currently, our servicing operations are not capable of handling such master servicing duties with respect to the mortgage loans in our portfolio. In addition, we may need to be rated by the principal rating agencies. We cannot assure you that we will be able to successfully expand our own servicing functions to fulfill master servicer duties.
Interest Rate Management
          To the extent consistent with our qualification as a REIT, we expect to follow an interest rate risk management program intended to protect our portfolio of mortgage loans and related debt against the effects of major interest rate changes. We will expect to primarily use securitization transactions to manage our long-term interest rate risk. We believe securitizations are an attractive source of long-term funding because the aggregate weighted average life of the securities issued in such transactions approximates the weighted average life of the securitized mortgage loans and the payments due on the securities generally match the cash-flow from such mortgage loans. Our interest rate management program will be formulated with the intent to offset, to some extent, the potential adverse effects resulting from the differences between interest rate adjustment indices and interest rate adjustment periods of our ARMs and related borrowings.
          Our profits depend, in part, on the difference, or “spread,” between the effective rate of interest received by us on the loans we originate and the interest rates payable by us under our warehouse facilities (or for securities issued in any future securitizations). The spread can be adversely affected because of interest rate increases during the period from the date the loans are originated until the closing of the sale or securitization of such loans.
          Since we historically have retained loans for a short period of time pending their sales, we have not engaged in hedging activities to date except by forward commitment to sell. In the future, however, we may hedge our mortgage loan portfolios (and any interest only and residual certificates retained in connection with any future securitizations ) with hedging transactions, which may include forward swaps, interest rate caps and floors and other derivative instruments. The nature and quantity of hedging transactions will be determined by our management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases. We cannot assure you that any such hedging transactions will offset the risks of changes in the interest rates, and it is possible that there will be periods during which we may incur losses from our hedging activities.
Our Operating and Financial Policies
          The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending, and certain other activities. Our policies with respect to these activities may be reviewed and amended or revised from time to time by our board of directors or as applicable, the directors of our subsidiaries, without a vote of our stockholders.
          Investment Policies
          Following completion of the reorganization, we intend to retain a substantial portion of the mortgage loans we originate on our balance sheet. We expect that our mortgage loan portfolio will consist primarily of a mix of fixed and adjustable rate, conforming and non-conforming mortgage loans secured by first and second mortgages on residential real property. We expect to finance these mortgage loan originations using our consolidated equity capital, borrowed funds, and securitizations structured as financings. We intend to follow this strategy until we have built our mortgage loan portfolio to a size that is consistent with our leverage policy. Once we are fully leveraged, without raising additional capital, we expect to begin selling a substantially larger portion of the mortgage loans we originate to manage our financial leverage and maintain attractive risk adjusted returns to our stockholders.
          We may acquire other investments that include mortgage-backed securities (not including any such securities that we may issue), collateralized mortgage obligations, mortgage derivative securities, including interest only securities and principal only securities, equity and debt securities issued primarily by other mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, and commercial mortgage loans and securities.
          Investments in Real Estate or Interests in Real Estate. Our investment policies currently do not include making direct investments in real estate or interests in real estate other than as described below.
          Investments in Real Estate Mortgages. We will engage primarily in the business of originating, purchasing and selling first-lien and second-lien conforming and non-conforming residential mortgage loans. Initially, we expect to conduct our origination business primarily through our taxable REIT subsidiaries. We will originate loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment, and the appropriateness of the loan collateral (including the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio or LTV). The interest rate and maximum loan amount are determined based upon our underwriting guidelines.
          Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. We have not, and we currently do not expect to, invest in securities of entities engaged in real estate activities or securities of other issuers, including to exercise control over such entities, but we may make such investments to satisfy the REIT qualification tests. If we determine to make such investments, subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may acquire all or substantially all of the securities or assets of other REITs or other entities where such investments would be consistent with our investment policies. No such investments will be made, however, if the proposed investment would cause us to be an “investment company” under the Investment Company Act. We may also invest our excess cash in short term, liquid instruments such as U.S. Treasury bills, short term debt issued by Fannie Mae or Freddie Mac, overnight investments and short term commercial paper. We may engage in the purchase and sale of investment securities. We do not, and do not intend to, underwrite the securities of other issuers.
          Leverage Policy
          We expect to employ a leverage strategy to increase our REIT taxable income by securitizing our mortgage loans in transactions that will be treated as financings for tax and accounting purposes. We generally expect to borrow in excess of 10 to 15 times the amount of our consolidated equity capital, although our actual debt to equity ratio may vary from time to time depending on market conditions, our estimates of the stability of our mortgage loan portfolio cash flows, and other factors deemed relevant from time to time by our management and board of directors.

          Hedging Policy
          We expect to conduct certain hedging activities intended to protect our mortgage loan portfolio and related debt against the effects of major interest rate changes in a manner consistent with our election to qualify as a REIT. Our hedging strategy will be intended to enable us to earn consistent levels of net interest income in periods of generally stable, as well as rising or declining, interest rates. Specifically, our hedging program will likely be formulated with the intent of mitigating the potential adverse effects of changes in interest rates on net interest income. We may also engage in interest rate risk management to attempt to mitigate the volatility of earnings associated with fluctuations in the unrealized gain (loss) on our mortgage-backed certificates, retained interests in securitizations, mortgage servicing rights and loans held for sale.
          We intend to use several tools and risk management strategies to monitor and address interest rate risk. These tools will allow us to monitor and evaluate our exposure to interest rates and to manage the risk profile of our mortgage loan portfolio in response to changes in market conditions. As part of our interest rate risk management process, we may use swaps, caps, floors and other derivative instruments. We may also use other hedging instruments including mortgage derivative securities, as necessary. Because we intend to use derivative financial instruments to a greater extent than TMSF Holdings had in the past, the aggregate costs to us of entering into contracts for these instruments are likely to be significantly higher than in the past.
          We intend to carefully monitor, and may have to limit, our asset/liability management program to assure that we do not realize hedging income, or hold hedges having a value, in excess of the amounts permitted by the REIT gross income and asset tests. In the case of excess hedging income, we may be required to pay a penalty tax for failure to satisfy one or both of the REIT gross income tests under the Internal Revenue Code if the excess is due to reasonable cause and not willful neglect. If our violation of the REIT gross income tests is due to willful neglect or if the value of our hedging positions causes us to violate one or more of the REIT asset tests, the penalty could be disqualification as a REIT. This could leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, our management may elect to have us bear a level of risk that could otherwise be hedged when our management believes, based on all relevant facts, that bearing such risks is advisable. We will engage in hedging for the sole purpose of protecting against interest rate risk and not to speculate on changes in interest rates.
          Financing Policies
          We do not have a policy limiting the amount of indebtedness that we may incur. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. In the future, we may seek to extend, expand, reduce or renew our warehouse facilities or obtain new warehouse facilities or lines of credit that may contain certain limitations on indebtedness.
          We expect to finance our mortgage loans on a short-term basis under one of our secured and committed warehouse facilities on a recourse basis. These loans will subsequently be financed on a long-term basis by issuing mortgage-backed securities through securitization transactions that are treated as financings for tax and accounting purposes.
          To qualify as a REIT under the Code, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). We may be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so.
          We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing and our ability to generate cash flow from our operations or from particular assets to cover expected debt service. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

          Policies with Respect to Other Activities
          We have authority to offer common stock or other equity or debt securities in exchange for assets and to repurchase or otherwise reacquire our shares of common stock or any other securities and may engage in such activities in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors, without the need for stockholder approval. We have not engaged nor do we currently intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers. We do not presently intend to invest in the securities of other issuers other than our wholly-owned subsidiaries. From time to time, we will evaluate investment opportunities in other real estate related entities and may in the future invest in one or more of these entities. At all times, we intend to make investments in such a manner as to be consistent with the requirements for REIT qualification unless, because of changing circumstances or changes in the Internal Revenue Code (or in Treasury Regulations), the board of directors determines that it is no longer in our best interests to qualify as a REIT.
          Report to Investors
          Upon the completion of the reorganization, we will be subject to the information and reporting requirements of the Exchange Act. Our annual reports on Form 10-K will contain financial statements certified by independent public accountants.
Competition
          We face intense competition in the business of originating and selling conforming and non-conforming mortgage loans. Our competitors in the industry include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance finance companies. Many of these entities are substantially larger and have considerably greater financial, technical and marketing resources than we do. From time to time, one or more of these companies may be dominant in the origination and sale of mortgage loans. In addition, many financial services organizations that are much larger than us have formed national loan origination networks offering loan products that are substantially similar to our loan programs. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. In addition, the current level of gains realized by us and our competitors on the sale of non-conforming loans could attract additional competitors into this market. Additional competition may lower the rates we can charge borrowers, thereby potentially lowering gain on future loan sales and future securitizations. In the future, we may also face competition from, among others, government-sponsored entities that may enter the non-conforming mortgage market. Existing or new loan purchase programs may be expanded by Fannie Mae or Freddie Mac, to include non-conforming mortgages, particularly those in the “A-” category, which constitutes a significant portion of our loan production.
          As the Federal Reserve continues to raise interest rates and if the number of mortgage refinance opportunities diminish, the mortgage industry may experience a consolidation that may reduce the number of current correspondents and independent mortgage bankers and brokers, reducing our potential customer base and resulting in our mortgage operations acquiring and originating a larger percentage of mortgages from a smaller number of customers. In addition, until and if the consolidation occurs in the mortgage industry, price competition among competitors can affect the profitability on the sale of mortgage loans or the return on investments if mortgage lenders are willing to cut their profitability margins to maintain current production levels. Changes of this nature could negatively impact our businesses.
          Competition can take place on various levels, including convenience in obtaining a mortgage, service, marketing, origination channels and pricing. We depend primarily on correspondents and independent mortgage bankers and brokers for the acquisition and origination of mortgages. These independent mortgage bankers and brokers deal with multiple lenders for each prospective borrower. We compete with these lenders for the independent bankers and brokers’ business on the basis of price, service, loan fees, costs and other factors. Our competitors also seek to establish relationships with such bankers and brokers, who are not obligated by contract or otherwise to maintain their business with us.

General Regulation
          The mortgage banking industry is a highly regulated industry. Our business is subject to extensive federal and state laws and regulations, as well as judicial and administrative decisions of all jurisdictions. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual cities and counties have begun to enact laws that restrict subprime mortgage loan origination and servicing activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. At the federal level, these laws and regulations include:
•	the Equal Credit Opportunity Act and Regulation D;

•	the Federal Truth in Lending Act and Regulation Z;

•	the Home Ownership and Equity Protection Act, or HOEPA;

•	the Real Estate Settlement Procedures Act, or RESPA, and Regulation X;

•	the Fair Credit Reporting Act;

•	the Fair Debt Collection Practices Act;

•	the Home Mortgage Disclosure Act and Regulation C;

•	the Fair Housing Act;

•	the Telemarketing and Consumer Fraud and Abuse Prevention Act;

•	the Telephone Consumer Protection Act;

•	the Gramm-Leach-Bliley Act;

•	the USA Patriot Act;

•	the Soldiers and Sailors Civil Relief Act;

•	the Fair and Accurate Credit Transactions Act; and

•	the CAN-SPAM Act.
          These laws and regulations among other things:
•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges, and other fees that we may charge;

•	prohibit discrimination both in the extension of credit and in the terms and conditions on which credit is extended;

•	prohibit the payment of kickbacks for the referral of business incident to a real estate settlement service;

•	impose underwriting requirements;

•	mandate various disclosures and notices to consumers, as well as disclosures to governmental entities;

•	mandate the collection and reporting of statistical data regarding our customers;

•	require us to safeguard non-public information about our customers;

•	regulate our collection practices;

•	require us to avoid doing business with suspected terrorists; and

•	in some cases, impose assignee liability on the entities that purchase our mortgage loans or on us for loans we purchase.
          Our failure to comply with these laws can lead, among other things, to:
•	civil and criminal liability, including potential monetary damages;

•	loss of lending licenses or approved status required for continued lending operations;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	inability to sell our loans; and

•	inability to obtain credit to fund our operations.

          More restrictive laws and regulations may be adopted in the future, and governmental bodies may interpret existing laws or regulations in a more restrictive manner, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to regulatory investigations, governmental enforcement actions, private causes of action, such as class action lawsuits, discomfort by our mortgage buyers or warehouse lenders with respect to our compliance with applicable laws and regulations.
Heightened Scrutiny of Predatory Lending
          Several federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate so-called “predatory” lending practices. The federal Home Ownership and Equity Protection Act, or HOEPA, identifies a category of mortgage loans and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, which is based on the interest rate and certain finance charges, or APR, exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the purchasers of our loans as well.
          Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels, including in California, that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds. The restrictions include prohibitions on “steering” borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, “flipping” or repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans without regard to the value of the underlying property, and making loans that do not provide a “net tangible benefit” to the borrower. The remedies for violations of these laws are not based solely on actual harm to the consumer and can result in damages that exceed the loan balance. Liability for violations of HOEPA, as well as violations of many of the state and local equivalents, could extend not only to us, but to our secured warehouse lenders, institutional loan purchasers, securitization trusts that hold our loans and other assignees, regardless of whether such assignee knew of or participated in the violation.
          It is our policy not to originate loans that are subject to HOEPA or these state and local high cost loan laws, because the companies that buy our loans or provide financing for our loan origination operations generally do not want to buy or finance such loans. If we miscalculate the numerical thresholds described above, however, we may mistakenly originate or purchase such loans and bear the related marketplace and legal risks and consequences. We may cease doing business in jurisdictions in the future where we, or our counterparties, make similar determinations with respect to anti-predatory lending laws. In California, for example, a proposed amendment to its state anti-predatory lending law substantially could broaden the trigger test for loans subject to its restrictions. To the extent we do have financing and purchasers for such loans, we may, on a limited basis, make loans which exceed the APR or “points and fees” thresholds of these laws, rules and regulations.
          The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for subprime loans, making it difficult to fund, sell or securitize any of our loans. If we decide to originate or buy loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with such laws, rules and regulations, including demands for indemnification or loan repurchases from our lenders and loan purchasers, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. If nothing else, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.
          Some of our competitors that are national banks or federally chartered thrifts and their operating subsidiaries may not be subject to these laws because of federal preemptions and may as a consequence be able to capture market share from us and other lenders. As a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders, we may be subject to state legal requirements and legal risks under state laws to which these federally regulated competitors are not subject, and this disparity may have the effect of giving those federal entities legal and competitive advantages. Passage of additional laws in other jurisdictions could increase compliance costs, lower fee income and lower origination volume, all of which would have a material adverse effect on our business, results of operations and financial condition.
          HOEPA and state and local high cost loan laws are not the only regulatory restrictions on lending based solely on the value of the mortgaged property without regard to a borrower’s ability to repay. The Office of the Comptroller of the Currency, the regulator of national banks, issued a final regulation last year that prescribed an explicit anti-predatory lending standard without regard to a trigger test based on the cost of the loan, which prohibits a national bank from, among other restrictions, making a loan based predominately on the foreclosure value of the borrower’s home, rather than the borrower’s repayment ability, including current and expected income, current obligations, employment status and relevant financial resources. On May 16, 2005, the Agencies issued guidelines cautioning lenders to consider all relevant risk factors when establishing product offerings and underwriting guidelines, including a borrower’s income and debt levels, credit score (if obtained), and credit history, as well as the loan size, collateral value, lien position, and property type and location. It stresses that prudently underwritten home equity loans should include an evaluation of a borrower’s capacity to adequately service the debt, and that reliance on a credit score is insufficient because it relies on historical financial performance rather than present capacity to pay. Similarly, the Interagency Guidelines Establishing Standards for Safety and Soundness, which are applicable to federally chartered and certain other types of depository institutions, call for documenting the source of repayment and assessing ability of the borrower to repay the debt in a timely manner. This restriction would prevent national banks and their operating subsidiaries from purchasing the variation of our loans where no assessment is made of the borrower’s ability to repay the loan.
          Similarly, on December 29, 2005, the Agencies published in the Federal Register for public comment a draft of the proposed Guidance to address certain concerns that the Agencies had about the proliferation of “nontraditional mortgage products,” loosely defined as any mortgage where the borrower is able to defer repayment of principal for a period of time—in other words, interest only-loans and Pay Option ARMs. The Guidance notes that financial institutions are increasingly combining these loans with other practices, such as making simultaneous second-lien mortgages and allowing reduced documentation in evaluating the applicant’s creditworthiness. The Guidance acknowledges that innovations in mortgage lending can benefit some consumers, but that these layering practices can present unique risks that institutions must appropriately measure, monitor and control. It recognizes that many of the risks associated with nontraditional mortgage loans exist in other adjustable-rate mortgage products, but the Agencies share an elevated concern with nontraditional products due to the lack of principal amortization and potential accumulation of negative amortization. The Agencies are also concerned that these products and practices are being offered to a wider spectrum of borrowers, including some who may not otherwise qualify for traditional fixed-rate or other adjustable-rate mortgage loans, and who may not fully understand the associated risks.
          The Guidance directs financial institutions to consider the effect of payment shock in underwriting by evaluating whether the borrower will be able to make the higher monthly payments once the loan begins amortizing. At the very least, underwriting criteria must include an “include an evaluation of [the borrower’s] ability to repay the debt by final maturity at the fully indexed rate, assuming a fully amortizing repayment schedule.” Lenders would be directed to “avoid the use of loan terms and underwriting practices that may result in the borrower having to rely on the sale or refinancing of the property once amortization begins.” In addition, the Guidance noted that lenders often underwrite nontraditional mortgage products with less stringent or no income and asset verification requirements as compared to traditional “full” underwriting. Although it did not outright prohibit reduced income or asset verification programs in connection with nontraditional mortgages, the Guidance cautioned lenders against “over-reliance on credit scores as a substitute for income verification in the underwriting process” in connection with these products. The Guidance expressed the greatest concern about risk layering in connection with nontraditional mortgage programs “that target subprime borrowers through tailored marketing, underwriting standards, and risk selection[.]”

          While not specifically applicable to loans originated by us, the guidance and related banking regulations are instructive of the regulatory climate relating to low and no documentation loans, such as the stated income and no documentation loan products, and nontraditional mortgage products, such as interest-only and Payment Option ARMs, made by us. Our ability to finance the origination of our alternative documentation or no documentation loans and nontraditional mortgage loans and sell such loans to or the related securities to third parties could be impaired if our financing sources or mortgage buyers are required or choose to incorporate prohibitions or requirements from certain anti-predatory lending practices into their eligibility criteria, even if the laws do not specifically apply to us.
          In addition to complying with the myriad of federal, state and local consumer credit laws regulating mortgage lending practices, lenders have to be vigilant of efforts by state attorneys general to create new lending restrictions through enforcement actions. State attorneys general announce their application of state unfair and deceptive trade practices acts to mortgage lending through the filing of both complaints against individual companies identifying the allegedly illegal conduct and the corresponding consent order detailing the prospective practices the defendant has agreed to implement in connection with the settlement of the complaint. In 2002, several state attorneys general settled a case with a large subprime lender pursuant to which the lender agreed to implement practices that the related mortgage lending laws did not explicitly require. These practices included a limitation on lender fees of five percent of the original loan amount, a disclosure to potential borrowers of the interest rates available to such borrowers and the corresponding discount points available to buy down the interest rate, a prohibition on the imposition of a prepayment penalty term greater than 24 months from the date of loan origination, a determination that each loan provide a net tangible benefit to the borrower, and a prohibition on lender fees in connection with the refinancing of an existing mortgage loan owned by the lender or a lending subsidiary of the lender that was originated or refinanced within 12 months of the current refinancing. In many cases, the particular requirements are more restrictive than existing consumer credit laws that address the same topics. By its terms, the settlement applied only to the lender that executed the settlement agreement.
          On July 18, 2005, the New Mexico Attorney General wrote a form letter to 160 lenders, which we were not among, asking each lender to furnish information regarding its lending practices pertaining to those that were the subject of the 2002 settlement. In the accompanying press release, the New Mexico Attorney General expressed disappointment that the subprime lending industry has not adopted the consumer protection standards purportedly established for the industry as a whole within the settlement agreement involving a single lender. She further noted in the press release that the requested information will help her office determine if the other members of the subprime lending industry are following these consumer protection standards. Like most companies in the industry, we have not adopted the terms of the 2002 settlement, and New Mexico Attorney General’s recent letter suggests that there may be an increased effort by state attorneys general to leverage settlements with individual companies into industry wide restrictions, even if the related mortgage banking laws addressing the same issues are less restrictive that the terms of the settlement agreements.
          In this regard, a prospectus supplement filed with the Securities Exchange Commission on July 29, 2005 by an affiliate of a non-prime lender, states that the lender’s holding company was taking a financial charge to reflect estimated liability in connection with concerns raised by regulatory agencies and attorneys general in 30 states. A final settlement has not yet been reported, and the state attorneys general have not filed a complaint or a consent order. Presumably, the parties continue to negotiate prospective, injunctive relief provisions relating to the various matters at issue in the investigation. The prospectus supplement states that one of these issues involves stated income loans. Whether and how the issue of stated loans will be addressed in any final settlement in either a complaint or consent order will not be publicly known unless and until a final settlement is reached and announced. It is possible that the terms of a settlement, if any, resulting from this matter may reflect an interpretation of the law by the state regulatory agencies and attorneys general involved that raises questions as to the appropriateness of making stated income loans in general, rather than with respect to particular practices in which the lender may have engaged. In such event, the legal and business risks posed by certain of the types of loans made or acquired by us might be materially increased, and new legal considerations may become applicable to our business.
New Regulatory Developments
          Recently enacted and currently pending federal and state legislative and regulatory developments regarding mortgage lending practices (including proposals directed at “predatory lending”), consumer privacy, or protection and security of customer information could have a significant impact on our future business activities. Congress and a number of states are considering additional legislation concerning collection, use and security of consumer information. As permitted under federal law, states may enact privacy or customer information security legislation that is more stringent than the requirements of the federal Gramm-Leach-Bliley Act. To the extent that a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could substantially increase.
     In this regard, the federal Gramm-Leach-Bliley Act became effective in 2001 and requires lenders to notify customers of their privacy policy and provide consumers with the ability to opt-out of sharing certain information with unaffiliated third parties. We adopted a new privacy policy and adopted controls and procedures to comply with the law when it took effect on July 1, 2001. The FTC issued rules in 2003 implementing the provisions in this Act requiring financial services companies, including mortgage lenders, to adopt and maintain standards and procedures for ensuring the security, integrity and confidentiality of customer records and information, including protections against anticipated threats or hazards to such information and unauthorized access to or use of customer information that could result in substantial harm or inconvenience to any customer.
     A number of states have enacted, or are considering enacting, privacy amendments that may be more demanding than federal law including California, which has enacted a number of statutes within the two years, including the California Financial Information Privacy Act (also known as SB 1) and the California Online Privacy Protection Act, both of which took effect on July 1, 2004, and AB 1950. Under SB 1, a financial company must allow customers to opt out of the sharing of their information with affiliates in separately regulated lines of business and must receive a customer opt-in before confidential customer data may be shared with unaffiliated companies (subject to various exceptions). A federal court rejected the effort of national financial trade associations to prevent SB 1 from taking effect, and the law now is effective. Under the new Online Privacy Protection Act, all operators of commercial websites and online services that allow interaction with California consumers (even if no transactions may be effected online) must post privacy policies meeting statutory requirements. California has also enacted AB 1950, which further expands the reach of California privacy rules by requiring all types of businesses to maintain “reasonable security measures” for the customer personal information that they possess or license. In addition, 2003 amendments to the California Civil Code effective January 1, 2005 require all non-financial companies, whether located in California or elsewhere, that disclose personal information about a California consumer for direct marketing purposes to provide notice to the customer and opportunity to request information regarding third-party disclosure from the lender. The FTC, which administers the federal privacy rules for mortgage lenders, has determined that privacy laws in several states are not preempted by Gramm-Leach-Bliley, including privacy laws enacted by Vermont and Illinois. We continue to monitor these state activities to evaluate the potential impact of any proposed new laws.
          For example, recently enacted and proposed local, state and federal privacy laws and laws prohibiting or limiting marketing by telephone, facsimile, email and the Internet may limit our ability to market and our ability to access potential loan applicants. The Can Spam Act of 2003 establishes the first national standards for the sending of commercial email allowing, among other things, unsolicited commercial email provided it contains certain information and an opt-out mechanism. Similarly, the federal Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act statutes, designed to restrict unsolicited advertising using the telephone and facsimile machine, regulate unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines.
          In 2003, The Federal Communications Commission, or FCC, and the United States Federal Trade Commission, or FTC, amended its rules to establish a national “do not call” registry. Generally, vendors are prohibited from calling anyone on that registry unless the consumer has initiated the contact or given prior consent. These rules generally have survived legal challenge. In view of the public concern with privacy, we cannot provide any assurance that the proposed laws, rules and regulations, or other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans.
          In addition, we will be subject to greater costs and potential liability under new “do not fax” rules adopted by the FCC that became effective on January 9, 2006. These rules will make it unlawful for any person to send an unsolicited facsimile to another machine that contains any material advertising the commercial availability or quality of any property, good, or service, unless the recipient has expressly permitted the sending of such a facsimile in a signed written statement. In addition, the FCC’s rules require that each facsimile advertisement must contain the identity and telephone number of the business on whose behalf the facsimile is being sent, whether sent directly by that business or through a third-party service provider. Recipients of unwanted facsimiles thus will receive information allowing them to seek redress. Violators of these rules may be subject not only to enforcement actions by government agencies, but also to private suits by affected persons. Implementation of these rules and compliance therewith may increase our costs and increase our legal risks.
          Moreover, on October 7, 2005, the State of California adopted a statute addressing unsolicited advertising faxes that will becomebecame effective January 1, 2006. The statute that makes it unlawful for a person located in California, or if the recipient is located in California, to use any device to send, or cause any person to send, an unsolicited advertisement to a telephone fax machine. The recipient of such a fax may bring an action for injunctive relief, seek actual damages or statutory damages in the amount of $500 per violation, whichever is greater, or both injunctive relief and damages. Where the violation is willful, a court may impose treble damages. The statute also makes it a crime for a person located in California, or if the recipient is located in California, to send a fax using a machine that does not provide specified identification or does not provide clearly marked identification information in the message. Implementation of these rules and compliance therewith may increase our costs and increase our legal risks as well as reduce the overall size of the customer base from which we may solicit.
     In the Fair and Accurate Credit Transactions Act of 2003, or FACT Act, Congress re-enacted the FCRA in an amended form in a legislative package that included a number. Although this legislation benefited lenders by re-enacting federal preemptions that establish a uniform national framework concerning credit reporting and use of credit information in making unsolicited offers of credit and by adding certain other preemption provisions related to use of consumer credit information, it also provides certain additional consumer protections, particularly with respect to consumer identity theft. Implementation of these new provisions may increase our costs and add to our compliance risks. For example, lenders that use credit scores in connection with mortgage-related lending must disclose that score to each borrower. Further, any person that possesses covered consumer information must take reasonable measures to protect against unauthorized access when the information is disposed. In addition, lenders are required by the FACT Act to notify customers when credit is approved on terms less favorable because of negative information received in a credit report and whether lenders must disclose risk-based pricing policies when a customer applies for a loan.
          Congress in 2003 also re-enacted the Soldiers and Sailors Civil Relief Act of 1940 as the Servicemembers Civil Relief Act, or SCR Act, to provide certain protections and benefits for members of military services on active duty. The SCR Act places an interest rate cap of 6% on borrowing obligations, including mortgages, incurred by the borrower before entering active military service. In such cases, financial institutions may not charge a higher interest rate during the service member’s period of active service. “Interest rate” includes all charges and fees except bona fide insurance related to the obligations. Relief under this provision also extends to obligations on which a covered service member is a co-obligor. As re-enacted, the SCR Act and its legislative history make it plain that Congress intends all interest above the 6% limit to be forgiven by the lender and not just deferred. In addition, for mortgages entered into before the borrower’s active duty service and that go into default, institutions may not, in general, foreclose during the period of military service or for three months thereafter. In view of the large number of U.S. Armed Forces personnel on active duty and likely to be on active duty in the future, compliance with the SCR Act may have an adverse effect on our cash flow and interest income
          A substantial portion of our mortgage loans are originated through independent mortgage brokers. Mortgage brokers provide valuable services in the loan origination process and are compensated for their services by receiving fees on loans. Brokers may be paid by the borrower, the lender or both. If a borrower cannot or does not want to pay the mortgage broker’s fees directly, the loan can be structured so that the mortgage broker’s fees are paid from the proceeds of the loan, or the loan can provide for a higher interest rate or higher fees to the lender thereby reducing or eliminating the loan fees paid by the borrowers. This form of compensation is often referred to as a “yield spread premium.” Regardless of its label or method of calculation, the payment is intended to compensate the broker for the services performed.
          Competitive forces currently demand that we pay mortgage brokers yield spread premiums on many of the loans we originate. The federal Real Estate Settlement Procedures Act, or RESPA, prohibits the payment of fees for the mere referral of real estate settlement service business. This law does permit the payment of reasonable value for services actually performed and facilities actually provided unrelated to the referral. There have been many lawsuits over the years questioning whether mortgage broker compensation paid by lenders are illegal referral fees or permissible fees for services actually performed. Appellate court decisions have held, and the Department of Housing and Urban development has issued a policy statement taking the position, that lender payments to mortgage brokers, including yield spread premiums, are not per se illegal. Nevertheless, if other circuit courts that have not yet reviewed this issue disagree, there could be a substantial increase in litigation regarding lender payments to brokers and in the potential costs of defending these types of claims and in paying any judgments that might result.
          Moreover, in 2002, the Department of Housing and Development, or HUD, undertook to substantially revise the rules implementing RESPA and modify the disclosures provided mortgage customers. In response to substantial criticism of HUD’s initial proposals, the agency in early 2003 determined not to adopt final rules and to reconsider its proposals. HUD has announced intention to propose new rules. No proposed rules have yet been released for public comment. It is uncertain whether new rules will be proposed and whether any revised RESPA rules that may be adopted will be favorable or adverse to our activities and us.
     Federal regulators are giving greater scrutiny to the quality and independence of property appraisals used in mortgage lending. Effective August 19, 2004, HUD has adopted revised rules governing appraisals submitted in connection with loans originated for the Federal Housing Administration, or FHA. These rules provide penalties for lenders who knew, or should have known, that an appraiser submitted an intentionally inaccurate valuation of a residence. As adopted, the rules differed from the HUD proposed rule, which would have held lenders and appraisers equally responsible for inaccurate appraisals. Although the HUD rules affect only FHA loans, parallel to the HUD initiative is the reissuance of appraisal guidelines by the federal banking regulators. These guidelines call for appraiser independence from the lender, separation of the responsibility of engaging an appraiser from mortgage loan production, and the evaluation of the appraisal to be separate from both the appraiser and the mortgage loan officer. Although we are not subject to federal banking regulation, nor do we currently originate FHA loans, the appraisal practices established by these federal agencies are likely to affect industry best practice standards, may be included as contractual requirements by parties with whom we deal, may be adopted by regulatory bodies having jurisdiction over us, or our affiliates, or may be asserted in litigation against us.
          Proposals addressing practices labeled as “predatory lending” continue to be considered in Congress. Several states and localities also are considering or have passed laws or regulations aimed at curbing “predatory lending.” In general, these proposals involve lowering the existing federal HOEPA or state thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and regulations also may have effects beyond curbing predatory lending practices and may restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and regulations prohibit or limit prepayment charges or severely restrict a borrower’s ability to finance the points and fees charged in connection with a loan.
          Further, federal statutes and rules governing federally chartered banks and thrifts allow those entities to engage in mortgage lending in multiple states on a substantially uniform basis and without the need to comply with state licensing and other laws (including new state “predatory lending” laws described herein) affecting mortgage lenders. Federal regulators have expressed their position that these preemption provisions benefit mortgage subsidiaries of federally chartered institutions as well. In January 2004, the Comptroller of the Currency finalized preemption rules that confirm and expand the scope of this federal preemption for national banks and their operating subsidiaries. Such federal preemption rules and interpretations generally have been upheld in the courts. Moreover, at least one national rating agency has announced that in recognition of the benefits of federal preemption, it will not require additional credit enhancement by federal institutions when they issue securities backed by mortgages from a state with predatory lending laws. As a non-federal entity, we will continue to be subject to such rating agency requirements arising from state or local lending-related laws or regulations. Accordingly, as a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders (such as FCRA, RESPA or Truth-in-Lending), we may be subject to state legal requirements and legal risks under state laws to which these federally regulated competitors are not subject, and this disparity may have the effect of giving those federal entities legal and competitive advantages.
          Effective July 1, 2003, the OTS, the agency that administers the Parity Act for unregulated housing creditors, withdrew its favorable Parity Act regulations and Chief Counsel Opinions that authorized lenders to charge prepayment charges and late fees in certain circumstances notwithstanding contrary state law. Because our federal institution competitors continue to have the flexibility to offer products with the features addressed by the Parity Act, we may be at a competitive disadvantage and our loan origination volume may be reduced.
          Furthermore, members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. The competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits to borrowers could have a material adverse effect on the demand for the loans we offer.
          Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Changes in these regulatory and legal requirements—including changes in their enforcement—could materially and adversely affect our business, financial condition, liquidity, and results of operations.
          In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act, or HMDA. Among other things, the new regulations require lenders to report pricing data on loans that they originate with annual percentage rates that exceed the yield on treasury bills with comparable maturities by three percent. The expanded reporting took effect in 2004 for reports filed in 2005. A majority of our loans are subject to the expanded reporting requirements.
          The expanded reporting does not provide for additional loan information such as credit risk, debt-to-income ratio, LTV ratio, documentation level or other salient loan features that might impact pricing on individual loans. As a result, the reported information may lead to increased litigation and government scrutiny to determine if any reported disparities between prices paid by minorities and majorities may have resulted from unlawful discrimination. For example, recent press reports indicate that the Civil Rights Division of the New York State Attorney General’s office has requested that certain large lenders provide it with supplementary information to explain the disparities in their reported HMDA data.
     On May 13, 2004, the Commission, released a proposal to amend its regulation to codify requirements for the registration, disclosure, and reporting for mortgage-backed and other asset-backed securities. As proposed, this rule could result in substantial changes in the costs and burdens in the issuance of publicly issued asset-backed securities and decrease the number of firms participating in the market for such securities. In addition, the substantive requirements of any such Commission rules might also be applied as “best practices” to sellers or servicers of mortgage-backed securities. The rule proposals have proved highly controversial and it cannot be predicted whether, when, or in what form any new Commission rules on asset-backed securities may be adopted in final. We cannot predict how any such changes that do occur may affect our business.
USA Patriot Act
     The President of the United States signed the USA Patriot Act into law on October 26, 2001. The USA Patriot Act establishes a wide variety of new and enhanced ways of combating international terrorism. The provisions that affect national banks and other financial institutions most directly are contained in Title III of the Act. In general, Title III amends current law—primarily the Bank Secrecy Act—to provide the Secretary of Treasury and other departments and agencies of the federal government with enhanced authority to identify, deter and punish international money laundering and other crimes.
     Among other things, the USA Patriot Act prohibits financial institutions from doing business with foreign “shell” banks and requires increased due diligence for private banking transactions and correspondent accounts for foreign banks. In addition, financial institutions will have to follow new minimum verification of identity standards for all new accounts and will be permitted to share information with law enforcement authorities under circumstances that were not previously permitted. These and other provisions of the USA Patriot Act became effective at varying times and the Secretary of Treasury and various federal banking agencies are responsible for issuing regulations to implement the new law. The Treasury Department has indicated that it intends to develop regulations that will apply at least some of the USA Patriot Act requirements to nonbanking lending companies, such as mortgage lenders. To the extent the USA Patriot Act applies to our mortgage banking operations, we may be subject to additional burdens of compliance and potential liability for failure to comply.
Licensing
          The Mortgage Store is currently licensed, or exempt from any requirement to be licensed, to originate, fund, and purchase residential mortgage loans in each of the 40 states in which it conducts its business and the District of Columbia. The acquisition of The Mortgage Store by us constitutes a change-in-control in Arkansas, Delaware, Florida, Illinois, Louisiana, Maryland, Michigan, North Carolina, North Dakota, Rhode Island, and Texas and may require us to file either applications for approval of a change-in-control or for new lender licenses or a waiver of such requirements. Other states may only require us to provide change-in-control notifications after the reorganization has been consummated. We and TMSF Holdings are currently in the process of making those filings as well as appropriate notices and other filings with the Department of Housing and Development and the Federal Housing Administration. After the reorganization, The Mortgage Store will not be able to conduct its business in those states in which the change-in-control filings and notices have not been made and accepted. We may consummate the reorganization even if all of the change-in-control filings and notices have not been made and accepted if a failure to operate in the states in which we have not made such filing or notice or failed to receive approval would not constitute a material impairment to our business. We are not required to have filings or notices with respect to a change-in-control made or accepted in jurisdictions that constitute over 87.7% of our total loan production for the nine months ended September 30, 2005, including the State of California which constitutes approximately 63.5% of our total loan production for the nine months ended September 30, 2005. In the aggregate, the states where change-in-control filings and notices have not been made and accepted constitute 12.3% of our loan production for the nine months ended September 30, 2005 and no single state represents more than 5% of our loan production for the nine months ended September 30, 2005. In those states where the change-in-control filings and notices have not been made and accepted, we will suspend originating mortgage loans until such change-in-control filings and notices have been made and accepted.
          In addition, we are in the process of obtaining all of the necessary licenses so that we will be able to either originate or purchase the mortgage loans that we intend to hold in our portfolio and will pay The Mortgage Store a fee for the origination, processing, and servicing functions provided. Initially, we plan to either purchase closed loans from The Mortgage Store or provide The Mortgage Store with the funding needed to close its loans. Until we are licensed to fund and acquire loans originated by The Mortgage Store in a state, we expect that The Mortgage Store will solely sell loans originated in that state. Once we are fully licensed to fund, hold, and originate mortgage loans in each of the states in which The Mortgage Store is licensed, we expect that we will originate and fund substantially all of the mortgage loans that we intend to retain in our investment portfolio. We will be licensed, or exempt from any requirement to be licensed, to fund and hold loans in all of the states in which The Mortgage Store presently originates loans as soon as reasonably practicable after the reorganization, but in any event, this is not likely to occur before the end of our first fiscal quarter in 2006.
Environmental Regulation
          From time to time, in the ordinary course of our business, we foreclose on properties securing loans that are in default. To date, we have not been required to perform any material investigation or clean up activities, nor have we been subject to any environmental claims; however, in the future, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.
          In the course of our business, we may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. In such event, we could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

Employees
          At December 31, 2004 we had 170 salaried employees and 83 commission based employees. As of September 30, 2005, we had 255 salaried employees in addition to 122 commission-based employees. None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are satisfactory
Properties
          As of January 24, 2006, our principal executive headquarters is located at 707 Wilshire Boulevard, Los Angeles, California, with 76,000 square feet at an aggregate annual rent of $602,000. In addition, as of January 24, 2006, we lease retail branch offices in: Pleasanton, CA; San Jose, CA; and La Mirada, CA. We do not consider any specific leased location to be material to our operations. We believe that equally suitable alternative locations are available in all areas where we currently do business.
Legal Proceedings
          Our industry is subject to many laws and regulations, including but not limited to federal and state consumer protection laws, and industry participants are regularly involved in numerous lawsuits filed against them, some of which have sought certification as class action lawsuits on behalf of plaintiffs. Although we have not been the subject of any class action lawsuit, should such a case be filed against us and certified as a class action and there is an adverse outcome or we do not prevail, we could suffer material losses.
          We are subject to other legal proceedings arising in the normal course of our business. In the opinion of management, the resolution of these proceedings is not expected to have a material adverse effect on our financial position or our results of operations.

MANAGEMENT
Our Directors, Director Nominee, and Named Executive Officers
          Our business and affairs are managed under the direction of our board of directors. Upon completion of the reorganization, our board of directors will consist of at least four directors, including the director nominee named below, who has been nominated for election and has consented to serve if elected. The director nominee named below is expected to be considered an independent director under the rules of any national exchange. The address of each of our current executive officers and directors is, 707 Wilshire Boulevard, Los Angeles California 90017. Our directors and named executive officers, who consist of our Chief Executive Officer and other executive officers, and their ages as of the date of this information statement/prospectus, and their anticipated positions with us upon completion of the reorganization, are as follows:

Name	Age	Title
Raymond Eshaghian.	36	Chairman of the Board, Chief Executive Officer, President, and Secretary
M. Aaron Yashouafar	43	Director
H. Wayne Snavely.	64	Director
Masoud Najand.	51	Chief Financial Officer

Nominee
David A. Sklar.	52	Director Nominee

          Executive Officers and Directors
          Raymond Eshaghian. Mr. Eshaghian is our Chief Executive Officer, President, Secretary and Chairman of the Board and has served as TMSF Holdings’s Chief Executive Officer, President, Secretary and Chairman of the Board since October 2002. From July 1995 to October 2002, Mr. Eshaghian served as President of The Mortgage Store Financial, Inc., and from September 1992 to October 2002, he served as a member of its board of directors. Mr. Eshaghian also served as Vice President of The Mortgage Store Financial, Inc. From May 1994 to July 1995. Raymond Eshaghian has studied Information Systems at the University of California in Northridge.
          M. Aaron Yashouafar. Mr. Yashouafar is a member of our board of directors and has served as a member of TMSF Holdings’s board of directors since October 2002. Mr. Yashouafar is an owner of Milbank Real Estate Services, Inc., a commercial real estate investment and management company in Los Angeles, California, and he has served as its Chief Executive Officer since 2000. Before becoming its Chief Executive Officer, Mr. Yashouafar served as Executive Vice President of Milbank Real Estate Services, Inc. from 1993 to 2000. Additionally, Mr. Yashouafar served as Vice President of Supreme Property Management Company from 1983 to 1993. M. Aaron Yashouafar graduated from California State University at Northridge in 1982 with a degree in Business Administration.
          H. Wayne Snavely. Mr. Snavely is a member of our board of directors and has served as a member of TMSF Holdings’s board of directors since October 2002. Mr. Snavely served as the Chairman of the Board and Chief Executive Officer of Imperial Credit Industries, Inc. from December 1991 to August 2001. Mr. Snavely also served as President of Imperial Credit Industries, Inc. from February 1996 to August 2001. Mr. Snavely served as a member of the board of directors of Imperial Bank from 1975 to 1983 and from 1993 to 1998. Mr. Snavely currently serves on the Board of Visitors of the Graduate School of Business Management at Pepperdine University. Mr. Snavely graduated from California State University at Long Beach in 1969 with a degree in Business Administration.
          Masoud Najand. Mr. Najand is our Chief Financial Officer and has served as TMSF Holdings’s Chief Financial Officer since October 2002. Mr. Najand has served as the Controller of The Mortgage Store Financial, Inc. Since January 2000, and from March 1997 to January 2000, he was a consultant of The Mortgage Store Financial, Inc.

          Director Nominee
          David A. Sklar. Mr. Sklar has served as a member of TMSF Holdings’s board of directors since September, 2005. Mr. Sklar is a nominee to become a member of our board of directors. In December, 2001, Mr. Sklar founded and has since been managing director of S-G Advisors Residential Mortgage Solution LLC and ALCA Investment, LLC. From February, 1999 until May, 2001, Mr. Sklar was Executive Vice President and Chief Financial Officer of Escrow.com. In addition, prior to 1999, Mr. Sklar was Executive Vice President and Chief Financial Officer of Aames Financial Corporation and prior to that, he has served as the Chief Financial Officer of Imperial Bank Corp. Mr. Sklar is a Certified Public Accountant and graduated with a B.A. from UCLA in 1975.
          There are no family relationships between any of our directors or executive officers.
Our Board of Directors
          We currently have a three-member board of directors. Immediately following the closing of the reorganization, we expect to increase the size of our board of directors to four and to elect the director nominee named above, who has been nominated for election and consented to serve if elected. Our board of directors is not divided into classes and, therefore, our entire board of directors will be elected each year to serve until the next annual meeting of stockholders and until a successor is duly elected and qualified. Under our charter, the number of directors may be increased or decreased by the board of directors, but may not be more than thirteen nor less than one. A vacancy on our board of directors resulting form the removal of a director may be filled by a vote of our directors, subject, however, to the right of our stockholder to elect a successor to fill any such vacancy resulting from the removal of a director by our stockholders. A vacancy on our board resulting from an increase in the number of directors will be filled by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum.
          We are not currently required to comply with the corporate governance rules of any self regulatory agency, such as a national securities exchange. Accordingly, our board of directors will consider the independence of each of our directors under the standards of independence of the Commission. Immediately following the closing of the reorganization, we expect that a majority of our directors will be considered independent directors under such standards.
          Upon completion of the reorganization, our board of directors expected to establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of these committees are briefly described below. Other committees may also be established by our board of directors from time to time. Before applying to list our common stock on any national exchange or electronic trading market, we will alter the membership of our existing committees and add such additional committees as are then required by Commission rules and the national exchange or electronic trading market, as applicable.
          Audit Committee
          Our audit committee is expected to consist of three directors, one of whom will serve as the chairperson. Before applying to list our common stock on any national exchange or electronic trading market, we will appoint directors to our audit committee who meet the applicable requirements of the Commission and such national exchange or electronic trading market, including the independence requirements. Our audit committee is expected be comprised of M. Aaron Yashouafar, H. Wayne Snavely, and David Sklar. Our board of directors is expected to determine that H. Wayne Snavely is an “audit committee financial expert” as defined under Item 401(h) of Regulation S-K and is “independent” as that term is used in Section 10A(m)(3) under the Exchange Act. Following completion of the reorganization, we intend to adopt an audit committee charter, which will define the audit committee’s primary duties to include:
•	serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

•	providing an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board of directors;

•	resolving any disagreements between our management and the outside auditors regarding our financial reporting;

•	meeting at least quarterly with senior executives, internal audit staff and independent auditors;

•	preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholders meeting; and

•	approving all audit, audit-related, tax and other services conducted by our independent accountants.
          Compensation Committee
          Our compensation committee is expected to consist of three directors, all of whom will be independent directors under the applicable requirements of the Commission and any national exchange or electronic trading market rules to which we may become subject. Our compensation committee is expected to be comprised of M. Aaron Yashouafar, H. Wayne Snavely, and David Sklar. Following the completion of the reorganization, we intend to adopt a compensation committee charter that will define the compensation committee’s primary duties to include:
•	reviewing and recommending to our board of directors the adoption or amendment of the various compensation and benefit plans and programs maintained for our officers and other key employees, including any stock option or incentive compensation plans, and approving the terms and conditions of awards under such plans;

•	reviewing and approving certain compensation and benefit arrangements for senior management;

•	reviewing and approving compensation for our executive officers;

•	meeting at least quarterly without members of management present;

•	preparing a report on executive compensation for inclusion in our annual proxy statements for our annual stockholders meeting; and

•	administering our compensation and benefit plans and programs, our stock incentive plans and our bonus plans.
          Nominating and Corporate Governance Committee
          Our nominating and corporate governance committee is expected to consist of three directors, all of whom will be independent directors under the applicable requirements of the Commission and any national exchange or electronic trading market rules to which we may become subject. We expect our nominating and corporate governance committee to consist of M. Aaron Yashouafar, H. Wayne Snavely, and David Sklar. Following completion of the reorganization, we intend to adopt a nominating and corporate governance committee charter that will define the nominating and corporate governance committee’s primary duties to include:
•	establishing standards for service on our board of directors;

•	identifying individuals qualified to become members of our board of directors and recommend director candidates for election or re-election to our board;

•	considering and making recommendations to our board of directors policies with respect to ethical standards and our code of conduct;

•	meeting at least quarterly without members of management present;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors; and

•	monitoring our corporate governance principles and practices, our human resource practices and our fulfillment of our obligations of fairness in internal and external matters.
Compensation of Directors
     We will pay our non-employee directors a quarterly cash retainer of $5,000 and each non-employee director will receive a fee of $500 for each board or committee meeting attended. We will also reimburse all of our non-employee directors for reasonable expenses incurred in attending meetings as well as expense incurred for our other necessary purposes. Our officers who are members of the board of directors are not paid any directors’ fees. All non-employee directors are eligible to receive, from time to time, grants of options to purchase shares of common stock and direct stock issuances under the 2006 Stock Option, Deferred Stock and Restricted Stock Plan as determined by the board of directors. Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
     Our charter documents limit the personal liability of our directors and officers to us and our stockholders for monetary damages to the fullest extent permitted under current Maryland law. See “Certain Provisions of Maryland Law and our Charter and Bylaws — Limitation of Liability and Indemnification.” We expect to maintain a directors’ and officers’ liability insurance policy.
Compensation Committee Interlocks and Insider Participation
     None of the members anticipated to serve on the compensation committee of our board of directors is or has been an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.
Executive Compensation
     We expect to continue TMSF Holdings’s compensation policies. The following table sets forth the total compensation paid or accrued by TMSF Holdings during the last three fiscal years to its Chief Executive Officer and the other executive officer, who are referred to as named executive officers:
Summary Compensation Table

Annual Compensation
				Other Annual		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Compensation
Raymond Eshaghian	2004	450,000	250,000	61,908	(1)	12,797	(3)
Chairman of the Board,	2003	250,000	125,000	33,826	(2)	13,610	(3)
Chief Executive Officer,	2002	250,000	125,000	—		13,060	(3)
President and Secretary

Masoud Najand	2004	128,000	50,000	—		—
Chief Financial Officer	2003	104,000	40,000	—		—
	2002	96,000	30,500	—		—

(1)	Represents car allowance.

(2)	Represents life insurance
Options Granted in 2004
     The following table sets forth information regarding the number of securities of TMSF Holdings underlying exercisable and unexercisable options, and the value of exercisable and unexercisable options held by our named executive officers as of December 31, 2004.

Individual Grants
Percent of
	Number of	Total
	Securities	Options/SARs
	Underlying	Granted to
	Option/SARs	Employees in	Exercise of	Expiration	Option
Name	Granted	Fiscal Year	Base Price	Date	Value ($)(2)
Raymond Eshaghian	500,000	100%	$0.95	6/25/2009	$210,000
Masoud Najand (1)	—	—	—	—	—

(1)	Subsequently, 100,000 options granted Masoud Najand, an officer of TMSF Holdings, on May 6, 2005 with an exercise price of $2.35 per share.

(2)	The valuation calculations are solely for purposes of compliance with the rules and regulations promulgated under the Exchange Act, and are not intended to forecast possible future appreciation, if any, of our stock price. The grant date present value for the options expiring on June 25, 2009 is derived by using the Black-Scholes option-pricing model with the following assumptions: option term of 10 years; an annualized risk-free interest rate range of 3.85%; a volatility rate of 112%, and a dividend yield of 0%. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” This valuation model was not adjusted for risk of forfeiture or the vesting restrictions of the options for the options expiring on June 25, 2009, which became exercisable pro rata over a five-year period. This valuation model does not necessarily represent the fair market value of individual options. At the expiration date, the options will have no actual value unless, and only to the extent that, the price of the common stock appreciates from the grant date to the exercise date.

Aggregated Option Exercises in 2004 and 2004 Year-End Option Values
     As of December 31, 2004, our named executive officers did not exercise any stock options for securities of TMSF Holdings during the year ending December 31, 2004.
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (%)	FY-End ($)
	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise ($)	Value Realized ($)	Unexercisable	Unexercisable
Raymond Eshaghian	—	—	500,000	750,000
Masoud Najand (1)	—	—	—	—

(1)	Subsequently, 100,000 options granted Masoud Najand, an officer of TMSF Holdings, on May 6, 2005 with an exercise price of $2.35 per share.

Securities Authorized for Issuance Under Equity Compensation Plans
     The following table provides information as of December 31, 2004 regarding compensation plans (including individual compensation arrangements) under which equity securities of TMSF Holdings were authorized for issuance.

			Number of securities
	Number of Securities to be		remaining available for future
	be issued upon exercise	Weighted-average exercise	issuance under equity
	of outstanding options,	price of outstanding	compensation plans (excluding
Plan Category (a)	warrants and rights	options, warrants and rights	securities reflected in column (a))
Equity compensation plans approved by security holders	792,000 (1)	$1.0	1,208,000 (2)
Equity compensation plans not approved by security holders	750,000 (3)	$1.0	—
Total	1,542,000		1,208,000

(1)	On June 25, 2004, under TMSF Holdings’s employee stock option plan and with approval of the board of directors of TMSF Holdings, Raymond Eshaghian, our Chairman of the Board, Chief Executive Officer, President, and Secretary, was granted 500,000 Incentive Stock Options, or ISOs, to purchase TMSF Holdings’s common stock at an exercise price of $0.95. These options vested immediately.

On August 23, 2004 under TMSF Holdings’s employee stock option plan and in consideration for services rendered in the past and as future incentive M. Aaron Yashouafar was granted 210,000 options to purchase TMSF Holdings’s common stock at an exercise price of $0.95. These options vested immediately.

On August 23, 2004 in consideration for services rendered, TMSF Holdings granted Mr. Joseph H. Nourmand, options to purchase 52,000 shares of TMSF Holdings’s common stock at an exercise price of $0.85 per share. These options vested immediately. TMSF Holdings has recognized the fair market value of these options as consulting expense.

In addition, options to purchase 30,000 shares of TMSF Holdings’s common stock, which was granted to CCG Investor Relations on May 4, 2004, and which were scheduled to be issued by September 30, 2004 were recognized as consulting expense at their fair market value.

(2)	Represents stock options authorized for issuance under TMSF Holdings’s 2003 Stock Option, Deferred Stock and Restricted Stock Plan still available for issuance. Since December 31, 2004, TMSF Holdings has granted options to purchase 640,500 shares of these securities of which options to purchase 300,000 shares were subsequently cancelled.

(3)	Represents 750,000 options granted to H. Wayne Snavely, a member of the board of directors of TMSF Holdings, on June 10, 2003. The options vest in 24 equal monthly installments commencing six months from the grant date, and shall remain exercisable until the fifth anniversary of the option grant date.

Employment Contracts and Termination of Employment Change-In-Control Arrangements
     Employment Agreements
     New Employment Agreements
     We expect to enter into employment agreements with Mr. Eshaghian and Mr. Najand prior to the completion of the reorganization. These employment agreements will only become effective if the reorganization is completed and will become effective as of the closing date of the asset acquisition agreement.
     We expect that the employment agreement for Mr. Eshaghian will provide for a two-year term that will be renewable for one year annually at the sole discretion of the board of directors. We expect the terms of the employment agreement to provide that Mr. Eshaghian will be entitled to an annual base salary of $750,000 and that he will also receive an auto allowance of $2,000 per month. We expect the terms of the employment agreement to provide that Mr. Eshaghian will be eligible to receive an annual bonus equal to up to 50% of base salary upon achieving annual goals established by our board of directors. In determining the annual bonus of Mr. Eshaghian, the compensation committee of our board of directors will consider quantitative and qualitative factors such as our overall profitability and growth and progress in achieving other pre-established goals including, for example, expansion of our business in certain geographical areas; securitizations and enhancement of the sales of our mortgage loans; and development of the organization, management team, and succession plans to ensure our continued growth. We expect that the employment agreement will further provide that if Mr. Eshaghian is terminated without cause and/or resigns “for good reason” he would be entitled to two times his base salary and the average of the past two years bonuses. We expect the terms of the employment agreement to provide that if he is terminated within two years of a change of control he would be entitled to 2.5 times his base salary and the average of the last two years bonuses payments.
     We expect the terms of the employment agreement of Mr. Najand to provide for an indefinite term and that the employment agreement may be terminated by either party at any time, with or without cause. We expect the terms of the employment agreement to provide that Mr. Najand will be entitled to an annual base salary of $175,000 and that he will be eligible to receive an annual bonus of up to $125,000, based on his overall performance and productivity as determined by the board of directors.
Stock Option Plan
     On January 24, 2006, our board of directors adopted the 2006 Stock Option, Deferred Stock and Restricted Stock Plan, or the Plan, which provides for the grant of qualified incentive stock options, ISOs, that meet the requirements of Section 422 of the Internal Revenue Code , stock options not so qualified, or NQSOs, deferred stock and restricted stock awards, which we refer to as Awards.
     The Plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 736,400 shares of our common stock, which number represents approximately ten percent of the amount of common stock which will be issued and outstanding following the finalization of the reorganization plus the number of options being assumed by us. The number of shares reserved for issuance under the Plan is subject to anti-dilution provisions for stock splits, stock dividends and similar events. If an option granted under the Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Plan.
     Under the Plan, we may make loans available to stock option holders, other than our executive officers and directors, subject to our compensation committee’s approval, in connection with the exercise of stock options granted under the Plan. If shares of our common stock are pledged as collateral for such indebtedness, such shares may be returned to us in full or partial satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Plan.
     No options or Awards may be granted under the Plan after January 24, 2016, provided that our board of directors does not otherwise amend or terminate the Plan before such date.
     Options granted under the Plan will become exercisable according to the terms of the grant made by our board of directors or our compensation committee. Awards will be subject to the terms and restrictions of the award made by our board of directors or our compensation committee. Our board of directors and our compensation committee have discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted, and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of us or any subsidiary of ours.
     The exercise price of any option granted under the Plan is payable in full (i) in cash, (ii) by surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by us to the option holder, (iv) by a full recourse promissory note executed by the option holder, (v) by arrangement with a broker or (vi) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by our board of directors to comply with applicable Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.
     Our board of directors may from time to time revise or amend the Plan and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding stock option or Awards without such participant’s consent or may, without stockholder approval, increase the number of shares subject to the Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Plan, materially increase the benefits accruing to participants under the Plan or extend the maximum option term under the Plan.
     In the event of a change of control, all outstanding stock options and Awards will fully vest and any indebtedness incurred in connection with the Plan will be forgiven. A “change of control” occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 50 percent or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute our board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of our board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets.
     At the effective time of the reorganization, the rights and obligations of TMSF Holdings under the 2003 Stock Option, Deferred Stock and Restricted Stock Plan (including all amendments or modifications) and related and other agreements will be assumed by us in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of our common stock on the terms and conditions of the Plan and such agreements will be converted into rights to acquire shares of our common stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plan and related and other agreements.
     We intend to file with the Commission a registration statement on Form S-8 covering the shares of our common stock issuable under our Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
     The Commission requires that TMSF Holdings disclose any late reports filed by any of TMSF Holdings’s directors, executive officers and beneficial owners of more than 10% of its shares of common stock pursuant to Section 16(a) of the Exchange Act during the last fiscal year. Based solely on TMSF Holdings’s review of the copies of such forms received or written representations from reporting persons, TMSF Holdings’s believes that with respect to the fiscal year ended December 31, 2004, all the reporting persons complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Mortgage Store
     The Mortgage Store is a wholly-owned subsidiary of TMSF Holdings and will become our indirect wholly-owned subsidiary as a result of the reorganization. We and The Mortgage Store will have interlocking executive positions and share common ownership. Upon completion of the reorganization, Raymond Eshaghian, our Chairman of the Board, Chief Executive Officer, President, and Secretary and The Mortgage Store’s President, will own approximately 60.8% of the issued and outstanding shares of our common stock.
Related Party Transactions
     During the year ended December 31, 2004, TMSF Holdings paid $841,100, for consulting expenses to companies owned by stockholders and relatives of a stockholder. This included:
•	Payments made by TMSF Holdings to H. Wayne Snavely, a director, in the amount of $40,000 per year, payable in four quarterly installments, pursuant to a consulting agreement between Mr. Snavely and TMSF Holdings. The consulting services provided by Mr. Snavely consisted of the development of business strategy and assisting in capital raising activities and identifying, structuring and financing potential acquisitions and were initially undertaken by Mr. Snavely beginning in November 2001. The consulting services were not related to plan our reorganization or election to be treated as a REIT. We do not expect to enter into a similar consulting agreement with Mr. Snavely following the reorganization.

•	A payment of $300,000 for consulting services made by TMSF Holdings to Milbank Real Estate Services, Inc., a commercial real estate investment and management company that is owned in part by M. Aaron Yashouafar, who is a member of our board of directors and TMSF Holdings’s board of directors and beneficially owns 13.4% of TMSF Holdings’s common stock and, immediately after the closing of the reorganization, is expected to beneficially own 13.4% of the common stock. The consulting services provided by Milbank Real Estate Services, Inc. consisted of providing advice and assistance to the Company and its management with respect to the marketing, servicing and development of its business and were initially undertaken by Milbank Real Estate Services, Inc. beginning in February 2004. We do not expect to enter into a consulting relationship with Milbank Real Estate Services, Inc.

•	A payment of $397,500 for consulting services made by TMSF Holdings to TNC Investment Inc., which is wholly owned by Iradj Eshaghian, the father of Raymond Eshaghian. Raymond Eshaghian is our Chairman of the board of directors, Chief Executive Officer, President, and Secretary and Chairman of the board of directors, Chief Executive Officer, President, and Secretary and a beneficial owner of 62.1% of the common stock of TMSF Holdings. Immediately after the closing of the reorganization, Raymond Eshaghian is expected to beneficially own 62.1% of our common stock. The consulting services provided by TNC Investment Inc. consisted of providing advice and assistance to the Company and its management with respect to the marketing, servicing and development of its business and were initially undertaken by TNC Investment Inc. beginning in February 2004. We do not expect to enter into a consulting relationship with Milbank Real Estate Services, Inc.

•	A payment of $69,000 made by TMSF Holdings to Iradj Eshaghian, the father of Raymond Eshaghian, in connection with his service as a loan officer of TMSF Holdings. Iradj Eshaghian is the father of Raymond Eshaghian, the Chairman of the board of directors, Chief Executive Officer, President, and Secretary of TMSF Holdings and Chairman of our board of directors, Chief Executive Officer, President, and Secretary and a

beneficial owner of 62.1% of the common stock of TMSF Holdings. Immediately after the closing of the reorganization, Raymond Eshaghian is expected to beneficially own 62.1% of our common stock. We expect continue a similar employment relationship with Iradj Eshaghian following the reorganization.

•	A payment of $103,600 for consulting services made by TMSF Holdings to H. Joseph Nourmand who beneficially owns 7.3% of TMSF Holdings’s common stock and, immediately after the closing of reorganization, is expected to beneficially own 7.3% of our common stock. The consulting services provided by Mr. Nourmand consisted of providing advice and assistance to the Company and its management with respect to the marketing, servicing and development of its business and were initially undertaken by Mr. Nourmand beginning in February 2004. We do not expect to enter into a consulting relationship with Mr. Nourmand.

     TMSF Holdings also paid to Milbank Real Estate Services, Inc. $346,138 in rent as described below under “Lease Agreement.” Milbank Real Estate Services, Inc. is a commercial real estate investment and management company that is owned in part by M. Aaron Yashouafar, who is a member of our board of directors and TMSF Holdings’s board of directors and beneficially owns 13.4% of TMSF Holdings’s common stock and will, immediately after the reorganization, beneficially own 13.4% of our common stock.
Lease Agreement
     Our main office is located at 707 Wilshire Blvd., in Los Angeles, California. The lease agreement is between TMSF Holdings and an unaffiliated party and provides for lease payments of approximately $483,450 during the term of the lease. Upon the closing of the reorganization, we intend to enter into an assignment of the lease from TMSF Holdings to us.
     In October 2002, The Mortgage Store, began leasing its corporate offices from the Roosevelt Building, which is represented by Milbank Real Estate Services, Inc. TMSF Holdings paid approximately $346,138 to Milbank Real Estate Services, Inc. for the lease of its corporate offices during the year ending December 31, 2004. This lease, expired in November 2005.
     In December 2004, The Mortgage Store leased another corporate office from Alliance Property Investments, Inc., S&M Yashous Investments, Carla Ridge, LLC, Desert Field, LLC, and Maverick Holdings, LLC, which is represented by Milbank Real Estate Services. The lease, which expired in November 2005, provided for monthly payments of $43,950 and a termination fee of $21,975 that is payable on or before the date which is the earlier of (i) 30th day after service of a notice of termination or (ii) October, 1, 2005, in addition to any amount due under the lease.
     Milbank Real Estate Services, Inc. is a commercial real estate investment and management company that is owned in part by M. Aaron Yashouafar, who is a member of our board of directors and TMSF Holdings’s board of directors and beneficially owns 13.4% of TMSF Holdings’s common stock and will, immediately after the reorganization, beneficially own 13.4% of our common stock.
Registration of Shares
     TMSF Holdings has agreed to register 14,500,000 shares of its outstanding common stock, which includes 9,500,000 shares issued to Raymond Eshaghian, as well as 5,000,000 shares issued pursuant to a private offering by TMSF Holdings to four accredited investors pursuant to Regulation D of the Securities Act in November 2002, of which 1,727,150 are owned by M. Aaron Yashouafar as of September 30, 2005. We expect this agreement will be terminated by the parties before the consummation of the reorganization. We will not assume this obligation.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     Currently, 1,000 shares of our common stock are beneficially owned by TMSF Holdings. The following table sets forth the total number and percentage of TMSF Holdings’s shares of common stock known to us to be beneficially owned as of January 24, 2006 by:
(1)	each director of TMSF Holdings;

(2)	the chief executive officer and the other most highly compensated executive officers of TMSF Holdings;

(3)	all executive officers and directors of TMSF Holdings as a group; and

(4)	each person known by TMSF Holdings to beneficially own 5% or more of TMSF Holdings’s outstanding common stock.
The following table also sets forth the total number and percentage of our common stock that we expect would have been beneficially owned as of January 24, 2006, assuming the completion of the reorganization by:
(1)	each of our directors;

(2)	our chief executive officer and other executive officers;

(3)	all of our executive officers and directors as a group; and

(4)	each person known by us to beneficially own 5% or more of our outstanding common stock.
The percentage ownership of TMSF Holdings is calculated based on 15,000,000 shares of TMSF Holdings common stock outstanding as of January 24, 2006. The Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment powers. A stockholder is also deemed to be, as of any date, the beneficial owners of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement and such shares are added to the 15,000,000 shares of common stock when calculating such stockholder’s beneficial ownership percentage. The address of each of such persons listed below is c/o: TMSF Holdings, Inc., 707 Wilshire Boulevard, Los Angeles, California 90017. Our capitalization could change between the date of this information statement/prospectus and the date of the completion of our reorganization as a result of our financing activities.

	Shares Beneficially Owned
	TMSF Holdings Common Stock			TMSF REIT Common Stock (5)
Beneficial Owner	Number		Percent	Number	Percent
Officers and Directors
Raymond Eshaghian	9,617,450	(1)	62.1%	1,923,490	62.1%
M. Aaron Yashouafar	2,037,150	(2)	13.4%	407,340	13.4%
H. Wayne Snavely	750,000	(3)	4.8%	150,000	4.8%
Masoud Najand	—		—	—	—
All directors and officers as a group (5 persons)	12,373,350		75.1%	2,454,610	75.1%
5% Beneficial Owners
Solyman Yashouafar(6)	1,790,000		11.9%	358,000	11.9%
H. Joseph Nourmand(7)	1,096,500	(4)	7.3%	219,300	7.3%

(1)	Includes 500,000 shares of common stock underlying options that are exercisable currently or within 60 day of January 24, 2006.

(2)	Includes 210,000 shares of common stock underlying options that are exercisable currently or within 60 day of January 24, 2006.

(3)	Includes 750,000 shares of common stock underlying options that are exercisable currently or within 60 day of January 24, 2006.

(4)	Includes 52,000 shares of common stock underlying options that are exercisable currently or within 60 day of January 24, 2006.

(5)	Assumes that the beneficial owners of TMSF Holdings common stock will receive one share of our common stock for every five shares of TMSF Holdings common stock beneficially owned by such beneficial owner.

(6)	Mr. Yashouafar’s address is 660 S. Figueroa Street 24th Floor, Los Angeles 90017.

(7)	Mr. Nourmand’s address is 660 S. Figueroa Street, 24th Floor, Los Angeles, CA 90017.

     As of January 24, 2006, Raymond Eshaghian beneficially owned approximately 62.1% of the voting power of the TMSF Holdings’s common stock and is expected to beneficially own a similar percentage of our common stock upon the completion of the reorganization. By this stock ownership, Raymond Eshaghian currently, and upon the consummation of this reorganization, may be deemed to be a “control person” of TMSF Holdings and us, respectively, within the meaning of the rules and regulations promulgated under the Securities Act.

DESCRIPTION OF TMSF REIT CAPITAL STOCK
General
     Our charter provides that we are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
     Except as may otherwise be required by law and subject to any preferences of any other class or series of capital stock, our stockholders are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled or permitted to vote. The common stock does not have cumulative voting rights in the election of directors. As a result, holders of a plurality of the shares of common stock voting for the election of directors can elect all the directors standing for election.
     Holders of our common stock are entitled to receive dividends out of funds legally available for payment of dividends when and if declared from time to time by the board of directors. If we liquidate, dissolve, or wind up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of, or adequate provision for, all our known liabilities, subject to the rights of holders of any then outstanding preferred stock and to the provisions of the charter regarding restrictions on transfer and ownership of stock. Our common stock has no preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions in our charter. The rights, preferences, and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and issue in the future as described below under “—Preferred Stock.” The issued and outstanding shares of common stock are duly authorized, fully paid and nonassessable.
Preferred Stock
     Our board of directors may issue preferred stock in different series and classes and fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, liquidation preferences, and other rights and preferences of preferred stock not in conflict with our charter or Maryland law. Currently there are no shares of our preferred stock outstanding, and the board of directors has no present plans to issue any shares of preferred stock. The board of directors, without stockholder approval, may issue shares of our preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. The issuance of shares of preferred stock might have the effect of delaying, deferring, or preventing our change in control. In addition, if we issue preferred stock with dividend rights senior to any dividend rights applicable to the common stock, we will pay dividends to the holders of such preferred stock before any dividends are paid to the holders of common stock, and therefore, may have the effect of decreasing the aggregate amount of cash available for distribution to the holders of common stock.
Restrictions on Ownership and Transfer
     To qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a 12 month taxable year or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities during the last half of a taxable year. Neither requirement applies to our first REIT taxable year. In addition, a tax will be imposed on us if certain disqualified organizations hold our stock and we hold a residual interest in a REMIC.
     To help us to qualify as a REIT and avoid the tax relating to residual interests in REMICs, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and prohibits certain entities from owning our stock. Our charter provides that generally no person may own, or be deemed to own by the attribution provisions of Sections 544 and 856(h) of the Internal Revenue Code, (i) more than 4.9% in value of our outstanding shares of any class or series of our capital stock, or (ii) more than 4.9% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock.

     Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and restrictions described above. The board of directors may not grant an exemption to any person without first obtaining such representations, covenants and undertakings from such person as the board of directors may deem appropriate to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in each case in form and substance satisfactory to the board of directors, in its sole discretion, to determine or ensure our status as a REIT. By subjecting entities, such as corporations, to the ownership limitation, our charter is more restrictive than the requirements of the federal tax laws applicable to REITs, and thereby serves the dual purpose of helping us maintain our REIT status and protecting us from an unwanted takeover. Our board of directors may, in its sole discretion, waive the ownership limits and establish higher ownership limits with respect to a particular stockholder if the board determines that such stockholder’s ownership of our shares is not likely then or in the future to jeopardize our status as a REIT.
     In connection with the reorganization, based on certain representations and covenants from Raymond Eshaghian, M. Aaron Yashouafar, Solyman Yashouafar, and H. Joseph Nourmand our board of directors will waive the common stock ownership limit and aggregate stock ownership limit with respect to the shares of our common stock actually or constructively owned by each of Raymond Eshaghian, M. Aaron Yashouafar, Solyman Yashouafar, and H. Joseph Nourmand, together with each of their respective affiliates, as of the date of the reorganization, which ownership will represent 62.1%, 13.4%, 11.9%, and 7.3% of our outstanding common stock, respectively. This waiver will also apply to shares of our common stock constructively owned by other persons or entities as a result of Raymond Eshaghian, M. Aaron Yashouafar, Solyman Yashouafar, and H. Joseph Nourmand actual or constructive ownership of our common stock; however, if an individual or entity constructively owns shares of our common stock as a result of Raymond Eshaghian, M. Aaron Yashouafar, Solyman Yashouafar, H. Joseph Nourmand’s actual or constructive ownership of our common stock and also by another means, for example, through direct ownership, shares of our capital stock actually or constructively owned by such individual or entity that are not subject to the waiver discussed above will be subject to the ownership and transfer restrictions in our charter and, for purposes of determining the amount of our stock owned by such individual or entity, stock actually or constructively owned by Raymond Eshaghian, M. Aaron Yashouafar, Solyman Yashouafar, H. Joseph Nourmand will be taken into account. Our board of directors may increase or decrease any of the respective waivers in the future.
     In connection with the waiver of the common stock ownership limit or aggregate stock ownership limit or at any other time, our board of directors may increase the common stock ownership limit or aggregate stock ownership limit, as applicable, for one or more persons or entities and decrease the common stock ownership limit or aggregate stock ownership limit, as applicable, for all other persons and entities. The decreased common stock ownership limit or aggregate stock ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such person’s or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased common stock ownership limit or aggregate stock ownership limit, as applicable. Any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to actually or constructively own more than 49.5% in value of our outstanding capital stock.
     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give immediate notice to us as well as provide such other information as we may request to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     Pursuant to our charter, if any transfer of our capital stock or other events occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, then such transfer is generally void ab initio. If such a transfer occurs that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person, known as a prohibited owner, to violate the transfer or ownership limitations, rounded up to the nearest whole share, will be automatically transferred to a trustee of a charitable trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the purported violative transfer. Shares of stock held by the trustee in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically or otherwise from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust.
     The trustee of the charitable trust will be designated by us and may not be affiliated with us or any prohibited owner. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, which rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, unless we have already taken irreversible corporate action, effective as of the date that such shares of stock have been transferred to the trustee of the charitable trust, the trustee will have the authority, in the trustee’s sole discretion, to:
•	rescind as void any vote cast by prohibited owner before our discovery that such shares should have been transferred to the trustee of the charitable trust, and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.
     In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as deemed advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
     Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the transfer and ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. Upon such sale, the prohibited owner will receive the lesser of:
•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift or devise, the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the charitable trust from the sale or other disposition of the shares held in the charitable trust.
Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary.
     If, before the discovery by us that shares of stock have been transferred to the trust, such shares are sold by a prohibited owner, then
•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that a prohibited owner received an amount for the shares that exceeds the amount that the prohibited owner was entitled to receive pursuant to the requirements set forth immediately above, the excess will be paid to the trustee upon demand.
     In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:
•	the price per share in the transaction that resulted in such transfer to the charitable trust or, in the case of a devise or gift, the market price at the time of such devise or gift; and

•	the market price on the date we, or our designee, accept such offer.
     Pursuant to our charter, we may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner that are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will also have the right to accept such offer until the trustee has sold the shares held in the charitable trust. If the shares are sold to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.
     Market price as of any date is defined in our charter as the closing price with respect to any class or series of outstanding shares of our capital stock on such date. The closing price on any date shall mean the last sale price for such shares reported on a national securities exchange, or, in case no such sale takes place on such day, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market on any national securities exchange in such shares selected by our board of directors or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, or, if no trading price is available for such shares, the fair market value of the shares, as determined in good faith by our board of directors.
     All certificates representing shares of capital stock bear a legend referring to the restrictions described above.
     Every owner of more than 5% during any period in which the number of stockholders of record is 2,000 or more, 1% during any period in which the number of stockholders of record is greater than 200 but less than 2,000, or 0.5% during any period in which the number of our stockholders of record is 200 or less, or such lower percentage as required by our charter, the Internal Revenue Code and applicable Treasury Regulations, in number or value of all classes or series of our capital stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating:
•	the name and address of such owner;

•	the number of shares of each class and series of our stock beneficially owned; and

•	a description of the manner in which the shares are held.
Each owner shall provide us any additional information that we may request to determine the effect, if any, of such owner’s beneficial ownership on our status as a REIT and to ensure compliance with the transfer and ownership limitations.
     The transfer and ownership limitations set forth in our charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders by increasing the associated costs and timeframe necessary to complete an acquisition, making the process for acquiring a sufficient number of shares of our capital stock to effectuate accomplish such a change of control longer and more costly. In addition, investors may refrain from attempting to cause a change in control because of the difficulty associated with such a venture because of the limitations.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.

CERTAIN PROVISIONS OF MARYLAND LAW AND TMSF REIT
CHARTER AND BYLAWS
     We are subject to Maryland general corporate law. The following is a summary of certain provisions of Maryland law and of our charter and bylaws to be effective upon completion of the reorganization, copies of which are attached as Annexes B and C, respectively, to this information statement/prospectus.
Number of Directors; Removal of Board of Directors; Vacancies
     Our charter provides that the board of directors will initially consist of one member and may thereafter be increased or decreased in accordance with the bylaws, provided that the total number of directors may not be fewer than one nor more than thirteen. Immediately upon approval of the asset acquisition agreement, our board of directors will be increased to five members. Our bylaws provide that the number of directors is fixed by the board of directors within the limits set forth in our charter. At each annual meeting of stockholders, each of our directors will be elected for a one-year term. Because stockholders will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders the holders of a plurality of the votes cast will be able to elect all of the directors.
     Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors.
     Generally, vacancies on the board of directors may be filled by the concurring vote of a majority of the remaining directors, even if such directors do not constitute a quorum (except in the event of a vacancy on the board of directors among the directors elected by a class or series of stock other than common stock, in which case such vacancy may be filled by a majority of the remaining directors elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that series). Where there is a vacancy resulting from an increase in the number of our directors, the vacancy may be filled by a majority of our directors then serving. In the case of a vacancy resulting from the removal of a director by the stockholders, such vacancy can be filled by the stockholders by at least two-thirds of all the votes entitled to be cast in the election of directors. Directors may fill any vacancy only until the next annual meeting of stockholders. These provisions may make it more difficult and time-consuming to affect majority control of our board of directors and, thus, may reduce its vulnerability to an unsolicited proposal for the takeover or the removal of incumbent management.
     Because under its charter our board of directors will have the power, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock, and to establish the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, terms or conditions of redemption and other rights of any preferred or other class or series of stock to be issued, our board of directors may afford the holders of any class or series of senior shares of capital stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of any such senior shares of capital stock could have the effect of delaying, deferring or preventing our change in control.
Changes in Control Under Maryland Corporate Law
     Maryland Business Combination Law
     Under Maryland corporate law, unless an exemption is available, certain “business combinations” between a Maryland corporation and any “interested stockholder,” generally a stockholder that owns 10% or more of the outstanding voting stock, or an affiliate of the interested stockholder, including a merger, consolidation, share exchange, certain issuances or reclassifications of equity securities and, in circumstances specified in the statute, an asset transfer, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least:
•	80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock, and

•	two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by any affiliate or associate of the interested stockholder, voting together as a single voting group, unless, among other conditions, the corporation’s common stockholders receive a “minimum price,” as defined in Maryland corporate law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A business combination that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. Our board of directors has opted out of the business combination provisions of Maryland corporate law. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination involving us. Our board of directors, however, may elect to become subject to these provisions in the future, which may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
     Maryland Control Share Acquisition Law
     Under Maryland corporate law, “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, officers or directors who are employees of the corporation. Control shares are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Subject to certain exceptions, a control share acquisition means the acquisition of control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to
•	shares acquired in an acquisition, consolidation, or share exchange if the corporation is a party to the transaction, or

•	acquisitions that are approved or exempted by the charter or bylaws of the corporation before the acquisition of the shares.
Our board of directors, through our bylaws, has opted out of the control share provisions of Maryland corporate law but, as permitted by Maryland corporate law, may elect to become subject to these provisions in the future.

Limitation of Liability and Indemnification
     Our charter and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our other employees and agents may be indemnified to such extent as is authorized by our board of directors and our bylaws. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements, and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party because of serving in such positions, unless it is established that:
•	an act or omissions of the directors, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonestly;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.
     Under the Maryland General Corporation Law, or MGCL, however, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, whether or not involving action in any official capacity, unless in either case a court orders indemnification and then only for expense. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:
•	a written affirmation by the director or officer of his or her good faith belief that the or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
     Our charter provides that the personal liability for any of our directors or officers to us or our stockholders for money damages is limited to the fullest extent allowable by the statutory or decisional law of the State of Maryland, as amended or interpreted. As more fully described under the caption “Certain Provisions of Maryland law and our Charter and Bylaws” in this information statement/prospectus, Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages, except:
•	to the extent that it is proved that the person actually received an improper personal benefit or profit in money, property or services; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding.
     We have also entered into indemnification agreements with each of our current directors and executive officers and, immediately following the closing of the reorganization, we expect that we will enter into indemnification agreements with those persons who will become directors immediately following the closing of the reorganization. The indemnification agreements require or will require, among other things, that we indemnify such persons to the fullest extent permitted bylaw and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expense incurred by such persons seeking to enforce their rights under indemnification agreements and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreements offers substantially the same scope of coverage afforded our directors and officers by law, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Advance Notice of Director Nominations and New Business
     Our bylaws provide that with respect to an annual meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over its common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:
•	pursuant to a notice of meeting from us,

•	by or at the direction of the board of directors and upon the recommendation of the Nominating and Corporate Governance Committee, or

•	by a stockholder in accordance with our bylaws and the corporate governance policies adopted by us.
Our bylaws also provide that, with respect to special meetings of the stockholders, only the business specified in a notice of meeting from us may be brought before the meeting of stockholders and except as otherwise provided for or fixed by or pursuant to the provisions of our charter relating to the rights of the holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the board of directors may be made only:
•	pursuant to a notice of the meeting from us,

•	by or at the direction of the board of directors and upon the recommendation of the Nominating and Corporate Governance Committee, or

•	provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder in accordance with our bylaws and the corporate governance policies adopted by us.
The advance notice provisions contained in our bylaws generally require nominations and new business proposals by stockholders to be delivered to our secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of date on which we first mailed the proxy materials for the prior year’s annual meeting of stockholders.
Meetings of Stockholders; Call of Special Meetings; Stockholder Action in Lieu of Meeting by Unanimous Consent
     Our bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the board of directors during the month of July commencing in 2006. The board of directors may call special meetings of stockholders as well. Also, the secretary is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. Our bylaws further provide that special stockholder meetings may be called by the holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation in the manner specified in articles supplementary filed as part of our charter. Pursuant to Maryland corporate law and our bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may be effected by a written consent only if such consent is unanimous.
Acquisitions, Consolidations, Share Exchanges, and Transfers of Assets
     Pursuant to our charter, subject to the terms of any class or series of stock outstanding at the time, we may merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer its assets within the meaning of Maryland corporate law, but any such acquisition, consolidation, share exchange, or transfer of assets must be approved by the board of directors in the manner provided in Maryland corporate law. In general, such transactions by a Maryland corporation must first be approved by a majority of the entire board of directors and approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless the charter provides for a greater or lesser stockholder vote but not less than a majority of the number of votes entitled to be cast on the matter. Our charter generally provides for stockholder approval of such transactions by a majority of all the votes entitled to be cast on the matter.
     Under Maryland corporate law, certain acquisitions may be accomplished without a vote of stockholders. For example, no stockholder vote is required for an acquisition of a subsidiary of a Maryland corporation into its parent, provided that, among other things, the parent owns at least 90 percent of the outstanding stock of the subsidiary. In addition, an acquisition need not be approved by stockholders of a Maryland successor corporation if the acquisition does not reclassify or change the terms of any outstanding classes or series of stock or otherwise amend the charter, and the number of shares of stock outstanding immediately after the acquisition is not more than 20% of the number of its shares of the same class or series outstanding immediately before the acquisition becomes effective. Under Maryland corporate law, a share exchange by a Maryland successor may be approved only by its board of directors and in accordance with its articles of incorporation. A transfer of assets is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation but excludes
•	a transfer of assets by a corporation in the ordinary course of business actually conducted by it,

•	a mortgage, pledge, or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business,

•	an exchange of shares of stock through voluntary action under any agreement with the stockholders, or

•	a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation.
Dissolution
     Pursuant to Maryland corporate law, a voluntary dissolution of us would require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
Amendments to Our Charter and Bylaws Under Maryland Corporate Law
     Under Maryland corporate law, to amend the charter, the board of directors first must adopt a resolution setting forth the proposed amendment, declare its advisability and direct that the proposed amendment be submitted to stockholders for their consideration. Thereafter, the proposed amendment must be approved by stockholders at a meeting thereof by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless a greater or lesser proportion of votes is specified in the charter, but in no case less than a majority of all votes entitled to be cast. Provisions relating to the removal of directors and amendment of the charter contained in our charter must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Other amendments to our charter generally may also be effected by the requisite board action and approval by stockholders holding not less than a majority of the votes entitled to be cast on the matter.
Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws
     The provisions of our charter relating to (i) the fixing the size of the board of directors within a specified range and the removal of directors, (ii) authorizing the board of directors to classify or reclassify any unissued shares of stock into one or more classes or series of stock without a vote of stockholders, (iii) acquisitions, consolidations, share exchanges and transfers of assets, (iv) amending certain provisions of our charter and bylaws, (v) the advance notice provisions of its bylaws and (vi) the limitations on the ability of stockholders to call special meetings could, in each case, delay, defer or prevent a transaction or a change of control of us that might involve a premium price for holders of our common stock or would otherwise be in their best interests by increasing the associated costs and timeframe necessary to complete an acquisition, making the process for acquiring a sufficient number of shares of our capital stock to effectuate accomplish such a change of control longer and more costly. In addition, investors may refrain from attempting to cause a change in control because of the difficulty associated with such a venture because of the limitations. The stock ownership and transfer restrictions that are contained in our charter could also delay, defer or prevent a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interests by increasing the associated costs and timeframe necessary to complete an acquisition, making the process for acquiring a sufficient number of shares of our capital stock to effectuate accomplish such a change of control longer and more costly. By subjecting entities, such as corporations, to the ownership limitation, our charter is more restrictive than the requirements of the federal tax laws applicable to REITs, and thereby serves the dual purpose of helping us maintain our REIT status and protecting us from an unwanted takeover. Our board of directors may, in its sole discretion, waive the ownership limits and establish higher ownership limits with respect to a particular stockholder if the board determines that such stockholder’s ownership of our shares is not likely then or in the future to jeopardize our status as a REIT.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF TMSF HOLDINGS AND TMSF REIT
     Delaware corporate law, the TMSF Holdings charter, and the TMSF Holdings bylaws currently govern the rights of stockholders of TMSF Holdings. If the asset acquisition agreement is approved by TMSF Holdings’s stockholders and the reorganization is consummated, TMSF Holdings’s stockholders will become our stockholders, and the rights of our stockholders will be governed by Maryland corporate law, our charter, and our bylaws. The following discussion compares some of the existing rights of stockholders of TMSF Holdings with those of our stockholders. This comparison may not contain all of the information that is important to you. We encourage you to carefully read our charter and our bylaws, copies of which are attached as Annexes B and C, respectively, to this information statement/prospectus.
     In addition, some rights of our stockholders may be governed in the future by California law in accordance with Section 2115 of the California General Corporation Law. Although we are incorporated in Maryland, it has significant contacts with California. Section 2115 of the California General Corporation Law provides that certain provisions of the California General Corporation Law are applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation satisfies tests regarding the amount of business done in California, and the amount of voting securities held by stockholders with addresses in California. If, after the completion of the reorganization, we satisfy those tests at the end of the income year, we will become subject to Section 2115 unless or at least until our securities become listed on the New York Stock Exchange, American Stock Exchange or are designated for trading on the Nasdaq National Market of the NASDAQ Stock Market.
     Section 2115 of the California General Corporation Law provides that the following provisions of the California General Corporation Law are applicable to corporations such as us that are organized under the laws of another state but that meet the jurisdictional tests described in Section 2115: Chapter 1 (general provisions and definitions), to the extent applicable to the following provision; Section 301 (annual election of directors); Section 303 (removal of directors without cause); Section 304 (removal of directors by court proceeding); Section 305, subchannel (c) (filling of director vacancies where less than a majority in office elected by stockholders); Section 309 (directors’ standard of care); Section 316 (excluding paragraph (3) of subchannel (a) and paragraph (3) of subchannel (f)) (liability of directors for unlawful distributions); Section 317 (indemnification of directors, officers and others); Sections 500-505, inclusive (limitations on corporate distributions in cash or property); Section 506 (liability of stockholder who receives unlawful distributions); Section 600, subchannels (b) and (c) (requirement for annual stockholders’ meeting and remedy if same not timely held); Section 708, subchannels (a), (b), and (c) (stockholder’s right to cumulate votes at any election of directors); Section 710 (supermajority vote requirement); Section 1001, subchannel (d) (limitations on sale of assets); Section 1101 (provisions following subchannel (e))(limitations on mergers); Section 1151 (first sentence only) (limitations on conversions); Section 1152 (requirements of conversions); Chapter 12 (commencing with Section 1200) (reorganizations); Chapter 13 (commencing with Section 1300) (dissenters’ rights); Section 1500 and 1501 (records and reports); Section 1508 (action by Attorney General); and Section 16 (commencing with Section 1600)(rights of inspection).

Capitalization

TMSF Holdings	TMSF REIT
The TMSF Holdings charter authorizes a total of 110,000,000 shares of stock consisting of 100,000,000 shares of non-assessable common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. At January 24, 2006, 15,000,000 shares of TMSF Holdings common stock were issued and outstanding, and no shares of TMSF Holdings preferred stock were issued and outstanding.
Our charter provides that the total number of shares of stock of all classes which we have authority to issue is 101,000,000 shares of stock, initially consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The board of directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of stock and to establish the preferences and rights of any preferred or other class or series of stock to be issued. At January 24, 2006, 1,000 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.
Restrictions on Ownership and Transfer of Stock

TMSF Holdings	TMSF REIT
Neither the TMSF Holdings charter nor the TMSF Holdings bylaws provides for restrictions on the transfer of TMSF Holdings securities.	The ownership limit under our charter provides that, subject to certain exceptions, no person may own, or be deemed to own by the attribution provisions of the federal tax laws, more than more than 4.9% of the lesser of the aggregate number or aggregate value of the outstanding shares of any class or series of our capital stock, subject to waiver or modification by us in certain limited circumstances and subject to an exception for a holder of shares of our common stock solely because of such holder’s ownership of more than 4.9% by number of shares of our outstanding common stock as a result of the acquisition so long as such holder would not own, directly or by attribution under the Internal Revenue Code, more than 4.9% by value of our outstanding common stock as of the time the acquisition becomes effective. Our charter further prohibits:
•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons

Amendment of the TMSF Holdings Charter and TMSF REIT Charter

TMSF Holdings	TMSF REIT
Under Delaware corporate law, an amendment to a corporation’s charter generally requires the approval of the board of directors and the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Under Delaware corporate law, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely whether or not the certificate of incorporation grants voting rights to such class of stock. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.
The provisions in our charter relating to removal of directors and amendment of our charter relating to removal of directors may be amended only by a resolution adopted by the board of directors and approved at an annual or special meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to our charter generally may be effected by requisite action of the board of directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter.
Amendment of the TMSF Holdings Bylaws and TMSF REIT Bylaws

TMSF Holdings	TMSF REIT
Subject to the exceptions described below, the TMSF Holdings charter authorizes the board of directors to alter, amend, add to or repeal the TMSF Holdings bylaws. Any bylaws made by the board of directors may be altered, amended, added to or repealed by the board of directors or by the stockholders. The TMSF Holdings charter also provides that, subject to the exceptions described below, the TMSF Holdings bylaws may be altered, amended or repealed (a) by the stockholders at any annual or special meeting or by written consent, by the vote or consent of Stockholders entitled to cast at least a majority of the votes which all Stockholders are entitled to cast (i.e., by the vote of a majority of the outstanding shares entitled to vote), or (b) subject to Delaware law, by a majority vote of those directors present at any meeting at which a quorum of the board of directors is present.

The TMSF Holdings bylaws provide that the bylaws may be altered, amended, added to or repealed by the board of directors or the stockholders by a vote or consent of a majority of the outstanding shares entitled to vote on the matter; provided, however, that notice of the general nature of any such action proposed to be taken shall be included in the notice of the meeting of stockholders or of the Board of Directors at which such action is taken.
Under Maryland corporate law, the adoption of, an amendment to, or the repeal of, a Maryland corporation’s bylaws requires the approval of the stockholders, unless the charter or bylaws confer the power to amend the bylaws upon the board of directors. Our Bylaws confer the power to amend the bylaws upon our board of directors without the approval of the stockholders.

Stockholder Voting Rights Generally

TMSF Holdings	TMSF REIT
The TMSF Holdings bylaws provide that in all matters, when a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the TMSF Holdings charter, a different vote is required in which case such express provision shall govern and control the decision of such question. The TMSF Holdings charter and bylaws also provide that each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Each share of TMSF Holdings common stock has one vote and the TMSF Holdings charter permits the board of directors to classify and issue shares of preferred stock in one or more series having voting power which may differ from that of the common stock.
Each share of our common stock has one vote, and the our charter permits the board of directors to classify and issue shares of capital stock in one or more classes or series having voting power that may differ from that of the shares of our common stock. Our bylaws provide that, except with respect to the election of directors, and unless otherwise provided in our charter, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter properly before the meeting, unless more than a majority is required by statute or our charter. Each stockholder is entitled to cast the votes owned of record by him either in person or by proxy, but no proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.
Stockholder Action by Written Consent

TMSF Holdings	TMSF REIT
The TMSF Holdings bylaws provide that any action required or permitted to be taken by the stockholders of the corporation may be taken if a written consent is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted.
Our bylaws provided that, subject to the rights of the holders of any class or series of stock (other than our common stock) to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders, unless such consent is unanimous.

Stockholder Meetings

TMSF Holdings	TMSF REIT
The TMSF Holdings bylaws provide that special meetings of stockholders of the corporation may be called by (1) the board of directors pursuant to a resolution approved by a majority of the entire board of directors (2) by the Chairman of the Board, or (3) the President of TMSF Holdings.
Our charter provides that special meetings of the stockholders may be called by our board of directors or any other person specified in our bylaws. Our charter further provides that our secretary is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. Our bylaws contain similar provisions to our charter regarding the calling of special stockholder meetings. In addition, our bylaws provide that special stockholder meetings may be called by the holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation in the manner specified in our charter or articles supplementary.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation Law may impose California law requiring annual stockholders’ meetings and remedy if meetings are not held timely.
Number and Election of Directors

TMSF Holdings	TMSF REIT
The TMSF Holdings bylaws provide that the TMSF Holdings board shall be fixed from time to time by the board of directors. The number of directors constituting the Board of Directors may be increased or decreased from time to time by resolution by the Board of Directors, provided, however, that no such decrease shall have the effect of shortening the term of any incumbent director.
Effective upon stockholder approval of the asset acquisition agreement, the board of directors will increase to 4 members and may thereafter be increased or decreased in accordance with our bylaws, provided that the total number of directors may not be fewer than one nor more than thirteen. Pursuant to our bylaws, the number of directors shall be fixed by the board of directors within the limits set forth in our charter. Further, neither our charter nor the bylaws provide that the board of directors will be divided into classes of directors. At each annual meeting of stockholders, all directors will be elected at such meeting and will serve a one-year term. Because our stockholders will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders the vote of a plurality of the votes cast will be able to elect all of the directors.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation law may impose California law regarding the annual election of directors and stockholders’ right to cumulate votes at any election of directors.

Removal of Directors

TMSF Holdings	TMSF REIT
The TMSF Holdings bylaws provide that directors may be removed from office by the affirmative vote of the stockholders whether or not for cause.	Our charter and our bylaws provide that, except for any directors who may be elected by holders of a class or series of shares other than our common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation law may impose California law regarding removal of directors without cause and removal of directors by court proceeding in that directors may be removed without cause if approved by a majority of the outstanding shares entitled to vote, except that no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election of which the same total number of votes were cast and the entire number of directors authorized at the time of the most recent election were then being elected. California General Corporation law also provides that the superior court of the proper county may, at the request of shareholders holding at least 10% of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion concerning the corporation and may bar from reelection any director so removed for a period prescribed by the court.
Vacancies on the Board of Directors

TMSF Holdings	TMSF REIT
The TMSF Holdings bylaws provide that, subject to any rights of the holders of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office even though less than a quorum of the board of directors. Any director elected in this manner holds office until such director’s successor shall have been elected and qualified. No decrease in the number of directors may shorten the term of any incumbent director.
Our charter and our bylaws provide that except in the case of a vacancy on the board of directors among the directors elected by a class or series of stock other than our common stock, any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum (except that a vacancy which results from an increase in the number of directors may be filled by a majority of the directors then serving as directors). As provided by Maryland corporate law, a director elected in this manner serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation Law may impose California law regarding filling of director vacancies where less than a majority in office have been elected by stockholders. In that case, California General Corporation Law provides that any stockholder of 5% or more of the total outstanding shares having the rights to vote or, upon the request of such a stockholder the superior court of California, may call a special meeting to elect the entire board of directors.

Advance Notice of Director Nominations and of New Business Proposals

	TMSF Holdings		TMSF REIT
The TMSF Holdings bylaws provide that:

(1) nominations for persons for election to the board of directors may be made by the board of directors or by any stockholder entitled to vote in the election of directors if written notice of such stockholder’s intent to make such nomination or nominations is given to the Secretary of TMSF Holdings:		Our bylaws provide that (1) with respect to an annual meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	not less than 90 calendar days before the anniversary date of the immediately preceding annual meeting, or	•	pursuant to our notice of meeting,

•	in the event of a special meeting, such notice must be given not later than following the day on which such notice for such meeting was made or public disclosure of the meeting was made, and	•	by or at the direction of the board of directors and upon the recommendation of the Nominating and Corporate Governance Committee, or

		•	by a stockholder in accordance with our bylaws and the corporate governance policies adopted by us, and

(2) stockholder proposals may be made for consideration at an annual meeting of stockholders by any stockholder entitled to vote in the election of directors and who satisfies the requirements of the proxy rules under the Securities Exchange Act of 1934 by notice in writing, such notice to be received by the Secretary of TMSF Holdings not less than 90 days before the anniversary date of the immediately preceding annual meeting.		(2) with respect to special meetings of the stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and except as otherwise provided for or fixed by or pursuant to the provisions of our charter relating to the rights of the holders of any class or series of stock having a preference over our common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the board of directors may be made only:

		•	pursuant to our notice of the meeting,

		•	by or at the direction of the board of directors and upon the recommendation of the Nominating and Corporate Governance Committee, or

		•	provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder in accordance with the our bylaws and the corporate governance policies adopted by us.

The advance notice provisions contained in our bylaws generally require nominations and new business proposals by stockholders to be delivered to our secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders.

Transactions Involving Directors or Officers

	TMSF Holdings		TMSF REIT
Under Delaware corporate law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:		Under Maryland corporate law, a contract or transaction between a Maryland corporation and any of its directors or between a Maryland corporation and any other corporation, firm, or other entity in which any of its directors is a director, or has a material financial interest, is not void or voidable solely for this reason, or solely because the director is present at the meeting of the board or committee of the board which authorizes, approves, or ratifies the contract or transaction, or solely because such director’s or directors’ votes are counted for such purpose, if:

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum,	•	the fact of common directorship or interest is disclosed or known to the board of directors or the committee, and the board or committee authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum,

•	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or	•	the fact of common directorship or interest is disclosed or known to the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director, corporation, firm, or other entity, or

•	the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders.	•	the contract or transaction is fair and reasonable to the corporation. Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of the board or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

A corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.		Common or interested directors or the stock owned by them or by an interested corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of the board or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

Our board of directors also intends to adopt a policy which would require that any material contracts and transactions between us, or any of our subsidiaries, on the one hand, and a director or executive officer of us or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the Audit Committee. Where appropriate in the judgment of the board of directors, the board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although the board of directors will have no obligation to do so.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation Law may impose California law regarding directors’ standard of care in that a director must serve in good faith, in a manner that the director believe to be in the best interests of the corporation and its stockholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A directors shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by one or more officers of the corporation, counsel, independent accountants or other persons whom the director believes to be competent in the matters presented.
Limitation of Liability and Indemnification of Directors and Officers

TMSF Holdings	TMSF REIT
TMSF Holdings’s charter and bylaws provide that every director, officer and employee of TMSF Holdings shall be indemnified against all expenses and liabilities, including reasonable attorney’s fees. A director, officer or employee is entitled to be indemnified if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of TMSF Holdings. TMSF Holdings’s charter provides, that no director shall be liable to TMSF Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to TMSF Holdings or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction for which the director received an improper benefit.	Our charter provides that to the maximum extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of us shall be personally liable to us or our stockholders for money damages. No amendment of our charter or repeal of its provisions will limit the benefits provided to directors and officers under this provision with respect to any act or omission that occurred before such amendment or repeal. Our charter provides broad indemnification to directors and officers, whether serving us, or at its request, any other entity, to the maximum extent permitted under Maryland law. We will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, will pay or reimburse reasonable expenses in advance of final disposition of a proceeding to,

(1) any individual who is a present or former director or officer of us and who is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of us, and whether civil, criminal, administrative, investigative or otherwise, because of his or her service in that capacity, or

(2) any individual who, while a director of us and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to, or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding because of his or her service in that capacity.

To the maximum extent permitted by applicable law, the indemnification we will include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. We may, with the approval of its board of directors, provide such indemnification and advance for expenses to a person who served a predecessor of us in any of the capacities described in (1) or (2) above and to any employee or agent of us or a predecessor of us.

Our charter requires us to advance expenses upon its receipt of:
•	a written undertaking by or on behalf of the director or officer to repay such advances or reimbursed expenses in the event it shall ultimately be determined that the standard of conduct has not been met, and

•	a written affirmation by the director or officer of such director’s or officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met.

We also intend to enter into indemnification agreements indemnifying each of our directors and officers to the fullest extent permitted by Maryland law and to advance to our directors and officers all related expenses subject to reimbursement if it is subsequently determined that indemnification is not permitted.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation Law may impose California law regarding indemnification of directors, officers, and others. Under California General Corporation Law, a corporation has the power to indemnify present and former directors, officers, employees and agents made party to a proceeding because such persons are or were agents of the corporation against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) actually and reasonably incurred if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation also has the power because the person is or was an agent of the corporation to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its stockholders. The indemnification authorized by California General Corporation Law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. California law does not permit indemnification in a derivative action if the person is held liable to the corporation, except to the extent that an appropriate court concludes upon application that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.
California law requires indemnification of actual and reasonable defense expenses incurred by a director, officer, employee or agent, in any such proceeding, to the extent the director, officer, employee or agent was successful in the defense of the proceeding. Expenses incurred by an officer, director, employee or agent in defending an action may be advanced before the conclusion of a proceeding, under California law, if the individual undertakes to repay such amounts if it ultimately is determined that he or she is not entitled to indemnification. In addition, California law authorizes a corporation to purchase insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy but subject to limits imposed by insurance law.

Declaration of Dividends

TMSF Holdings		TMSF REIT
Under Delaware corporate law, a corporation is permitted to declare and pay dividends out of surplus (as defined in Delaware corporate law) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Dividends may be paid in cash, property or shares of a corporation’s capital stock. In addition, Delaware corporate law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.	Under Maryland corporate law, if authorized by its board of directors, a Maryland corporation may declare and pay dividends subject to any restriction in its charter unless, after giving effect to the dividend,

	•	the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business, or

	•	the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights on dissolution are superior to those receiving the dividend.

We currently expect to pay regular dividends to holders of shares of its common stock.
California General Corporation Law. As discussed above, Section 2115 of the California General Corporation Law may impose California law regarding liability of directors for unlawful distributions, limitations in corporate distributions in cash or property, and liability of stockholders who receive unlawful distributions. Under California General Corporation Law no distributions to a corporation’s stockholders may be made unless: (1) the amount of the retained earnings of the corporation immediately before the distribution equals or exceeds the amount of the proposed distribution or (2) immediately after the distribution, the sum of the assets of the corporation (excluding certain items) is at least equal to 1 1/4 times its liabilities; and the current assets of the corporation is at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1 1/4 times its current liabilities.
Merger, Consolidation, Share Exchange, and Transfer of all or Substantially all Assets

TMSF Holdings		TMSF REIT
Under Delaware corporate law, the principal terms of a merger or consolidation generally require the approval of the stockholders of each of the constituent corporations. Unless otherwise required in a corporation’s charter, Delaware corporate law does not require a stockholder vote of the surviving corporation in a merger if:		Maryland corporate law generally provides that acquisitions, consolidations, share exchanges, or transfers of assets must first be approved by a majority of the board of directors and thereafter approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (unless the charter provides for a greater or lesser stockholder vote but not less than a majority of the number of votes entitled to be cast on the matter).

•	the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation,

•	each share of stock of such constituent corporation outstanding immediately before the effective date of the merger is to be an identical outstanding or treasury share of the surviving	Under Maryland corporate law, however, certain acquisitions may be accomplished without a vote of stockholders. For example, no stockholder vote is required for an acquisition of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90 percent of the subsidiary. In addition, a

	corporation after the effective date of the merger, and	acquisition need not be approved by stockholders of a Maryland successor corporation if the acquisition does not reclassify or change the terms of any class or series of its shares that are outstanding immediately before the acquisition becomes effective or otherwise amend the charter, and the number of shares of such class or series of its stock outstanding immediately after the acquisition does not increase by more than 20 percent of the number of its shares of the same class or series outstanding immediately before the acquisition becomes effective. Under Maryland, corporate law, a share exchange need be approved by a Maryland successor only by its board of directors and by any other action required by its charter, and a transfer of assets is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation but excludes

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately before the effective date of the merger.

When a stockholder vote is required under Delaware corporate law to approve a merger or consolidation, unless the charter provides otherwise, the affirmative vote of a majority of shares entitled to vote on the merger or consolidation shall be required to approve the merger or consolidation. If multiple classes of stock are entitled to vote on the acquisition or consolidation as separate classes, then a majority of each class present in person or represented by proxy at the meeting entitled to vote to approve the acquisition or consolidation, voting separately as a class, shall be required to approve the merger or consolidation.

Under Delaware corporate law, a corporation may at any meeting of its board of directors or governing body, sell, lease, or exchange all or substantially all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, or other securities of, any other corporation or corporations, as its board of directors or governing body deems expedient and for the best interests of the corporation, when and as authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.		•	a transfer of assets by a corporation in the ordinary course of business actually conducted by it,

		•	a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business,

		•	an exchange of shares of stock through voluntary action under any agreement with the stockholders, or

		•	a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation, or

		•	by a corporation registered as an open-end investment company under the Investment Company Act.

Pursuant to our charter, subject to the terms of any class or series of capital stock at the time outstanding, we will be able to merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer its assets within the meaning of Maryland corporate law, but any such or transfer of assets must be approved by the board of directors in the manner provided in Maryland corporate law. Our charter provides for stockholder approval of such transactions by a two-thirds vote of all votes entitled to be cast (subject to the above enumerated statutory exceptions to a stockholder vote), except that any acquisition of us with or into a trust organized to change our form of organization from a corporation to a trust will require the approval of our stockholders by the affirmative vote only of a majority of all the votes entitled to be cast on the matter, provided that (1) the stockholders of the trust immediately following the acquisition are the same as our stockholders immediately before the acquisition and (2) the trust’s declaration of trust contains amendment provisions substantially equivalent to those contained in specified provisions of our bylaws.

California General Corporation Law. As discussed above, Section 2115 of the California General Corporation Law may impose California law regarding supermajority vote requirements, limitations on sale of assets, limitations on mergers, limitations on conversions, requirements of conversions, reorganizations, and dissenters’ rights. Under California law, the principal terms of a merger or reorganization must be approved by a vote of the board of directors of each constituent corporation in a merger or sale of assets reorganization. California law also generally requires the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than 5/6 of the voting power of the surviving corporation. Regardless of the voting power exercised by the shareholders in the resulting corporation, however, California law requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (i) the surviving corporation’s articles of incorporation will be amended and would otherwise require shareholder approval; or (ii) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (shares in a foreign corporation received in exchange for shares in a domestic corporation are, by definition, considered to have different rights) than the shares surrendered.
If the approval by the affirmative vote of a majority of the outstanding shares of the corporation is required for a merger or reorganization, in some circumstances, each stockholder entitled to vote on the transaction, and who did not vote for the merger or reorganization, may require the corporation to purchase for cash at their fair market value the shares owned by such stockholder. No appraisal rights are available for shares listed on any national securities exchange certified by the California Commissioner of Corporations or listed on The NASDAQ National Market, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.
If the acquiring party in a sale of all or substantially all of the corporation’s assets is in control of or under common control with the disposing corporation, then the principal terms of the transaction must be approved by at least 90% of the voting power of the disposing corporation unless the disposition is for nonredeemable equity securities of the acquiring party or its parent.
Under California law, except where the fairness of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation before the merger, the nonredeemable common stock or other equity securities of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash out of minority shareholders.
California law also provides that, except in certain circumstances, when a tender offer or a proposal for reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least 10 days before the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

Changes in Control Under Delaware and Maryland Law

TMSF Holdings
Section 203 of Delaware corporate law provides that, subject to certain exceptions specified therein, a corporation will not engage in any business combination with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:
•	before such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or

•	at or after such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Except as specified in Section 203 of Delaware corporate law, an interested stockholder is defined to include any person that (a) is the owner of 15% or more of the outstanding voting stock of the corporation, or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person. Section 203(b)(4) exempts from the restrictions in Section 203 a corporation that lacks a class of voting stock that is:
•	listed on a national securities exchange,

•	authorized for quotation on the Nasdaq Stock
TMSF REIT
Under Maryland corporate law, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any interested stockholder or an affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be approved by a supermajority (80%) of outstanding voting shares, and by two-thirds of voting shares other than those held by an interested stockholder unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in Maryland corporate law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder. A business combination that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements.
Maryland corporate law further provides that “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all interested stockholders.
Control shares are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of the voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
We have opted out of the business combination and “control share” acquisition provisions of Maryland corporate law, and, accordingly will not be subject to such provisions. As permitted by Maryland corporate law, however, our board of directors may elect to become subject to these provisions in the future

Market, or

•	held of record by more than 2,000 stockholders,
unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
Introduction
     The following discussion summarizes the federal income tax consequences expected to be material to you in connection with our reorganization and your ownership and disposition of our common stock. Our tax counsel, McKee Nelson LLP, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the issues that are likely to be material to a holder of our common stock. The following discussion is intended to address only those federal income tax consequences that are generally relevant to our stockholders. It does not, however, discuss all aspects of federal income taxation that might be relevant to you in light of your particular investment or tax circumstances. Therefore, you should review the following discussion and consult your own tax advisors to determine the interaction of your tax situation with the anticipated tax consequences of the reorganization and your subsequent ownership and disposition of our common stock.
     The following discussion provides general information only, is not exhaustive of all possible tax considerations, and is not intended to be, and should not be construed as, tax advice. For example, this summary does not give a description of any state, local, or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to you if you are subject to special treatment under the federal income tax laws. For example, special tax issues affecting insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading “Taxation of Tax-Exempt Entities”), or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading “United States Federal Income Tax Considerations Applicable to Foreign Stockholders”) are not discussed herein.
     The information in this section is based on the Internal Revenue Code of 1986, as amended current, temporary and proposed Treasury Regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS (including its practices and policies as revealed in private letter rulings, which may not be used or cited as precedent by taxpayers other than the taxpayer to whom the private letter ruling is addressed), and court decisions, all as of the date hereof.
     At the time of the reorganization, McKee Nelson LLP will deliver an opinion to us concluding that this discussion, under the heading “Material Federal Income Tax Consequences,” to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects (See Annex D for the form of the opinion). The opinion, however, will not purport to address the tax consequences of the reorganization to you or the tax consequences of the ownership or disposition of shares of our common stock, in light of your particular circumstances. The opinion of McKee Nelson LLP will be based on the Internal Revenue Code and Treasury Regulations in effect on the date of the reorganization, current administrative interpretations and positions of the IRS, and existing court decisions. We cannot assure you that future legislation, Treasury Regulations, administrative interpretations, or court decisions will not significantly change the law or the above-mentioned conclusions reached by McKee Nelson LLP. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.
     THE FOLLOWING DISCUSSION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED BY A SHAREHOLDER AS, TAX ADVICE. YOUR SPECIFIC TAX ATTRIBUTES COULD HAVE A MATERIAL EFFECT ON THE TAX CONSEQUENCES TO YOU OF THE REORGANIZATION. YOU SHOULD, THEREFORE, CONSULT YOUR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO YOUR PERSONAL TAX SITUATION, AND THE TAX CONSEQUENCES TO YOU UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

Federal Income Tax Consequences of the Reorganization
     We expect that the reorganization will qualify as a reorganization under the Internal Revenue Code, and the federal income tax consequences summarized below are based on the assumption that the acquisition will so qualify. McKee Nelson LLP, will deliver an opinion to us concluding that the reorganization will be treated for federal income tax purposes as a reorganization under the Internal Revenue Code (See Annex D for the form of the opinion) and that we will not, and TMSF Holdings will not, recognize gain or loss for federal income tax purposes as a result of the reorganization.
     The opinion of McKee Nelson LLP concerning the tax consequences of the reorganization, however, like the opinion described under “Introduction”, will not purport to address the tax consequences of the reorganization to you in light of your particular circumstances, and will be subject to the same limitations concerning changes in law or interpretations thereof, and, like the opinion described above, will be based, in part, on representations made by us and TMSF Holdings. McKee Nelson LLP cannot provide assurance that its opinion, which does not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. No ruling will be sought from the IRS regarding the reorganization.
     You will not recognize gain or loss upon the exchange of your shares of TMSF Holdings common stock solely for shares of our common stock. If you exchange shares of TMSF Holdings common stock for shares of our common stock and cash in lieu of fractional shares, you may recognize gain but you will not recognize loss. If the sum of the fair market value of our REIT common stock and the amount of cash you receive in exchange for your shares of TMSF Holdings common stock exceeds the adjusted basis of your shares of TMSF Holdings common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange likely will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of TMSF Holdings common stock.
     If you acquired different blocks of TMSF Holdings common stock at different times and different prices, then the cash consideration paid to you, if any, should be apportioned among those blocks of stock based on the number of shares in each block. Gain on one block of stock cannot be offset with loss in another block of stock.
     All or a portion of the gain you recognize could be treated as dividend income to you, if, as a result of the reorganization, your interest in us is not substantially disproportionate to the interest you held in TMSF Holdings. If you are a non-corporate taxpayer, any gain characterized as dividend income would, however, be treated as a dividend from a “C” corporation, and, therefore, eligible for taxation at the rates applicable to net capital gains. If you are a corporate taxpayer, any gain characterized as dividend income would be eligible for the dividends received deduction. The rules for determining whether a portion of the gain you recognize will be characterized as dividend income are not clear, and we urge you, therefore, to consult your tax advisor concerning these rules.
     If the adjusted basis of your shares of TMSF Holdings common stock exceed the sum of the fair market value of our common stock and the amount of cash you receive in exchange therefor, you will not recognize a loss.
     Your basis in the shares of our common stock following the exchange will equal your basis in the shares of TMSF Holdings common stock exchanged therefor, minus the amount of cash you receive in the exchange, plus the amount of any gain you recognize on the exchange. If you acquired your shares of TMSF Holdings in different blocks on different dates, you should allocate your aggregate basis in those shares, less any cash received plus any gain recognized among the shares of us you acquire. Your holding period for the shares of our common stock will include the period for which you held the shares of TMSF Holdings common stock, assuming you held the TMSF Holdings common stock as a capital asset.

REIT Taxation Generally
     Our REIT Election
     We plan to make an election to be taxed as a REIT effective for our taxable year in which we complete the reorganization. Commencing with such first taxable year, we intend to be organized and to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. We cannot assure you, however, that in all circumstances we will be able to continue to operate in such a manner so as to qualify or remain qualified.
     McKee Nelson LLP has acted as our counsel in connection with the reorganization and our election to be taxed as a REIT. McKee Nelson has provided an opinion to us to the effect, that, beginning with our taxable year ending December 3l, 2005, we will be organized in conformity with the requirements for qualification as a REIT; and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code (see Annex D for the form of this opinion). We must caution you that this opinion is conditioned upon completion of the reorganization in the manner described in this proxy statement/prospectus and upon certain assumptions and representations we have made as to factual matters relating to our the organization, our business operations, and our properties as described in this proxy statement/prospectus. To be a REIT, we must, among other things, have to raise new capital and make leveraged investments of that new capital in qualifying REIT assets prior to that date. Moreover, such qualification and taxation as a REIT depends upon our ability to meet on an ongoing basis (through actual annual operating results, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by McKee Nelson LLP. Accordingly, we cannot assure you that the actual results of our operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this proxy statement/prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “REIT Qualification"— “Failure to Qualify” below.
     The sections of the Internal Revenue Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following summary sets forth the material aspects of these rules, which summary, however, is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.
     So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our taxable income that we distribute currently to our stockholders. This treatment will substantially eliminate the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a regular “C” corporation. We will be subject to federal income tax, however, in the following instances:

1.	We will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains (however, properly designated undistributed capital gains will effectively avoid taxation at the shareholder level). For any taxable year, our “REIT taxable income” is our taxable income computed as though we were a “C” corporation (generally, a corporation subject to full corporate-level tax), adjusted, as provided in Section 857(b) of the Internal Revenue Code, to account for various items, including a deduction for dividends paid.

2.	Under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

3.	If we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. See “— REIT Qualification — Foreclosure Property” below.

4.	If we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), we will be subject to a 100% tax on the amount of such net income. See “—REIT Qualification — Prohibited Transactions” below.

5.	If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but we nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.

6.	If we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

7.	If we were to acquire assets from a “C” corporation in a transaction in which our basis in those assets was determined by reference to the “C” corporation’s basis, then the excess, if any, of the fair market value of the assets over the tax basis of the assets on the date of acquisition would be “built-in gain” and the assets would be “built-in gain assets.” If we disposed of such built-in gain assets within the ten-year period beginning on the date of their acquisition, then, to the extent of the built-in gain inherent in such assets we would be subject to tax at the highest regular corporate rate applicable.

8.	If we recognize excess inclusion income and have shareholders who are disqualified organizations within the meaning of Section 860E(e)(5) of the Internal Revenue Code (generally, an agency or instrumentality of the United States, any state, or any foreign government, or any political subchannel of any of the foregoing), we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the shareholders that are disqualified organizations. See “—Taxable Mortgage Pools” below. Our charter prohibits such disqualified organizations from owning shares of our stock. See “Certain Provisions of Maryland Law and TMSF REIT Charter and Bylaws — Restrictions on Ownership and Transfer — Restrictions in Our Charter.

9.	If we were to fail to satisfy the quarterly asset tests set out in Section 856(c)(4) of the Internal Revenue Code, and such failure were to be due to reasonable cause and not willful neglect, we could be required to pay a tax as a result of such failure in a manner to be set forth in future regulations.

10.	If we were to fail to satisfy any of the requirements for REIT qualification, other than those related to the annual gross income test or the quarterly asset test, and such failure was attributable to reasonable cause and not willful neglect, then we could be subject to a penalty tax of $50,000 for each such failure.

11.	Our taxable REIT subsidiaries will be “C” corporations, and, as such, will be subject to federal income tax on their taxable income and will not be allowed a dividends paid deduction for dividends that they pay to us.

REIT Qualification
         Summary of Requirements Generally. To qualify as a REIT, we must comply with the following technical requirements imposed by the Internal Revenue Code:
1.	We must be managed by one or more directors or trustees;

2.	Shares of our stock must be transferable;

3.	We must be taxable as a domestic corporation but for the provisions of the Internal Revenue Code applicable to REITs;

4.	We cannot be a financial institution or an insurance company subject to certain provisions of the Internal Revenue Code;

5.	Shares of our stock must be beneficially owned by at least 100 persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

6.	No more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined for this purpose to include private foundations, certain unemployment compensation trusts, and portions of trusts that are permanently set aside or used for charitable purposes) at any time during the last half of our taxable year;

7.	We must meet certain other tests, described below, regarding the sources from which we derive gross income and the nature of our assets; and

8.	We generally must distribute dividends to our shareholders in an amount that at least equals the excess of (i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain, plus (ii) 90% of our net income from foreclosure property, over the tax imposed on such income, over (iii) certain items of non-cash income.

9.	Our taxable year must be the calendar year.
     We must satisfy requirements 1 through 4, inclusive, during the entire taxable year. Requirements 5 and 6 do not apply for our first taxable year, which will be a short year beginning with the date of our formation and ending on December 31 of the year in which we complete the reorganization. For purposes of applying requirement 6, stock attribution rules set forth in Section 544 of the Internal Revenue Code treat stock owned by corporations, partnerships, or trusts as though the shareholders, partners, or beneficiaries of those entities owned such stock proportionally. In addition, under those rules, options to acquire stock are treated as having been exercised for purposes of determining stock ownership. Moreover, under Section 857(h) of the Internal Revenue Code, qualified employee pension or profit sharing trusts are not treated as individuals for purposes of requirement 6, but instead, the stock owned by such a trust is considered to be owned by the beneficiaries of the trust based in proportion to their actuarial interests in the trust.
     We believe that we will be able to meet the above-enumerated requirements 1 through 6 at all relevant times. Our belief, however, is predicated on our expectation that we will be able to achieve diversified ownership of our shares of capital stock before the beginning of the last half of our 2006 taxable year through offerings of our shares in one or more private placement transactions.
     In connection with requirement 6, we are required to send annually to our shareholders letters requesting information regarding the actual ownership of our shares. If we comply with this requirement, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6, then we will be treated as having met requirement 6. If we were to fail to send such annual letters, we would be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. If we fail to send annual letters, the IRS also might require that we take further action to ascertain actual ownership of our shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters were due to reasonable cause and not to willful neglect. We intend to send letters annually in a manner that conforms to the requirements of the Internal Revenue Code and relevant Treasury Regulations.
     In addition, our charter provides restrictions regarding the transfer and ownership of shares of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in requirements 5 and 6 above. The ownership and transfer restrictions are described in more detail in “Certain Provisions of Maryland Law and TMSF REIT Charter and Bylaws — Restrictions on Ownership and Transfer —

Restrictions in Our Charter” These restrictions, together with our compliance with the annual shareholder letter requirement described above, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above. If we fail to satisfy such share ownership requirements, then, unless we qualify for relief, our REIT status may terminate. See “—Failure to Qualify.”
     Quarterly Asset Tests. Generally, we must meet the following asset tests at the close of each quarter during each taxable year:
1.	At least 75% of the value of our total assets must be “qualified REIT real estate assets” (described below), government securities or cash and cash items (including receivables);

2.	No more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities, and mortgage-backed securities, such as REMIC regular or residual interests would be included in the 75% asset class);

3.	No more than 20% of the value of our total assets may be securities issue by one or more taxable REIT subsidiaries (described below); and

4.	Except for securities qualifying under the 75% asset test, securities in a taxable REIT subsidiary or “qualified REIT subsidiary,” certain partnership interests, and for purposes of clause (c) below, certain “straight” debt obligations:
(a)	we may not hold more than 5% of the value of our total assets in the securities of any one issuer;

(b)	we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

(c)	we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.
     The term “qualified REIT real estate assets” means assets of the type described in Section 856(c)(5)(B) of the Internal Revenue Code, and generally include —
•	Interests in real property, including fee ownership and co-ownership of land and improvements thereon and leasehold interests and options on land and improvements thereon;

•	Interests in mortgages on real property;

•	Regular and residual interests in REMICs (however if less than 95% of the assets of a REMIC consists of qualified real estate assets, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of that REMIC);

•	Non-REMIC mortgage-backed securities that represent ownership interests in pools of mortgage loans;

•	Shares in other REITs; and

•	Investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.
     A REIT may hold up to 100% of the stock in a taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. We will elect, together with TMSF Acquisitions Corporation, to treat TMSF Acquisitions Corporation and its subsidiary, The Mortgage Store, as taxable REIT subsidiaries.

     As a taxable REIT subsidiary, TMSF Acquisitions Corporation will pay federal income tax at the rates applicable to corporations on any income it and its consolidated subsidiary earn. Moreover, the Internal Revenue Code contains rules to ensure contractual arrangements between a taxable REIT subsidiary and the parent REIT are at arm’s length. If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT, the REIT is subject to tax at a rate of 100% on the excess of (i) interest payments made by a taxable REIT subsidiary to its parent REIT over (ii) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm’s-length terms. We will scrutinize all of our transactions with TMSF Acquisition Corporation and its subsidiary, The Mortgage Store, in an effort to ensure that we do not become subject to these taxes. We cannot assure you, however, that we will be able to avoid application of these taxes.
     If we own 100% of the stock of a subsidiary corporation for which we do not make a taxable REIT subsidiary election, the subsidiary will be a qualified REIT subsidiary. As such, the qualified REIT subsidiary’s separate existence will be disregarded for federal income tax purposes, and its assets, liabilities, and items of income, deduction and credit will be treated as our assets, liabilities, and items of income, deduction, and credit. Although a qualified REIT subsidiary will not be subject to federal corporate income taxation, it may be subject to state and local taxation in certain jurisdictions.
     We expect that by the close of the first calendar quarter following the reorganization we will own a large portfolio of mortgage loans and, therefore, will be able to satisfy the asset tests for that calendar quarter and each calendar quarter thereafter. We intend to manage our portfolio of assets to comply with the asset tests. Of course, our ability to satisfy the quarterly asset tests as of the close of the first calendar quarter following our reorganization will be dependant upon our ability to raise new capital for investment in qualifying REIT assets. We cannot assure you, however, that we will in fact be able to raise such new capital.
     If we satisfy the asset tests at the close of any calendar quarter, but fail to meet any of the asset tests as of the close of a subsequent calendar quarter and such failure is due to the acquisition of securities or other assets, the Internal Revenue Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter. We will not fail the quarterly asset tests if a discrepancy exists between the value of our assets and the requirements of the asset tests if such discrepancy is attributable solely to fluctuations in the market values of our assets.
     In addition, if we fail to satisfy the quarterly asset tests for any quarter, we will not lose our REIT status as a result of such failure if either (i) such failure is a failure of the fourth asset test listed above and the failure is considered to be a de minimis failure under standards set out in the Internal Revenue Code, or (ii) the failure is greater than a de minimis failure, or is a failure of another of the quarterly asset tests, and is attributable to reasonable cause and not willful neglect. In either case, we must remedy the failure by disposing of sufficient assets to cure the violation or otherwise comply with such asset tests within six months following the last day of the quarter in which we first identify the failure of the asset test. In the case of a greater than de minimis failure, we would have to (i) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period for which we failed to satisfy the asset tests, and (ii) file a schedule with the Internal Revenue Service describing the assets that caused the failure.
     Gross Income Tests. To qualify as a REIT, generally we must meet the following gross income tests for each taxable year:
1.	At least 75% of our gross income must be derived from the real estate sources specified in Section 856(c)(3) of the Internal Revenue Code, including —
(a)	Rents from real property;

(b)	Interest income on obligations secured by mortgages on real property or on interests in real property;

(c)	Income derived from REMIC regular or residual interests (provided that if less than 95% of the REMIC’s assets are qualifying REIT real estate assets, determined as if we held them directly, then only a proportionate amount of the income will be qualifying income for purposes of this test);

(d)	Gain from the disposition of qualified REIT real estate assets, including mortgage loans and pass-through certificates (other than dispositions treated as prohibited transactions, as described below);

(e)	Income or gain from foreclosure property (as described below);

(f)	Dividends or other distributions on, and gain from the sale of, stock in other REITs;

(g)	Amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property (other than amounts that depend on the income or profits of any person); and

(h)	“Qualified temporary investment income” (generally, income we earn from investing new capital raised through equity offerings or public debt offerings with at least a five-year term, provided we receive or accrue that income within one year of acquiring such new capital).
2.	At least 95% of our gross income for each taxable year must be derived from sources of income specified in Section 856(c)(2) of the Internal Revenue Code, which include—
(a)	The types of gross income described in paragraph 1 above;

(b)	Dividends;

(c)	Interest (such as interest on agency debentures); and

(d)	Gains from the sale of stock or securities (other than sales that are prohibited transactions).
     If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under Section 856(c)(6) of the Internal Revenue Code. Such relief will be available if we could demonstrate that our failure to satisfy the tests was due to reasonable cause and was not due to willful neglect, we attach to our federal income tax return a schedule showing the sources and amounts of each item of our gross income, and the inclusion of any incorrect information set forth in that schedule is not due to fraud with intent to evade tax. We cannot know at this time whether we would, in all circumstances, be able to avail ourselves of the relief provided under Section 856(c)(6) of the Internal Revenue Code. For example, if we failed the 75% gross income test because more than 25% of our gross income represented dividends we received from TMSF Acquisition Corporation, the IRS could determine that our failure of the test would not satisfy the reasonable cause standard. If we failed one of the tests and we were ineligible for relief, we would fail to qualify as a REIT. Moreover, even if we qualify for relief, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.
     For purposes of the gross income tests, our income includes 100% of the income earned by a disregarded entity in which we hold the sole equity interest, such as a qualified REIT subsidiary or a wholly-owned trust or limited liability company. In addition, our gross income will include our allocable share of the income of any entity that is treated as a partnership for federal income tax purposes.

     Gross income we derive from the sale of property (other than foreclosure property, as described below) that we hold for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both gross income tests.
     We believe that we will be able to satisfy the 95% and 75% gross asset tests because, as explained below, the income from the mortgage loans we expect to own will be qualifying income for purposes of both tests. We will monitor the amount of our non-qualifying income throughout the year and we will endeavor to manage our portfolio to comply with the gross income tests. We cannot, however, assure you that we will be able to acquire sufficient income producing assets that generate qualifying income to satisfy these tests for the taxable year in which we complete the reorganization unless we can raise significant amounts of new capital shortly after the reorganization.
     The following paragraphs discuss some of the specific applications of the gross income tests to us.
     Dividends. The dividends we receive from TMSF Acquisition Corporation, or any other corporation (other than a qualified REIT subsidiary) in which we own an interest, will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We intend to limit the amount of dividends we receive from our taxable REIT subsidiaries so as to avoid failing the 75% gross income test.
     Interest. For purposes of both of the gross income tests, the term “interest” excludes any amount that is based on the income or profits of any person. Thus, interest based on net rental income from mortgaged property would not be qualifying income. We do not anticipate holding assets that would provide for such payments.
     Generally, interest on mortgage loans and mortgage-backed certificates, including any original issue discount, market discount, prepayment premiums, late payment fees, and assumptions fees, but not any amount that represents compensation for services, will be qualifying income for purposes of both gross income tests.
     Fee Income. Any fees that we might receive as consideration for a commitment to acquire mortgage-backed certificates or mortgage loans would represent qualifying income for purposes of both the 75% and 95% gross income tests (provided such fees are not based on the income or profits of any person).
     Hedging Transactions. The treatment of hedging transactions under the tax rules applicable to REIT qualification is not entirely clear. Section 856(c)(5)(G) of the Internal Revenue Code provides that income and gain derived from certain properly identified hedging transactions entered into by a REIT to manage interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, such as mortgage loans, is excluded from gross income for purposes of the 95% gross income test. It is included in gross income for purposes of the 75% gross income test, but it is not qualifying income for purposes of the 75% gross income test. The treatment of hedges entered into to hedge risks other than interest rate risk, or to hedge assets rather than indebtedness, is not clear.
     Rents from Real Property. We do not intend to own any significant amount of real property for the production of rental income.
     Prohibited Transactions. We will incur a 100% tax on the net income we derive from a sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our trade or business. We refer to each such sale as a prohibited transaction. Although we do not intend to engage in any prohibited transactions, whether we are considered to hold an asset for sale to customers in the ordinary course of our business is a question of fact. Section 857(b)(6)(C) of the Internal Revenue Code sets forth certain safe harbors under which certain sales of property will not be considered to be prohibited transactions. We will endeavor to structure any asset sales to qualify under the safe harbors. We cannot assure you, however, that we will always be able to avoid holding assets for sale to customers in the ordinary course of business or to avail ourselves of the safe harbors.
     Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, that we acquire as a result of having bid in the property at foreclosure, or we otherwise reduce to ownership or possession by agreement or process of law, after there has been a default or default was imminent on a lease of such property or on indebtedness secured by such property. We must, however, elect to treat the property as foreclosure property on or before the due date of our tax return for the year in which we acquire the property. Moreover, property will not qualify as foreclosure property if we acquired the related mortgage loan at a time when default was imminent or anticipated, or if we obtained the mortgage loan as consideration for our disposition of property in a prohibited transaction.
     Distribution Requirements. We generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 95% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not anticipate holding any assets having built-in-gain other than The Mortgage Store stock, which we do not intend to sell.
     We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (i) include their proportionate share of the undistributed net capital gains in income, (ii) receive a credit for their share of the federal income tax we pay and (iii) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.
     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends in a later year, which will be included in our deduction for dividends paid in the earlier year. We would, however, be required to pay interest to the Internal Revenue Service based on the amount of the deficiency for the earlier year.
     Distribution of “Earnings and Profits” Attributable to a “C” Corporation. To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits attributable to a “C” corporation taxable year. We do not have any such earnings and profits nor do we anticipate acquiring any corporation in a transaction in which we would succeed to their earnings and profits.
     Taxation as a REIT. In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our taxable income or net capital gain that we distribute to our shareholders. We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income for prior periods.
     We will incur a 4% nondeductible excise tax on the excess of such required distributions over the amounts we actually distribute.
     Failure to Qualify. If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Internal Revenue Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Internal Revenue Code require us to make distributions. In such event, we will not be allowed to designate any distributions as capital gains dividends. In addition, distributions to most domestic noncorporate shareholders, to the extent of our current and accumulated earnings and profits, would generally be eligible for taxation at rates applicable to net capital gains. Subject to certain limitations of the federal income tax laws, domestic corporate shareholders might be eligible for the dividends received deduction. Further, unless entitled to the relief provisions of the Internal Revenue Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.
     As mentioned above, the Internal Revenue Code provides specific relief for certain inadvertent failures of the gross income or quarterly asset test when such failures are due to reasonable cause and not willful neglect. In the case of greater than de minimis failures of the quarterly asset tests, we would be subject to a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period for which we failed the quarterly asset tests. See — “Quarterly Asset Tests.” If we failed one of the gross income tests, we would be subject to a tax equal to the product of (i) the greater of (a) the amount by which we failed the 95% test or (b) the amount by which we failed the 75% test, multiplied by (ii) a fraction intended to reflect our profitability. See — “Gross Income Tests.” In addition, the Internal Revenue Code provides relief for failures of other tests imposed as a condition of REIT qualification, as long as such failures are attributable to reasonable cause and not willful neglect and the REIT pays a penalty of $50,000 for each such failure.
Taxation of U.S. Shareholders
     For purposes of this discussion, a “U.S. Shareholder” is a shareholder who is a “U.S. Person.” A U.S. Person is a person who is:
•	A citizen or resident of the United States;

•	A corporation or other entity classified as a corporation for federal income tax purposes created or organized in the United States or under the laws of the United States or of any state thereof (including the District of Columbia for this purpose);

•	Any partnership or entity classified as a partnership for federal income tax purposes created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia for this purpose), unless otherwise provided in future Treasury Regulations;

•	An estate whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source; or

•	A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust before such date, and has made an election to continue to be treated as a U.S. person.
     Distributions. Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

     Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.
     Generally, dividends that we pay are taxable to you at the rates applicable to ordinary income. There are, however, three instances in which dividends we pay to you will be taxable at the rates applicable to net capital gains. First, distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, but only to the extent such distributions do not exceed our actual net capital gain for the taxable year. If we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Second, to the extent we receive dividends from a “C” corporation, such as a taxable REIT subsidiary, we will be able to designate the dividends that we pay to you as eligible for taxation at the rate applicable to net capital gains. Finally, to the extent we pay corporate level tax on income or gain in one year, such as the tax on built-in-gains, we can designate dividends as eligible for taxation at the rates applicable to net capital gains to the extent of the amount of such income in excess of the tax paid thereon. Dividends described in the preceding two sentences will generally qualify to be taxed at the rates applicable to net capital gains if you are a domestic non-corporate stockholder and hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.
     Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.
     Post Year-end Dividends. Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid, and you had received them, on December 31 of the calendar year in which they were declared and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during such taxable year, so long as they meet the requirements described in the Internal Revenue Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.
     Gain on Disposition. If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any designated capital gain dividends you receive with respect to our stock and (2) your proportionate share of any undistributed capital gains that we retain and that you are required to include in income as discussed above.
     Consequences to You of Our Failure to Qualify. If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:
•	We will not be allowed to designate any distributions as capital gain dividends;

•	Distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction and generally will be taxable to domestic non-corporate shareholders at rates applicable to net capital gains, so long as certain holding period requirements are satisfied;

•	The excess inclusion income rules will not apply to the distributions we make; and

•	Dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.
     In this event, however, we could be subject to substantial federal income tax liability as a “C” corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

     Information Reporting and Backup Withholding — U.S. Shareholders. For each calendar year, we will report to our U.S. Shareholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax (currently at a 28% rate) with respect to distributions paid unless you:
•	Are a corporation or come within another exempt category and demonstrate this fact when required; or

•	Provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.
     A U.S. Shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.
     Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your U.S. Federal income tax liability, provided you furnish the required information to the IRS on a timely basis.
Tax-Exempt Entities
     The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:
•	You have not incurred indebtedness to purchase or hold our stock;

•	You do not otherwise use our stock in a trade or business unrelated to your exempt purpose; and

•	We do not distribute dividends to you that are treated as representing excess inclusion income.
     A substantial portion of the distributions you receive may constitute UBTI if we are treated as a “pension-held REIT” and you are a “qualified pension trust” that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a “qualified pension trust” is any pension or other retirement trust that satisfies the requirements imposed under Section 401(a) of the Internal Revenue Code. We will be treated as a “pension-held REIT” if (1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust’s beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) holds in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.
     To the extent a portion of the dividends we pay are deemed to constitute excess inclusion income, a stockholder that is a tax-exempt entity would have to treat a portion of the dividends it receives as UBTI. See “Taxable Mortgage Pools — Excess Inclusion Income.”
     If you are a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal taxation under Sections 501(c)(7), (c)(9), (c)(17), or (c)(20) of the Internal Revenue Code, respectively, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements. See “Taxation of U.S. Shareholders.”

United States Federal Income Tax Considerations Applicable to Foreign Shareholders
     The discussion under this heading only applies to you if you are not a U.S. person (hereinafter, a “foreign shareholder”).
     This discussion is only a brief summary of the U.S. Federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the U.S. Federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.
     Distributions. Except for distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our current and accumulated earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your U.S. trade or business. Dividend distributions that are attributable to excess inclusion income will not be eligible for exemption from tax or any reduction in the rate of tax. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim that our distributions are effectively connected with your U.S. trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI. A distribution to a foreign partnership is treated, with some exceptions, as a distribution directly to the partners so that the partners are required to provide the required certifications.
     Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your U.S. Federal tax liability if we subsequently determine that the distribution was, in fact, in excess of our earnings and profits. If you receive a distribution that is treated as being effectively connected with your conduct of a trade or business within the United States, the distribution will be subject to the U.S. Federal income tax on net income that applies to U.S. persons generally, and may be subject to the branch profits tax if you are taxed as a corporation for U.S. Federal income tax purposes.
     Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a U.S. real property interest, generally will not be subject to U.S. Federal income taxation, unless:
•	Your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

•	You are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and other requirements are met.
     Distributions that are attributable to a disposition of U.S. real property interests (which term excludes interests in mortgage loans) are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, if you hold in excess of 5% of our stock at any time during the taxable year. In addition, such distributions may also be subject to branch profits tax if you are taxed as a corporation for U.S. Federal income tax purposes and not entitled to treaty relief or exemption. Existing Treasury Regulations interpreting the FIRPTA provisions of the Internal Revenue Code could be read as imposing a withholding tax at a rate of 35% on all of our capital gain dividends even if no portion of the capital gains we recognize during the year are attributable to our disposition of a U.S. real property interest.
     Gain on Disposition. You generally will not be subject to U.S. Federal income tax on gain recognized on a sale or other disposition of our stock unless:

•	The gain is effectively connected with your conduct of a trade or business within the United States; or

•	You are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met.
     Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the U.S. Federal tax on net income that applies to U.S. persons generally and may be subject to the branch profits tax if you are taxed as a corporation for U.S. Federal income tax purposes. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.
     Under FIRPTA, you could be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold U.S. real property interests in excess of certain thresholds and (2) fail to qualify as a domestically-controlled REIT. We do not expect to hold U.S. real property interests in excess of the threshold.
     Information Reporting and Backup Withholding Tax. The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign shareholder may satisfy this requirement by using an appropriately prepared Form W-8BEN.
     Federal Estate Taxes. In general, if an individual who is not a citizen or resident (as defined in the Internal Revenue Code) of the United States owns (or is treated as owning) our stock at the date of his or her death, such stock will be included in the individual’s gross estate for federal estate tax purposes, unless an applicable treaty provides otherwise.
Taxable Mortgage Pools — Excess Inclusion Income
     A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC, if
1.	Substantially all (generally, more than 80%) of its assets consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

2.	It issues two or more classes of debt obligations having different maturities; and

3.	The timing and amount of payments or projected payments on the debt obligations so issued are determined in large part by the timing and amount of payments it receives on the debt obligations it holds as assets.
     Generally, if a securitization trust that holds a pool of mortgage loans and issues multiple classes of mortgage-backed notes is classified as a taxable mortgage pool, then it will be treated for federal income tax purposes as a corporation and will not be allowed to join in filing a consolidated federal income tax return with any other corporation. If, however, 100% of the equity interests in such a securitization trust are held by a REIT, then that securitization trust, although treated as a corporation, would be a qualified REIT subsidiary and ignored as an entity separate from the parent REIT.
     We intend to enter into securitization transactions that will be treated as taxable mortgage pools because we intend that our securitization trusts will issue multiple classes of mortgage-backed notes payable from collections on a pool of mortgage loans held by the securitization trust. We expect, therefore, that our securitization trusts will be taxable mortgage pools.

     If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. Generally, excess inclusion income is the excess of the income accrued on the residual interest owned by the REIT in the securitization trust over the income the REIT would have realized if the residual interest were a debt instrument having an issue price equal to the value of the residual interest on the closing date of the securitization and a yield to maturity equal to 120 percent of the long-term applicable federal rate or “AFR.” The AFR is a rate based on the weighted average yield of Treasury securities and is published monthly by the IRS for use if various tax calculations. There are no regulations, however, explaining exactly how a REIT that owns a residual interest in a taxable mortgage pool is to compute excess inclusion income or how.
     We expect to enter into securitization transactions that will be taxable mortgage pools and we expect, therefore, that a significant portion of our taxable income could be excess inclusion income. As a result, a significant portion of the dividends that we pay to stockholders will be treated as excess inclusion income.
     You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are not a U.S. Shareholder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law.
State and Local Taxes
     You may be subject to state or local taxation in various jurisdictions, including those in which you transact business or reside. The state and local tax treatment that applies to you may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

LEGAL MATTERS
     Certain legal matters, including certain matters relating to Maryland law and the validity of shares of our common stock, will be passed upon for TMSF Holdings and us by Kirkpatrick & Lockhart Nicholson Graham LLP, Los Angles, California. Tax law matters will be passed upon for TMSF Holdings and us by McKee Nelson LLP, Washington, D.C.
EXPERTS
     The financial statements included in this information statement/prospectus for the years ended December 31, 2004, 2003 and 2002 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as stated in their report, which is appearing herein, and is included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
     Our consolidated balance sheet as of September 29, 2005 included in this information statement/prospectus has been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including exhibits and schedules filed with the registration statement of which this information statement/prospectus is a part, under the Securities Act of 1933, as amended. This information statement/prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common stock, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this information statement/prospectus as to the contents of any contract or other document referred to in this information statement/prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission’s toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.
     As a result of this reorganization, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. Such reports and statements will be available at the Public Reference Section of the Securities and Exchange Commission and on the Securities and Exchange Commission website as described above.
     Additional information about TMSF Holdings can be found on its website which is www.tmsfholdings.com. Information contained in the TMSF Holdings website does not constitute part of this information statement/prospectus.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
TMSF REIT, Inc.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2005 (unaudited) and December 31, 2004

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$10,823,625	$8,565,215
Mortgage loans held for sale (net of loss reserves of $50,000 & $43,690 respectively)	75,183,479	121,115,941
Mortgage loans to be repurchased (net of loss reserves of $773,550 & $475,238 respectively)	5,352,170	3,843,045
Prepaid expenses	251,570	84,227
Warehouse receivables	7,794,178	3,126,439
Prepaid income taxes	764,093	—
Other receivables and employee advances	158,395	128,855

Total current assets	100,327,510	136,863,722

Restricted cash	469,228	1,356,170
Real estate owned (net of loss reserves of $19,750 & $0, respectively)	439,549	—
Property and equipment, (net of accumulated depreciation of $629,703 & $342,704, respectively)	1,369,819	667,269
Deposits and other assets	143,000	28,574
Deferred tax asset	439,701	439,701

Total assets	$103,188,807	$139,355,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Warehouse lines of credit	$68,983,530	$115,554,147
Obligation to repurchase mortgage loans	6,125,720	4,318,283
Accounts and other payables	3,849,107	4,464,956
Accrued expenses	643,240	346,770
Accrued income taxes	—	259,063

Total current liabilities	79,601,597	124,943,219

Long Term Liabilities
Deferred tax liability	102,709	102,709

Total Liabilities	$79,704,306	$125,045,928

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, $0.001 par value 100,000 shares authorized no shares issued and outstanding	$—	$—
Common stock, $0.001 par value 30,000,000 shares authorized 15,000,000 shares issued and outstanding	15,000	15,000

	September 30,	December 31,
	2005	2004
	(unaudited)
Additional paid-in capital	3,078,682	3,078,682
Retained earnings	20,390,819	11,215,826

Total stockholders’ equity	23,484,501	14,309,508

Total liabilities and stockholders’ equity	$103,188,807	$139,355,436
The accompanying notes are an integral part of these financial statements.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended September 30, 2005 (unaudited) and 2004 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Loan income
Income from sale of mortgage loans	$16,395,298	$12,898,116	$50,130,456	$27,864,840
Mortgage interest income	4,828,638	3,209,676	12,118,898	6,158,022
Escrow service income	—	—	—	84,617
Commission fee income	134,261	233,625	391,953	603,134

Total loan income	21,358,197	16,341,417	62,641,307	34,710,613

Costs of loan origination and sale of mortgages

Appraisals	496,566	311,688	1,282,348	629,321
Commissions	4,384,378	4,919,008	16,043,548	9,898,923
Credit reports	65,692	53,644	144,535	107,662
Other costs	31,950	87,754	124,022	312,334
Reserve for impairment of mortgage loans to be repurchased	402,650	185,600	587,522	637,693
Warehouse fees	95,875	74,237	286,093	167,717
Warehouse Interest expense	3,454,904	1,693,275	9,756,263	3,197,971

Total costs of loan origination and sale of mortgages	8,932,015	7,325,206	28,224,331	14,951,621

Gross profit	12,426,182	9,016,211	34,416,976	19,758,992

Operating expenses	7,201,247	3,922,779	19,234,240	9,598,970

Income from operations	5,224,935	5,093,432	15,182,736	10,160,022

Other income
Interest income	43,311	5,219	101,043	10,395
Other income	—	69,220	—	162,500
Income (loss) on disposal or property and equipment	48,805	—	9,465	—

Total other income	92,116	74,439	110,508	172,895

Income before provision for income taxes	5,317,051	5,167,871	15,293,244	10,332,917

Provision for income taxes	2,133,533	2,220,865	6,118,250	4,126,465

Net income	$3,183,518	$2,947,006	$9,174,994	$6,206,452

Basic earnings per share	$0.21	$0.20	$0.61	$0.41

Diluted earnings per share	$0.20	$0.19	$0.57	$0.41

Basic weighted-average common shares outstanding	15,000,000	15,000,000	15,000,000	15,000,000

Diluted weighted-average common shares outstanding	16,164,028	15,256,700	16,138,889	15,003,957
The accompanying notes are an integral part of these financial statements.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005 (unaudited) and 2004 (unaudited)

	For the nine months
	ended September 30,
	2005	2004
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$9,174,994	$6,206,451
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	286,999	111,077
Reserve for impairment of mortgage loans to be repurchased	324,372	556,380
Options granted for consulting services	—	35,500
(Increase) decrease in
Mortgage loans held for sale (net)	45,926,152	(61,745,152)
Mortgage loans to be repurchased	(1,807,437)	(3,583,554)
Prepaid expenses	(167,342)	(69,530)
Other receivables & employee advances	(29,540)	26,156
Warehouse receivables	(4,667,740)	(3,851,172)
Deposits and other assets	(114,426)	17,344
Increase (decrease) in
Accounts and other payables	(615,849)	3,197,448
Obligation to repurchase mortgage loans	1,807,437	3,583,554
Escrow funds payable	—	(15,139)
Accrued expenses	296,468	163,208
Income tax payable	(1,023,156)	(271,899)
Deferred tax liability — current	—	(93,828)

Net cash provided by (used in) operating activities	49,390,932	(55,733,156)

Cash flows from investing activities
Restricted cash	886,943	(900,186)
Proceeds from sale of real estate owned	(459,299)	244,329
Purchase of property and equipment	(989,549)	(346,362)

Net cash provided by (used in) investing activities	(561,905)	(1,002,219)

Cash flows from financing activities
Warehouse lines of credit	(46,570,617)	56,444,220

Net cash provided by (used in) financing activities	(46,570,617)	56,444,220

Net increase (decrease) in cash and cash equivalents	2,258,410	(291,155)

Cash and cash equivalents, beginning of period	8,565,215	2,843,172

Cash and cash equivalents, end of period	$10,823,625	$2,552,017

Supplemental disclosures of cash flow information

Interest paid	$11,301	$—

Income taxes paid	$7,132,849	$1,385,000
The accompanying notes are an integral part of these financial statements.

NOTE 1 — ORGANIZATION AND LINE OF BUSINESS
          General
The Mortgage Store Financial, Inc. was incorporated on August 25, 1992. The Company (as defined in Note 2) is licensed by the California Department of Corporations and respective agencies in 34 other states. It is principally engaged in the origination and purchase of residential mortgage loans. Generally, such loans are subsequently sold to financial institutions or to other entities that sell such loans to investors as a part of secured investment packages. The Company has obtained approval from the Department of Housing and Urban Development to act as a supervised mortgagee.
In August 2003, the Company formed a new subsidiary, CPV Limited, Inc. The sole purpose of this subsidiary is to hold real estate properties repossessed by the Company.
In September 2005, the Company formed a new subsidiary, TMSF REIT, Inc. The purpose of this subsidiary is to become the new holding company of The Mortgage Store Financial, Inc. Upon the completion of the reorganization, TMSF REIT , Inc. will, if it qualifies, make an election to be taxed as a REIT for federal income tax purposes. TMSF REIT, Inc. has conducted no business to date other than that incident to facilitating the reorganization.
Share Exchange, Redemption of Stock, and Consulting Agreement
On July 15, 2005, the Company and its shareholders reached a resolution to reduce the number of authorized preferred and common stock. Under the resolution, the shareholders agreed to reduce the number of authorized preferred stock from 10 million authorized shares to 100 thousand shares. In addition, the shareholders agreed to reduce the number of authorized common stock from 100 million authorized shares to 30 million authorized shares.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements of TMSF Holdings, Inc. (the “Company”) are unaudited, other than the consolidated balance sheet at December 31, 2004, and reflect all material adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair statement of the Company’s financial position, results of operations, and cash flows for the interim periods. The results of operations for the current interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.
These consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnotes normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to these rules and regulations. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Form 10-K, as filed with the SEC for the year ended December 31, 2004.
Principles of Consolidation
The consolidated financial statements include the accounts of TMSF Holdings, Inc. and its wholly owned subsidiaries, The Mortgage Store Financial, Inc. and CPV Limited, Inc. (collectively, the “Company”). All significant inter-company accounts and transactions are eliminated in consolidation.
Revenue Recognition
Loan origination fees and other lender fees earned on loans that are funded by the Company are recorded as income when the related loan is sold. Origination fees for loans which are brokered to other lenders are recognized at the time such fees are received. The Company recognizes mortgage interest income on all loans from the date they are funded to the date they are sold or to the end of reporting period for loans which are held for sale.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Mortgage Loans Held for Sale
Mortgage loans held for sale are recorded at the aggregate lower of cost or market, less an estimated allowance for losses on repurchased loans. All mortgage loans are collateralized by residential property.
Revenues associated with closing fees received by the Company and costs associated with obtaining mortgage loans are deferred and recognized upon sale of the related mortgage loans. Mortgage loans held for sale are reported net of such deferred revenues and costs in the accompanying balance sheet.
Real Estate Owned
Real estate owned by the Company is recorded at the repurchase price less fees and commissions paid to the broker on the purchase. Real estate owned is recorded at the aggregate lower of cost or market.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs for the nine months ended September 30, 2005 and 2004 were $59,878 and $34,371, respectively.
Earnings Per Share
The Company follows Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”), and related interpretations for reporting Earnings per Share. SFAS 128 requires dual presentation of Basic Earnings per Share (“Basic EPS”) and Diluted Earnings per Share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the reported period. Diluted EPS reflects the potential dilution that could occur if stock options were exercised using the treasury stock method.
In accordance with SFAS 128, basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period.
As of the three months and nine months ended September 30, 2005 and 2004 the Company had potential common stock as follows:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	unaudited	unaudited	unaudited	unaudited
Weighted average number of common shares outstanding used in computation of basic EPS	15,000,000	15,000,000	15,000,000	15,000,000

Dilutive effect of outstanding stock options	1,164,028	256,700	1,138,889	3,957

Weighted average number of common and potential shares outstanding used in computation of diluted EPS	16,164,028	15,256,700	16,138,889	15,003,957

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock-Based Compensation
SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting method of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB Opinion No. 25 using the intrinsic value method.
If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company’s net income and earning per share would be reduced to the pro forma amounts indicated below for the three months and nine months ended September 30, 2005 and 2004:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income as reported	$3,183,518	$2,947,006	$9,174,994	$6,206,452
Add stock based employee compensation expense included in net income, net of tax	—	—	—	—
Deduct total stock based employee compensation expense determined under fair value method for all awards, net of tax	41,299	58,845	81,002	205,264

Pro forma	$3,142,219	$2,888,161	$9,093,992	$6,001,188

Earnings per common share
Basic — as reported	$0.21	$0.20	$0.61	$0.41
Basic — pro forma	$0.21	$0.19	$0.61	$0.40
Diluted — as reported	$0.20	$0.19	$0.57	$0.41
Diluted — pro forma	$0.19	$0.19	$0.56	$0.40

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Reclassifications
Certain amounts included in the prior period financial statements have been reclassified to conform to the current period presentation. Such reclassifications did not have any effect on reported net income.
Concentration of Credit Risk
At September 30, 2005 and December 31, 2004, the Company maintained cash balances with banks totaling $12,434,715 and $ 11,141,680 respectively, in excess of federally insured amounts of $100,000 per bank.
Major Customers
During the nine months ended September 30, 2005 the Company sold 71%, 7%, and 6% of its mortgage loans to three institutional investors .
Market Risk
The Company is involved in the real estate loans market. Changes in interest rates or other market conditions within the real estate loans market may have a significant effect on the volume and profitability of the business of the Company.
Impact of Recently Issued Accounting Statements
In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s financial statements.
In April 2005, the Securities and Exchange Commission amended the compliance dates to allow companies to implement SFAS No. 123(R) at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 15, 2005, or December 15, 2005 for small business issuers. As a result, SFAS No. 123(R) must be adopted by the Company by the first quarter of 2006.
In May 2005, the FASB issued Statement of Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors. SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005.

NOTE 3 — RESTRICTED CASH
The Company maintains restricted cash deposits in financial institutions. These restrictions relate to the warehouse lines of credit, whereby the Company must maintain a reserve for funding in excess of the warehouse’s advance limit. The Company does not have direct access to these funds. Such cash balances at September 30, 2005 and December 31, 2004 aggregated to $469,228 and $ 1,356,170, respectively.
NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment as of September 30, 2005 and December 31, 2004 consisted of the following:

	September 30,	December 31,
	2005	2004
	(unaudited)
Furniture and fixtures	$218,303	$130,323
Office equipment	356,921	154,674
Computer equipment	1,357,603	668,500
Leasehold improvements	66,695	56,476

	1,999,522	1,009,973
Less accumulated depreciation and amortization	629,703	342,704

Total	$1,369,819	$667,269
Depreciation and amortization expense was $ 286,999 and $ 111,077 for the nine months ended September 30, 2005 and 2004, respectively.
NOTE 5 — WAREHOUSE LINES OF CREDIT
As of June 30, 2005, the Company maintained a warehouse line of credit with a financial institution in the amount of $10,000,000. The line of credit was terminated in August, 2005, and was replaced with another financial institution warehouse line of credit secured in June 2005, with a maximum purchase amount of $100,000,000.
In addition, the Company must maintain a balance in a separate cash account as a pledge for amounts funded by the warehouse lender in excess of a specified percentage of the loan amount agreed upon by the warehouse lenders. At September 30, 2005 the pledged amounts aggregated to $ 714,861.
In February 2004, the Company secured a second warehouse line of credit with a financial institution. The credit facility is structured as a repurchase agreement where the financial institution may, at its sole discretion, purchase mortgage loans from the Company. However, in April 2005, the Company renegotiated its second warehouse line of credit. The maximum purchase amount on this credit line was increased from $30,000,000 to $75,000,000. In September 2005 this facility was further increased to $100,000,000 and interest accrues at LIBOR plus a pricing spread between 1.5% and 2.25% per annum, which is dependent on the specific investor type and the mortgage loan category. This facility has a one year term and is renewable with the consent of both parties.

NOTE 5 — WAREHOUSE LINES OF CREDIT (Continued)
In addition, the Company must maintain a balance in a separate restricted cash account as a pledge for amounts funded by the warehouse lender. The Company shall ensure that at all times the balance in the cash account is no less than the greater of (a) $100,000 and (b) the aggregate of all cash account allocated amounts for all purchased mortgage loans. At September 30, 2005, the pledged amounts aggregated to $ 469,227.
In March 2004, the Company secured a third warehouse line of credit with a financial institution. The maximum purchase amount on this credit line is $10,000,000. In August 2005, this facility was reduced to $4,000,000. The unpaid amount of each advance outstanding bears interest from the date of such advance until paid in full at a rate of interest equal to the lesser of the maximum rate allowed by law and a floating rate of interest equal to 1 month LIBOR plus a margin between 1.75% and 2.25% per annum, dependent on the type of loan funded. The warehouse line of credit contains financial and non-financial covenants of which management believes the Company was in compliance with as of September 30, 2005.
In July 2004 The Company entered into an Early Purchase Agreement with the same financial institution where certain qualifying loans are acquired by the institution immediately upon origination. Under terms of this purchase agreement the Company retains the right to service the notes. As a condition of acquisition of loans by the financial institution, the Company assigns to the financial institution any commitment by a Takeout investor who would purchase the notes with servicing rights released at later dates. The price that loans under this agreement are acquired by the financial institution will be 98% of the Takeout Investor’s price, but not to exceed the original note amount. Loan originations under provisions of this facility are recognized as sales of loan and are not reflected on the Company’s balance sheet. Upon receipt of funds from Takeout investors the financial institution shall release its interest in the loan and transfer excess funds pertaining to the servicing right to the Company. Loans for which a commitment from the Takeout investor is not obtained within 90 days by the Company are placed in the regular warehouse credit facility.
As of the quarter ended June 30, 2005, this Early Purchase facility had a maximum purchase concentration of $250 million at any time. However, during August 2005, this Early Purchase Facility was increased to a maximum purchase concentration of $400 million at any time. Upon purchase of loans by a Takeout investor the unused facility up to maximum concentration may be re-used by the Company to originate new loans. This Early Purchase agreement meets all criteria listed under FAS140 for the purpose of defining “transfer of financial assets”. As of September 30, 2005, $204,658,290 of the concentration limit was utilized. Management believes that for loans originated through this facility, the value of servicing rights for the short period prior to their sale to Takeout investors were not material to the financial statements as of September 30, 2005 and no corresponding asset has been recorded. In addition, this Early Purchase Facility has certain financial and non-financial covenants, of which the Company must maintain a minimum tangible net-worth of $15 million. At September 30, 2005, Management believes the Company was in compliance with such covenants.
In June 2005, the Company secured another warehouse line of credit with a financial institution. The credit facility is structured as a repurchase agreement where the financial institution may, at its sole discretion, purchase mortgage loans from the Company. The maximum purchase amount on this credit line is $100,000,000 and interest accrues at LIBOR plus a pricing spread between 1.75% and 2.0% per annum, based on loan type and period of time for which the loan is subject to the facility.
The aggregate outstanding balance of the warehouse lines of credit as of September 30, 2005 and December 31, 2004 was $68,983,530 and $ 115,554,147, respectively.

NOTE 6 — COMMITMENTS AND CONTINGENCIES
Mortgage Loan Purchase Agreements
The Company maintains mortgage loan purchase agreements with various mortgage bankers. The Company is obligated to perform certain procedures in accordance with these agreements. The agreements provide for conditions, whereby the Company may be required to repurchase mortgage loans for various reasons, among which are either:
(a) a mortgage loan is originated in violation of the mortgage banker’s requirements,
(b) the Company breaches any term of the agreements, and
(c) an early payment default occurs from a mortgage originated by the Company.
During the nine months ended September 30, 2005, the Company repurchased four loans that were collateralized by four properties with an aggregate balance of $1,147,312. However, two of the loans were sold in June and July and the corresponding reserve was reversed. As of September 30, 2005 the amount recorded as real estate owned was $439,549 net of loss reserves of $19,750.
As of September 30, 2005, the Company was obligated to repurchase loans with an aggregate balance of $6,125,720. The Company recorded a reserve of $773,550 on the loans to be repurchased for the estimated impairment in market value.
As of September 30, 2005 we were notified by the purchaser of certain notes that nine loan files with an aggregate value of $1,745,200 allegedly had deficiencies in documentation and/or underwriting procedures. We may have to repurchase these loans if we are unable to cure the alleged deficiencies. As of September 30, 2005, these loans have not been recorded on the balance sheet, and no loss reserve has been taken on these loans.
LA Business Tax
The Company was informed in January 2004 that the City of Los Angeles had assessed an additional $136,550 in business tax for the years 2001 through 2003. The Company is contesting this assessment on the grounds that the City of Los Angeles assessment is 1) based on the Company’s entire revenue including fees collected by the Company on behalf of third parties, such as commissions and escrow impounds; and 2) based on the Company’s nationwide revenue and not only on revenue generated from transactions that occurred within the City of Los Angeles.
The Company has retained legal counsel as consultants and an administrative hearing was held on May 11, 2004. Subsequently, in August 2004 the Company provided additional information to examiners with regards to items in dispute. In April 2005 the City conducted a review audit and requested further information. At this time management is unable to determine the outcome of the administrative review and no provision has been made in the consolidated balance sheet. In addition, the Company anticipates to appeal any unfavorable outcome, should one be concluded by the City’s initial review.

NOTE 7 — INCOME TAXES
The following table presents the current tax provision for federal and state income taxes for the nine months ended September 30, 2005 and 2004 at an effective tax rate of 40.01%:

	2005	2004
	(unaudited)	(unaudited)
Current
Federal	$4,761,585	$3,340,401
State	1,356,665	887,138

	6,118,250	4,227,539

Deferred
Federal	—	(129,675)
State	—	28,601

	—	(101,074)

Total Provision for income taxes	$6,118,250	$4,126,465

Income tax expense differs from the amounts computed by applying the United States federal income tax rate of 34% to income taxes as a result of the following for the nine months ended September 30, 2005 and 2004:

	2005	2004
	(unaudited)	(unaudited)
Federal tax on pretax income at statutory rates	$5,199,703	$3,513,465
State tax, net of federal benefit	896,118	604,000
Other	22,429	9,000

Total	$6,118,250	$4,126,465

NOTE 8 – STOCK OPTIONS
On April 15, 2005, the Board of Directors of the Company resolved to grant to certain employees of The Mortgage Store Financial, Inc., a total of 340,500 options to purchase shares of the Company’s stock at an exercise price range of $2.00 — $2.35 per share, vested over a period of five years, commencing April 2006 and expiring in 2015. The options are granted pursuant to the Company’s 2003 Employee Stock Option Plan and are subject to the vesting provisions provided for in the Plan. The fair value of the options was estimated at $682,654 using the Black-Scholes option-pricing model and the following assumptions: a risk-free interest rate of 4.26% to 4.28%, expected volatility of 120%, expected lives of ten years and a dividend yield of 0%.
In September 2005, the Company approved the issuance of stock options to an officer of The Mortgage Store Financial, Inc. The agreement grants the officer options to purchase 300,000 shares of common stock at an exercise price of $3.50 per share. The options vest over a period of five years, commencing in September 2006, and expire in September 2015. The fair value of the options was estimated at $889,906 using the Black-Scholes option-pricing model, and the following assumptions: a risk-free interest rate of 4.15%, expected volatility of 124%, expected life of ten years and a dividend yield of 0%.

NOTE 9 — RELATED PARTY TRANSACTIONS
Consulting Expenses
During the three months and nine months ended September 30, 2005 and 2004, the Company paid $112,500, $419,500, $141,100 and $291,100, respectively, for consulting expenses to companies owned by shareholders. The Company also paid $90,000, $270,000, $90,000 and $207,500 respectively, for consulting expenses to a relative of a shareholder during the three months and nine months ended September 30, 2005 and 2004. Furthermore, during the three months and nine months ended September 30, 2005 and 2004, the Company paid consulting expenses of $10,000, $30,000, $ 0 and $20,000 respectively, to a director.
Rent and Lease Expenses
The Company leases its office facilities from a shareholder, which expires in November 2005. Rent paid to the shareholder for the nine months ended September 30, 2005 and 2004 amounted to $637,546 and $248,365 respectively. In addition, the Company pays for certain vehicle operating expenses on behalf of certain officers. Lease payments made for these officers for the nine months ended September 30, 2005 and 2004 were $63,639 and $34,329 respectively.
Commercial Loan
In the regular course of business, the Company sometimes provides mortgage loan financing to its officers and related parties at prevailing market terms. During the nine months ended September 30, 2005, a commercial loan for a real estate purchase, provided by the Company was transacted on behalf of a 5% shareholder, in the amount of $500,000 (secured by real property, and a personal guarantee). This note was subsequently sold, similar to the standard fashion in which any other commercial loan would be treated.
In April 2005, the Company provided a loan for the purchase of a multi-unit residential property to its primary shareholder. Upon review by the Company’s counsel, it was advised that this loan may potentially constitute a control deficiency as defined by Auditing Standard No. 2 under SOX, and administered by the Public Accounting Oversight Board. As such, the loan was immediately repaid, and funds were returned to the company two days after initial funding of the loan.
NOTE 10 – SUBSEQUENT EVENTS
In August 2005, the Company entered into an agreement with a software provider, to purchase mortgage industry specific operating software for loan origination and automatic underwriting systems. At September 30, 2005, $312,300 has been capitalized into Property and Equipment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
TMSF Holdings, Inc. and subsidiaries
Los Angeles, CA
We have audited the accompanying consolidated balance sheets of TMSF Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMSF Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
March 29, 2005

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2004

	December 31,	December 31,
	2004	2003
ASSETS

Current assets
Cash and cash equivalents	$8,565,215	$2,843,172
Mortgage loans held for sale (net of loss reserves of $43,690 & $0 respectively)	121,115,941	45,398,220
Mortgage loans to be repurchased (net of loss reserves of $475,238 & $0 respectively)	3,843,045	—
Prepaid expenses	84,227	32,491
Warehouse receivables	3,126,439	—
Other receivables and employee advances	128,855	109,926

Total current assets	136,863,722	48,383,809

Restricted cash	1,356,170	489,214
Real estate owned (net of loss reserves of $0 & $0, respectively)	—	558,998
Property and equipment, (net of accumulated depreciation of $342,704 & $166,572, respectively)	667,269	383,832
Deposits and other assets	28,574	181,515
Deferred tax asset	439,701	—

Total assets	$139,355,436	$49,997,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Warehouse lines of credit	$115,554,147	$42,357,240
Obligation to repurchase mortgage loans	4,318,283	—
Accounts and other payables	4,464,956	421,147
Accrued expenses	346,770	59,028
Escrow funds payable	—	54,308
Accrued income taxes	259,063	1,195,895
Deferred tax liability	—	271,000
Total current liabilities	124,943,219	44,358,618

Long Term Liabilities
Deferred tax liability	102,709	—

Total Liabilities	125,045,928	44,358,618

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	—	—
Common stock, $0.001 par value 100,000,000 shares authorized 15,000,000 shares issued and outstanding	15,000	15,000

	December 31,	December 31,
	2004	2003
Additional paid-in capital	3,078,682	3,043,182
Retained earnings	11,215,826	2,580,568

Total stockholders’ equity	14,309,508	5,638,750

Total liabilities and stockholders’ equity	$139,355,436	$49,997,368
The accompanying notes are an integral part of the financial statements.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31,

	2004	2003	2002
Loan income
Income from sale of mortgage loans	$42,421,553	$22,507,254	$11,337,711
Mortgage interest income	8,710,726	4,182,439	2,255,307
Escrow service fees	84,617	267,796	—
Commission fee income	777,215	77,439	66,441

Total loan income	51,994,111	27,034,928	13,659,459

Costs of loan origination and sale of mortgages
Appraisals	969,554	486,595	340,362
Commissions	14,769,742	9,467,442	5,128,928
Credit reports	145,174	164,023	75,968
Other costs	316,693	724,234	176,894
Reserve for impairment of mortgage loans to be repurchased	531,020	—	—
Signing service	—	—	370
Warehouse fees	260,863	207,483	116,119
Warehouse Interest expense	5,739,287	3,206,080	1,748,775

Total costs of loan origination and sale of mortgages	22,732,333	14,255,857	7,587,416

Gross profit	29,261,778	12,779,071	6,072,043

Operating expenses	14,922,184	9,303,983	5,051,694

Income from operations	14,339,594	3,475,088	1,020,349

Other income (expense)
Interest income	17,772	11,909	12,302
Other income	15,000	2,215	—
Income (loss) on disposal of assets	(464)	(4,109)	(21,096)

Total other income (expense)	32,308	10,015	(8,794)

Income before provision for income taxes	14,371,902	3,485,103	1,011,555

Provision for income taxes	5,736,644	1,312,000	423,800

Net income	$8,635,258	$2,173,103	$587,755

Less preferred stock dividends	—	—	194,873

Net income available to common shareholders	$8,635,258	$2,173,103	$392,882

Basic earnings per share	$0.58	$0.15	$0.04

Diluted earnings per share	$0.56	$0.15	$0.04

Basic weighted-average common shares outstanding	15,000,000	14,984,309	9,569,913

Diluted weighted-average common shares outstanding	15,298,198	14,984,309	9,569,913
The accompanying notes are an integral part of the financial statements.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
December 31, 2004

			Preferred Stock						Additional
	Class A		Class B		Class C		Common Stock		Paid-In	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance, December 31, 2001	1,000	$275,000	100	$217,800	1,000	$1,000,000	9,500,000	$9,500	$40,500	$14,583	$1,557,383
Issuance of preferred stock					1,000	1,000,000					1,000,000
Redemption of preferred stock			(50)	(110,200)							(110,200)
Redemption of preferred stock in share exchange	(1,000)	(275,000)	(50)	(107,600)	(2,000)	(2,000,000)					(2,382,600)
Changes due to recapitalization							336,365	336	(336)		—
Issuance of Common stock in private placement							5,000,000	5,000	2,995,000		3,000,000
Dividend distributions										(194,873)	(194,873)
Balance, December 31, 2002	—	—	—	—	—	—	14,836,365	14,836	3,035,164	407,465	3,457,465
Issuance of common stock upon exercise of warrants							163,635	164	8,018		8,182
Net Income										2,173,103	2,173,103
Balance, December 31, 2003		—		—		—	15,000,000	15,000	3,043,182	2,580,568	5,638,750
Option Granted									35,500		35,500
Net Income										8,635,258	8,635,258
Balance, December 31, 2004		$—		$—		$—	15,000,000	$15,000	$3,078,682	$11,215,826	$14,309,508
The accompanying notes are an integral part of the financial statements.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,

	2004	2003	2002
Cash flows from operating activities
Net income	$8,635,258	$2,173,103	$587,755
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	176,133	105,191	44,002
Provision for losses from EPL and loans to be repurchased	518,928	4,109	21,096
(Increase) decrease in
Mortgage loans held for sale (net)	(75,695,975)	37,683,320	(68,359,714)
Mortgage loans to be repurchased	(4,318,283)	—	—
Prepaid expenses	(51,737)	176,570	(206,696)
Income tax receivable	—	159,000	(159,000)
Other receivables and employee advances	(32,690)	(11,140)	(93,986)
Warehouse receivables	(3,112,677)	—	—
Deposits and other assets	87,504	56,496	(81,457)
Deferred tax asset	(439,701)	—	—
Increase (decrease) in
Accounts and other payables	4,043,810	(556,986)	876,465
Obligation to repurchase mortgage loans	4,318,283	—	—
Escrow funds payable	(54,308)	—	—
Accrued expenses	287,742	5,146	53,882
Income tax payable	(936,832)	1,195,895	(61,747)
Deferred tax liability — current	(271,000)	(229,000)	498,000
Deferred tax liability — non current	102,709	—	—
Option granted for consulting activities	35,500	—	—

Net cash provided by (used in) operating activities	(66,707,336)	40,761,704	(66,881,400)

Cash flows from investing activities

(Increase) decrease in restricted cash	(866,956)	1,031,527	(1,362,476)
Proceeds from real estate owned	558,998	(558,998)	—
Purchase of property and equipment	(459,570)	(227,628)	(219,957)

Net cash provided by (used in) in investing activities	(767,528)	244,901	(1,582,433)

Cash flows from financing activities
Warehouse lines of credit	73,196,907	(38,904,097)	66,635,185
Proceeds from convertible, subordinated note payable — related party	—	2,000,000	—
Payments on convertible, subordinated note payable — related party	—	(2,000,000)	—
Issuance of preferred stock	—	—	1,000,000
Redemption of preferred stock	—	—	(492,800)
Dividends paid to preferred shareholder	—	—	(194,873)
Issuance of common stock	—	8,182	1,000,000

Net cash provided by (used in) financing activities	73,196,907	(38,895,915)	67,947,512

Net increase (decrease) in cash and cash equivalents	$5,722,043	$2,110,690	$(516,321)

	2004	2003	2002
Cash and cash equivalents, beginning of year	2,843,172	732,482	1,248,803

Cash and cash equivalents, end of year	$8,565,215	$2,843,172	$732,482

Supplemental disclosures of cash flow information

Interest paid	$—	$182,065	$—

Income taxes paid	$7,295,000	$185,000	$82,410
The accompanying notes are an integral part of the financial statements.

TMSF HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
NOTE 1 — ORGANIZATION AND LINE OF BUSINESS
General
The Mortgage Store Financial, Inc. was incorporated on August 25, 1992. The Company (as defined in Note 2) is licensed by the California Department of Corporations and respective agencies in 30 other states. It is principally engaged in the origination and purchase of residential mortgage loans. Generally, such loans are subsequently sold to financial institutions or to other entities that sell such loans to investors as a part of secured investment packages. The Company has obtained approval from the Department of Housing and Urban Development to act as a non-supervised mortgagee.
In August 2003, the Company formed a new subsidiary, CPV Limited, Inc. The sole purpose of this subsidiary is to hold real estate properties repossessed by the Company.
Share Exchange, Redemption of Stock, and Consulting Agreement
On November 4, 2002, the Company and its sole shareholder entered into a share exchange agreement with Little Creek, Inc. (“Little Creek”), a publicly traded company listed on the NASDAQ Bulletin Board, in which the sole shareholder received 9,500,000 shares, or approximately 97% of the stock of Little Creek, in exchange for 100% of the stock of the Company. Under the terms of the exchange agreement, 1,295,118 shares of Little Creek were canceled prior to the transaction, and 336,365 shares remained issued and outstanding. Subsequently, Little Creek’s name was changed to TMSF Holdings, Inc., and its incorporated domicile was changed from the state of Utah to the state of Delaware.
The transaction was accounted as a reverse acquisition. The accompanying financial statements reflect the consolidated statements of TMSF Holdings, Inc. and its wholly owned subsidiary, The Mortgage Store Financial, Inc. Pro forma information of the combined businesses is not furnished as Little Creek had insignificant assets, liabilities, and operations.
In addition, on the closing, TMSF Holdings, Inc. entered into a one-year consulting agreement under which it was required to pay the consultant $265,000 and issued a five-year warrant to purchase 163,635 shares of common stock of TMSF Holdings, Inc. at a per share exercise price of $0.05. The fair value of the warrants was insignificant. All warrants were exercised in February 2003. The consulting fee was amortized over one year.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements include the accounts of TMSF Holdings, Inc. and its wholly owned subsidiaries, The Mortgage Store Financial, Inc. and CPV Limited, Inc. (collectively, the “Company”). All significant inter-company accounts and transactions are eliminated in consolidation.
Revenue Recognition
Loan origination fees and other lender fees earned on loans that are funded by the Company are recorded as income when the related loan is sold. Origination fees for loans which are brokered to other lenders are recognized at the time such fees are received. The Company recognizes mortgage interest income on all loans from the date they are funded to the date they are sold or to the end of reporting period for loans which are held for sale.
Comprehensive Income
The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company’s financial statements since the Company did not have any of the items of comprehensive income in the periods presented.
Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Mortgage Loans Held for Sale
Mortgage loans held for sale are recorded at the aggregate lower of cost or market, less an estimated allowance for losses on repurchased loans. All mortgage loans are collateralized by residential property.
Revenues associated with closing fees received by the Company and costs associated with obtaining mortgage loans are deferred and recognized upon sale of the related mortgage loans. Mortgage loans held for sale are reported net of such deferred revenues and costs in the accompanying balance sheet.
Real Estate Owned
Real estate owned by the Company is recorded at the repurchase price less fees and commissions paid to the broker on the purchase. Real estate owned is recorded at the aggregate lower of cost or market.
Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives of three to seven years.
Fair Value of Financial Instruments
The Company’s financial instruments include cash and cash equivalents, mortgage loans held for sale, and warehouse lines of credit. The book value of these financial instruments are representative of their fair values.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2004, 2003 and 2002 were $36,381, $17,018 and $70,964 , respectively.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial report amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. At December 31, 2004 and December 31, 2003, the net deferred tax liability is a result of the use of differing depreciation methods between financial and tax reporting purposes, and the use of the accrual method of accounting for financial reporting purposes and the cash basis for tax reporting purposes prior to fiscal year 2003. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.
Earnings Per Share
The Company follows Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”), and related interpretations for reporting Earnings per Share. SFAS 128 requires dual presentation of Basic Earnings per Share (“Basic EPS”) and Diluted Earnings per Share (“Diluted EPS”). Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the reported period. Diluted EPS reflects the potential dilution that could occur if stock options were exercised using the treasury stock method.
In accordance with SFAS 128, basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period.
As of December 31, 2004, 2003 and 2002 the Company had potential common stock as follows:

	2004	2003	2002
Weighted average number of common shares outstanding used in computation of basic EPS	15,000,000	14,984,309	9,569,913

Dilutive effect of outstanding stock options	298,198	0	0

Weighted average number of common and potential shares outstanding used in computation of diluted EPS	15,298,198	14,984,309	9,569,913
Stock-Based Compensation
SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting method of APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB Opinion No. 25 using the intrinsic value method.
If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company’s net income and earning per share would be reduced to the pro forma amounts indicated below for the years ended December 31 2004, 2003 and 2002:

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	2004	2003	2002
Net income as reported	$8,635,258	$2,173,103	$392,882
Add stock based employee compensation expense included in net income, net of tax	—	—	—
Deduct total stock based employee compensation determined under fair value method for all awards, net of tax	(203,661)	—	—
Pro forma	$8,431,597	$2,173,103	$392,882

Earnings per common share
Basic — as reported	$0.58	$0.15	$0.04
Basic — Pro forma	$0.56	$0.15	$0.04
Diluted — as reported	$0.56	$0.15	$0.04
Diluted — pro forma	$0.55	$0.15	$0.04
For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2004: dividend yield of 0%; expected volatility of 50.38%; risk-free interest rate of 3.63% based on 5 years T-bill; and expected life of five years.
Reclassifications
Certain amounts included in the prior period financial statements have been reclassified to conform to the current period presentation. Such reclassifications did not have any effect on reported net income.
Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risk
For the years ended December 31, 2004 and 2003, the Company maintained cash balances with banks totaling $11,141,680 and $4,884,964 respectively, in excess of federally insured amounts of $100,000 per bank.
Major Customers
During the year ended December 31, 2004, the Company sold 59%, 11%, , 11% of its mortgage loans to three institutional investors . During the year ended December 31, 2003, the Company sold 44%, 23% and 13% of its mortgage loans to three institutional investors. During the year ended December 31, 2002, the Company sold 33%, 27%, 22% and 12% of its mortgage loans to four institutional investors.
Market Risk
The Company is involved in the real estate loans market. Changes in interest rates or other market conditions within the real estate loans market may have a significant effect on the volume and profitability of the business of the Company.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Impact of Recently Issued Accounting Statements
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). SFAS 123R requires companies to expense the value of employee stock options and similar awards. SFAS 123R is effective for interim and annual financial statements beginning after June 15, 2005 and will apply to all outstanding and unvested share-based payments at the time of adoption. The Company is currently evaluating the impact SFAS 123R will have on its consolidated financial statements and will adopt such standard as required.
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact, if any, on the Company’s financial position or results of operations.
In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions”. The FASB issued this statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions”. SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate”, for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. Management does not expect adoption of SFAS No. 152 to have a material impact, if any, on the Company’s financial position or results of operations.
In November 2004, the FASB issued SFAS No. 151,“Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact, if any, on the Company’s financial position or results of operations.
NOTE 3 — RESTRICTED CASH
The Company maintains restricted cash deposits in financial institutions. These restrictions relate to the warehouse lines of credit, whereby the Company must maintain a reserve for funding in excess of warehouse’s advance limit. The Company does not have direct access to these funds. Such cash balances for the years ended December 31, 2004 and 2003 aggregated to $ 1,356,170 and $ 489,214 , respectively.
The Company also maintains an escrow trust account in a financial institution for funds that are to be reimbursed to borrowers when the escrow closes. Cash balances in the escrow account at December 31, 2004 and 2003 were $0 and $ 54,308 , respectively.

NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment for the years ended December 31, 2004 and 2003 consisted of the following:

	2004	2003
Furniture and fixtures	$130,323	$98,264
Office equipment	154,674	138,959
Computer equipment	668,500	293,181
Leasehold improvements	56,476	20,000
	1,009,973	550,404
Less accumulated depreciation and amortization	342,704	166,572

Total	$667,269	$383,832
Depreciation and amortization expense was $176,132, $105,191 and $44,002 for the years ended December 31, 2004, 2003 and 2002, respectively.
NOTE 5 — WAREHOUSE LINES OF CREDIT
The Company maintains a warehouse line of credit with a financial institution, which is subject to renewal on an annual basis. Advances are received by the Company up to a maximum of $80,000,000 based upon a specified percentage of mortgage loans, which are pledged as collateral, and interest accrues at 1 month LIBOR (2.40% at December 31, 2004), plus 2.25% per annum. This facility expires on December 31, 2004 and is renewed automatically
Advances are due upon the earlier of the sale of the mortgage loans that are pledged as collateral or a specified period of time from the date on which the advance was received. The warehouse line of credit is guaranteed by the shareholder and contains a financial covenant concerning a minimum net worth of $8,744,904. At December 31, 2004, management believes the Company was in compliance with such covenant.
In addition, the Company must maintain a balance in a separate restricted cash account as a pledge for amounts funded by the warehouse lender in excess of a specified percentage of the loan amount agreed upon by the warehouse lenders. At December 31, 2004 and December 31, 2003, the pledged amounts aggregated to $877,388 and $434,906 , respectively.
In February 2004, the Company secured a second warehouse line of credit with a financial institution. The credit facility is structured as a repurchase agreement where the financial institution may, at its sole discretion, purchase mortgage loans from the Company. The maximum purchase amount on this credit line is $30,000,000 and interest accrues at LIBOR plus a pricing spread between 2.25% and 2.75% per annum, which is dependent on the specific investor type and the mortgage loan category. This facility has a one year term and is renewable with the consent of both parties.
In addition, the Company must maintain a balance in a separate restricted cash account as a pledge for amounts funded by the warehouse lender. The Company shall ensure that at all times the balance in the cash account is no less than greater of (a) $175,000 and (b) the aggregate of all cash account allocated amounts for all purchased mortgage loans. At December 31, 2004, the pledged amounts aggregated to $ 478,782.
In March 2004, the Company secured a third warehouse line of credit with a financial institution. The maximum purchase amount on this credit line is $10,000,000. The unpaid amount of each advance outstanding bears interest from the date of such advance until paid in full at a rate of interest equal to the lesser of the maximum rate allowed by law and a floating rate of interest equal to 1 month LIBOR plus a margin between 2.25% and 3.75% per annum, dependent on the type of loan funded. The warehouse line of credit contains financial and non-financial covenants of which management believes the Company was in compliance with as of December 31, 2004.

NOTE 5 — WAREHOUSE LINES OF CREDIT (Continued)
In July 2004 The Company entered into an Early Purchase Agreement with the same financial institution where certain qualifying loans are acquired by the institution immediately upon origination. Under terms of this purchase agreement the Company retains the right to service the notes. As a condition of acquisition of loans by the financial institution, the Company assigns to the financial institution any commitment by a Takeout investor who would purchase the notes with servicing rights released at later dates. The price that loans under this agreement are acquired by the financial institution will be 98% of Takeout Investor’s price, but not to exceed the original note amount. Loans origination under provisions of this facility are recognized as sales of loan and are not reflected on the Company’s balance sheet. Upon receipt of funds from Takeout investors the financial institution shall release its interest in the loan and transfer excess funds pertaining to the servicing right to the Company. Loans for which a commitment from Takeout investor is not obtained within 90 days by the Company are placed in the regular warehouse credit facility.
This Early Purchase facility has a maximum purchase concentration of $100 million at any time. Upon purchase of loans by a Takeout investor the unused facility up to maximum concentration may be re-used by the Company to originate new loans. This Early Purchase agreement meets all criteria listed under FAS140 for the purpose of defining “transfer of financial assets”. As of December 31, 2004 $93.7 million of the concentration limit was utilized. The management believes that for loans originated through this facility, the value of servicing right for the short period prior to their sale to Takeout investors were not material to the financial statements as of December 31, 2004 and no corresponding asset have been recorded.
The aggregate outstanding balance on the warehouse lines of credit for the years ended December 31, 2004 and 2003 was $115,554,147 and $42,357,240 , respectively.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Mortgage Loan Purchase Agreements
The Company maintains mortgage loan purchase agreements with various mortgage bankers. The Company is obligated to perform certain procedures in accordance with these agreements. The agreements provide for conditions, whereby the Company may be required to repurchase mortgage loans for various reasons, among which are either (a) a mortgage loan is originated in violation of the mortgage banker’s requirements, (b) the Company breaches any term of the agreements, and (c) an early payment default occurs from a mortgage originated by the Company.
During the year ended December 31, 2004, the Company repurchased three loans with an aggregate value of $229,500. During the year ended December 31, 2004 the Company recorded a reserve for losses with regard to repurchased loans and loans held for sale of $ 43,690.
As of December 31, 2004, the Company was obligated to repurchase loans with an aggregate balance of $4,318,283 The Company recorded a reserve of $ 475,238 on the loans to be repurchased for the estimated impairment in the market value.
During the year ended December 31, 2004, the Company recorded a loss of $78,743 from disposal of mortgage loans held for sale. The Company recognized $78,280 in income for recovery of losses from sales of assets that were recognized in previous years.
During the year ended December 31, 2003, the Company repurchased four loans that were collateralized by three properties with an aggregate balance of $558,998. This amount was recorded as real estate owned at December 31, 2003. One of these properties was sold subsequent to December 31, 2003.
During the year ended December 31, 2002, the Company repurchased two loans with an aggregate balance of $848,203. The Company took title to one property in March 2002 and the other in May 2002 and recorded these properties as real estate owned. At December 31, 2002, both of the properties related to the purchased loans were sold, and a loss of $115,913 was recognized on the sale.

NOTE 6 — COMMITMENTS AND CONTINGENCIES (Continued)
Reverse Merger
The Company became a publicly traded company through a reverse merger with an unrelated entity, which had prior operations in an unrelated business. There may be potential liabilities incurred by the prior business, which are unknown to the Company’s management at this time, which the Company may be held liable. The Company does not have any insurance for liabilities incurred as result of business conducted prior to the reverse merger.
LA Business Tax
The Company was informed in January 2004 that the City of Los Angeles had assessed an additional $136,550 in business tax for the years 2001 through 2003. The Company is contesting this assessment on the grounds that the City of Los Angeles assessment is 1) based on the Company’s entire revenue including fees collected by the Company on behalf of third parties, such as commissions and escrow impounds; and 2) based on the Company’s nationwide revenue and not only revenue generated from transactions that occurred from transactions within the City of Los Angeles.
The Company has retained legal counsel and an administrative hearing was held on May 11, 2004. Subsequently in August 2004 the Company provided additional information to examiners with regards to items in dispute and is expecting a response. At this time management is unable to determine the outcome of the administrative review and no provision has been made in the consolidated balance sheet.
NOTE 7 — INCOME TAXES
The following table presents the current and deferred income tax provision for (benefit from) federal and state income taxes for the year ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Current
Federal	$5,045,686	$1,204,000	$(77,000)
State	1,343,094	339,000	800

	6,388,780	1,543,000	(76,200)

Deferred
Federal	(583,304)	(203,000)	(402,000)
State	(68,832)	(28,000)	(98,000)

	(652,136)	(231,000)	(500,000)

Provision for income taxes	$5,736,644	$1,312,000	$423,000
At December 31, 2004 and December 31, 2003, components of net deferred tax assets (liabilities) in the accompanying balance sheets include the following amounts:

Deferred tax asset liability	2004	2003
Current
Prepaid Expenses	$(250,786)	$(396,000)
Accounts payable and accrued expenses	241,961	26,000
Change from cash to accrual	(31,264)	(51,000)
State taxes	479,790	139,000
Net operating losses	—	11,000
Non-current
Depreciation	(102,710)	—
Net deferred tax liability	$336,991	$(271,000)

NOTE 7 — INCOME TAXES (Continued)
Income tax expense differs from the amounts computed by applying the United States federal income tax rate of 34% to income taxes as a result of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Federal tax on pretax income at statutory rates	$4,886,447	$1,185,000	$344,000
State tax, net of federal benefit	840,225	205,000	64,000
NOL Carryback	—	—	15,000
Other	9,972	(78,000)	800

Total	$5,736,644	$1,312,000	$423,800
NOTE 8 — STOCK OPTIONS
In June 2003, the Company approved the issuance of stock options to a director. The agreement grants the director options to purchase 750,000 shares of common stock at an exercise price of $1 per share. The options vest in 24 equal monthly installments, commencing in December 2003, and expire in five years. The fair value of the options was estimated at $198,700 using the Black-Scholes option-pricing model and the following assumptions: a risk-free interest rate of 4%, expected volatility of 50%, and a dividend yield of 0%. The expense for the year ended December 31, 2003 was immaterial.
On June 25, 2004, under the Company’s employee stock option plan and with approval of the Board of Directors, Raymond Eshaghian, the President and CEO of the Company, was granted 500,000 Incentive Stock Options (“ISO”) to purchase the Company’s common stock at an exercise price of $0.95. These options vested immediately.
On August 23, 2004 under the Company’s employee option plan and in consideration for services rendered in the past and as future incentive M. Aaron Yashouafar was granted 210,000 options to purchase the Company’s common stock at an exercise price of $0.95. These options vested immediately.
On August 23, 2004 in consideration for services rendered the Company granted Mr. H. Joseph Nourmand options to purchase 52,000 shares of common stock at an exercise price of $0.85 per share. These options vested immediately. The Company has recognized the fair market value of these options as consulting expense. In addition, options to purchase 30,000 shares of common stock, which were granted to CCG Investor Relations on May 4, 2004, and which were scheduled to be issued by September 30, 2004, were recognized as consulting expense at their fair market value.
NOTE 9 — RELATED PARTY TRANSACTIONS
Consulting Expenses
During the years ended December 31, 2004, 2003 and 2002, the Company paid $403,600 , $0, $66,250 and $ 397,500, $ 0, $30,000 , respectively, for consulting expenses to companies owned by shareholders and relative of a shareholder. Furthermore, during the years ended December 31, 2004, 2003 and 2002, the Company paid consulting expenses of $40,000, $40,000 and $35,000 , respectively, to a director.
Rent and Lease Expenses
The Company leases its office facilities from a shareholder, which lease expires in November 2005. Future minimum lease payments under this non-cancelable operating lease as of December 31, 2004 was $483,450. Rent paid to the shareholder for the years ended December 31, 2004, 2003 and 2002 amounted to $346,138, $311,076 and $48,529 respectively . In addition, the Company pays for certain vehicle operating expenses on behalf of certain officers. Lease payments made for these officers for the years ended December 31, 2004, 2003 and 2002 were $61,908, $ 33,826 and $21,615, respectively.

NOTE 10 — STOCKHOLDERS’ EQUITY
During the year ended December 31 , 2004, the Company entered into an agreement with an investor relations firm under which it will grant options to purchase 30,000 shares of common stock. The options are exercisable at $1.25 per share, vest five months after the date of the agreement and expire in May 2006. The value of the options was not material.
On August 23, 2004, the Company granted H. Joseph Nourmand options to purchase 52,000 shares of the Company’s common stock. The exercise price of these options is $0.85. The options vest immediately and expire on August 23, 2014. The fair value of the option is $28,600.
NOTE 11 — SUBSEQUENT EVENTS
In March 2005 through mutual agreement, the Company’s Early Purchase warehousing facility was expanded to a maximum concentration amount of $150,000,000. The term of this and the fixed credit facility of $10,000,000 with the same financial institution was extended to May 1, 2005. The minimum tangible net-worth covenant of the agreement was increased to $12,000,000.
NOTE 12 — SELECTED QUARTERLY FINANCIAL DATA-UNAUDITED
The following table is a summary of the unaudited quarterly financial information for the years ended December 31, 2004 and 2003.

	First	Second	Third	Fourth	Total
Year Ended December 31, 2004	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share data)
Net sales	$7,405	$10,964	$16,341	$17,284	$51,994
Gross profit	4,223	6,520	9,016	9,503	29,262
Operating expenses	2,488	3,188	3,923	5,323	14,922
Operating income (loss)	1,735	3,332	5,093	4,180	14,340
Other income (expense)	95	3	75	(141)	32
Pre-tax income	1,830	3,335	5,168	4,039	14,372
Provision for income tax	782	1,124	2,221	1,610	5,737
Net income (loss)	$1,048	$2,211	$2,947	$2,429	$8,635
Net income per common share diluted	$0.07	$0.15	$0.19	$0.15	$0.56

	First	Second	Third	Fourth	Total
Year Ended December 31, 2003	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)
Net sales	$7,445	$5,678	$5,449	$8,463	$27,035
Gross profit	3,008	2,692	1,793	5,286	12,779
Operating expenses	1,840	2,256	2,527	2,681	9,304
Operating income (loss)	1,168	436	(734)	2,605	3,475
Other income (expense)	7	3	2	(2)	10
Pre-tax income	1,175	439	(732)	2,603	3,485
Provision for income tax	470	176	(284)	950	1,312
Net income (loss)	$705	$263	($448)	$1,653	$2,173
Net income per common share diluted	$0.04	$0.02	($0.03)	$0.12	$0.15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
TMSF REIT, Inc.
Los Angeles, CA
We have audited the accompanying balance sheet of TMSF REIT, Inc. as of September 29, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TMSF REIT, Inc. as of September 29, 2005, in conformity with accounting principles generally accepted in the United States of America.
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
September 29, 2005

TMSF REIT, Inc.
BALANCE SHEET

	As of	As of
	September 30, 2005	September 29, 2005
	(unaudited)
Assets:
Cash	$1,000	$1,000

Total assets	$1,000	$1,000

Liabilities and stockholder’s equity:

Liabilities:

	$—	$—
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	10	10
Additional paid-in-capital	990	990

Total stockholder’s equity	1,000	1,000

Total liabilities and stockholder’s equity	$1,000	$1,000

The accompanying notes are an integral part of the financial statements

1. Organization
On September 23, 2005, TMSF REIT, Inc. (the “Company”) was incorporated under the laws of the State of Maryland and was authorized to issue 1000 shares of $0.01 par value common stock. TMSF Holdings, Inc. (“Oldco”) formed the Company solely for the purpose of effecting the reorganization of Oldco. Upon completion of the reorganization, Oldco will transfer all its assets to the Company in exchange for shares of the Company and Oldco will dissolve. The Company’s business will initially be the business currently conducted by Oldco. The Company intends to elect and expects to qualify as a REIT for U.S. federal income tax purposes. It will conduct substantially all operating businesses, including substantially all of those currently conducted by Oldco and its subsidiaries, through taxable REIT subsidiaries.
The Company has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

Annex A
ASSET ACQUISITION AGREEMENT
     This Asset Acquisition Agreement (this “Agreement”), dated January 18, 2006, is made and entered into between TMSF REIT, INC., a Maryland corporation, together with any successors or assigns thereto (“Purchaser”) and TMSF HOLDINGS, INC., a Delaware corporation (“Seller”).
RECITALS
     WHEREAS, Seller owns 100% of the issued and outstanding shares of common stock of The Mortgage Store Financial, Inc., a California corporation (“Operating Subsidiary”);
     WHEREAS, the shares of common stock of the Operating Subsidiary owned by Seller constitute substantially all of the assets of Seller;
     WHEREAS, Purchaser desires to purchase from Seller, and Seller wishes to sell to Purchaser, the shares of common stock of Operating Subsidiary owned by Seller in exchange for shares of common stock of Purchaser which will be distributed to the stockholders of Seller on a pro rata basis in connection with the liquidation of Seller; and
     WHEREAS, it is intended that the transactions contemplated by this Agreement will qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section 1.5 hereof), sell, transfer and assign to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to 7,500 shares of common stock, par value $0.001 per share, of Operating Subsidiary (the “Purchased Shares”) which Purchased Shares are hereby directed by Purchaser to be delivered to and in the name of TMSF Acquisition Corporation, a wholly owned subsidiary of Purchaser (the “Acquisition”).
     1.2 Payment. The Purchaser shall pay to the Seller for the Purchased Shares a total of 3,000,000 shares of common stock, par value $0.01 per share, of Purchaser (“Purchaser Common Stock”).
     1.3 Assumed Liabilities. Purchaser and Seller agree that they shall each take all actions necessary such that at the Closing Date each outstanding option or right (each an “Option”) to acquire shares of common stock, par value $0.001 per share, of Seller (“Seller Common Stock”) granted under the Seller’s 2003 Stock Option, Deferred Stock and Restricted Stock Option Plan (including all amendments or modifications thereto, collectively, the “Plan”) and the agreements granting awards under the Plan set forth on Schedule 1.3 hereto (the “Assumed Liabilities”) shall be deemed to constitute options to acquire, on the same terms and conditions as were applicable under such Options, the number of shares of Purchaser Common Stock equal to the result (rounded down to the nearest whole share) of dividing (A) the number of shares of Seller Common Stock subject to an Option immediately prior to the Closing Date by (B) five, at an exercise price per share equal to the result (rounded down to the nearest whole share) of multiplying (X) the per share exercise price of such Option immediately prior to the Closing Date by (Y) five; provided, however, that in the case of any Option to which Section 422 of the Code applies, the adjustments provided for in this Section shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. At or prior to the Closing Date, the Seller and the Purchaser shall make all necessary

Annex A-1

arrangements with respect to their stock option plans to permit the assumption of the unexercised Options by Purchaser pursuant to this Section. Purchaser shall not purchase or acquire any assets or assume any other liabilities of Seller other than the Purchased Shares and the Assumed Liabilities.
     1.4 Payment of Shares.
     (a) As consideration for the sale to the Purchaser of the Purchased Shares, at the Closing, the Purchaser shall issue to Seller 3,000,000 duly authorized, validly issued, fully paid and nonassessable shares of Purchaser Common Stock, free and clear of any liens or encumbrances.
     (b) Seller shall provide to Purchaser a list (the “Seller Stockholder List”), certified as true, correct and complete by an officer of Seller, of all of the stockholders of Seller as of the close of business as of a date determined by the board of directors of Seller (the “Cutoff Date”) and of the number of shares of Seller Common Stock owned by each such stockholder at the close of business on the Cutoff Date.
     (c) Immediately upon the Closing, Purchaser agrees to cooperate with Seller and shall, at Seller’s instruction and upon submission by Purchaser of all necessary documentation, assist Seller in facilitating the transfer of the shares representing the Purchaser Common Stock to Seller’s stockholders as follows:
     (i) Purchaser shall deliver or cause to be delivered to each stockholder of Seller identified by Seller on the Seller Stockholder List to Purchaser one (1) share of Purchaser Common Stock, registered in such stockholders’ respective names for every five (5) shares of Seller Common Stock held by each Seller. Notwithstanding the above, at Seller’s election, which shall be communicated to Purchaser no later than three (3) business days prior to the effectiveness of the Registration Statement (as defined below), Seller may direct that a portion of the Purchaser Common Stock be paid and delivered to, and titled in the name of, Seller.
     (ii) Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock will be delivered to any holder of Seller Common Stock. In lieu thereof, at Seller’s direction, Purchaser shall pay to each holder of shares of Seller Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the product of (x) the last reported per share closing price of Seller Common Stock as reported on the OTC Bulletin Board on the last full trading day prior to the Closing Date and (y) five. The fractional share interests of each of the holders of Seller Common Stock will be aggregated, and, except where a holder of the Seller Common Stock holds their shares of Seller Common Stock through multiple brokers or multiple accounts, no holder of Seller Common Stock will receive cash in an amount equal to or greater than the value of one full share of Purchaser Common Stock.
     (iii) At Seller’s sole discretion and direction, the shares of Purchaser Common Stock to be delivered pursuant to this Section 1.4(c) above may be delivered by mailing stock certificates evidencing such shares to Seller’s stockholders at their addresses as they appear in Seller’s stock register, or they may be delivered in the form uncertificated shares of Purchaser Common Stock issued in accordance with the provisions of the Maryland General Corporation Law and the direct registration system maintained by the registrar and transfer agent for Purchaser Common Stock.
     1.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser within two (2) business days after the date on which the last of the conditions set forth in Article II shall have been satisfied or waived, or at such other place and on such other date as are mutually agreed upon by Purchaser and Seller (the “Closing Date”).
     1.6 Actions by Seller After Closing. As soon as is practicable after the Closing (and in any event not more than one (1) year after the Closing Date), Seller shall dissolve and terminate its corporate existence in accordance with the provisions of its certificate of incorporation, bylaws, and the Delaware General Corporation Law.

Annex A-2

ARTICLE II
CONDITIONS TO CLOSING
     2.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by Purchaser in connection with the transactions contemplated hereby shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.
     (b) All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any court, regulatory authority or other governmental entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been, as applicable, filed, expired or obtained except where the failure to do so would not be reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser, Acquisition, the Operating Subsidiary and their respective subsidiaries taken in a whole.
     (c) Seller and Purchaser shall have received the opinion of McKee Nelson LLP, tax counsel to Seller and Purchaser, dated the Closing Date, addressed to Seller and Purchaser that the transactions contemplated hereby qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1) of the Code, in form and substance acceptable to Seller and Purchaser.
     (d) Seller and Purchaser shall have received the opinion of McKee Nelson LLP, tax counsel to Seller and Purchaser, dated the Closing Date, addressed to Seller and Purchaser that, commencing with Purchaser’s taxable year ending December 31, 2006, Purchaser will be organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and Purchaser’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a “real estate investment trust” under the Code, in form and substance reasonably satisfactory to Seller and Purchaser.
     (e) Seller and Purchaser shall have received the opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, counsel to Seller and Purchaser, dated the Closing Date, addressed to Seller and Purchaser and in form and substance reasonably satisfactory to Seller and Purchaser.
     (f) Purchaser’s board of directors shall have determined that the Purchaser will be able to raise sufficient capital to allow it to meet the requirements of a “real estate investment trust” under the Code and has sufficient working capital.
ARTICLE III
TERMINATION
     3.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, before or after the approval of this Agreement by the stockholders of Seller, by (a) mutual written consent of Seller and Purchaser or (b) Seller in its sole and absolute discretion.
     3.2 Effect of Termination. Except as provided in Section 3.3, in the event of termination of this Agreement pursuant to this Article III, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors, partners or officers) shall have any liability or further obligation to any other party to this Agreement.

Annex A-3

     3.3 Fees and Expenses.
     (a) Except as provided in this Section 3.3, whether or not the transactions contemplated by this Agreement are consummated or this Agreement terminated, Seller, on the one hand, and Purchaser, on the other, shall bear their respective expenses incurred in connection with such transactions, including, without limitation, the preparation, execution and performance of this Agreement and all fees and expenses of counsel, accountants and financial printers.
     (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated pursuant to Section 3.1(b), then Seller shall (without prejudice to any other rights which Purchaser may have against Seller for breach of this Agreement), reimburse Purchaser upon demand for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Purchaser or any affiliate of Purchaser in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all reasonable fees and expenses of counsel, accountants and financial printers.
ARTICLE IV
MISCELLANEOUS
     4.1 Waiver. At any time prior to the Closing, Purchaser, on the one hand, or Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.
     4.2 Notices.
     (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party’s address as set forth below:
     If to Purchaser:
     TMSF REIT, INC.
     707 Wilshire Boulevard
     Los Angeles, CA 90017
     If to Seller:
     TMSF HOLDINGS, INC.
     707 Wilshire Boulevard
     Los Angeles, CA 90017
     (b) All notices and communications will be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Annex A-4

     4.3 Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.4 Interpretation. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
     4.5 Amendment. This Agreement may be amended by the parties at any time before or after the approval of the transactions contemplated hereby by the stockholders of Seller; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding any other provision of this Agreement, the board of directors of Seller may in its sole and absolute discretion terminate this Agreement and abandon the Acquisition at any time prior to the Closing, before or after the approval of this Agreement by the stockholders of Seller.
     4.6 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.
     4.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without regard to its conflicts of law principles.
     4.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     4.9 Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     4.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     4.11 Tax-Free Reorganization. Purchaser and Seller shall each use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.
[SIGNATURE PAGE FOLLOWS]

Annex A-5

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

TMSF REIT, INC.

By:	/s/ Raymond Eshaghian

Name:	Raymond Eshaghian

Title:	Chairman of the Board, Chief Executive Officer, President and Secretary

TMSF HOLDINGS, INC.

By:	/s/ Masoud Najand

Name:	Masoud Najand

Title:	Chief Financial Officer

Annex A-6

Annex B
ARTICLES OF AMENDMENT AND RESTATEMENT
OF
TMSF REIT, INC.
     TMSF REIT, Inc., a Maryland corporation (hereinafter referred to as the “Corporation”), having its principal office in the State of Maryland, c/o CSC-Lawyers Incorporating Services, 11 East Chase Street, Baltimore, Maryland, 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The Corporation desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.
     SECOND: The following provisions are all the provisions of the charter in effect and as hereinafter amended and restated:
ARTICLE I
NAME
     The name of the corporation (which is hereinafter called the “Corporation”) is:
TMSF REIT, Inc.
ARTICLE II
PURPOSES
     The purpose for which the Corporation is formed is to transact any and all lawful business or other activity (including, without limitation or obligation, engaging in business as a REIT) for which corporations may be organized under the Maryland General Corporation Law as now or hereafter in force. For purposes of this Charter, “REIT” means a real estate investment trust under sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).
ARTICLE III
PRINCIPAL OFFICE IN MARYLAND
     The present address of the principal office of the Corporation in the State of Maryland is:
     CSC – Lawyers Incorporating Service Company
     11 East Chase Street
     Baltimore, Maryland 21202
ARTICLE IV
RESIDENT AGENT
     The name and address of the resident agent of the Corporation in the State of Maryland is:
     CSC – Lawyers Incorporating Service Company

Annex B-1

     East Chase Street
     Baltimore, Maryland 21202
     The resident agent is a Maryland corporation actually residing in the State of Maryland.
ARTICLE V
STOCK
     Section 5.1 Authorized Shares of Capital Stock
     (a) Authorized Shares. The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred one million (101,000,000) shares of capital stock, of which 100,000,000 shares shall be designated common stock, $0.01 par value per share (“Common Stock”), and 1,000,000 shares shall be designated preferred stock, $0.01 par value per share (“Preferred Stock”), which may be issued in one or more classes or series as described in Section 5.3 hereof. The Common Stock and each class or series of the Preferred Stock shall each constitute a separate class of stock of the Corporation.
     The Board of Directors of the Corporation (the “Board of Directors”) may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section 5.4 hereof.
     (b) Terminology and Aggregate Par Value. The Common Stock and Preferred Stock are collectively referred to herein as “Capital Stock.” The aggregate par value of all the Corporation’s authorized Capital Stock having par value is $1,010,000.00.
     Section 5.2 Common Stock
     (a) Subject to the provisions of Section 5.3 of this Article V and Article XI hereof, the Common Stock shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.
     (i) Voting Rights. Except as may otherwise be required by law and subject to any preferences of any class or series of Capital Stock hereinafter classified or reclassified, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class or series of Capital Stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.
     (ii) Dividend Rights. Subject to the provisions of law and any preferences of any class or series of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of shares of Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.
     (iii) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation are entitled, together with the holders of any other class or series of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.
     Section 5.3 Preferred Stock

Annex B-2

     (a) The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.
     Section 5.4 Classification and Reclassification of Capital Stock
     (a) Subject to the provisions of this Charter, the power of the Board of Directors to classify and reclassify any of the unissued shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such Capital Stock into shares of Common Stock or shares of a class or classes or series of Preferred Stock, preference stock, special stock or other stock, by determining, fixing, or altering one or more of the following:
     (i) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.
     (ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.
     (iii) Whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.
     (iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.
     (v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

Annex B-3

     (vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.
     (vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any Capital Stock of the Corporation, or upon any other action of the Corporation, including action under Section 5.1 and this Section 5.4, and, if so, the terms and conditions thereof.
     (viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Charter of the Corporation.
     (b) For the purposes hereof and of any articles supplementary to this Charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of Capital Stock of the Corporation shall be deemed to rank:
     (i) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;
     (ii) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and
     (iii) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.
ARTICLE VI
THE BOARD OF DIRECTORS
     Section 6.1 Number. The number of directors of the Corporation shall initially be set at three (3), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than one (1) nor more than thirteen (13). The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualified are:
     Raymond Eshaghian
     M. Aaron Yashouafar
     H. Wayne Snavely
     Section 6.2 Election of Directors. The directors shall be elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified. At each annual meeting at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors.

Annex B-4

     Section 6.3 Removal of Directors. Subject to the rights of holders of one or more classes or series of shares other than the Common Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time by the stockholders, but only for cause and then only by the affirmative vote of at least two thirds of the votes entitled to be cast by the stockholders generally in the election of directors. For the purposes of this Section 6.3, “cause” shall mean, with respect to any particular director, a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
     Section 6.4 Vacancies. A vacancy on the Board of Directors, except a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal by the stockholders, may be filled by the affirmative vote of a majority of the remaining directors. Where there is a vacancy resulting from an increase in the number of directors, the vacancy may be filled by a majority of the directors then serving as directors of the Corporation. In the event of a vacancy on the Board of Directors among the directors elected by a class or series of stock other than Common Stock, such vacancy may be filled by a majority of the remaining directors elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that series. In the case of a vacancy resulting from the removal of a director by the stockholders, such vacancy may be filled by the affirmative vote of at least two-thirds of all the votes entitled to be cast in the election of directors. Such vacancy shall be filled only until the next annual meeting of stockholders.
     Section 6.5 Authorization by Board of Directors of Stock Issuances. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of any class or series of Capital Stock, whether now or hereafter authorized, or securities convertible into any class or series of Capital Stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors (or without consideration in the case of a stock split or dividend) and without any action by the stockholders.
     Section 6.6 REIT Qualification. Prior to the Restriction Termination Date (defined below), the Board of Directors shall have the right to take such actions as are necessary or appropriate, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that the Board of Directors shall not have any obligation to cause the Corporation to maintain its status as a REIT and if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article XI hereof is no longer required for REIT qualification.
     Section 6.7 Bylaws. The Corporation’s Bylaws may be amended or repealed, and new Bylaws may be made only by action of the Board of Directors at any regular or special meeting of the Board of Directors.
ARTICLE VII
SPECIAL MEETINGS
     Special meetings of the stockholders may be called by the Board of Directors or any other person specified in the Bylaws, and shall be called by the Secretary upon written demand of the stockholders required to cast a majority of all votes entitled to be cast at the meeting.
ARTICLE VIII
NO PREEMPTIVE RIGHTS
     Except as may otherwise be provided by the Board of Directors of the Corporation, no holder of any shares of the stock of the Corporation shall have any preemptive or preferential right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

Annex B-5

ARTICLE IX
INDEMNIFICATION
     Section 9.1 Applicability. To the maximum extent permitted by applicable law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of his or her service in that capacity, or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to, or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of his or her service in that capacity. To the maximum extent permitted by applicable law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Advancement of expenses pursuant to this Section 9.1 shall be made upon receipt by the Corporation of (i) a written undertaking by or on behalf of the director or officer to repay such advances or reimbursed expenses in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the director or officer of such director’s or officer’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.
     Neither the amendment nor repeal of this Section 9.1, nor the adoption or amendment of any other provision of the Charter inconsistent with this Section 9.1, shall apply to or affect the applicability of the preceding paragraph in any respect any act or failure to act which occurred prior to such amendment, repeal or adoption.
     Section 9.2 Contractual Nature of Rights. The foregoing provision of this Article IX of this Charter shall be deemed to be a contract between the Corporation and each director and officer entitled to the benefits hereof at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification or advancement of expenses hereunder by a director or officer is not paid in full by the Corporation within (a) 60 days after the receipt by the Corporation of a written claim for indemnification, or (b) in the case of a director, 10 days after the receipt by the Corporation of documentation of expenses and the required undertaking, such director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification or, in the case of a director, advancement of expenses, under this Article IX shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible. It is the parties’ intention that if the Corporation contests any director’s, officer’s or non-officer employee’s right to indemnification, the question of such director’s, officer’s or non-officer employee’s right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of such director, officer or non-officer employee is proper in the circumstances because the director, officer or non-officer employee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that the director, officer or non-officer employee has not met such applicable standard of conduct, shall create a presumption that such director, officer or non-officer employee has or has not met the applicable standard of conduct.

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     Section 9.3 Exclusivity, etc. The rights to indemnification and advancement of expenses set forth in this Article IX shall not be exclusive of any other right which any director, officer or non-officer employee may have or hereafter acquire under any statute, provision of the Charter or the Bylaws, agreement, vote of stockholders or otherwise.
     Section 9.4 Partial Indemnification. If any director, officer or non-officer employee is entitled under any provision of this Charter to indemnification by the Corporation for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such director, officer or non-officer employee for the portion of such expenses, judgments, fines or penalties to which such director, officer or non-officer employee is entitled.
     Section 9.5 Mutual Acknowledgement. By accepting any potential benefits under this Article IX each director, officer or non-officer employee acknowledges that in certain instances, Federal law or applicable public policy may prohibit the Corporation from indemnifying its directors, officers and employees under this Charter or otherwise.
     Section 9.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer or non-officer employee against any liability of any character asserted against or incurred by the Corporation or any such director, officer or non-officer employee, or arising out of any such person’s corporate status, whether or not the Corporation would have the power to indemnify such person against such liability under the general laws of the State of Maryland or the provisions of this Article IX.
ARTICLE X
LIMITATION ON LIABILITY
     To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money damages. Neither the amendment nor the repeal of this Article X, nor the adoption of any other provision in this Charter inconsistent with this Article X, shall eliminate or reduce the protection afforded by this Article X to a director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article X would have accrued or arisen, prior to such amendment, repeal or adoption.
ARTICLE XI
OWNERSHIP LIMITATION AND TRANSFER RESTRICTIONS
     Section 11.1 Definitions. For purposes of this Article XI, the following terms shall have the following meanings; provided, however, that if such term is solely defined in this Section 11.1, it shall have such meaning for all the Articles of this Charter:
     “Acquisition” shall mean the acquisition of assets of TMSF HOLDINGS, INC. by the Corporation.
     “Beneficial Ownership” shall mean ownership of Capital Stock by a Person either directly or constructively through the application of section 544 of the Code, as modified by sections 856(h)(1)(B) and 856(h)(3)(A) of the Code and determined without respect to whether such ownership has the effect of meeting the stock ownership requirement of section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Owning,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.
     “Beneficiary” shall mean the beneficiary of the Trust as determined pursuant to Section 11.9 of this Article XI.

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     “Capital Stock” shall mean stock that is either Common Stock, Preferred Stock or any other class of capital stock of the Corporation classified or reclassified pursuant to Article V or this Article XI.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Disqualified Organization” shall have the meaning ascribed to such term in Section 860E(e)(5) of the Code.
     “Excepted Disqualified Organization” shall mean a Disqualified Organization that has been granted an exception from the ownership limitation under Section 11.2(e) of this Article XI by the Board of Directors pursuant to Section 11.13 of this Article XI and which is in compliance with the requirements, if any, established by the Board of Directors in granting the exception.
     “Excess Securities” shall have the meaning set forth in Section 11.4 of this Article XI.
     “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on any national securities exchange or The Nasdaq National Market system or, if such shares are not listed or admitted to trading on a national securities exchange or The Nasdaq National Market system, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.
     “Ownership Limit” shall mean the Beneficial Ownership of not more than 4.9% of the lesser of the aggregate number or the aggregate value of the outstanding shares of any class or series of Capital Stock, and after adjustment as set forth in Section 11.12 of this Article XI, shall mean such greater or lesser percentage of the outstanding Capital Stock as so adjusted. The number and value of shares of the outstanding Capital Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
     “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participated in a public offering or private placement of Capital Stock for a period of 90 days following the purchase by such underwriter of such Capital Stock.
     “Purported Transferee” shall mean, with respect to any purported Transfer which results in Excess Securities, the purported transferee who would have acquired shares of Capital Stock, if such Transfer had been valid under Section 11.2 of this Article XI.
     “Restriction Commencement Date” shall mean the first date on which the Corporation’s election to be a REIT is effective.

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     “Restriction Termination Date” shall mean the first day of the taxable year as to which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.
     “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock, but excluding the actual conversion or exchange of such securities or rights into Capital Stock and (c) any transfer or other disposition of any interest in Capital Stock as a result of a change in the martial status of the holder thereof), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.
     “Trust” shall mean any trust created pursuant to Section 11.6 of this Article XI.
     “Trustee” shall mean a banking institution designated by the Corporation as trustee for the Trust that is unaffiliated with either the Corporation or the Purported Transferee.
     Section 11.2 Ownership Limitation
     (a) Except as provided in Section 11.13 of this Article XI, from the Restriction Commencement Date and up to and including the Restriction Termination Date, no Person shall Beneficially Own any class of shares of the outstanding Capital Stock in excess of the Ownership Limit; provided, however, that the Ownership Limit shall not apply to any Person whose ownership of Capital Stock of the Corporation in excess of the Ownership Limit is approved by the Board of Directors.
     (b) Except as provided in Section 11.13 of this Article XI, from the Restriction Commencement Date and up to and including the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning any class of Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Capital Stock representing Beneficial Ownership of shares of any class of Capital Stock in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Capital Stock.
     (c) Except as provided in Section 11.13, no Disqualified Organization, other than an Excepted Disqualified Organization, shall Beneficially Own any shares of Capital Stock, and no Person shall Transfer shares of Capital Stock to the extent that such Transfer would result in shares of Capital Stock being Beneficially Owned by a Disqualified Organization.
     (d) From the Restriction Commencement Date until the Restriction Termination Date, any Transfer that, if effective, would result in disqualification of the Corporation as a REIT shall be void ab initio as to the Transfer of such shares of Capital Stock; and the intended transferee shall acquire no rights in such shares of Capital Stock.
     Section 11.3 Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a purported Transfer has taken place in violation of Section 11.2 of this Article XI or that a Person intends to acquire or Transfer or has attempted to acquire or Transfer Beneficial Ownership of Capital Stock of the Corporation in violation of Section 11.2, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any purported Transfers in violation of this Article XI shall automatically result in the designation and treatment described in this Article XI, irrespective of any action (or nonaction) by the Board of Directors.
     Section 11.4 Excess Securities. At any time after the Restriction Commencement Date and up to and including the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that (x) any Person would Beneficially Own shares of Capital Stock in excess of the applicable Ownership Limit and (y) any provision of Section 11.2 of this Article XI prohibiting such Beneficial Ownership or

Annex B-9

voiding such purported Transfer or any application of such provision is determined to be void, invalid, or unenforceable by any court having jurisdiction over the issue, then, except as otherwise provided in Section 11.13 of this Article XI, such shares of Capital Stock representing Beneficial Ownership of shares of Capital Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall constitute “Excess Securities” and be treated as provided in this Article XI. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure; provided, however, subject to the provisions of Section 11.13, shares of Capital Stock held by an underwriter in a public offering or private placement of shares, or in a transaction involving the issuance of shares by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will make a timely distribution of such shares to or among other holders such that, following such distribution, none of such securities will be Excess Securities, shall not constitute Excess Securities.
     Section 11.5 Notice to Corporation. Any Person who acquires shares of Capital Stock in violation of Section 11.2 of this Article XI, or any Person who is a Purported Transferee such that Excess Securities result under Section 11.4 of this Article XI, shall immediately give written notice or, in the event of a proposed or attempted Transfer that would violate Section 11.2 of this Article XI, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
     Section 11.6 Trust for Excess Securities. All Excess Securities shall be transferred by operation of law to the Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Securities may later be transferred pursuant to Section 11.9 of this Article XI. Excess Securities that constitute Capital Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Transferee shall have no rights in any Excess Securities.
     Section 11.7 No Distribution for Excess Securities. The Trustee, as holder of Excess Securities, shall pay any distributions (including dividends or distributions upon liquidation, dissolution or winding up) to the Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been purportedly Transferred so as to be deemed Excess Securities shall be paid to the Trust for the exclusive benefit of the Beneficiary.
     Section 11.8 Voting or Exercise Rights for Excess Securities. The Trustee, as holder of Excess Securities, shall be entitled to vote on any matter and shall be entitled to exercise or convert any such securities into shares of Capital Stock. Effective as of the date that Excess Securities have been transferred to the Trustee, the Trustee will have the authority (at the Trustee’s sole discretion) (1) to rescind as void any vote cast by an Purported Transferee prior to the discovery by the Corporation that such shares have been Transferred to the Trustee and (2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Beneficiary.
     Section 11.9 Transfer of Excess Securities. The Trustee shall designate as beneficiary an organization described in sections 170(b)(1)(A) or 170(c) of the Code (a “Beneficiary”) of an interest in the Trust (representing the number of shares (as the case may be) of Excess Securities held by the Trust attributable to a purported Transfer that resulted in the Excess Securities), provided, the Excess Securities held in the Trust would not be Excess Securities in the hands of such Beneficiary. The Trustee must transfer the Excess Securities to a Person whose Beneficial Ownership will not adversely effect the Corporation’s qualifications as a REIT, within 20 days of receiving notice from the Corporation that such Excess Securities have been transferred to the Trust. The Trust may transfer Excess Securities if such shares of Capital Stock do not constitute Excess Securities in the hands of the new owner. Upon such a transfer, the Purported Transferee shall receive a price for such Excess Securities equal to the lesser of (i) the price per share such Purported Transferee paid for the Capital Stock in the purported Transfer that resulted in the Excess Securities (or, if the Purported Transferee did not give value for such Excess Securities (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Securities on the date of the purported Transfer that resulted in the Excess Securities), and (ii) the price per share for the Excess Securities received by the Trust from the sale or other disposition of the Excess Securities to the new owner. Any net sales proceeds in excess of the amount payable to the Purported Transferee will be immediately paid to the Beneficiary.

Annex B-10

     If any of the foregoing restrictions on the transfer of Excess Securities are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Corporation.
     If, prior to the discovery by the Corporation that shares of Capital Stock have been Transferred to the Trust, such shares are sold by a Purported Transferee, then the shares will be deemed to have been sold on behalf of the Trust and, to the extent that the Purported Transferee received an amount for the shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the requirements set forth above, the excess will be paid to the Trustee upon demand.
     Section 11.10 The Corporation’s Right to Repurchase. Excess Securities held in Trust will be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the Excess Securities to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation has the right to accept such offer until the Trustee has transferred such Excess Securities. If the Excess Securities are sold to the Corporation, the interest of the Beneficiary in such Excess Securities will terminate and the Trustee will distribute the net proceeds of the sale to the Purported Transferee.
     Section 11.11 Information for Corporation Until the Restriction Termination Date
     (a) Every record owner of more than (1) 5.0%, or such lower percentage as required by the Code and applicable Treasury Regulations (during any period in which the number of stockholders of record is 2,000 or more) or (2) 1.0%, or such lower percentage as required by the Code and applicable Treasury Regulations (during any period in which the number of stockholders of record is greater than 200 but less than 2,000) or (3) 1/2%, or such lower percentage as required by the Code and applicable Treasury Regulations (during any period in which the number of stockholders is 200 or less) of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record owner, the number of shares Beneficially owned, and a description of how such shares are held. Each such record owner shall also provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.
     (b) Each Person who is a Beneficial Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.
     Section 11.12 Modification in Ownership Limit. The Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that:
     (a) Any decrease may be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);
     (b) The Ownership Limit may not be increased if, after giving effect to such increase, five or fewer Beneficial Owners of Common Stock could Beneficially Own, in the aggregate, more than 50.0% in value of the shares of Capital Stock then outstanding; and
     (c) Prior to the modification of the Ownership Limit the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.
     Section 11.13 Exemption.

Annex B-11

     (a) The Board of Directors, upon notice of a proposed Transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit and upon such conditions as the Board of Directors may direct, may waive the Ownership Limit with respect to such transferee. In making any determination to exempt a Person from the Ownership Limit, the Board of Directors may, in its sole discretion, but shall be under no obligation to, require a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel, both in form and substance satisfactory to the Board of Directors concluding that such exemption will not jeopardize the Corporation’s status as a REIT. Notwithstanding the receipt of any such ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
     (b) Unless and until a Person is exempted from the Ownership Limit by the Board of Directors, the Ownership Limit shall apply to such Person, notwithstanding the fact that if such Person were otherwise to acquire Capital Stock in excess of the Ownership Limit, such Acquisition would not adversely affect the Corporation’s qualification as a REIT under the Code. Subject to Sections 11.2(c) and 11.2(d), the Board of Directors, in its sole and absolute discretion, may except a Disqualified Organization from the restriction contained in Section 11.2(e) if:
     (i) the Disqualified Organization agrees to reimburse the Corporation for any tax it incurs as a result of having such Disqualified Organization as a stockholder and to make the Corporation whole for any tax imposed on the reimbursement payment; or
     (ii) the Corporation receives a ruling from the IRS or an opinion of counsel, in each case to the effect that no tax will be imposed on the Corporation as a result of the exception.
     Section 11.14 Legend. All certificates for shares of Capital Stock shall bear a legend referencing the restrictions on ownership and transfer as set forth in this Charter.
     Section 11.15 Settlement. Nothing in this Article XI shall be interpreted to preclude the settlement of any transaction entered into through the facilities of any national securities exchange or The Nasdaq National Market system, but the Capital Stock which is the subject of such transaction shall continue to be subject to the terms of this Article XI subsequent to such settlement.
     Section 11.16 Remedies Not Limited. Subject to Section 11.5 above, nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT. Without limiting the foregoing, the Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XI.
     Section 11.17 Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition contained in Section 11.1, the Board of Directors shall have the power to determine the application of the provisions of this Article XI with respect to any situation based on the facts known to it.
     Section 11.18 Severability. If any provisions of this Article XI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE XII
VOTING
     Subject to the terms of any class or series of Capital Stock at the time outstanding, and except as specifically provided in Section 6.3 (relating to removal of directors) and except as specifically provided in the next sentence of this Article XII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action

Annex B-12

shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Amendments, alterations and modifications of Section 6.3 shall require the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders on the matter.
ARTICLE XIII
RESERVATION OF RIGHTS
     The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law and by this Charter, and all rights conferred upon stockholders herein are granted subject to this reservation, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, or any of its outstanding stock by classification, reclassification or otherwise.
ARTICLE XIV
LIMITATION ON POWERS
     The enumeration and definition of particular powers of the Board of Directors included in the foregoing Articles shall in no way be limited or restricted by reference to or inference from the terms of any other Article of this Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.
ARTICLE XV
DURATION
     The duration of the Corporation shall be perpetual.
     THIRD The amendment to and restatement of this Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
     FOURTH The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of this Charter.
     FIFTH The name and address of the current resident agent of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of this Charter.
     SIXTH The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of this Charter.
     SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, each having a par value of one cent ($0.01), all of one class. The aggregate par value of all shares of stock having par value was $10.00.
     EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of this Charter is 101,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, each having a par value of one cent ($0.01), and 1,000,000 shares of Preferred Stock, each having a par value of one cent ($0.01), which may be issued in one or more classes. The aggregate par value of all authorized shares of stock having par value is $1,010,000.00.
     NINTH: The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference,

Annex B-13

if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.
     TENTH: The undersigned President of the Corporation acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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Annex B-14

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Treasurer on this 17th day of January, 2006.

ATTEST		TMSF REIT, INC.

By:	/s/ Masoud Najand	By:	/s/ Raymond Eshaghian

Name:	Masoud Najand	Name:	Raymond Eshaghian

Title:	Treasurer		Title:President

Annex B-15

Annex C
AMENDED AND RESTATED BYLAWS
OF
TMSF REIT, INC.
(the “Corporation”)
(Adopted as of January 17, 2006)
ARTICLE I
MEETINGS OF STOCKHOLDERS
     1.1 Place and Time of Meetings. Meetings of stockholders shall be held at such place, either inside or outside the borders of the State of Maryland, and at such time as may be provided in the notice of the meeting and approved by the Chair of the Board of Directors (the “Chair”), the Chief Executive Officer, the President or the Board of Directors.
     1.2 Annual Meetings. The annual meeting of stockholders shall be held within 31 day be within a 31 day period commencing on June 1st of each year on such date as may be designated by resolution of the Board of Directors for the purpose of electing directors and conducting such other business as may properly come before the meeting. The Corporation shall hold its first annual meeting of stockholders beginning with the year 2006.
     With respect to the annual meeting of stockholders, subject to the rights of holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (A) pursuant to a notice of meeting from the Corporation, (B) by or at the direction of the Board of Directors and upon the recommendation of the nominating and corporate governance committee of the Corporation, or (C) by a stockholder in accordance with these bylaws (the “Bylaws”) and the corporate governance policies adopted by the Corporation as in effect from time to time.
     1.3 Special Meetings. Special meetings of the stockholders may be called by the Board of Directors and shall be called by the Secretary upon written demand of such number of stockholders required to cast a majority of all the votes entitled to be cast at the meeting. Special meetings of the stockholders may also be called by the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation in the manner specified in the Corporation’s Articles of Incorporation, as amended (the “Charter”), or the articles supplementary filed as part of the Charter. Only business within the purpose or purposes described in the notice for a special meeting of the stockholders may be conducted at the special meeting.
     With respect to a special meeting of the stockholders, except as otherwise provided for or fixed by or pursuant to the provisions of the Charter relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations of persons for election to the Board of Directors may be made only (A) pursuant to a notice of the special meeting from the Corporation, (B) by or at the direction of the Board of Directors and upon the recommendation of the nominating and corporate governance committee of the Corporation, or (C) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder in accordance with the Bylaws and the corporate governance policies which have been adopted by the Corporation.
     1.4 Record Dates. The record date for determining stockholders entitled to demand a special meeting is the date the first stockholder signs the demand that the meeting be held.

Annex C-1

     Except as is provided in the preceding paragraph the Board of Directors may fix, in advance, a record date to make a determination of stockholders for any purpose, such date to be not more than 90 days before the meeting or action requiring a determination of stockholders. If no such record date is set, then the record date shall be the close of business on the day before the date on which the first notice is given.
     When a determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been made, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
     1.5 Notice of Meetings. Written notice stating the place, day and hour of each meeting of stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called shall be given not less than 10 nor more than 90 days before the date of the meeting (except when a different time is required in these Bylaws or by law) either in writing or by electronic transmission delivered personally, by mail or electronic transmission to each stockholder of record entitled to vote at such meeting and to such nonvoting stockholders as may be required by law. If mailed, such notice shall be deemed to be effective when deposited in first class United States mail with postage thereon prepaid and addressed to the stockholder at such stockholder’s address as it appears on the share transfer books of the Corporation. If given in any other manner, such notice shall be deemed to be effective (i) when given personally, (ii) when transmitted by electronic transmission, or (iii) when left at the stockholder’s residence or usual place of business. If the Corporation has received a request from a stockholder that notice not be sent by electronic transmission, the Corporation may not provide notice to the stockholder by electronic transmission. Notice given by electronic transmission shall be considered ineffective if the Corporation is unable to deliver two consecutive notices and the inability to deliver the notices becomes known to the Corporation’s Secretary, assistant secretary or transfer agent or another person responsible for giving of notice. For the purposed of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that (i) may be retained, retrieved and reviewed by a recipient of the communication; and (ii) may be reproduced directly in paper form by a recipient through an automated process.
     If a meeting is adjourned to a different date, time or place, notice need not be given if the new date, time or place is announced at the meeting before adjournment. However, if a new record date for an adjourned meeting is fixed, notice of the adjourned meeting shall be given to stockholders as of the new record date unless a court provides otherwise.
     1.6 Waiver of Notice; Attendance at Meeting. A stockholder may waive any notice required by law, the Charter or these Bylaws before or after the date and time of the meeting that is the subject of such notice. The waiver shall be in writing or by electronic transmission and be delivered to the Secretary for inclusion in the minutes or filing with the corporate records.
     A stockholder’s attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting unless the stockholder, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the stockholder objects to considering the matter when it is presented.
     1.7 List of Stockholders. At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.
     1.8 Quorum and Voting Requirements. Unless otherwise required by law, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by law, these Bylaws or

Annex C-2

the Charter. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Less than a quorum may adjourn a meeting.
     1.9 General Right to Vote; Proxy Representation. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock such stockholder owns of record either in person or by written proxy signed by the stockholder or by duly authorizing another person to act as proxy. Unless a proxy provides otherwise, it is not valid more than 11 months after its date of execution. A proxy is revocable by a stockholder at any time without condition or qualification unless the proxy states that it is irrevocable and the proxy is coupled with an interest. A proxy may be made irrevocable for so long as it is coupled with an interest. The interest with which a proxy may be coupled includes an interest in the stock to be voted under the proxy or another general interest in the Corporation or its assets or liabilities.
     1.10 Action Without Meeting. Action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting and without action by the Board of Directors if the action is taken by all the stockholders entitled to vote on the action. The action shall be given in writing or by electronic transmission by each stockholder entitled to vote on the matter and delivered to the Secretary for inclusion in the minutes or filing with the corporate records. Action taken by unanimous consent shall be effective according to its terms when all consents are in the possession of the Corporation unless the consent specifies a different effective date, in which event the action taken shall be effective as of the date specified therein provided that the consent states the date of execution by each stockholder. A stockholder may withdraw a consent only by delivering a written notice of withdrawal to the Corporation prior to the time that all consents are in the possession of the Corporation.
     If not otherwise fixed pursuant to the provisions of Section 1.4, the record date for determining stockholders entitled to take action without a meeting is the date the first stockholder signs the consent described in the preceding paragraph.
     1.11 Advance Notice for Stockholder Proposals. For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors, the proposing stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation, and otherwise comply with any applicable provisions of the corporate governance policies adopted by the Corporation as in effect from time to time. In order for such notice to be timely, such notice must be received by the Corporation by the close of business not less than 60 nor more than 90 days prior to the first anniversary of the date the previous year’s proxy materials for the annual meeting were mailed. For the 2006 annual meeting, the previous year’s proxy materials shall be deemed to have been mailed on June 15, 2005; provided that this sentence shall cease to be a part of these Bylaws after the holding of the 2006 annual meeting and any adjournments thereof.
ARTICLE II
DIRECTORS
     2.1 General Powers. The Corporation shall have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitation set forth in the Charter.
     2.2 Number, Term and Election. The number of directors of the Corporation shall be fixed by the Board of Directors within the limits set forth in the Charter. The directors shall be elected at the annual meeting of stockholders, except as hereinafter provided, and shall hold office, unless removed, until the next annual meeting of the stockholders or until their successors are elected to replace them. No individual shall be named or elected as a director without such director’s prior consent and directors of the Corporation need not be stockholders of the Corporation nor residents of the State of Maryland. The Board of Directors shall appoint one director to serve as Chair. The Chair shall serve as chair of the meetings of stockholders and the meetings of the Board of Directors that he or she attends.

Annex C-3

     2.3 Removal; Vacancies. Directors may be removed and replaced in the manner prescribed by the Charter of the Corporation.
     2.4 Committees; Committee Procedure. The Board of Directors may appoint from among its members committees composed of one or more directors and delegate to these committees any of the powers of the Board of Directors, except as prohibited by Maryland corporate law, which delegation may be in the form of a committee charter adopted or ratified by the Board of Directors, or other document setting forth delegations that are continuing in nature.
     Each committee may fix rules of procedure for its business. Unless otherwise expressly provided in a committee charter: (i) a majority of the members then serving on a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee; (ii) the members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member; (iii) any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee; and (iv) the members of a committee may conduct any meeting thereof by telephone or other electronic communication in accordance with the provisions set forth in Section 2.10.
     2.5 Annual and Regular Meetings. An annual meeting of the Board of Directors, which shall constitute a regular meeting, shall be held as soon as reasonably practicable following each annual meeting of stockholders for the purpose of electing officers and carrying on such other business as may properly come before the meeting. The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings. Regular meetings shall be held at such times and at such places, within or without the State of Maryland, as the Chair, the Chief Executive Officer, the President or the Board of Directors shall designate from time to time or by means of remote communication. If no place is designated, regular meetings shall be held at the principal office of the Corporation.
     2.6 Special Meetings. Special meetings of the Board of Directors may be called by the Chair, the Chief Executive Officer, the President or by a majority of directors then serving as directors of the Corporation and shall be held at such times and at such places, within or without the State of Maryland, as the person or persons calling the meetings shall designate. If no such place is designated in the notice of a meeting, it shall be held at the principal office of the Corporation.
     2.7 Notice of Meetings. No notice need be given of regular meetings of the Board of Directors. Notices of special meetings of the Board of Directors shall be given in writing by electronic transmission, or by telephone to each director in person or delivered to such director’s residence or business address (or such other place as such director may have directed in writing) not less than twenty-four (24) hours before the meeting by mail, by electronic transmission or by telephoning such notice to such director. Any such notice shall set forth the time and place of the meeting and state the purpose for which it is called.
     2.8 Waiver of Notice; Attendance at Meeting. A director may waive any notice required by law, the Charter or these Bylaws before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice. Except as provided in the next paragraph of this section, the waiver shall be in writing or by electronic transmission filed with the minutes or corporate records.
     A director’s attendance at or participation in a meeting waives any required notice to him of the meeting unless the director, at the beginning of the meeting or promptly upon such director’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
     2.9 Quorum; Voting. A majority of the number of directors then serving as directors of the Corporation shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Board of Directors. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) such director

Annex C-4

objects, at the beginning of the meeting or promptly upon such director’s arrival, to holding it or transacting specified business at the meeting or (ii) such director votes against or abstains from the action taken.
     2.10 Telephonic and Other Meetings. Any or all directors may participate in a regular or special meeting by or conduct the meeting through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.
     2.11 Action Without Meeting. Action required or permitted to be taken at a meeting of the Board of Directors or committee of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action shall be given in writing or by electronic transmission by each director and included in the minutes or filed in paper or electronic form with the corporate records. Action taken under this section shall be effective when the last director signs the consent unless the consent specifies a different effective date, in which event the action taken is effective as of the date specified therein, provided the consent states the date of execution by each director.
     2.12 Compensation. The Board of Directors may fix the compensation of directors and may provide for the payment of all expenses incurred by them in connection with their service as members of the Board of Directors.
ARTICLE III
OFFICERS
     3.1 Officers. The officers of the Corporation shall be a President, a Treasurer and a Secretary and, in the discretion of the Board of Directors, one or more Vice-Presidents (which may include executive, senior, assistant, and other designations of Vice-Presidents) and such other officers as may be deemed necessary or advisable to carry on the business of the Corporation. The Board of Directors may also designate the Chief Executive Officer and a Chief Financial Officer of the Corporation. Any two or more offices may be held by the same person except that no person may serve concurrently as both President and Vice President.
     The Chief Executive Officer and the President of the Company shall have the authority to appoint such additional Vice Presidents, Assistant Vice Presidents and Assistant Secretaries and other officers as the Chief Executive Officer or President shall deem appropriate, provided that any officer appointed by the Chief Executive Officer or the President shall serve in an acting capacity only, and such appointment shall terminate on the date of the next regular meeting of the Board of Directors unless such appointment is ratified or superseded by action of the Board of Directors.
     3.2 Election; Term. Officers shall be elected at the annual meeting of the Board of Directors and may be elected at such other time or times as the Board of Directors shall determine. They shall hold office, unless removed, until the next annual meeting of the Board of Directors or until their successors are elected. Any officer may resign at any time upon written notice to the Board of Directors and such resignation shall be effective when notice is delivered unless the notice specifies a later effective date.
     3.3 Removal of Officers. The Board of Directors may remove any officer at any time, with or without cause.
     3.4 Duties of Officers. The officers shall have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be delegated to them from time to time by the Board of Directors.
     3.5 Compensation. The Board of Directors or, if so delegated in accordance with Section 2.4, the compensation committee of the Corporation, if any, shall have the power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation. The Board of Directors may

Annex C-5

authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.
ARTICLE IV
STOCK
     4.1 Form. Shares of the Corporation shall, when fully paid, may be evidenced by certificates containing such information as is required by law and approved by the Board of Directors. Certificates, if any, shall be signed, manually or by facsimile, by the officers permitted under applicable law and may (but need not) be sealed with the seal of the Corporation. The seal of the Corporation and any or all signatures on a share certificate may be facsimile. If any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued it may be issued by the Corporation with the same effect as if such person were such officer on the date of issue.
     4.2 Transfer. Subject to the Charter, the Board of Directors may make rules and regulations concerning the issue, registration and transfer of certificates representing the shares of the Corporation. Transfers of shares and of the certificates, if any, representing such shares shall be made upon the books of the Corporation by surrender of the certificates representing such shares accompanied by written assignments given by the owners or their attorneys-in-fact.
     4.3 Restrictions on Transfer. A lawful restriction on the transfer or registration of transfer of shares is valid and enforceable against the holder or a transferee of the holder if the restriction complies with the requirements of law and its existence is noted conspicuously on the front or back of the certificate, if any, representing the shares.
     4.4 Lost or Destroyed Share Certificates. The Corporation may issue a new share certificate in the place of any certificate theretofore issued which is alleged to have been lost or destroyed and may require the owner of such certificate, or such stockholder’s legal representative, to give the Corporation a bond, with or without surety, or such other agreement, undertaking or security as the Board of Directors shall determine is appropriate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction or the issuance of any such new certificate.
ARTICLE V
MISCELLANEOUS PROVISIONS
     5.1 Dividends. Dividends upon the stock of the Corporation, subject to the provisions of the Charter, if any, may be authorized and declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the Corporation, subject to the provisions of the Charter and the general laws of the State of Maryland.
     5.2 Corporate Seal. If the Corporation so desires to use a corporate seal, the corporate seal of the Corporation, which may be hand-drawn shall be circular and shall have inscribed thereon, within and around the circumference the name of the Corporation. In the center shall be the word “SEAL”.
     5.3 Fiscal Year. The fiscal year of the Corporation shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.
     5.4 Amendments. These Bylaws may be amended or repealed, and new Bylaws may be made only by action of the Board of Directors at any regular or special meeting of the Board of Directors. Amendment of this provision requires action by the Board of Directors and approval by the stockholders by not less than two-thirds of all votes entitled to be cast on the matter.
     5.5 Control Share Acquisition Act. The Corporation hereby expressly elects not to be governed by the provisions of Section 3-701 et seq. of the Maryland General Corporation Law.

Annex C-6

Annex D
Form of Opinion of McKee Nelson LLP
[McKee Nelson LLP Letterhead]
[[      ]], 2006
TMSF Holdings, Inc.
TMSF REIT, Inc.
707 Wilshire Boulevard
Los Angeles CA 90017
     Re: Certain Federal Income Tax Matters
Ladies and Gentlemen:
This opinion is delivered to you in our capacity as counsel to TMSF Holdings, Inc., a Delaware corporation (“Holdings”), and TMSF REIT, Inc., a Maryland corporation (“TMSF REIT”), in connection with (i) a proposed transaction (the “Reorganization”) in which TMSF REIT will acquire substantially all of the properties of Holdings solely in exchange for shares of TMSF REIT voting stock and TMSF REIT’s assumption of liabilities of Holdings pursuant to an agreement (the “Asset Acquisition Agreement”) dated as of January 18, 2006 by and between TMSF REIT and Holdings, and (ii) the filing of the related information statement and prospectus (the “Information Statement/Prospectus”) included as part of the Registration Statement on Form S-4 of TMSF REIT, as amended (the “Registration Statement”), initially filed on September 30, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). This opinion relates to the tax treatment of the Reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), TMSF REIT’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Code, and to the accuracy of certain statements in the Information Statement/Prospectus.
In rendering this opinion, we have reviewed copies of the Articles of Amendment and Restatement of the Charter of TMSF REIT, the Asset Acquisition Agreement, the Information Statement/Prospectus, and such other records, certificates, and documents as we have deemed necessary or appropriate for purposes of rendering this opinion (collectively, the “Documents”). The opinions expressed in this letter are further based upon certain statements and representations as to factual matters concerning Holdings, TMSF REIT, and their subsidiary corporations contained in a letter dated as of the date hereof provided to us in connection with the preparation of this opinion (the “Officer’s Certificate”). Where such factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated by the Department of Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the representatives of Holdings and TMSF REIT and we are satisfied that they understand such terms and are capable of making such factual representations. We have also relied upon the information contained in the Information Statement/Prospectus concerning TMSF REIT’s future organization, structure, ownership and operations, including but not limited to implementing the Reorganization and related transactions in accordance with the terms of the Asset Acquisition Agreement. After reasonable inquiry, nothing has come to our attention that causes us to question the reasonableness of relying on such representations and assumptions.
We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us.
The discussion and conclusions set forth below are based upon the Code, the Regulations, and existing administrative and judicial interpretations thereof, as in effect as of the date of this opinion.

Annex D-1

[[      ]], 2006

Based upon and subject to the foregoing, as well as the limitations set forth below, we are of the opinion that:

(i)	the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code;

(ii)	assuming that the actions contemplated in the Information Statement/Prospectus are completed, TMSF REIT will have been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation, as described in the Information Statement/Prospectus and as represented in the Officer’s Certificate, will enable it to satisfy the requirements for qualification as a REIT beginning with its first taxable year ending after the Reorganization and for subsequent taxable years; and

(iii)	the statements in the Information Statement/Prospectus under the caption “Material Federal Income Tax Consequences” to the extent such information constitutes a matter of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects as of the date of this opinion and accurately describes the federal income tax considerations that are likely to be material to a holder of TMSF REIT’s common stock.

We express no opinion other than the opinion expressly set forth herein. Furthermore, TMSF REIT’s ability to qualify as a REIT will depend on its satisfying through its actual operations in each year for which REIT qualification is sought the applicable asset composition, source of income, shareholder diversification, organization, structure, distribution and other requirements of the Code necessary for qualification as a REIT. We will not review these operations on an ongoing basis, and no assurance can be given that the actual operations of TMSF REIT will meet these requirements or the representations made to us with respect thereto. Our opinions are not binding on the Service and the Service may disagree with the opinions contained herein. Except as specifically discussed above, the opinions expressed herein are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.
This opinion is being provided to you in connection with the filing of the Registration Statement. Only you and your shareholders may rely on this opinion. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose. Notwithstanding any express or implied agreement, arrangement or understanding to the contrary, you (and any employee, representative or other agent of you) may disclose this opinion to any and all persons.
We consent to the reference to our firm under the caption “Material Federal Income Tax Consequences” in the Information Statement/Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Annex D-2

Annex E
PLAN OF COMPLETE LIQUIDATION AND
DISSOLUTION OF TMSF HOLDINGS, INC.
This PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION (this “Plan”) is intended to accomplish the complete liquidation of TMSF HOLDINGS, INC., a Delaware corporation (the “Corporation”). The Plan is intended to be accomplished through the distribution of all of the Corporation’s assets (that remain after making provision for and payment to all creditors of the Corporation) to its stockholders (the “Stockholders”) and the holders of rights to purchase shares of capital stock of the Corporation (the “Optionholders”) in complete liquidation of the Corporation in accordance with Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”). Such liquidation shall be accomplished in the manner stated in this Plan.
1. Approval and Adoption. Following the adoption of this Plan by the Stockholders and the board of directors of the Corporation (the “Board”) and the satisfaction of the following conditions contained in the Acquisition Agreement, dated January 18, 2006, between TMSF REIT, Inc. and the Corporation (the “Acquisition Agreement”):
     (a) the registration statement on Form S-4 to be filed with the Securities and Exchange Commission by TMSF REIT, Inc. in connection with the transactions contemplated by the Acquisition Agreement shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order;
     (b) all necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any court, regulatory authority or other governmental entity of any applicable jurisdiction required for the consummation of the transactions contemplated by the Acquisition Agreement shall have been, as applicable, filed, expired or obtained except where the failure to do so would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of TMSF REIT, Inc., The Mortgage Store Financial, Inc. and their respective subsidiaries taken in a whole.
     (c) the Corporation and TMSF REIT, Inc. shall have received the opinion of McKee Nelson LLP, tax counsel to the Corporation and TMSF REIT, Inc., addressed to the Corporation and TMSF REIT, Inc. that the transactions contemplated by the Acquisition Agreement qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1) of the Code, in form and substance acceptable to the Corporation and TMSF REIT, Inc.
     (d) the Corporation and TMSF REIT, Inc. shall have received the opinion of McKee Nelson LLP, tax counsel to the Corporation and TMSF REIT, Inc., addressed to the Corporation and TMSF REIT, Inc. that, commencing with TMSF REIT, Inc.’s taxable year ending December 31, 2006, TMSF REIT, Inc. will be organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and TMSF REIT, Inc.’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a “real estate investment trust” under the Code, in form and substance reasonably satisfactory to the Corporation and TMSF REIT, Inc.
     (e) the Corporation and TMSF REIT, Inc. shall have received the opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, counsel to the Corporation and TMSF REIT, Inc., addressed to the Corporation and TMSF REIT, Inc. and in form and substance reasonably satisfactory to the Corporation and TMSF REIT, Inc.
     (f) TMSF REIT, Inc.’s board of directors shall have determined that the TMSF REIT, Inc. will be able to raise sufficient capital to allow it to meet the requirements of a “real estate investment trust” under the Code and has sufficient working capital.

Annex E-1

then, the duly-appointed representative of the Corporation, Raymond Eshaghian (the “Representative”) shall, promptly proceed to: (i) pay or make reasonable provisions to pay all liabilities of, and claims, including contingent, conditional, and unmatured claims, against the Corporation; (ii) make provisions for payment therefor or satisfaction thereof that will be reasonably likely to be sufficient to compensate claimants whose claims are pending in any action, suit or proceeding to which the Corporation is a party, (iii) make provisions for payment therefor or satisfaction thereof that are reasonably likely to be sufficient to compensate unknown claims that, based on known facts, are likely to arise within ten (10) years after the Effective Date; and (iv) convey, in complete liquidation of the Corporation and in complete cancellation and redemption of all shares of capital stock of the Corporation (the “Shares”) and rights to purchase shares of capital stock of the Corporation, including options and warrants (such rights are collectively referred to herein as “Options”), all assets remaining after all liabilities and expenses of the Corporation have been paid or provided for. All claims provided for in clauses (i) through (iii) above shall be paid in full if the Corporation has sufficient assets. Otherwise, the Corporation shall pay for all claims set forth in clauses (i) through (iii) according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. A payment made pursuant to clauses (i) through (iv) above to any recipient thereof shall be made net of any amount that, in the reasonable discretion of the Representative (based on the advice of counsel), is required to be withheld by the Corporation with respect to such payment or recipient pursuant to the Code or any other applicable provision of any state, local or foreign tax law.
2. Effective Date. The Plan shall be effective upon the later of the approval of the Stockholders and the Board (the “Effective Date”).
3. Cancellation of Shares. The distributions to the Stockholders and any holder of Options pursuant to the Plan in complete liquidation of the Shares and the Options shall be solely in exchange for, in complete redemption and cancellation of, and in payment for, all of the outstanding Shares and Options. A Stockholder shall surrender its certificates, if any, for such shares for cancellation and all Options shall be cancelled at the time of the final distribution herein authorized.
4. Federal and State Filings. When all of the liabilities of the Corporation have been discharged, or adequate provision has been made for the payment therefor or satisfaction thereof and all remaining assets of the Corporation have been distributed in accordance with this Plan (or at such other earlier time, as may be appropriate), the Representatives, acting jointly, shall cause to be prepared and filed the following forms on behalf of the Corporation: (a) a final tax return with the Internal Revenue Service and any relevant state and local taxing authorities; (b) any out of existence or withdrawal certificates required by any state authority in which the Corporation does business; (c) any applications for tax clearance required by any state or local taxing authority in which the Corporation does business; (d) a certificate of dissolution in accordance with Section 275 of the Delaware General Corporation Law (“DGCL”); and (e) all other returns, documents and information required to be filed by reason of the complete liquidation and dissolution of the Corporation.
5. Modification to Plan. In the event of changed circumstances, this Plan may be modified, upon the advice of legal counsel, by either the Representative or the Board in such reasonable ways as may be necessary or proper to carry out the complete liquidation of the Corporation.
6. Authorization of Necessary Acts. The Representative is hereby authorized and directed to carry out and consummate this Plan, and file all instruments and take all other action they deem necessary or desirable for the purpose of effecting the complete liquidation of the Corporation’s business, assets and affairs. In the event that the Representative is no longer available to serve in such capacity, a majority of the directors then constituting the Board shall appoint a successor to serve as a representative under this Plan.
7. Indemnification. Each director of the Corporation, including the Representative, that takes action on behalf of the Corporation in carrying out and consummating this Plan, shall be indemnified to the fullest extent of the DGCL in accordance with the Certificate of Incorporation of the Corporation.
8. Intent. It is intended that this Plan shall be a plan of complete liquidation within the meaning of Code Section 331. This Plan shall be deemed to authorize such action as, in the opinion of counsel, may be necessary to conform with the provisions of Code Section 331.

Annex E-2

Annex F
WRITTEN CONSENT OF THE STOCKHOLDERS
OF
TMSF HOLDINGS, INC.
     In accordance with Section 228 of the Delaware General Corporation Law, the undersigned stockholders of TMSF HOLDINGS, INC., a Delaware corporation (the “Company”), hereby consent to the following action and approve of the resolution set forth below to the same extent and to have the same force and effect as if such resolution were adopted and approved by the vote of the undersigned at a special meeting of stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such resolution.
     WHEREAS, the undersigned has received, read and reviewed (i) the form of Asset Acquisition Agreement dated as of January 18, 2006 between TMSF REIT, INC. (the “Purchaser”) and the Company (the “Acquisition Agreement”) relating to the sale by the Company to the Purchaser of the Company’s right, title and interest in and to 7,500 shares of common stock, par value $0.001 per share, of The Mortgage Store Financial, Inc. and the assumption by the Purchaser of the liabilities of the Company under the Company’s 2003 Stock Option, Deferred Stock and Restricted Stock Option (the “Sale”) and (ii) the form of Plan of Dissolution (the “Plan of Dissolution”) of the Company providing for the dissolution of the Company, each in the form adopted by the board of directors of the Company (the “Dissolution”); it is hereby
     RESOLVED, the undersigned hereby consents to, approves and adopts together as one matter:

•	The Acquisition Agreement;

•	The Sale and the transactions relating thereto as provided in the Acquisition Agreement;

•	The Plan of Dissolution; and

•	The Dissolution;

     RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and empowered on behalf of the Company and in its name to take or cause to be taken all actions and to execute and deliver all such instruments and other documents which the officers of the Company, or any one or more of them, approve as necessary or desirable in connection with the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by an officer of the Company; and
     RESOLVED FURTHER, that all actions taken prior to the adoption of these resolutions by any officer, director or committee of the Board of Directors of the Company in connection with the transactions contemplated herein, which are within the authority conferred hereby had these resolutions predated such actions, are hereby ratified, confirmed and approved.

Annex F-1

     IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date written below and this written consent is given in respect of the number of shares of common stock of the Company specified below.
   /s/ Raymond Eshaghian

Name: Raymond Eshaghian
Number of Shares: 9,117,450
Date: January 18, 2006

   /s/ M. Aaron Yashouafar

Name: M. Aaron Yashouafar
Number of Shares: 1,827,150
Date: January 18, 2006

   /s/ Solyman Yashouafar

Name: Solyman Yashouafar
Number of Shares: 1,790,000
Date: January 18, 2006

Annex F-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
     The Maryland General Corporation Law permits a corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, money damages, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party because of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the Maryland General Corporation Law, however, a corporation may not indemnify a director or officer in a suit by or in the right of the corporation charging improper personal benefit to the director if such director or officer has been adjudged to be liable to the corporation.
     Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of us and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding because of his service in that capacity, from and against any claim or liability to which such person may become subject or which such person may incur because of his or her status as a present or former director or officer of us. Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding because of his service in that capacity or (b) any individual who, while a director or officer of us and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding because of his service in that capacity, against any claim or liability to which he may become subject because of such status. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and to any employee or agent of us or a predecessor of us. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party because of his service in that capacity. Under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with Maryland corporate law, our charter requires us, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of such director’s or officer’s good faith belief that the standard of conduct necessary for indemnification by us as authorized by our charter has been met and (2) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct has not been met.
     We intend to enter into indemnification agreements with each of our directors and officers. The indemnification agreements will require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and advance to our directors or officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.
     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities

Act pursuant to its charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.
(a) Exhibits:

Exhibit	Description
Number
2.1(#)	Asset Acquisition Agreement dated as of January 18, 2006, between TMSF Holdings, Inc. and TMSF REIT, Inc. (included as Annex A to this information statement/prospectus).
3.1(1)	Articles of Incorporation of the Registrant.
3.2(1)	Bylaws of the Registrant.
3.3(#)	Articles of Amendment and Restatement of the Registrant (included as Annex B to this information statement/prospectus).
3.4(#)	Amended and Restated Bylaws of the Registrant (included as Annex C to this information statement/prospectus).
4.1(2)	Form of Common Stock Certificate of the Registrant.
5.1(#)	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP re legality.
8.1(#)	Opinion of McKee Nelson LLP re tax matters
10.1(#)	2006 Stock Option, Deferred Stock and Restricted Stock Option Plan of the Registrant.
10.2(#)	Form of Stock Option Agreement (Employee).
10.3(#)	Form of Stock Option Agreement (Executive).
10.4(#)	Form of Stock Option Agreement (Super Executive).
10.5(#)	Form of Restricted Stock Purchase Agreement (Employee).
10.6(#)	Form of Restricted Stock Purchase Agreement (Executive).
10.7(#)	Form of Restricted Stock Purchase Agreement (Super Executive).
21.1(2)	Subsidiaries of the Registrant.
23.1(#)	Consent of Singer Lewak Greenbaum & Goldstein LLP with respect to TMSF Holdings Inc.
23.2(#)	Consent of Singer Lewak Greenbaum & Goldstein LLP with respect to TMSF REIT, Inc.
23.3(#)	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in exhibit 5.1).
23.4(#)	Consent of McKee Nelson LLP (included in exhibit 8.1).
24.1(1)	Power of Attorney (included in the signature page to this information statement/prospectus).
99.1(1)	Consent of David A. Sklar

(#)	Filed herewith.

(1)	Previously filed as an exhibit to the registrant’s registration statement on form S-4 (File No. 333-128762) filed with the Commission on September 30, 2005.

(2)	Previously filed as an exhibit to the registrant’s amendment no. 2 to its registration statement on form S-4 (File No. 333-128762) filed with the Commission on January 4, 2006.
     Item 22. Undertakings.
(a) The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on January 25, 2006.

TMSF REIT, Inc.

By:	/s/ Raymond Eshaghian
Name: Raymond Eshaghian
Title: Chairman of the Board, Chief
Executive Officer, President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Raymond Eshaghian	Chairman of the Board,	January 25, 2006
Raymond Eshaghian	Chief Executive Officer,President and Secretary (principle executive officer)

/s/ Masoud Najand	Chief Financial Officer	January 25, 2006
Masoud Najand	(principle financial officer and principal accounting officer)

/s/ M. Aaron Yashouafar	Director	January 25, 2006
M. Aaron Yashouafar

/s/ H. Wayne Snavely	Director	January 25, 2006
H. Wayne Snavely

EXHIBIT INDEX

Exhibit	Description
Number
2.1(#)	Asset Acquisition Agreement dated as of January 18, 2006, between TMSF Holdings, Inc. and TMSF REIT, Inc. (included as Annex A to this information statement/prospectus).
3.1(1)	Articles of Incorporation of the Registrant.
3.2(1)	Bylaws of the Registrant.
3.3(#)	Articles of Amendment and Restatement of the Registrant (included as Annex B to this information statement/prospectus).
3.4(#)	Amended and Restated Bylaws of the Registrant (included as Annex C to this information statement/prospectus).
4.1(2)	Form of Common Stock Certificate of the Registrant.
5.1(#)	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP re legality.
8.1(#)	Opinion of McKee Nelson LLP re tax matters
10.1(#)	2006 Stock Option, Deferred Stock and Restricted Stock Option Plan of the Registrant.
10.2(#)	Form of Stock Option Agreement (Employee).
10.3(#)	Form of Stock Option Agreement (Executive).
10.4(#)	Form of Stock Option Agreement (Super Executive).
10.5(#)	Form of Restricted Stock Purchase Agreement (Employee).
10.6(#)	Form of Restricted Stock Purchase Agreement (Executive).
10.7(#)	Form of Restricted Stock Purchase Agreement (Super Executive).
21.1(2)	Subsidiaries of the Registrant.
23.1(#)	Consent of Singer Lewak Greenbaum & Goldstein LLP with respect to TMSF Holdings Inc.
23.2(#)	Consent of Singer Lewak Greenbaum & Goldstein LLP with respect to TMSF REIT, Inc.
23.3(#)	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in exhibit 5.1).
23.4(#)	Consent of McKee Nelson LLP (included in exhibit 8.1).
24.1(1)	Power of Attorney (included in the signature page to this information statement/prospectus).
99.1(1)	Consent of David A. Sklar

(#)	Filed herewith.

(1)	Previously filed as an exhibit to the registrant’s registration statement on form S-4 (File No. 333-128762) filed with the Commission on September 30, 2005.

(2)	Previously filed as an exhibit to the registrant’s amendment no. 2 to its registration statement on form S-4 (File No. 333-128762) filed with the Commission on January 4, 2006.